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As filed with the Securities and Exchange Commission on June 15, 2004

Registration No. 333-114142

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILSHIRE BANCORP, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	20-0711133 (I.R.S. Employer Identification No.)

3200 Wilshire Blvd. Los Angeles, California 90010 (213) 387-3200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Soo Bong Min
President and Chief Executive Officer
Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, California 90010
(213) 387-3200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Jenkens & Gilchrist P.C. Attn: Chet A. Fenimore, Esq. Peter G. Weinstock, Esq. Kenneth M.H. Hoff, Esq. 2200 One American Center 600 Congress Avenue Austin, Texas 78701 (512) 499-3800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of a subsidiary of the Registrant with and into Wilshire State Bank pursuant to the Agreement and Plan of Merger, described in the enclosed proxy statement/prospectus, has been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, no par value	13,967,536	$23.16	$324,488,158	$41,143

(1)
Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger described herein to holders of common stock of Wilshire State Bank.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the average closing price of the common stock of Wilshire State Bank, as reported on the Nasdaq National Market on March 26, 2004.

(3)
$40,653 of this fee has previously been paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 Subject to completion, dated June 15, 2004

PROXY STATEMENT
OF
WILSHIRE STATE BANK

PROSPECTUS
OF
WILSHIRE BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS OF
WILSHIRE STATE BANK
TO BE HELD ON            ,                        , 2004.

[WILSHIRE STATE BANK LOGO]

To the Shareholders of Wilshire State Bank:

        It is with great pleasure that I extend a cordial invitation to attend the 2004 Annual Meeting of Shareholders (including any adjournments thereof, the "Annual Meeting") of Wilshire State Bank, a California State-chartered bank ("we," "us," "our or the "Bank"). The Annual Meeting will be held on                        ,                         , 2004, at             a.m., local time, at                        , Los Angeles, California            . This proxy statement/prospectus (this "proxy statement/prospectus") is being furnished to shareholders of the Bank in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

        Enclosed are the Notice of Annual Meeting, proxy statement/prospectus, form of proxy and a copy of the Bank's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Please review these materials carefully. Among the specific issues to be voted upon, a list of which appears in the Notice of Annual Meeting, is:

  1.
  a proposed structural reorganization pursuant to which the Bank will become a wholly-owned subsidiary of Wilshire Bancorp, Inc. ("Wilshire Bancorp"), a holding company which the Bank has incorporated under the laws of California. The proposed reorganization will require the vote a majority of the outstanding shares of Bank common stock;

  2.
  the election of 11 nominees to our Board of Directors, to serve until our next Annual Meeting of Shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. If we complete the proposed merger, the nominees elected at the Annual Meeting will serve as members of the Board of Directors of the new holding company; and

  3.
  to transact such other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

        On the effective date of the Reorganization, a newly formed wholly-owned California corporation named Interim Wilshire Bancorp, Inc. will merge with and into the Bank with the Bank being the surviving entity and each outstanding share of Bank Common Stock will be converted into one share of common stock of Wilshire Bancorp ("Wilshire Bancorp Common Stock").

        Once the proposed Reorganization is consummated, the Bank's shareholders will become shareholders of Wilshire Bancorp. Your rights as a shareholder of Wilshire Bancorp will be governed by California corporate law, and the Articles of Incorporation and Bylaws of Wilshire Bancorp instead of those of the Bank. Several provisions of Wilshire Bancorp's Articles of Incorporation and Bylaws may discourage unilateral tender offers or other attempts to take over and acquire the business of the holding compan, including, without limitation:

  •
  the elimination of cumulative voting;

  •
  the adoption of a classified board of directors;

  •
  restrictions on the removal of directors without cause;

  •
  restrictions on certain "business combinations" with third parties who may acquire securities of the bank holding company outside of an action taken by the bank holding company;

  •
  super-majority shareholder voting requirements to modify certain provisions of the articles of incorporation and bylaws of Wilshire Bancorp; and

  •
  an increase in the authorized number of shares of common stock.

        We expect that the Reorganization will generally be tax free to you.

        This proxy statement/prospectus also constitutes a prospectus of Wilshire Bancorp with respect to the Wilshire Bancorp Common Stock issuable to the holders of Bank Common Stock upon the consummation of the Reorganization.

        Again, we strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters discussed under the section entitled "risk factors" beginning on page 14.

        Neither the Securities and Exchange Commission (the "Commission"), the Federal Deposit Insurance Corporation (the "FDIC"), nor any state securities regulators has approved or disapproved of these securities or passed on the adequacy or accuracy of this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.

        Wilshire Bancorp's securities are not savings accounts or deposits and are neither insured nor guaranteed by Wilshire State Bank, the U.S. Government, the FDIC or any other governmental agency. The securities are subject to investment risk and may lose value.

        This proxy statement/prospectus is dated                        , 2004, and is first being mailed to Wilshire State Bank shareholders on or about                        , 2004.

        Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please take the time to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and promptly returning it in the accompanying prepaid envelope. If you attend the Annual Meeting, you may vote in person, if you wish, even though you have previously returned your proxy. If you do not vote at all, it will, in effect, count as a vote against the reorganization.

        On behalf of our Board of Directors, I thank you for your support and urge you to vote FOR the Reorganization and the candidates nominated for election to our Board of Directors.

Very truly yours,
/s/ SOO BONG MIN Soo Bong Min President and Chief Executive Officer Wilshire State Bank

[WILSHIRE STATE BANK LOGO]

3200 Wilshire Blvd.
Los Angeles, California 90010
(213) 387-3200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON                        , 2004

        The 2004 Annual Meeting of Shareholders (including any adjournments thereof, the "Annual Meeting") of Wilshire State Bank (the "Bank") will be held on                         , 2004 at                         a.m., local time, at                        , Los Angeles, California                        , for the following purposes:

1.
To consider and vote on a proposal to adopt and approve a proposed Agreement and Plan of Merger pursuant to which a newly-formed California corporation, Wilshire Bancorp, Inc., will become holding company for the Bank and each outstanding share of Bank common stock will be converted into one share of common stock of Wilshire Bancorp, Inc.

2.
To elect 11 nominees to our Board of Directors, to serve until our next Annual Meeting of Shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. If we complete the proposed reorganization, the nominees elected at the Annual Meeting will serve as members of the Board of Directors of the new holding company.

3.
To transact such other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

        This proxy statement/prospectus describes the Agreement and Plan of Merger and the proposed holding company restructure in more detail. A copy of the Agreement and Plan of Merger is attached hereto as Annex A and is incorporated herein by reference. You are encouraged to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" which begins on page 14.

        Our Board of Directors has fixed the close of business on                        , 2004 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Each share of Bank common stock is entitled to one vote on all matters presented at the Annual Meeting. Not returning a proxy card, not voting in person at the Annual Meeting, or abstaining from voting will have the same effect as voting against the reorganization.

        Your vote is important. Whether or not you expect to attend the Annual Meeting in person, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the postage prepaid reply envelope provided. The proxy is revocable by you at any time prior to its use at the Annual Meeting. If you are a holder of record, you may also cast your vote in person at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares will be voted at the Annual Meeting. If your shares are held at a brokerage firm or a bank, you must provide them with instructions on how to vote your shares. If you do not vote at all, it will, in effect, count as a vote against the reorganization proposal.

        Our Board of Directors has carefully considered the holding company reorganization and agrees that it is in the best interests of our shareholders. The Board of Directors has approved the Agreement and Plan of Merger and recommends that you vote "FOR" approval of the reorganization and adoption of the Agreement and Plan of Merger and the candidates nominated for election to our Board of Directors.

        Please note that you should not send stock certificates with your proxies. If the reorganization is completed, the exchange agent will send you a transmittal letter and instructions for exchange of your stock certificates.

        On behalf of our Board of Directors, I thank you for your support and urge you to vote "FOR" the approval of the reorganization and adoption of the Agreement and Plan of Merger and the candidates nominated for election to our Board of Directors.

By Order of the Board of Directors,
/s/ SOO BONG MIN President and Chief Executive Officer Wilshire State Bank

                        , 2004

i

PROPOSAL 1: PROPOSED REORGANIZATION	27
The Structure of the Reorganization	27
Reasons for the Reorganization: Benefits of the Use of Holding Company Form	27
Vote Required	29
Recommendation of the Wilshire State Bank Board	29
Regulatory Approvals	29
Material United States Federal Income Tax Consequences	30
Accounting Treatment of the Reorganization	31
Quotation on The Nasdaq National Market	32
Delisting and Deregistration of Bank Common Stock	32
Federal Securities Laws Consequences	32
Expenses of the Reorganization	32
Dissenter's or Appraisal Rights	32
THE AGREEMENT AND PLAN OF MERGER	33
The Merger	33
The Exchange and Treatment of Securities	33
Options	33
Exchange of Certificates	34
Transfer of Shares	34
Listing of Wilshire Bancorp Common Stock on Nasdaq	34
Conditions to the Consummation of the Merger; Regulatory Approvals	34
Termination	35
Waiver, Amendment and Modification	35
Affiliate Agreements	35
INFORMATION ABOUT WILSHIRE STATE BANK	35
Business of Wilshire State Bank	35
Regulation of the Bank	46
Properties	52
Description of Bank Capital Stock	54
Legal Proceedings	54
Directors and Executive Officers of the Bank	55
Corporate Governance Principles and Board Matters	56
Board Structure and Committee Composition	58
Ownership of Securities	63
Certain Relationships and Related Transactions	64
Survivor Income Agreements; Bank-Owned Life Insurance Policies	65
Executive Compensation and Other Information	66
Option/SAR Grants in Last Fiscal Year	66
Aggregated Option Exercises and Fiscal Year-End Option Values	67
Employment Contracts, Termination of Employment and Change in Control Arrangements	68
1997 Stock Option Plan	68
Compensation Committee Interlocks	69
Equity Compensation Plan Information	69
Stock Performance Graph	70
Principal Accountants' Fees	70

INFORMATION ABOUT WILSHIRE BANCORP, INC.	71
Organization	71
Trust Preferred Securities Issuance	72
Management and Directors of Wilshire Bancorp	73
Corporate Governance Issues	74
Description of Wilshire Bancorp Capital Stock	74
Indemnification of Wilshire Bancorp's Directors and Officers	77
Regulation of Wilshire Bancorp	78
COMPARISON OF SHAREHOLDER RIGHTS	81
INFORMATION ABOUT INTERIM WILSHIRE BANCORP	90
PROPOSAL 2: ELECTION OF DIRECTORS	90
General	90
Wilshire Bancorp Classified Board	91
Vote Required	91
Recommendation of the Wilshire State Bank Board	91
OTHER MATTERS	91
DEADLINE FOR RECEIPT OF SHAREHOLDER DIRECTOR NOMINATIONS AND OTHER PROPOSALS	92
Consideration of Director Nominees	92
Consideration of Other Shareholder Proposals	93
NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT	93
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	93
FINANCIAL STATEMENTS	93
LEGAL MATTERS	94
EXPERTS	94

ANNEXES

ANNEX A	Agreement and Plan of Merger
ANNEX B	Form of Affiliate Agreement
ANNEX C	Wilshire State Bank Amended and Restated Audit Committee Charter
ANNEX D	Annual Report of Wilshire State Bank on Form 10-K for the Year Ended December 31, 2003
ANNEX E	Quarterly Report of Wilshire State Bank on Form 10-Q for the Quarter Ended March 31, 2004

QUESTIONS AND ANSWERS ABOUT
THE ANNUAL MEETING AND REORGANIZATION

Q:
What do I need to do now?

A.
Carefully read and consider the information contained in this document. There are several ways your shares can be represented at the Annual Meeting. You can attend the Annual Meeting in person or you can indicate on the enclosed proxy card how you want to vote and then sign and mail the proxy card in the enclosed return envelope as soon as possible. Your vote is important regardless of the number of shares that you own.

Q:
What items of business will be voted on at the Annual Meeting?

A.
The items of business scheduled to be voted on at the Annual Meeting are:

•
The Reorganization of the Bank into a bank holding company form of ownership by approving an Agreement and Plan of Merger; and

•
The election of eleven (11) directors.

  At the Annual Meeting, you will be asked to vote in favor of adopting the Reorganization and for each of the nominees to the Board.

Q:
How can I vote my shares in person at the Annual Meeting?

A.
Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially through a broker or nominee (i.e., in street name) may be voted in person only if you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. You should be prepared to present photo identification for admittance. In addition, if you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the Annual Meeting. If you are not a shareholder of record but hold shares in street name, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to                        , 2004, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:
How can I vote my shares without attending the Annual Meeting?

A.
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee. If you hold your shares in street name and do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Your broker cannot vote without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:
What if I either abstain from voting, fail to instruct my broker how to vote or respond without voting instructions?

A.
If you respond and indicate that you are abstaining from voting or fail to instruct your broker to vote your shares and the broker submits a non-voted proxy, the resulting" broker non-vote" will be counted toward the quorum at the Annual Meeting. In the case of the Reorganization, abstentions and broker non-votes will have the same effect as a vote against the Reorganization. If you respond but do not indicate in your response how you want to vote on the Reorganization, your proxy will be counted as a vote in favor of the Reorganization. In the case of the proposal for the election of directors, abstentions and broker non-votes are not treated as votes cast and therefore, will have no effect on such proposal. If you respond without voting instructions on the proposal for the election of directors, your proxy will be voted "FOR" each director nominee.

Q:
Can I change my vote?

A.
Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary, Brian E. Cho, prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:
Is cumulative voting permitted for the election of directors?

A.
Yes. In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock you could allocate 1,100 "FOR" votes (11 times 100) among as few or as many of the ten nominees to be voted on at the Annual Meeting as you choose. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee. If you sign your proxy card or voting instruction card with no further instructions, the proxyholders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld. Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the record date is entitled to one vote.

Q:
What will happen in the Reorganization?

A.
In the proposed Reorganization, a wholly-owned subsidiary of Wilshire Bancorp will merge with and into the Bank and, as a result, the Bank will become a wholly-owned subsidiary of Wilshire Bancorp. The Agreement and Plan of Merger, which governs the Reorganization, is attached to this proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q:
What will I receive in the Reorganization?

A.
In the Reorganization, each outstanding share of Bank Common Stock will be converted into one share of Wilshire Bancorp Common Stock.

Q:
Should I send in my stock certificates now?

A.
No. After the Reorganization takes place, you will receive instructions on how to exchange your Bank certificates for certificates of Wilshire Bancorp. Please do not send in your Bank stock certificates with your proxy.

Q:
When do you expect to complete the Reorganization?

A.
We are working to complete the Reorganization as quickly as practicable, and expect to complete the Reorganization on or about June 30, 2004. However, the exact timing cannot be predicted.

Q:
What will happen if the Reorganization is not completed?

A.
Significant reorganization-related costs incurred by the Bank, such as legal, accounting and financial advisor fees, must be paid by the Bank, even if the Reorganization is not completed. Also, the price of the Bank Common Stock may change to the extent that the current market price reflects a market assumption that the Reorganization will be completed.

Q:
Who can help answer my questions?

A.
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Brian E. Cho
SVP/Chief Financial Officer
Wilshire State Bank
3200 Wilshire Blvd.
Los Angeles, California 90010
Phone: 213-387-3200

SUMMARY OF PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus to fully understand the Reorganization. In particular, you should read the documents attached to this proxy statement/prospectus, including the Agreement and Plan of Merger, which is attached as Annex A. For a guide as to where you can obtain more information on the Bank, see the section entitled "Where You Can Find More Information" beginning on page 11. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary of the proxy statement/prospectus.

What You Will Receive in the Reorganization

(Page 33)

        We are proposing the merger of Interim Wilshire Bancorp into the Bank, which will result in the Bank becoming a wholly-owned subsidiary of Wilshire Bancorp and Wilshire Bancorp becoming the holding company for the Bank. If the Reorganization is completed, you will receive one share of Wilshire Bancorp Common Stock for each share of Bank Common Stockthat you held immediately prior to the completion of the Reorganization. In addition, each option to purchase shares of Bank Common Stock outstanding immediately before the completion of the Reorganization will become an option to purchase an equal number of shares of Wilshire Bancorp Common Stock.

Tax-Free Transaction to the Bank's Shareholders

(Pages 30-31)

        The exchange of your Bank Common Stock for Wilshire Bancorp Common Stock is intended to be tax-free to you for United States federal income tax purposes. Accordingly, holders of Bank Common Stock generally will not recognizer any gain or loss for U.S. federal income tax purposes on the exchange of their Bank Common Stock for Wilshire Bancorp Common Stock in the Reorganization. In connection with the filing of the registration statement relating to this proxy statement/prospectus, Jenkens &Gilchrist, LLP, counsel for the Bank and Wilshire Bancorp, has delivered to the Bank and Wilshire Bancorp its opinion that the merger will qualify as a "reorganization" for United States federal income tax purposes.

        Tax matters are very complicated and the tax consequences of the Reorganization will depend on your own personal circumstances. You should consult your tax advisor for a full understanding of all of the federal, state, local and foreign income and other tax consequences of the Reorganization to you.

Differences in Shareholder Rights

(Pages 81-89)

        Once the proposed Reorganization is consummated, the Bank's shareholders will become shareholders of Wilshire Bancorp. Your rights as a shareholder of Wilshire Bancorp will be governed by California corporate law, and the Articles of Incorporation and Bylaws of Wilshire Bancorp instead of those of the Bank. Several provisions of Wilshire Bancorp's Articles of Incorporation and Bylaws may discourage unilateral tender offers or other attempts to take over and acquire the business of the holding company, including, without limitation:

  •
  the elimination of cumulative voting,

  •
  the adoption of a classified board of directors,

  •
  restrictions on the removal of directors without cause,

  •
  restrictions on certain "business combinations" with third parties who may acquire securities of the bank holding company outside of an action taken by the bank holding company,

  •
  super-majority shareholder voting requirements to modify certain provisions of the articles of incorporation and bylaws of Wilshire Bancorp, and

  •
  an increase in the authorized number of shares of common stock.

Reasons for the Reorganization

(Pages 27-29)

        Our Board of Directors believes that operating the Bank within a holding company structure will, among other things, allow the Bank to include the proceeds from the recent issuance of trust preferred securities as Tier 1 capital (within regulatory guidelines), provide greater operating flexibility than is currently enjoyed by the Bank; facilitate the acquisition of related businesses as opportunities arise; improve the Bank's ability to diversify; enhance the Bank's ability to remain competitive in the future with other companies in the financial services industry that are organized in a holding company structure; and enhance the Bank's ability to raise capital to support growth.

        We are proposing to complete the Reorganization because we believe that you will receive the following benefits as shareholders of Wilshire Bancorp:

  •
  As a result of the Reorganization, Wilshire Bancorp will be able to take advantage of Federal Reserve rules which provide more favorable capital treatment to bank holding companies than to banks with respect to the $15,000,000 in trust preferred securities issued by the Bank on December 17, 2003.

  •
  As a bank holding company, we will be able to borrow money to raise capital for our subsidiaries without diluting or otherwise altering the relative stock ownership of our shareholders. With the corporate structure that will result from the Reorganization, Wilshire Bancorp could borrow funds and inject them as capital into the Bank, and the percentage ownership of each shareholder of Wilshire Bancorp would not be affected.

  •
  By becoming a bank holding company, as opposed to using a stand-alone bank, we will obtain certain advantages in being able to acquire or charter additional banks. For example, a holding company has the option to acquire a bank and merge it with a subsidiary bank, operating it as a branch, or the holding company may keep the acquired bank and operate it independently. A stand-alone bank may only acquire another bank through a merger or purchase of assets and must operate the target association as a branch. This structure often presents tax and corporate disadvantages as compared to doing an acquisition through a holding company.

  •
  A bank holding company structure will provide a framework for restructuring certain of the Bank's existing departments or subsidiaries into separate operating subsidiaries of Wilshire Bancorp.

  •
  A bank is generally limited in its ability to purchase its own stock. A bank holding company, however, is not so limited. Consequently, the formation of the holding company will provide an additional prospective purchaser of stock of Wilshire Bancorp for the shareholders of Wilshire Bancorp.

  •
  As a bank holding company, we will have greater flexibility in being able to offer certain bank-related services that may not be provided by a bank. For example, a bank holding company or its subsidiaries may engage in mortgage financing, loan servicing, asset management servicing and collection activities, securities brokerage services, financial and investment advisory activities, trust activities and other fiduciary functions, personal or real property leasing and data processing services. A bank holding company or its subsidiaries may also be authorized to act as an insurance agent or broker, to underwrite and provide certain types of insurance, to participate in loans in excess of a subsidiary's lending limits, and to own real property for the present or future use of its subsidiaries. Applicable law has expanded the activities permissible for bank holding companies that qualify as financial holding companies, such as engaging in securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and such other activities that the Federal Reserve Board has determined to be closely related to banking.

Quotation on The Nasdaq National Market

(Page 32)

        Wilshire Bancorp has agreed to take all necessary action to cause the Wilshire Bancorp Common Stock issued in the Reorganization and the shares of Wilshire Bancorp Common Stock reserved for issuance upon exercise of the options assumed by Wilshire Bancorp to be approved for listing on The Nasdaq National Market.

The Reorganization

(Pages 33-35)

        In the proposed Reorganization, Wilshire Bancorp will become the holding company for the Bank. The Bank organized Interim Wilshire Bancorp as a wholly-owned subsidiary of Wilshire Bancorp. Interim Wilshire Bancorp will be merged with and into the Bank with the Bank as the surviving entity following the completion of the Reorganization. The Agreement and Plan of Merger is attached to this proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Dissenter's or Appraisal Rights

(Page 32)

        California state law does not provide for exercise of dissenters' or appraisal rights in the context of the Reorganization.

The Annual Meeting

(Pages 24-26)

        The Annual Meeting is scheduled to be held at     a.m., local time, on            , 2004 at                        , Los Angeles, California 90010. At the Annual Meeting, the Bank's shareholders will be asked to vote on the following matters:

  •
  approval of the Reorganization;

  •
  the election of 11 directors; and

  •
  any other matters that may be properly brought before the Annual Meeting.

        Each holder of record, as of                        , 2004, of Bank Common Stock may vote at the Annual Meeting. As of [the record date], the Bank's directors and executive officers beneficially owned approximately 49.24% of the issued and outstanding shares of Bank Common Stock. It is anticipated that all of the directors and executive officers of the Bank will vote in favor of the Reorganization; however, no agreement to this effect has been entered into.

        You may cast one vote for each share of Bank Common Stock you own. The proposals require different percentages of votes in order to approve them:

  •
  The affirmative vote of a majority of the shares of Bank Common Stock issued and outstanding as of the record date is required to approve the Reorganization; and

  •
  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to approve the election of each director nominee. You may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.

Recommendation of the Wilshire State Bank Board

(Page 29)

        Our Board of Directors believes that the Reorganization is in your best interest and recommends that you vote "FOR" approval of the Reorganization.

Conditions to the Consummation of the Reorganization

(Page 34)

        The completion of the Reorganization depends on the following:

  •
  the approval of the Agreement and Plan of Merger by shareholders of the Bank and the sole shareholder of Interim Wilshire Bancorp;

  •
  each of the Bank and Wilshire Bancorp shall have obtained all material consents and approvals of third parties as set forth in the Agreement and Plan of Merger, including, but not limited to, the approval of the Reorganization by the FDIC, the Federal Reserve Board and the California Department of Financial Institutions;

  •
  the registration statement of which this proxy statement/prospectus is a part shall have been declared effective, no stop order suspending the effectiveness of the registration statement shall have been issued by the Securities and Exchange Commission, or the Commission, and no proceeding for that purpose shall have been initiated or threatened by the Commission.

        We cannot be certain when, or if, the conditions to the Reorganization will be satisfied or waived, or that the Reorganization will be completed.

Regulatory Approvals

(Page 29)

        In addition to the approval by the shareholders, the Reorganization must be approved by the Federal Reserve Board, the governmental agency that will regulate and supervise the activities of Wilshire Bancorp, the FDIC and the California Department of Financial Institutions. On February 25, 2004, applications were filed with the Federal Reserve, the FDIC and the California Department of Financial Institutions. It is anticipated, but cannot be guaranteed, that the regulatory approvals will ultimately be obtained.

Risks of the Reorganization

(Pages 14-24)

        In considering whether to approve the Reorganization, you should consider certain risks of the Reorganization. We urge you to read carefully all of the factors described in "Risk Factors" beginning on page 14 before voting.

Accounting Treatment of the Reorganization

(Pages 31-32)

        The Bank will account for the Reorganization at historical cost. Because this method records the assets and liabilities of the merged companies on a historical cost basis, no new intangible assets, including goodwill, will be recorded as a result of the Reorganization.

The Parties to the Reorganization

(Pages 35-81)

Wilshire State Bank
3200 Wilshire Blvd.
Los Angeles, California 90010
Telephone: (213) 387-3200

        The Bank is a California state-chartered commercial bank operating under the regulations of the Department of Financial Institutions and the FDIC. The Bank's deposits are insured to the applicable limits by the FDIC.

        For additional information about the Bank and its business, see the sections entitled "Information About Wilshire State Bank" beginning on page 35.

Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, California 90010
Telephone: (213) 387-3200

        Wilshire Bancorp is a corporation formed under the laws of California on December 9, 2003 as a wholly owned subsidiary of the Bank and will serve as a bank holding company after the Reorganization.

Interim Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, California 90010
Telephone: (213) 387-3200

        Interim Wilshire Bancorp is a corporation formed under the laws of California as a wholly-owned subsidiary of Wilshire Bancorp and will not directly engage in any business activities other than the proposed merger with the Bank. Interim Wilshire Bancorp was formed solely to facilitate the Reorganization.

Supervision and Regulation

(Pages 46-52 and 78-81)

        Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Wilshire Bancorp and the Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Board of Governors of the Federal Reserve System, the FDIC, the California Department of Financial Institutions, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

Wilshire State Bank Selected Historical Financial Data

        The Bank derived the following information as of and for: (i) the fiscal years ended December 31, 1999 through December 31, 2003 from its historical audited financial statements for those years, and (ii) the three-month periods ended March 31, 2003 and March 31, 2004 from its historical unaudited financial statements for those three-month periods. You should read the following selected historical financial data in conjunction with, but which is qualified in its entirety by, the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Quantitative and Qualitative Disclosures About Market Risk" and the Bank's financial statements and the related notes thereto, which are included in the Bank's Annual Report on Form 10-K for the year ended

December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, copies of which is attached as Annex D and Annex E, respectively, to this proxy statement/prospectus.

	As and for the 3 Months Ended		As of and For the Years Ended December 31,
	3/31/04	3/31/03	2003	2002	2001	2000	1999
			(Dollars in Thousands)
Summary of Statement of Operations:
Interest income	$12,653	$9,034	$40,926	$32,785	$32,770	$32,057	$20,172
Interest expense	3,548	2,741	11,944	9,008	13,144	12,079	7,207
Net interest income before provision for loan losses	9,105	6,293	28,982	23,777	19,626	19,978	12,965
Provision for loan losses	897	450	2,770	3,170	3,935	3,010	2,000
Noninterest income	5,071	3,420	17,099	11,375	9,167	6,792	5,672
Noninterest expenses	6,101	4,608	21,998	17,658	15,461	14,938	12,571
Income before income taxes	7,178	4,655	21,312	14,324	9,397	8,823	4,066
Income tax provision	2,833	1,898	8,495	5,731	3,215	3,653	1,481
Net income	4,345	2,757	12,817	8,593	6,182	5,169	2,585
Per Share Data:(1)
Net income
Basic	$0.33	$0.22	$0.99	$0.68	$0.50	$0.43	$0.22
Diluted	$0.30	$0.20	$0.88	$0.64	$0.46	$0.40	$0.20
Book value	$5.26	$3.75	$4.54	$3.55	$2.89	$2.42	$2.20
Weighted average common shares outstanding
Basic	13,237,872	13,817,919	12,890,611	12,659,757	12,363,948	11,994,431	11,832,691
Diluted	14,508,005	14,097,147	14,486,604	13,529,425	13,543,352	12,871,099	12,701,031
Period end shares outstanding	13,858,289	12,840,428	12,951,364	12,797,308	12,539,036	12,041,660	10,779,872
Summary Statement of Financial Condition Data (Period End):
Total loans, net of unearned income	835,156	559,671	757,006	524,541	371,536	272,268	213,344
Allowance for loan losses	9,487	6,832	9,011	6,343	5,559	4,968	3,426
Other real estate owned	—	—	377	—	26	41	536
Total assets	1,066,245	767,475	983,264	692,810	490,014	423,985	300,485
Total deposits	917,454	689,996	856,516	618,855	448,607	388,162	273,271
Federal Home Loan Bank Advances	40,000	10,000	29,000	10,000
Junior Subordinated Debentures	25,464	10,000	25,464	10,000
Total stockholders' equity	72,859	48,185	58,741	45,392	36,192	29,134	23,675
Performance ratios:
Return on average equity(2)	27.47%	23.33%	24.56%	20.97%	18.77%	19.57%	11.47%
Return on average assets(3)	1.76%	1.53%	1.58%	1.49%	1.37%	1.45%	1.05%
Net interest margin(4)	4.03%	3.80%	3.89%	4.48%	4.75%	6.20%	5.82%
Efficiency ratio(5)	43.04%	47.42%	47.74%	50.23%	53.70%	55.80%	67.45%
Net loans to total deposits at period end	90.00%	80.12%	87.33%	83.73%	81.58%	68.86%	76.82%
Dividend payout ratio	—	—	—	—	—	—	—
Capital ratios:
Average stockholders' equity to average total assets	6.40%	6.57%	6.43%	7.09%	7.28%	7.43%	9.12%
Tier 1 capital to adjusted total assets	7.33%	6.70%	6.36%	7.00%	7.70%	7.22%	8.64%
Tier 1 capital to total risk-weighted assets	8.32%	8.06%	7.29%	8.40%	9.25%	9.89%	10.69%
Total capital to total risk-weighted assets	12.39%	10.89%	11.60%	11.45%	10.50%	11.15%	11.95%
Asset quality ratios:
Nonperforming loans to total loans(6)	0.44%	0.73%	0.50%	0.66%	0.96%	0.90%	1.22%
Nonperforming assets to total loans and other real estate owned(7)	0.44%	0.73%	0.54%	0.66%	0.96%	0.92%	1.47%
Net charge-offs (recoveries) to average total loans	0.00%	0.01%	0.02%	0.54%	1.06%	0.60%	1.13%
Allowance for loan losses to total loans at period end	1.14%	1.22%	1.19%	1.21%	1.50%	1.82%	1.61%
Allowance for loan losses to nonperforming loans	255.64%	168.19%	240.45%	182.96%	156.28%	202.20%	131.42%

(1)
As adjusted to reflect two 10% stock dividends in March 2000 and in May 2003, a two-for-one stock split in August 2002, and a 100% stock dividend in December 2003.

(2)
Net income divided by average shareholders' equity. The ratio for the quarters ended March 31, 2004 and 2003 has been annualized.

(3)
Net income divided by average total assets. The ratio for the quarters ended March 31, 2004 and 2003 has been annualized.

(4)
Represents net interest income as a percentage of average interest-earning assets.

(5)
Represents the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

(6)
Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(7)
Nonperforming assets consist of nonperforming loans (see footnote no. 6 above) and other real estate owned.

WHERE YOU CAN FIND MORE INFORMATION

        We are, and prior to the effective date of the Reorganization will remain, subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the FDIC. Such information may be inspected at the Registration and Disclosure Section of the FDIC at 550 Seventeenth Street, NW, Washington, D.C. 20429 (telephone (202) 898-8913). Copies of such material can be obtained from the FDIC at the above location at prescribed rates. The FDIC filings of the Bank are also available to the public at the Internet web site maintained by the FDIC at http://www.fdic.gov, or at the Bank's website, http://www.wilshirebank.com. Note that the Bank posts separately on its website all filings made by persons pursuant to Section 16 of the Exchange Act.

        Wilshire Bancorp has filed a registration statement on Form S-4 to register with the Commission the shares of Wilshire Bancorp common stock to be issued to the Bank's shareholders in the Reorganization. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Wilshire Bancorp, as well as a proxy statement of the Bank for the Bank's annual meeting of shareholders.

        Our Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the FDIC, are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus.

        Wilshire Bancorp's Form S-4 Registration Statement (along with other exhibits on the Form S-4 Registration Statement) may be inspected and copies may be made at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facility in the Commission's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such information may also be accessed through the Commission's web site on the Internet at http://www.sec.gov.

        As allowed by the rules of the Commission, this proxy statement/prospectus does not contain all the information you can find in the Wilshire Bancorp registration statement or the exhibits to the registration statement. You may obtain copies of the exhibits to such registration statement filed by Wilshire Bancorp and to the reports filed by the Bank with the FDIC, but the Bank will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to the Bank at the following address:

Brian E. Cho
SVP/Chief Financial Officer
Wilshire State Bank
3200 Wilshire Blvd.
Los Angeles, California 90010
Phone: 213-387-3200

        If you would like to request documents from the Bank, please do so by            , 2004 to receive them before the annual meeting of shareholders of the Bank. If you request any documents from the Bank, then the Bank will mail them to you by first-class mail, or other equally prompt means, within a commercially reasonable time after receipt of your request.

        This proxy statement/prospectus is dated                        , 2004 and is being first mailed to shareholders on                        , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to the shareholders nor the issuance of Wilshire Bancorp Common Stock in the Reorganization shall create any implication to the contrary.

        If the holding company Reorganization becomes effective, Wilshire Bancorp will own all the shares of Bank Common Stock. As the successor to the Bank, Wilshire Bancorp will register its shares of common stock with the Commission pursuant to Section 12 of the Exchange Act prior to the consummation of the holding company Reorganization. Thereafter, Wilshire Bancorp will file reports, proxy statements and other information with the Commission. You will be able to inspect and copy all or any part of these documents, including exhibits thereto, which Wilshire Bancorp will file in the future at the public facilities maintained by the Commission described above.

        You should rely only on the information contained in this proxy statement/prospectus to vote on the Reorganization. Neither company has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                        , 2004 and is being first mailed to shareholders on or about                         , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to the shareholders nor the issuance of Wilshire Bancorp shares in the Reorganization shall create any implication to the contrary.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause the Bank's or Wilshire Bancorp's actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on the Bank's or Wilshire Bancshares's results of operations are:

  •
  competitive pressures among depository and other financial services;

  •
  movements or volatility in domestic and foreign debt and securities markets or in interest or foreign exchange rates or indices;

  •
  general economic or business conditions, either internationally, nationally or in the State of California;

  •
  changes in political, social and economic conditions;

  •
  acts of terrorism;

  •
  success of acquisitions and operating initiatives; changes in business strategy or development of plans; management of growth;

  •
  dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs;

  •
  shortages in electricity and other sources of power;

  •
  changes in governmental or regulatory policies, including adverse interpretations of regulatory guidelines;

  •
  adverse decisions relating to material litigation or investigations;

  •
  failure of management's assumptions and estimates used in applying critical accounting policies;

  •
  inadequate design or circumvention of disclosure controls and procedures or internal controls

  •
  volatility in the trading price of Wilshire Bancorp Common Stock; and

  •
  the timing of, and regulatory and other conditions associated with, the completion of the Reorganization.

        These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by the Bank or Wilshire Bancorp, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and neither the Bank nor Wilshire Bancorp undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Bank or Wilshire Bancorp to predict which will arise. In addition, neither the Bank nor Wilshire Bancorp can assess the impact of each factor on the Bank's or Wilshire Bancorp's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

        You should carefully consider the following factors, in addition to the other information included elsewhere in this proxy statement/prospectus and the documents that Wilshire State Bank has filed with the FDIC, in considering what action to take in connection with the Reorganization.

Risks Relating to the Proposed Reorganization

  The profitability of Wilshire Bancorp will be dependent on the profitability of the Bank.

        Wilshire Bancorp was recently incorporated, on December 9, 2003, for the purpose of facilitating the issuance of trust preferred securities for the Bank and becoming the Bank's holding company. Therefore, Wilshire Bancorp has limited operating history, and since its principal activity for the foreseeable future will be to act as the holding company of the Bank, the profitability of Wilshire Bancorp will be dependent on the profitability of the Bank. The Bank operates in an extremely competitive banking environment, competing with a number of banks and other financial institutions which possess greater financial resources than those available to the Bank, in addition to other independent banks. In addition, the banking business is affected by general economic and political conditions, both domestic and international, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international terrorism and other disorders as well as other factors beyond the control of the Bank may adversely affect its profitability. Banks are also subject to extensive governmental supervision, regulation and control, and future legislation and government policy could adversely affect the banking industry and the operations of the Bank.

  The modification of the Federal Reserve Board's current position on the capital treatment of our junior subordinated debt and trust preferred securities by bank holding companies could have a material adverse effect on our financial condition and results of operations.

        The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. The guidelines divide a bank's capital into two tiers. Banks must maintain a total risk-based ratio of 8%, of which at least 4% must be Tier I capital. At each successively lower capital category, an insured bank is subject to increased restrictions on its operations.

        In December 2002, the Bank issued $10 million of junior subordinated debentures (the "2002 Junior Subordinated Debentures"). In December 2003, Wilshire Bancorp issued $15,464,000 of junior subordinated debentures (the "2003 Junior Subordinated Debentures") in connection with a $15,000,000 trust preferred securities issuance by a statutory trust wholly-owned by the Wilshire Bancorp, Wilshire Statutory Trust (the "Trust"). Pending the Reorganization, the Bank's junior subordinated debt and trust preferred securities are currently included in the lower Tier 2 capital for regulatory capital purposes. The current Federal Reserve Board's rules regarding the capital treatment of trust preferred securities allow a bank holding company to count a portion of the proceeds of a trust preferred securities issuance as Tier 1 capital for up to 25% of its total Tier 1 capital. Based on the current Federal Reserve Board rules, management believes that at the completion of the Reorganization, the Bank would be able to include 100% of the proceeds of the trust preferred securities as Tier 1 capital.

        On May 6, 2004, the Federal Reserve Board issued a notice of proposed rulemaking and requested public comment on a proposed rule that would limit the aggregate amount of trust preferred securities that bank holding companies would be able to include in Tier 1 capital to 25.0% of their total Tier 1 capital, net of goodwill. Further, the amount of trust preferred securities and certain other elements in excess of the limit that could be included in Tier 2 capital would be limited to 50.0% of Tier 1 capital, net of goodwill and certain other intangibles. There can be no assurance that the proposed rule will be adopted in its current form, or that the Federal Reserve Board will continue to allow institutions to include trust preferred securities issued by trust subsidiaries or debentures issued to trust subsidiaries in Tier 1 capital for regulatory capital purposes. A determination by the Federal Reserve Board not to continue to allow the inclusion of our junior subordinated debentures or the trust preferred securities in Tier 1 capital, or otherwise limiting the inclusion of such debentures or securities in Tier 1 capital, could have a material and adverse impact on our regulatory capital levels and cause our capital ratios to fall below the levels necessary to be considered "well-capitalized" under current regulatory guidelines. This could impact our ability to grow our assets. In addition, failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Prompt corrective action may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors. The aforementioned regulatory consequences for failing to maintain adequate ratios of Tier 1 and Tier 2 capital could have a material adverse effect on our financial condition and results of operations.

  Certain provisions of the proposed charter documents of Wilshire Bancorp may have the effect of delaying or preventing changes in control or management, which could have an adverse effect on the market price of our common stock following the Reorganization.

        As a shareholder of the Bank, your rights are governed by the Articles of Incorporation and Bylaws of the Bank and the California banking laws and regulations. If you become a shareholder of Wilshire Bancorp as a result of the Reorganization, your rights as a shareholder will be governed by the Articles of Incorporation and Bylaws of Wilshire Bancorp and the CGCL. The rights of shareholders of the Bank are different in certain material respects from the rights of shareholders of Wilshire Bancorp. These Articles of Incorporation and Bylaws, including, without limitation, the elimination of cumulative voting, the adoption of a classified board of directors, stricter time limitations on the ability of shareholders to nominate directors for election at annual meetings of shareholders, super-majority shareholder voting requirements to modify certain provisions of the articles of incorporation and bylaws of Wilshire Bancorp, an increase in the authorized number of shares of common stock and restrictions on certain "business combinations" with third parties who may acquire securities of the bank holding company outside of an action taken by the bank holding company. Once the Reorganization is effective, Wilshire Bancorp will be governed by and subject to these new charter provision. These provisions could discourage unsolicited takeover proposals not approved by the board of directors in which shareholders could receive a premium for their shares, thereby potentially limiting the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal or may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. We discuss more fully the differences in the rights of Wilshire Bancorp shareholders as compared to Bank shareholders in the section titled "Comparison of Shareholder Rights," beginning on page 81.

  Wilshire Bancorp will rely heavily on the payment of dividends from the Bank.

        The ability of Wilshire Bancorp to meet its debt service requirements and to pay dividends will depend on the ability of the Bank to pay dividends to Wilshire Bancorp on the Bank Common Stock, as Wilshire Bancorp has no other source of significant income. However, the Bank is subject to regulations limiting the amount of dividends the Bank may pay to Wilshire Bancorp. For example, the payment of dividends by the Bank is affected by the requirement to maintain adequate capital pursuant to the capital adequacy guidelines issued by the FDIC. All banks and bank holding companies are required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0%, at least one-half of which must be in the form of Tier 1 capital, and a ratio of Tier 1 capital to total risk-weighted assets of 4.0%. If (1) the FDIC increases any of these required ratios; (2) the total of risk-weighted assets of the Bank increases significantly; and/or (3) the Bank's income decreases significantly, the Bank's Board of Directors may decide or be required to retain a greater portion of the Bank's earnings to achieve and maintain the required capital or asset ratios. This will reduce the amount of funds available for the payment of dividends by the Bank to Wilshire Bancorp. Further, in some cases, the FDIC could take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. In addition, whether dividends are paid and their frequency and amount will depend on the financial condition and performance, and the discretion of management of the Bank. The foregoing restrictions on dividends paid by the Bank may limit Wilshire Bancorp's ability to obtain funds from such dividends for its cash needs, including funds for payment of its debt service requirements and operating expenses. The amount of dividends the Bank could pay to Wilshire Bancorp as of December 31, 2003 without prior regulatory approval, which is limited by statute to the sum of undivided profits for the current year plus net profits for the preceding two years, was $27,592,000.

  The Reorganization will involve some short-term costs, and no assurance can be given that the restructure will ultimately benefit shareholders.

        Although the Bank's management anticipates that the Reorganization will ultimately facilitate growth within the banking field, the Reorganization initially will require approximately $200,000 of expenditures related to operational changes, regulatory requirements, and professional fees. Furthermore, although Wilshire Bancorp will use its best efforts to have its common stock listed on the Nasdaq National Market System, there can be no assurance that the Nasdaq will permit such listing or that the market for those shares will be similar to the current market for Bank Common Stock.

  The market price of Wilshire Bancorp's Common Stock may decline as a result of the Reorganization.

        The market price of the Wilshire Bancorp Common Stock may decline as a result of the Reorganization for a number of reasons, including if:

  •
  the integration of the Bank and Wilshire Bancorp is not completed in a timely and efficient manner;

  •
  the combined company does not achieve the perceived benefits of the Reorganization as rapidly or to the extent anticipated by financial or industry analysts;

  •
  the effect of the Reorganization on the combined company's financial results is not consistent with the expectations of financial or industry analysts; or

  •
  significant shareholders of the Bank or Wilshire Bancorp decide to dispose of their stock following completion of the Reorganization.

  Additional shares of Wilshire Bancorp Common Stock issued in the future could have a dilutive effect.

        Shares of Wilshire Bancorp common stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of Wilshire Bancorp Common Stock proposed to be exchanged for the issued and outstanding shares of common stock of the Bank. The Articles of Incorporation of Wilshire Bancorp authorize the issuance of 80,000,000 shares of common stock, and the Articles of Incorporation of the Bank authorize the issuance of 40,000,000 shares of common stock. As of [the record date], there were approximately 13,967,536 shares of Bank Common Stock issued and outstanding, plus an additional 519,600 shares of its authorized common stock available for the future grant of options and an additional 662,875 shares of common stock reserved for issuance to the holders of stock options previously granted and still outstanding under the Wilshire State Bank 1997 Stock Option Plan. Pursuant to the Agreement and Plan of Merger, each share of Bank Common Stock outstanding upon consummation of the Reorganization will be exchanged for one share of Wilshire Bancorp Common Stock. In addition, Wilshire Bancorp will assume the Wilshire State Bank 1997 Stock Option Plan and all outstanding options will be deemed to be options to purchase shares of Wilshire Bancorp Common Stock on the same terms and conditions. Thus, approximately 64,849,989 shares of Wilshire Bancorp Common Stock will remain authorized (not reserved for stock options or available for future issuance and sale) at the discretion of the Wilshire Bancorp Board of Directors.

  Shares of Wilshire Bancorp preferred stock issued in the future could have dilutive and other effects.

        Shares of Wilshire Bancorp preferred stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of Wilshire Bancorp Common Stock proposed to be exchanged for the issued and outstanding shares of Bank Common Stock. In addition to 80,000,000 shares of common stock, the Articles of Incorporation of Wilshire Bancorp authorize the issuance of 5,000,000 shares of preferred stock. Although the Wilshire Bancorp Board of Directors has no present intent to authorize the issuance of shares of preferred stock, such shares could be authorized in the future. If such shares of preferred stock are made convertible into shares of Wilshire Bancorp Common Stock, there could be a dilutive effect on the shares of Wilshire Bancorp Common Stock then outstanding. In addition, shares of preferred stock may be provided a preference over holders of common stock upon liquidation of Wilshire Bancorp or with respect to the payment of dividends, in respect of voting rights or in the redemption of the capital stock of Wilshire Bancorp. The rights, preferences, privileges and restrictions applicable to any series of preferred stock would be determined by resolution of the Board of Directors of Wilshire Bancorp.

  Reorganizing the Bank into a holding company structure will add an additional layer of government regulation that will result in additional costs.

        The Bank is already subject to extensive governmental supervision, regulation and control, and the Reorganization will result in additional regulation. Wilshire Bancorp will have additional filing and reporting requirements under both the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Securities Act of 1933, as amended, or the Securities Act:

  •
  After completion of the Reorganization, as a reporting company under the Exchange Act, Wilshire Bancorp will file periodic financial reports, proxy statements and other information with the Commission.

  •
  Wilshire Bancorp must also file registration statements with the Commission under the Securities Act, as well as with state securities commissions under state securities laws, for the offer and sale of its securities to the public. Presently, the Bank is exempt from the registration requirements under the Securities Act and from most state registration requirements because of exemptions for bank securities.

        These additional filings under both the Securities Act and the Exchange Act will entail additional costs, including legal fees.

        Wilshire Bancorp will also be subject to the provisions and restrictions of the Bank Holding Company Act of 1956 (the "Bank Holding Company Act") and to supervision by the Board of Governors of the Federal Reserve System. It must file an annual report with the Federal Reserve Board, which may also conduct examinations of Wilshire Bancorp. These requirements are designed to protect the safety and soundness of the bank subsidiaries of holding companies. As a result, Wilshire Bancorp will incur legal and other costs.

  The holders of recently issued debentures have rights that are senior to those of the Bank's and Wilshire Bancorp's shareholders.

        The 2002 and 2003 Junior Subordinated Debentures are senior to the shares of Bank Common Stock and Wilshire Bancorp Common Stock. As a result, Wilshire Bancorp must make payments on the debentures before any dividends can be paid on the Wilshire Bancorp Common Stock you receive in the Reorganization and, in the event of the Bank's or Wilshire Bancorp's bankruptcy, dissolution or liquidation, the holder of the debentures must be satisfied before any distributions can be made to the holders of Bank or Wilshire Bancorp Common Stock. Wilshire Bancorp has the right to defer distributions on the 2003 Junior Subordinated Debentures for up to five years, during which time no dividends may be paid to holders of Bank Common Stock or Wilshire Bancorp Common Stock. In the event that the Bank is unable to make capital contributions to Wilshire Bancorp, then Wilshire Bancorp may be unable to pay the amounts due to the holder of the 2003 Junior Subordinated Debentures and, thus, the Bank will be unable to declare and pay any dividends on its common stock.

  The shareholders of Wilshire Bancorp will not be entitled directly to elect the directors of the Bank following the Reorganization.

        If the Reorganization is completed, the Board of Directors of Wilshire Bancorp, acting on behalf of Wilshire Bancorp in its capacity as the sole shareholder of the Bank, will elect the directors of the Bank. The shareholders of Wilshire Bancorp will elect the directors of Wilshire Bancorp, but will no longer be entitled, as shareholders of Wilshire Bancorp, to directly elect the directors of the Bank.

  Terms of the Agreement and Plan of Merger were determined by the management and the Board of Directors of the Bank and cannot be considered the result of arm's length negotiations between unrelated parties.

        The terms of the Agreement and Plan of Merger were determined by the management and the Board of Directors of the Bank. Consequently, the terms of the Agreement and Plan of Merger cannot be considered the result of arm's-length negotiations between unrelated parties.

  Wilshire Bancorp's common stock is not an insured deposit.

        Like your investment in Bank Common Stock, an investment in Wilshire Bancorp Common Stock is not a bank deposit and is not insured or guaranteed by the FDIC or any other government agency. Accordingly, you must be capable of affording the loss of your entire investment in Wilshire Bancorp.

  Sales of substantial amounts of Wilshire Bancorp Common Stock in the public market after the proposed Reorganization could materially adversely affect the market price of Wilshire Bancorp Common Stock.

        The sale of substantial amounts of Wilshire Bancorp Common Stock may result in substantial fluctuations in the price of Wilshire Bancorp Common Stock. In addition, sales of a substantial number of shares of Wilshire Bancorp Common Stock within a short period of time could cause Wilshire Bancorp's stock price to fall. The sale of these shares could also impair the combined company's ability to raise capital through sales of additional common stock.

  Failure to complete the Reorganization could negatively impact the market price of the Bank's Common Stock.

        The obligations of Bank and Wilshire Bancorp to complete the merger are subject to the satisfaction or waiver of certain conditions. See "The Agreement and Plan of Merger—Conditions to the Consummation of the Merger" on page 34 of this proxy statement/prospectus for a discussion of these conditions. If these conditions are not satisfied or waived, the Reorganization may not be completed. If the Reorganization is not completed for any reason, the Bank may be subject to other material risks, including:

  •
  a negative effect on the stock trading price of Bank Common Stock to the extent that the current market price reflects a market assumption that the Reorganization will be completed; and

  •
  costs related to the merger, such as legal and accounting fees, must be paid even if the Reorganization is not completed.

Risks Relating to the Business and Operations of the Bank and Wilshire Bancorp Following the Reorganization

        Because the Bank will become a wholly-owned subsidiary of Wilshire Bancorp and profitability of Wilshire Bancorp will be dependent on the profitability of the Bank, the following risk factors, while having a direct impact on the Bank, will also effect the financial condition of Wilshire Bancorp.

  If a significant number of clients fail to perform under their loans, the Bank's and Wilshire Bancorp's business, profitability, and financial condition would be adversely affected.

        As a lender, the largest risk the Bank faces is the possibility that a significant number of its client borrowers will fail to pay their loans when due. If borrower defaults cause losses in excess of the Bank's allowance for loan losses, it could have an adverse effect on the Bank's business, profitability, and financial condition. The Bank has established an evaluation process designed to determine the adequacy of the allowance for loan losses. Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses are dependent to a great extent on management's experience and judgment. The Bank cannot assure you that its allowance for loan losses will be sufficient to absorb future loan losses or prevent a material adverse effect on its, and thus Wilshire Bancorp's business, profitability or financial condition.

  The Bank's current level of interest rate spread may decline in the future. Any material reduction in the Bank's interest spread could have a material impact on the Bank's and Wilshire Bancorp's business and profitability.

        A major portion of the Bank's net income comes from its interest rate spread, which is the difference between the interest rates paid by the Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates the Bank receives on interest-earning assets, such as loans the Bank extends to its clients and securities held in its investment portfolio. Interest rates are highly sensitive to many factors beyond the Bank's control, such as inflation, recession, global economic disruptions, and unemployment. Between December 31, 2000 and December 31, 2003, the federal funds target rate declined by 550 basis points. Consequently, the Bank's quarterly net interest margin decreased by 221 basis points, from the fourth quarter of 2000 to the fourth quarter of 2003. In addition, legislative changes could affect the manner in which the Bank pays interest on deposits or other liabilities. Congress has for many years debated repealing a law that prohibits banks from paying interest rates on checking accounts. If this law were to be repealed, the Bank would be subject to competitive pressure to pay interest on its clients' checking accounts, which would negatively affect the Bank's interest rate spread. Any material decline in the Bank's interest rate spread would have a material adverse effect on the Bank's, and thus Wilshire Bancorp's business and profitability.

  Adverse changes in domestic or global economic conditions, especially in California, could have a material adverse effect on the Bank's, and thus Wilshire Bancorp's, business, growth, and profitability.

        If conditions worsen in the domestic or global economy, especially in California, the Bank's business, growth and profitability are likely to be materially adversely affected. A substantial number of the Bank's clients are geographically concentrated in California, and adverse economic conditions in California, particularly in the Los Angeles area, could harm the businesses of a disproportionate number of the Bank's clients. To the extent that Bank's clients' underlying businesses are harmed, they are more likely to default on their loans. Neither the Bank nor Wilshire Bancorp can provide assurance that conditions in the California economy will not deteriorate in the future and that such deterioration will not adversely affect the Bank and Wilshire Bancorp. The Bank's level of nonperforming assets increased slightly in recent years, and if the current recessionary conditions continue or deteriorate, the Bank expects that its level of problem assets would increase accordingly.

  Maintaining or increasing the Bank's and Wilshire Bancorp's market share depends on market acceptance and regulatory approval of new products and services.

        The success of the Bank and Wilshire Bancorp depends, in part, upon their ability to adapt products and services to evolving industry standards and consumer demand. There is increasing pressure on financial services companies to provide products and services at lower prices. In addition, the widespread adoption of new technologies, including Internet-based services, could require the Bank and Wilshire Bancorp to make substantial expenditures to modify or adapt the Bank's existing products or services. A failure to achieve market acceptance of any new products the Bank introduces, or a failure to introduce products that the market may demand, could have an adverse effect on the business, profitability, or growth prospects of both the Bank and Wilshire Bancorp.

  Significant reliance on loans secured by real estate may increase both the Bank's and Wilshire Bancorp's vulnerability to downturns in the California real estate market and other variables impacting the value of real estate.

        A substantial portion of the Bank's assets consist of loans secured by real estate in California. At December 31, 2003, approximately 80% of the Bank's loans were secured by real estate. Conditions in the California real estate market historically have influenced the level of the Bank's non-performing assets. A real estate recession in Southern California could adversely affect the Bank's results of operations. In addition, California has experienced, on occasion, significant natural disasters, including earthquakes, brush fires and, during early 1998, flooding attributed to the weather phenomenon known as "El Nino." The availability of insurance for losses from such catastrophes is limited. The occurrence of one or more of such catastrophes could impair the value of the collateral for the Bank's real estate secured loans and adversely affect both the Bank and Wilshire Bancorp. During 2003, real estate prices in Southern California rose precipitously. If real estate prices were to fall in Southern California, the security for many of the Bank's real estate secured loans could be reduced and the Bank could incur significant losses if borrowers of real estate secured loans default, and the value of the Bank's collateral is insufficient to cover its losses.

  If the Bank and/or Wilshire Bancorp fail to retain their key employees, growth and profitability could be adversely affected.

        The future success of both the Bank and Wilshire Bancorp depends in large part upon the continuing contributions of key management personnel. If the Bank or Wilshire Bancorp lose the services of one or more key employees within a short period of time, both entities could be adversely affected. The future success of the Bank and Wilshire Bancorp is also dependent upon their continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions in California is intense. The inability to attract and retain additional key personnel could adversely affect both the Bank and Wilshire Bancorp. No assurance can be provided that the Bank and Wilshire Bancorp will be able to retain any of their key officers and employees or attract and retain qualified personnel in the future. However, the Bank recently negotiated an extension until May 2007 of its employment contract with Soo Bong Min, its President and Chief Executive Officer. Mr. Min also serves as the President and Chief Executive Officer of Wilshire Bancorp.

  The Bank and Wilshire Bancorp may be unable to manage future growth.

        The Bank and Wilshire Bancorp may encounter problems in managing their future growth. The Bank's total assets have doubled in two years from $490 million at December 31, 2001, to $693 million at December 31, 2002, to $983 million at December 31, 2003. The Bank currently intends to open additional "de novo" branches and loan production offices and to investigate opportunities to acquire or combine with other financial institutions that would complement our existing business, as such opportunities may arise. No assurance can be provided, however, that the Bank will be able to identify a suitable acquisition target or consummate any such acquisition. Further, the ability of the Bank and Wilshire Bancorp to manage growth will depend primarily on their ability to attract and retain qualified personnel, monitor operations, maintain earnings and control costs. Any failure to accomplish these goals could result in interruptions in the Bank and Wilshire Bancorp's business plans and could also adversely affect current operations.

  Wilshire Bancorp has no current intentions of paying cash dividends.

        The management of Wilshire Bancorp believes the most effective use of its capital and earnings is to finance growth and operations. For this reason, Wilshire Bancorp intends to retain all or a vast majority of its earnings rather than distribute them to shareholders in the form of dividends. However, while Wilshire Bancorp does not intend to pay cash dividends, it will periodically review the benefits of dividend payments. The ability of Wilshire Bancorp to declare a dividend on the common stock will depend upon, among other things, future earnings, operating and financial conditions, capital requirements and general business conditions, and receipt of regulatory approvals, if then required.

  Increases in our allowance for loan losses could materially adversely affect our earnings.

        Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. However, actual loan losses could increase significantly as the result of changes in economic, operating and other conditions, including changes in interest rates, which are generally beyond the Bank's control. Thus, such losses could exceed the Bank's current allowance estimates. Although we believe that our allowance for loan losses is at a level adequate to absorb any inherent losses in our loan portfolio, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

        In addition, the FDIC and the California Department of Financial Institutions, as an integral part of their respective supervisory functions, periodically review the Bank's allowance for loan losses. Such regulatory agencies may require the Bank to increase our provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in the Bank's allowance required by the FDIC or the DFI could adversely affect the Bank and Wilshire Bancorp.

  The Bank could be liable for breaches of security in its online banking services. Fear of security breaches could limit the growth of the Bank's online services.

        The Bank offers various Internet-based services to its clients, including online banking services. The secure transmission of confidential information over the Internet is essential to maintain clients' confidence in the Bank's online services. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology the Bank uses to protect client transaction data. Although the Bank has developed systems and processes that are designed to prevent security breaches and periodically tests its security, failure to mitigate breaches of security could adversely affect the Bank's ability to offer and grow its online services and could harm its business.

        People generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions. The Bank's ability to provide financial services over the Internet would be severely impeded if clients became unwilling to transmit confidential information online. As a result, the Bank's operations and financial condition could be adversely affected.

  If the Reorganization is consummated, Wilshire Bancorp's directors and executive officers will beneficially own a significant portion of its outstanding common stock.

        As of [the record date], the Bank's directors and executive officers together with their affiliates, beneficially owned approximately 49.71% of the Bank's outstanding voting common stock (including options to purchase shares of Bank common stock) and 48.27% of the Bank's issued and outstanding shares of voting common stock. Therefore, upon completion of the Reorganization, such shareholders will beneficially own approximately 49.71% of Wilshire Bancorp Common Stock and 48.27% of Wilshire Bancorp's issued and outstanding shares of voting common stock, and thus control the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of Wilshire Bancorp's assets. These shareholders, who serve as members of both the Bank's and Wilshire Bancorp's board of directors, have approved the Reorganization in their capacities as directors, and it is very likely that they will vote in favor of the Reorganization in their capacities as shareholders of the Bank. We can provide no assurance that the investment objectives of such shareholders will be the same as other shareholders of Wilshire Bancorp.

  The market for Wilshire Bancorp Common Stock is likely to be limited, and potentially subject to volatile changes in price.

        Although Wilshire Bancorp has agreed to take all necessary action to cause the Wilshire Bancorp Common Stock issued in the Reorganization to be approved for listing on The Nasdaq National Market System, trading in the common stock is likely to be limited. Further, the market price of the common stock may be subject to significant fluctuation in response to numerous factors, including variations in Wilshire Bancorp's annual or quarterly financial results or those of its competitors, changes by financial research analysts in their evaluation of Wilshire Bancorp's financial results or those of its competitors, or Wilshire Bancorp's failure or that of its competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting Wilshire Bancorp or the banking industry. In addition, the equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. In addition, the sale by any of Wilshire Bancorp's large shareholders of a significant portion of that shareholder's holdings could have a material adverse effect on the market price of Wilshire Bancorp Common Stock. Further, the registration of any significant amount of additional shares of Wilshire Bancorp Common Stock will have the immediate effect of increasing the public float of the common stock and any such increase may cause the market price of Wilshire Bancorp Common Stock to decline or fluctuate significantly. Any such fluctuations may adversely affect the prevailing market price of the common stock.

  The Bank faces substantial competition in its primary market area.

        The Bank conducts its banking operations primarily in Southern California. Increased competition in the Bank's market may result in reduced loans and deposits. Ultimately, the Bank may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that the Bank offers in its service area. These competitors include national banks, regional banks and other community banks. The Bank also faces competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, the Bank's competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. The Bank also faces competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in the Bank's market areas. If the Bank is unable to attract and obtain banking customers, it may be unable to continue its loan growth and level of deposits and the results of operations and financial condition of both the Bank and Wilshire Bancorp may be adversely affected.

  Both the Bank and Wilshire Bancorp are subject to significant government regulation and legislation that increases the cost of doing business and inhibits their ability to compete.

        Both the Bank and Wilshire Bancorp are subject to extensive state and federal regulation, supervision and legislation, all of which is subject to material change from time to time. These laws and regulations increase the cost of doing business and have an adverse impact on the ability of the Bank and Wilshire Bancorp to compete efficiently with other financial service providers that are not similarly regulated. Changes in regulatory policies or procedures could result in management's determining that a higher provision for loan losses would be necessary and could cause higher loan charge-off's, thus adversely affecting net earnings. There can be no assurance that future regulation or legislation will not impose additional requirements and restrictions on either the Bank or Wilshire Bancorp in a manner that could adversely affect results of operations, cash flows, financial condition and prospects.

  The Bank and Wilshire Bancorp could be negatively impacted by downturns in the South Korean economy.

        Many of the Bank's customers are locally based Korean-Americans who also conduct business in South Korea. The Bank has historically had some exposure to the economy of South Korea in connection with certain of its loans and credit transactions with Korean banks. Such exposure has consisted of (i) discounts of acceptances created by banks in South Korea, (ii) advances made against clean documents presented under sight letters of credit issued by banks in South Korea, (iii) advances made against clean documents held for later presentation under letters of credit issued by banks in South Korea and, (iv) extensions of credit to borrowers in the U.S. secured by letters of credit issued by banks in South Korea.

        Due to the economic crisis in South Korea in the mid-1990's, management has continued to closely monitor our exposure to the Korean economy and the activities of Korean banks with which the Bank conducts business. To date, the Bank has not experienced any significant losses attributable to our exposure to South Korea. Nevertheless, there can be no assurance that the Bank's efforts to minimize exposure to downturns in the Korean economy will be successful in the future, and another significant downturn in the Korean economy could result in significant credit losses for the Bank.

        In addition, because the Bank's customer base is largely Korean-American, the Bank's deposit base could significantly decrease as a result of a deterioration of the Korean economy. For example, some of the Bank's customers' businesses may rely on funds from South Korea. Further, the Bank's customers may temporarily withdraw deposits in order to transfer funds and benefit from gains on foreign exchange and interest rates, and/or to help their relatives in South Korea during downturns in the Korean economy. A significant decrease in the Bank's deposits could also have a material adverse effect on the financial condition and results of operations of both the Bank and Wilshire Bancorp.

THE ANNUAL MEETING

        This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by the Bank's Board of Directors for use at the Annual Meeting to be held on                        2004, and at any adjournment or postponement of the meeting. This proxy statement/prospectus, this notice of the Annual Meeting of shareholders and the enclosed proxy card are being mailed to you on or about                        , 2004.

Time and Place of the Annual Meeting

        The Annual Meeting will be held at                                    , Los Angeles, California,             , on            , 2004 at          a.m., local time.

Purpose of the Annual Meeting

        At the Annual Meeting, you will be asked to consider and approve the following proposals:

  •
  the proposal to approve the Reorganization (Proposal 1);

  •
  the proposal to elect 11 nominees to the Bank's Board of Directors (Proposal 2); and

  •
  any other matters that may be properly brought before the meeting.

        The Bank knows of no other matters to be brought before the Annual Meeting. If any matter incident to the conduct of the Annual Meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

Board of Directors Recommendation

        The Bank's Board of Directors has approved and adopted the Reorganization and the Agreement and Plan of Merger, has deemed them advisable and recommends a vote "FOR" approval of the Reorganization and adoption of the Agreement and Plan of Merger. This action by the Bank's Board of Directors was taken by the unanimous vote of the directors present at the meeting at which the Reorganization and the Agreement and Plan of Merger were considered.

Record Date; Stock Entitled to Vote; Quorum

        The Bank's Board of Directors has fixed the close of business on            , 2004 as the record date for the Annual Meeting. Only holders of Bank Common Stock on the record date will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. At the record date,            shares of Bank Common Stock were outstanding and entitled to vote. These shares were held by approximately            shareholders of record.

        The presence, in person or by proxy, of a majority of the shares of Bank Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Properly executed proxies marked "abstain" will be deemed present for purposes of determining whether a quorum has been achieved. Proxies held by brokers in "street name" that are not voted on all proposals to come before the meeting shall also be deemed "present."

Required Vote

        The proposals require different percentages of votes in order to approve them:

  •
  The affirmative vote of the holders of a majority of the shares of Bank Common Stock outstanding on the record date is required to approve the Reorganization.

  •
  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to approve the election of each director nominee.

        Each holder of Bank Common Stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Bank as of the record date for the Annual Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The 11 candidates receiving the highest number of votes will be elected. Votes represented by proxies delivered pursuant to this proxy statement/prospectus may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors.

        As of the [record date], Bank directors and officers and their affiliates owned and were entitled to vote approximately 6,742,494 shares of Bank Common Stock, representing 48.27% of the outstanding shares of Bank Common Stock. It is expected that the Bank's officers and directors will vote their shares in favor of the Reorganization, although none of them has entered into any agreements obligating them to do so.

Affiliate Agreements

        On March 26, 2004, the officers and directors of the Bank entered into affiliate agreements, pursuant to which, among other things, they agreed not to sell, pledge, transfer or otherwise dispose of any the Wilshire Bancorp Common Stock they receive in the Reorganization, except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of Wilshire Bancorp); or

  •
  any other applicable exemption under the Securities Act.

        A copy of the form of affiliate agreement is attached as Annex B to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference.

Proxies; Voting and Revocation

        All shares of Bank Common Stock represented by properly executed proxy cards received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified in such proxies. Shares of Bank Common Stock represented by properly executed proxy cards that do not contain voting instructions will be voted "FOR" the Reorganization as presented in Proposal 1, and "FOR" election of all nominees for directors presented in Proposal 2.

        If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority. Your broker or bank does not have discretionary authority to vote on the Reorganization proposal. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for the purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a "broker non-vote." Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

        Because approval of the Reorganization requires the affirmative vote of a majority of the outstanding shares of Bank Common Stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Reorganization. Accordingly, you are urged you to mark each applicable box on the proxy card to indicate how to vote your shares.

        You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the Bank's Corporate Secretary, Brian E. Cho. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the Annual Meeting in person, notifying the Corporate Secretary and voting by ballot at the Annual Meeting. If you attend the Annual Meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the Annual Meeting, without notifying the Bank's Corporate Secretary, will not revoke a previously given proxy. In addition, if you beneficially hold shares of Bank Common Stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the Annual Meeting. For further information on how to vote your shares, please contact Brian E. Cho, Wilshire State Bank, 3200 Wilshire Blvd., Los Angeles, California, 90010, at (213) 387-3200.

Solicitation of Proxies

        Proxies will be solicited through the mail and directly by officers, directors and employees of the Bank not specifically employed for such purpose, without additional compensation. In addition to solicitation by mail, the Bank's directors, officers and employees may solicit proxies by telephone, fax, and telegram, via the Internet or in person. The Bank will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. The Bank will bear the cost of soliciting proxies from its shareholders.

PROPOSAL 1: PROPOSED REORGANIZATION
INTO A BANK HOLDING COMPANY

THE REORGANIZATION

        This section of the proxy statement/prospectus and the next section entitled "The Agreement and Plan of Merger" beginning on page 35 describe the proposed Reorganization. Although the Bank and Wilshire Bancorp believe that the description in this section covers the material terms of the Reorganization and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents we refer to or incorporate by reference in this proxy statement/prospectus for a more complete understanding of the Reorganization.

The Structure of the Reorganization

        If the Bank's shareholders approve the Reorganization and all of the other conditions set forth in the Agreement and Plan of Merger are satisfied, Interim Wilshire Bancorp will be merged into the Bank, with the Bank as the surviving entity. On the effective date of the Reorganization each share of Bank Common Stock that is outstanding immediately prior to the Reorganization will be exchanged for one share of Wilshire Bancorp Common Stock.

        After the Reorganization, the former holders of the Bank's outstanding Common Stock will hold all of the outstanding shares of Wilshire Bancorp Common Stock and Wilshire Bancorp will own all of the Bank's outstanding capital stock.

        After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of Wilshire Bancorp and the (1) capitalization, (2) assets, (3) liabilities, (4) income, and (5) financial statements of Wilshire Bancorp immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to the Reorganization. The Articles of Incorporation and Bylaws of the Bank will continue in effect, and will not be affected in any material manner by the Reorganization. The Bank will continue to use the name "Wilshire State Bank."

Reasons for the Reorganization: Benefits of the Use of Holding Company Form

        At a meeting held on March 26, 2004, the Bank's Board of Directors unanimously concluded that the Reorganization was in the best interests of the Bank's shareholders and approved the Agreement and Plan of Merger. In reaching its decision, the Bank's Board of Directors consulted with Bank management, and considered a number of factors, including the following:

  •
  Capital Treatment of the Trust Preferred Securities. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Banks are required to maintain a minimum total risk-based capital ratio of 8% of which at least 4.0% must be Tier 1 capital. On December 17, 2003, the Bank caused the issuance of $15,000,000 in trust preferred securities to raise additional capital. Currently, the Bank is only able to count the proceeds of the trust preferred securities as Tier 2 capital for regulatory purposes. However, as a result of the Reorganization, Wilshire Bancorp will be able to take advantage of the Federal Reserve rules regarding the capital treatment of trust preferred securities. Under current regulatory guidelines, as a bank holding company, Wilshire Bancorp will be able to count a portion of the proceeds of the trust preferred securities as Tier 1 capital up to 25% of its total Tier 1 capital. Wilshire Bancorp expects that it will be able to count approximately $15,000,000 of the proceeds of the trust preferred securities as Tier 1 capital. Furthermore after the Reorganization, the Bank will be permitted under regulatory guidelines to include 100% of the proceeds of the trust preferred securities as Tier 1 capital.

  •
  Leverage. A holding company can borrow money to raise capital for its subsidiaries without diluting or otherwise altering the relative stock ownership of its shareholders. Generally, the indebtedness would be serviced by the holding company with distributions from its subsidiary. As a result, Wilshire Bancorp could provide future injections of capital into Wilshire Bank when and if needed or required by regulatory authorities. With the corporate structure that will result from the Reorganization, Wilshire Bancorp could borrow funds and inject them as capital into the Bank, and the percentage ownership of each shareholder of Wilshire Bancorp would not be affected.

  •
  Acquisitions. Using a bank holding company to acquire or charter additional banks presents several advantages as opposed to using a stand-alone bank. For example, a holding company has the option to acquire a bank and merge it with a subsidiary bank, operating it as a branch, or the holding company may keep the acquired bank and operate it independently. A stand-alone bank may only acquire another bank through a merger or purchase of assets and must operate the target association as a branch. This structure often presents tax and corporate disadvantages as compared to doing an acquisition through a holding company.

  •
  Opportunities for Restructuring. The bank holding company structure will provide a framework for restructuring certain of the Bank's existing departments or subsidiaries into separate operating subsidiaries of Wilshire Bancorp, although no plans for restructuring are being considered at this time.

  •
  Additional Purchaser of Stock. A bank is generally limited in its ability to purchase its own stock. A bank holding company, however, is not so limited. Consequently, the formation of the holding company will provide an additional prospective purchaser of stock of Wilshire Bancorp for the shareholders of Wilshire Bancorp.

  •
  Additional Activities. The Bank Holding Company Act provides that certain bank-related services may be provided by a bank holding company or its subsidiaries. For example, a bank holding company or its subsidiaries may engage in mortgage financing, loan servicing, asset management servicing and collection activities, securities brokerage services, financial and investment advisory activities, trust activities and other fiduciary functions, personal or real property leasing and data processing services. A bank holding company or its subsidiaries may also be authorized to act as an insurance agent or broker, to underwrite and provide certain types of insurance, to participate in loans in excess of a subsidiary's lending limits, and to own real property for the present or future use of its subsidiaries. The Financial Services Modernization Act of 1999 (the "Gramm-Leach-Bliley Act") has expanded the activities permissible for bank holding companies that qualify as financial holding companies. For example, the Gramm-Leach-Bliley Act permits financial holding companies to engage in securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and such other activities that the Federal Reserve Board has determined to be closely related to banking. Although certain of these activities may also be legally provided by a bank, management believes that the formation of a holding company and its subsequent acquisition of the Bank will provide significantly greater flexibility with respect to the ability to engage in additional services and activities. Wilshire Bancorp has not made any arrangements for, nor entered into any agreements contemplating, participating in any of these financial services and activities. However, Wilshire Bancorp does not intend to foreclose such a possibility and may consider such possibilities in the future.

        The foregoing discussion of the information and factors discussed and considered by the Bank's Board of Directors is not meant to be exhaustive, but includes the material factors considered by the Board of Directors to support its decision to approve the Reorganization and to determine that the transactions contemplated thereby are fair to, and in the best interests of, the Bank and its shareholders. In view of the wide variety of factors considered in connection with its evaluation of the Reorganization, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the individual factors considered in reaching its determinations. In considering the factors listed above, the Bank's Board of Directors believes that these factors as a whole supported its determination.

Vote Required

        The affirmative vote of the holders of a majority of the shares of Bank Common Stock outstanding on the record date is required to approve the Reorganization.

Recommendation of the Wilshire State Bank Board

        Taking into account all of the material facts, matters and information, including those described above, the Bank's Board of Directors believes that the Reorganization and the other transactions contemplated by the Agreement and Plan of Merger are advisable and fair to and in the best interests of the Bank and its shareholders. The Bank's Board of Directors recommends that the Bank's shareholders vote "FOR" approval of the Reorganization and adoption of the Agreement and Plan of Merger.

Regulatory Approvals

        For the Reorganization to occur, Wilshire Bancorp and the Bank must receive approvals from the Federal Reserve Board, the FDIC and California Department of Financial Institutions.

        On February 25, 2004, Wilshire Bancorp filed an application with the Federal Reserve Board to acquire 100% of the issued and outstanding common stock of the Bank and become a bank holding company under the Bank Holding Company Act. Also on February 25, 2004, the Bank filed with the FDIC an application for approval of the merger of the Bank and Interim Wilshire Bancorp, Inc. Finally, on February 25, 2004, Wilshire Bancorp filed an application with the California Department of Financial Institutions for approval for Wilshire Bancorp to acquire control of the Bank.

        Neither Wilshire Bancorp nor the Bank is aware of any other governmental approvals or actions that are required for the Reorganization to take place that are not described above. If any other approval or action is required, the Bank and Wilshire Bancorp presently contemplate that they would seek the approval or take the required action.

        The Reorganization is subject to the following regulatory approvals:

  •
  The formation of Wilshire Bancorp as a bank holding company is subject to the approval of the Board of Governors of the Federal Reserve System;

  •
  The merger of Interim Wilshire Bancorp with and into the Bank is subject to the approval of the Federal Deposit Insurance Corporation; and

  •
  The issuance of Bank Common Stock to Wilshire Bancorp, and Wilshire Bancorp's acquisition of the Bank, is subject to the approval of the California Department of Financial Institutions.

        The Reorganization cannot take place without all the required regulatory approvals which have yet to be received. It is anticipated, but we cannot assure you, that these approvals will be received.

        Applications requesting the foregoing approvals have been submitted to the appropriate agencies. Assuming receipt of all requisite approvals, it is anticipated that the Reorganization will become effective not later than June 30, 2004.

Material United States Federal Income Tax Consequences

  General

        The following is a summary discussion addressing the material U.S. federal income tax consequences of the merger of Interim Wilshire Bancorp into the Bank generally applicable to Bank shareholders who hold their shares of Bank Common Stock as capital assets at the effective time of the merger and who exchange their shares for shares of Wilshire Bancorp in the merger. The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to Bank shareholders in light of their particular circumstances, and does not apply to Bank shareholders that are subject to special rules under U.S. federal income tax laws, such as:

  •
  foreign persons;

  •
  financial institutions, insurance companies, mutual funds, dealers in securities or foreign currencies, tax-exempt organizations and shareholders subject to the alternative minimum tax;

  •
  shareholders who hold Bank Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;

  •
  shareholders who acquired their Bank Common Stock through stock option or stock purchase programs or otherwise as compensation;

  •
  a trader in securities who elects the mark to market method of accounting for his or her securities; and

  •
  shareholders whose functional currency is not the U.S. dollar.

        In addition, this discussion does not consider the tax treatment of Bank shareholders that hold their Bank shares through a partnership or other pass-through entity and it does not address the tax consequences of the merger foreign, state or local tax laws or U.S. federal estate tax laws.

        Bank shareholders are urged to consult their own tax advisors regarding the tax consequences of the merger to them based on their own circumstances, including the application and effect of U.S. federal, state, local and foreign tax laws.

        The following discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such change could be applied retroactively and could affect the accuracy of the statements and conclusions set forth in this discussion and the tax consequences of the merger to the Bank or its shareholders. The following discussion is not binding on the Internal Revenue Service.

        Neither the Bank nor Wilshire Bancorp has requested nor will either request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the Reorganization. The Bank has received from Jenkens & Gilchrist, P.C., counsel to the Bank, an opinion that, as of the effective time of the Reorganization:

  •
  the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  each of the Bank, Wilshire Bancorp, and Interim Wilshire Bancorp will be treated as a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

        It is a condition to the consummation of the Reorganization that Jenkens & Gilchrist, P.C. renders such opinion. The opinion is based upon the assumption that the Reorganization will take place in the manner described in the Agreement and Plan of Merger, and also assumes the truth and accuracy of certain factual representations made by the Bank and Wilshire Bancorp which are customarily given in transactions of this kind.

        Subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the merger:

  •
  a Bank shareholder will not recognize gain or loss on the exchange of Bank Common Stock for Wilshire Bancorp Common Stock pursuant to the Reorganization;

  •
  the tax basis of Wilshire Bancorp stock received by a Bank shareholder in the Reorganization will be equal to the tax basis of the Bank Common Stock exchanged therefor;

  •
  the holding period of the Wilshire Bancorp Common Stock received by a Bank shareholder in the merger will include the holding period of the Bank Common Stock surrendered therefor; and

  •
  Wilshire Bancorp or Interim Wilshire Bancorp will recognize no gain or loss as a result of the merger.

        Opinions of counsel are not binding on the Internal Revenue Service or the courts. As a result, neither the Bank nor Wilshire Bancorp can assure you that the conclusions contained in this discussion or in the opinion of counsel will not be challenged by the Internal Revenue Service or sustained by a court if challenged. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Bank shareholder would be required to recognize gain or loss equal to the difference between: (i) the fair market value of the Wilshire Bancorp Common Stock received in the exchange, and (ii) the shareholder's tax basis in the Bank Common Stock surrendered therefor. In such event, a Bank shareholder's tax basis in the Wilshire Bancorp Common Stock received would be equal to its fair market value at the effective time of the merger, and the shareholder's holding period for the Wilshire Bancorp Common Stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the Bank shareholder's holding period for the Bank Common Stock was more than one year as of the effective date of the merger.

  Reporting and Record Keeping

        A Bank shareholder is required to retain records of the transaction, and to attach to the shareholder's federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss in the exchange. At a minimum, the statement must include: (1) the shareholder's tax basis in the Bank Common Stock surrendered, and (2) the fair market value, as of the time of the effective date of the merger, of the Wilshire Bancorp Common Stock received in the exchange therefor.

        The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Bank shareholder. Holders of Bank Common Stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the Reorganization, including the applicability and effect of foreign, state, local and other tax laws.

Accounting Treatment of the Reorganization

        The Bank will account for the Reorganization at historical cost. Because this method records the assets and liabilities of the merged companies on a historical cost basis, no new intangible assets, including goodwill, will be recorded as a result of the Reorganization.

        The Reorganization will increase the common equity of the Bank by $15,000,000, as Wilshire Bancorp will make a capital contribution of the proceeds from the 2003 trust preferred securities issued into the Bank's common equity. This amount was already included in the Bank's capital at December 31, 2003. The Bank's capital will be reduced to the extent of the Bank's expenses incurred to complete the Reorganization and the Bank's initial capitalization of Wilshire Bancorp. The Bank estimates its expenses in connection with the Reorganization to be $200,000.

Quotation on The Nasdaq National Market

        Pursuant to the Agreement and Plan of Merger, Wilshire Bancorp is to take all necessary action to ensure that the shares of Wilshire Bancorp Common Stock to be issued in the Reorganization and the other shares to be reserved for issuance in connection with the Reorganization are approved for trading on The Nasdaq National Market, subject to official notice of issuance.

Delisting and Deregistration of Bank Common Stock

        If the Reorganization is completed, the Bank Common Stock will be delisted from The Nasdaq National Market and will be deregistered under the Federal Deposit Insurance Act (the "FDIC Act") as amended.

Federal Securities Laws Consequences

        The shares of Wilshire Bancorp Common Stock to be issued in the Reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Wilshire Bancorp Common Stock issued to any person who is deemed to be an affiliate of the Bank or Wilshire Bancorp. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the Bank and include the Bank's officers and directors. The Bank's affiliates may not sell their Wilshire Bancorp Common Stock acquired in the Reorganization, except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of Wilshire Bancorp); or

  •
  any other applicable exemption under the Securities Act.

        As required by the merger agreement, the Bank has obtained from each of its directors and executive officers a written agreement providing that he will not sell, pledge, transfer or otherwise dispose of any Wilshire Bancorp Common Stock he receives in the Reorganization except in accordance with the foregoing restrictions.

Expenses of the Reorganization

        The expenses of the Reorganization, estimated to total approximately $200,000, will be borne by the Bank. It is anticipated that legal expenses of the Reorganization will approximate $115,000; accounting and financial advisory services will approximate $50,000; application and related fees for approvals by regulatory authorities are expected to total $10,000; and postage, photocopying, long distance, supplies and related miscellaneous expenses are not expected to exceed $25,000. No commissions of any kind and no remuneration to directors, other than customary fees for attending meetings, will be paid as a result of the Reorganization.

Dissenter's or Appraisal Rights

        California state law does not provide for exercise of dissenters' or appraisal rights in the context of the Reorganization.

THE AGREEMENT AND PLAN OF MERGER

        This section is a summary of the material terms and provisions of the Agreement and Plan of Merger, a copy of which is incorporated by reference and attached as Annex A to this Proxy Statement/ Prospectus. The following description is not intended to be a complete description of all the terms of the Agreement and Plan of Merger. You should refer to the full text of the Agreement and Plan of Merger for details of the Reorganization and the Agreement and Plan of Merger. The Bank and Wilshire Bancorp encourage you to carefully read the complete Agreement and Plan of Merger for its precise legal terms and other information that may be important to you.

The Merger

        The Agreement and Plan of Merger provides that upon the closing, Interim Wilshire Bancorp will be merged with and into the Bank, with the Bank as the surviving entity. As a result of the merger, the Bank will become a wholly-owned subsidiary of Wilshire Bancorp. The Reorganization will become effective on the date of filing of a Plan of Merger, duly certified by the Secretary of State of California, with the California Commissioner of Financial Institutions, which the parties have agreed to file at closing. This is referred to as the "effective time" of the merger. The Articles of Incorporation and Bylaws of the Bank in effect immediately prior to the effective time of the merger will continue to be the Articles of Incorporation and Bylaws of the Bank following the Reorganization. Similarly, the officers and directors of the Bank immediately prior to the effective time will continue as officers and directors of the Bank following the merger.

The Exchange and Treatment of Securities

        At the effective time of the Reorganization:

  •
  each share of Bank Common Stock issued and outstanding immediately prior to the effective time will cease to be outstanding and will be converted into the right to receive one share of Wilshire Bancorp Common Stock;

  •
  shares of Bank Common Stock held in the treasury of the Bank or that are owned by the Bank, Wilshire Bancorp, or Interim Wilshire Bancorp will be canceled and no Wilshire Bancorp common stock or other consideration will be delivered in exchange for this cancellation, except that the Bank will receive an amount equal to its initial capital investment in Wilshire Bancorp;

  •
  each outstanding Bank stock option will be converted into an option to acquire the same number of shares of Wilshire Bancorp Common Stock; and

  •
  each share of Interim Wilshire Bancorp issued and outstanding immediately prior to the effective time will be canceled.

Options

        As of [the record date], there were outstanding options to purchase 662,875 shares of Bank Common Stock at an average weighted exercise price of $2.60 per share. Each Bank option that is outstanding and unexercised immediately before the effective date of the merger will be converted into an equal number of options to purchase shares of Wilshire Bancorp. The duration and other terms of the Bank options will remain unchanged except that all references to Wilshire State Bank in any of the Bank stock plans (and corresponding reference in any option agreement documenting such option) will be deemed to be references to Wilshire Bancorp.

Exchange of Certificates

        As soon as reasonably practicable after the Reorganization takes place, U.S. Stock Transfer Corporation, as exchange agent, will mail to each shareholders of record of the Bank a letter of transmittal containing instructions for the surrender of certificates representing Bank Common Stock in exchange for certificates representing Wilshire Bancorp Common Stock.

        HOLDERS OF BANK COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

        None of Wilshire Bancorp, Interim Wilshire Bancorp, the Bank or the exchange agent will be liable to any holder of a certificate formerly representing shares of Bank Common Stock for Wilshire Bancorp Common Stock or any unpaid dividends and distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Transfer of Shares

        The stock transfer books of the Bank will be closed immediately after the Reorganization and no transfers of shares of Bank Common Stock will be made or recorded on the stock transfer books after the Reorganization.

Listing of Wilshire Bancorp Common Stock on Nasdaq

        Wilshire Bancorp has agreed to take all necessary action to cause the Wilshire Bancorp Common Stock issued in the Reorganization and the shares of Wilshire Bancorp Common Stock reserved for issuance upon exercise of the options assumed by Wilshire Bancorp to be approved for listing on The Nasdaq National Market.

Conditions to the Consummation of the Merger; Regulatory Approvals

        The following must occur prior to consummation of the merger:

  •
  the approval of the Agreement and Plan of Merger by shareholders of the Bank and the sole shareholder of Interim Wilshire Bancorp;

  •
  each of the Bank and Wilshire Bancorp shall have obtained all material consents and approvals of third parties as set forth in the Agreement and Plan of Merger, including, but not limited to, the approval of the Reorganization by the Federal Reserve Board, the FDIC, and the California Department of Financial Institutions; and

  •
  the registration statement of which this proxy statement/prospectus is a part shall have been declared effective, no stop order suspending the effectiveness of the registration statement shall have been issued by the Commission, and no proceeding for that purpose shall have been initiated or threatened by the Commission.

        The Bank and Wilshire Bancorp anticipate, but cannot guarantee, that regulatory approvals will ultimately be obtained. The approval of the transaction by the Federal Reserve Board, the FDIC and the California Department of Financial Institutions reflects only the view that the transaction does not contravene applicable law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the Bank. The approvals do not, and will not, include any evaluation that the transaction is in your best interests. The approval of the Federal Reserve Board, the FDIC or the California Department of Financial Institutions should not be interpreted as an opinion that such regulator has considered the adequacy of the terms of the Reorganization or that the Reorganization is favorable to you from a financial point of view and will in no way constitute an endorsement of, or recommendation for, the Reorganization.

Termination

        The Agreement and Plan of Merger provides that at any time prior to the closing date of the Merger, whether before or after any action thereon by the shareholders of the Bank or Interim Wilshire Bancorp, the Agreement and Plan of Merger may be terminated by the mutual consent in writing of the Bank, Interim Wilshire Bancorp, and Wilshire Bancorp.

        If the Bank, Interim Wilshire Bancorp and Wilshire Bancorp consent to termination, the Agreement and Plan of Merger will be deemed void, and there will be no liability under the terms of the Agreement and Plan of Merger or on account of the termination on the part of the parties, or the directors, officers, employees, agents or shareholders.

Waiver, Amendment and Modification

        Any of the terms or conditions of the Agreement and Plan of Merger may be waived, modified or amended by the Bank, Interim Wilshire Bancorp and Wilshire Bancorp by action taken by or on behalf of their respective boards of directors at any time before or after approval of the Agreement and Plan of Merger by their shareholders. However, after the shareholders of the Bank, Interim Wilshire Bancorp or Wilshire Bancorp have approved the Agreement and Plan of Merger, no amendment, modification or waiver can affect the consideration to be received by any party or its shareholders.

Affiliate Agreements

        The Bank has agreed to use reasonable commercial efforts to cause each person who may be deemed an affiliate of the Bank to execute an affiliate agreement, substantially in the form attached as Annex B to this proxy statement/prospectus, within 30 days following the execution and delivery of the Agreement and Plan of Merger. Pursuant to the affiliate agreement, each person who signs such an affiliate agreement will agree not to sell, transfer or otherwise dispose of Wilshire Bancorp Common Stock except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of Wilshire Bancorp); or

  •
  any other applicable exemption under the Securities Act.

        In accordance with the affiliate agreement, Wilshire Bancorp will be entitled to place on certificates for Wilshire Bancorp Common Stock held by affiliates appropriate legends evidencing the foregoing restrictions.

INFORMATION ABOUT WILSHIRE STATE BANK

Business of Wilshire State Bank

  Overview of the Business

        Wilshire State Bank (the "Bank," "we," "us" or "our"), a California state-chartered commercial bank, was incorporated under the laws of the State of California on May 20, 1980 and commenced operations on December 30, 1980. Our Main Office and Corporate Headquarters are located at 3200 Wilshire Boulevard, Los Angeles, California 90010. In addition, we have eleven full-service branch offices in southern California located in Koreatown, downtown Los Angeles, Huntington Park, Gardena, the San Fernando Valley, Cerritos, Rowland Heights, and Garden Grove. We also have three loan production offices utilized primarily for the origination of loans under the Bank's Small Business Administration ("SBA") lending program in Seattle, Washington; Dallas, Texas; and the San Jose, California area (Milpitas, California).

        We are an insured bank up to the maximum limits authorized under the Federal Deposit Insurance Act, as amended (the "FDI Act"). Like most state-chartered banks of our size in California, we are not a member of the Federal Reserve System, but a member of Federal Home Loan Bank of San Francisco, a congressionally chartered Federal Home Loan Bank. At December 31, 2003, we had approximately $983 million in assets, $757 million in total loans, and $857 million in deposits.

        We operate a community bank focused on the general commercial banking business, with our primary market encompassing the multi-ethnic population of the Los Angeles County area. Our full-service offices are located primarily in areas where a majority of the businesses are owned by Korean-speaking immigrants, with many of the remaining businesses owned by Hispanic and other minority groups. Our branches in Huntington Park and Garden Grove are located in predominantly Hispanic and Vietnamese communities, respectively. Our client base reflects the multi-ethnic composition of these communities.

        To address the needs of our multi-ethnic customers, we have many multilingual employees who are able to converse with our clientele in their native languages. We believe that the ability to speak the language of our customers assists us in tailoring products and services for our customers' needs.

  Available Information

        We maintain an Internet website at www.wilshirebank.com. On the Investor Relations component or link of our website, we post the following filings, which are available free of charge, as soon as reasonably practicable after they are filed the Federal Deposit Insurance Corporation (the "FDIC"): our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports filed or furnished under the FDI Act. In addition, we post separately on our website all filings made by persons pursuant to Section 16 of the Securities and Exchange Act of 1934, as required by the FDI Act. These filings are required to be filed with the FDIC under the FDI Act.

  Expansion

        Branch Expansion.    Over the past few years, our network of branches and loan production offices have been expanded geographically. As of March 8, 2004, we maintained eleven full-service branch offices (in addition to our main office) and three loan production offices. Most recently, on March 8, 2004, we opened another branch office in downtown Los Angeles. During fiscal year 2003, we opened two full service branches located in the mid-Wilshire area of Los Angeles, and in the Irvine area (City of Tustin, California). We had previously opened four additional branch offices in Huntington Park, Gardena, Rowland Heights, and Garden Grove between 1999 and 2002. In 1999, we also had opened a new loan production office in Dallas in an area that complemented our multi-ethnic small business focus. We intend to continue our growth strategy in future years through the opening of additional branches and loan production offices as our needs and resources permit.

        Trust Preferred Securities and Junior Subordinated Debentures.    In December 2002, we issued $10 million in floating rate ten-year junior subordinated debentures ("2002 Junior Subordinated Debentures"). These 2002 Junior Subordinated Debentures will mature on December 26, 2012. Interest on the 2002 Junior Subordinated Debentures is payable quarterly and no scheduled payments of principal are due prior to maturity. In December 2003, we also formed a wholly-owned subsidiary, Wilshire Bancorp, Inc., or Wilshire Bancorp, in order to raise additional capital through the issuance of trust preferred securities. In turn, Wilshire Bancorp organized its wholly-owned subsidiary, Wilshire Statutory Trust, which issued $15 million in trust preferred securities. Wilshire Bancorp then purchased all of the common interest in the Wilshire Statutory Trust and issued junior subordinated debentures to the Wilshire Statutory Trust having terms substantially similar to the trust preferred securities in exchange for the proceeds from the Wilshire Statutory Trust's trust preferred securities (the "2003

Junior Subordinated Debentures"). Both the 2002 and 2003 Junior Subordinated Debentures qualify as Tier 2 risk-based capital under capital adequacy guidelines. At December 31, 2003, $25.5 million, which represents 100% of the total outstanding amount of the instruments, qualified as Tier 2 capital. We believe that the supplemental capital raised in connection with the issuance of these securities will allow us to achieve and maintain status as a well-capitalized institution and sustain our continued loan growth.

        Bank Holding Company Reorganization.    We are currently considering a reorganization into a bank holding company structure. In the proposed reorganization, each of the Bank's outstanding shares of common stock would convert into an equal number of shares of common stock in a new holding company, which would own the Bank as its wholly-owned subsidiary. Management believes that operating the Bank within a holding company structure would, among other things, allow the Bank to include the proceeds from the issuance of the trust preferred securities as Tier 1 capital (within regulatory guidelines), provide greater operating flexibility than is currently enjoyed by Wilshire State Bank; facilitate the acquisition of related businesses as opportunities arise; improve the Bank's ability to diversify; enhance the Bank's ability to remain competitive in the future with other companies in the financial services industry that are organized in a holding company structure; and enhance the Bank's ability to raise capital to support growth. Approval of the reorganization will require the affirmative vote of a majority of the Bank's common stock. The proposed reorganization would need to be approved by the vote of the majority of the issued and outstanding shares of common stock. We anticipate that shareholders will be receiving a proxy statement further detailing the proposed reorganization in June 2004.

        If we complete the proposed reorganization, we anticipate that the common stock of the bank holding company would be listed on the Nasdaq National Market System, as our common stock currently is listed. Although the Bank is currently required to file periodic reports with the FDIC under the FDI Act, the bank holding company would be subject to the Exchange Act and would file its periodic reports with the Commission under Sections 13(a) or 15(d) of the Exchange Act. Those reports would be available, free of charge, as soon as reasonably practicable after such forms are electronically filed with the Commission, and be obtained directly from the Commission's website at www.sec.gov.

        Pending Shell Charter Acquisition.    We are currently seeking branch expansion opportunities in Texas. The State of Texas allows de novo branching in Texas by banks headquartered in other states offering reciprocity to Texas financial institutions. If a bank or bank holding company is located in a state that does not offer reciprocity to Texas financial institutions, it must acquire a Texas bank that has been in existence and in continuous operation for at least five years in order to establish banking operations in Texas. Because California does not permit out-of-state banks to branch de novo into California, the only way in which we can enter Texas is through the acquisition of a financial institution that has been operating in Texas for at least five years.

        In October 2003, we learned that TexasBank, a Texas state banking association with its principal office located in Fort Worth, Texas, had entered into an Agreement and Plan of Reorganization with Northwest National Bank of Arlington, or Northwest National, a national banking association with its principal office located in Arlington, Texas, pursuant to which TexasBank would acquire Northwest National. We approached TexasBank regarding our interest in acquiring the "shell" charter of Northwest National (which has been operating in Texas for more than five years), which would allow us to establish a branch in the State of Texas. On January 29, 2004, we entered into a stock purchase agreement with TexasBank pursuant to which we have agreed to acquire all of the issued and outstanding capital stock of Northwest National immediately following TexasBank's acquisition of Northwest National. In accordance with the terms of a purchase and assumption agreement between TexasBank and Northwest National, TexasBank has agreed to acquire substantially all of the assets and assume all of the liabilities of Northwest National immediately prior to our acquisition of Northwest National's capital stock. Accordingly, we would acquire the "shell" charter of Northwest National.

        If the Northwest National transaction is consummated, we intend to relocate the existing office of Northwest National located in Arlington, Texas branch to Dallas, Texas, where it would continue to be operated as one of our branches. However, the consummation of our acquisition of Northwest National and the establishment of a branch in Dallas, Texas is subject to consummation of TexasBank's acquisition of Northwest National and our receipt of regulatory approval from the FDIC and the California Department of Financial Institutions. Although we anticipate that the transaction will ultimately be consummated, no assurance can be provided that the necessary regulatory approvals will be obtained or that other conditions precedent to the completion of such transactions can or will be satisfied. In addition, because the consummation of our shell charter transaction is subject to the successful completion of TexasBank's acquisition of Northwest National, delays in the consummation of that acquisition would necessarily affect our ability to complete our shell charter transaction. There can be no assurance that TexasBank will be able to secure the necessary regulatory approvals or that other conditions precedent to that acquisition can or will be satisfied.

  Business Segments

        We operate in three primary business segments: Banking Operations, Trade Finance Services, and Small Business Administration Lending Services. We determine operating results of each segment based on an internal management system that allocates certain expenses to each segment. These segments are described in additional detail below:

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  Banking Operations: Includes providing commercial, consumer and real estate loans to customers.

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  Trade Finance Services: Our Trade Finance Department assists our import/export customers with their international transactions. Trade finance products include the issuance and collection of letters of credit, international collection and import/export financing.

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  Small Business Administration Lending Services: Involves providing loans through the U.S. Small Business Administration, or SBA, guaranteed lending program.

  Lending Activities

        General.    Our loan policies set forth the basic guidelines and procedures by which we conduct our lending operations. These policies address the types of loans available, underwriting and collateral requirements, loan terms, interest rate and yield considerations, compliance with laws and regulations and our internal lending limits. Our Board of Directors reviews and approves our loan policies on an annual basis. We supplement our own supervision of the loan underwriting and approval process with periodic loan audits by experienced external loan specialists who review credit quality, loan documentation and compliance with laws and regulations. We engage in a full complement of lending activities, including:

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  commercial real estate loans,

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  commercial business lending and trade finance,

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  Small Business Administration lending, and

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  consumer loans, including automobile loans, home mortgages, credit lines and other personal loans.

        In July 1999, we installed a new management team, which in turn implemented a strategy of increasing emphasis on commercial loans and attracting business accounts through relationship banking. This action was taken primarily to diversify our revenue sources and avoid excessive reliance on our SBA loans. In 1999, net revenue from our SBA department as a percentage of total net revenue represented 53.5% of our total net revenue. As a result of this strategy, the net revenue from our SBA department was 40.3%, 29.0% and 32% of our total net revenue in 2001, 2002 and 2003, respectively.

        In 2003, we decided to increase our focus on consumer lending to meet customer needs and to diversify our product line. Under this modified business strategy, we established our Auto Loan Center in the first quarter of 2003 and our Home Loan Center for home mortgage borrowers in September of 2003.

        As part of our efforts to achieve long-term stable profitability and respond to a changing economic environment in Southern California, we constantly evaluate a variety of options to augment our traditional focus by broadening the services and products we provide. Possible avenues of growth include more branch locations, expanded days and hours of operation and new types of lending. To date, we have not expanded into areas of brokerage, annuity, insurance or similar investment products and services and have concentrated primarily on the core businesses of accepting deposits, making loans and extending credit.

        Loan Procedures.    Loan applications may be approved by the Director Loan Committee of our Board of Directors, or by our management or lending officers to the extent of their loan authority. Our Board of Directors authorizes our lending limits. Our President, Chief Lending Officer and Chief Credit Administrator are responsible for evaluating the authority limits for individual credit officers and recommending lending limits for all other officers to the board of directors for approval.

        We grant individual lending authority to our President, Chief Lending Officer and some department managers. Our highest management lending authority is the combined administrative lending authority for unsecured and secured lending of $400,000, which requires the approval of our President. The next highest lending authority is $200,000 for our Chief Lending Officer. Loans for which direct and indirect borrower liability exceeds an individual's lending authority are referred to our Senior Loan Committee or Director Loan Committee.

        At March 31, 2004, our authorized legal lending limits were $16.1 million for unsecured loans plus an additional $10.8 million for specific secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan losses on an unsecured basis, plus an additional 10% on a secured basis. Our primary capital plus allowance for loan losses at March 31, 2004 totaled $82.4 million.

        We seek to mitigate the risks inherent in our loan portfolio by adhering to certain underwriting practices. The review of each loan application includes analysis of the applicant's prior credit history, income level, cash flow and financial condition, tax returns, cash flow projections, and the value of any collateral to secure the loan, based upon reports of independent appraisers and audits of accounts receivable or inventory pledged as security. In the case of real estate loans over a specified amount, the review of collateral value includes an appraisal report prepared by an independent Bank-approved appraiser.

        Real Estate Loans.    We offer commercial real estate loans to finance the acquisition of new or refinancing of existing commercial properties, such as shopping centers, office buildings, industrial buildings, warehouses, hotels, automotive industry facilities and multiple dwellings. At March 31, 2004, commercial real estate loans constituted 81% of our loan portfolio.

        Our real estate loans are typically collateralized by first or junior deeds of trust on specific commercial properties and equity lines of credit, and, when possible, subject to corporate or individual guarantees from financially capable parties. The properties collateralizing real estate loans are principally located in our primary market areas of Southern California. Real estate loans typically bear an interest rate that floats with our base rate, prime rate or another established index.

        Commercial real estate loans typically have seven-year maturities with up to 25-year amortization of principal and interest and loan-to-value ratios of not more than 65% of the appraised value or purchase price, whichever is lower. We usually impose a prepayment penalty during the period within 3 years of the date of the loan.

        Construction loans are comprised of loans on commercial, residential and income producing properties that generally have terms of one year, with options to extend for additional periods to complete construction and to accommodate the lease-up period. We usually require 20-25% equity capital investment by the developer and loan to value ratios of not more than 65% of anticipated completion value.

        Miniperm loans finance the purchase and/or ownership of commercial properties, including owner-occupied and income producing properties. We also offer miniperm loans as take-out financing with our construction loans. Miniperm loans are generally made with an amortization schedule ranging from 15 to 25 years with a lump sum balloon payment due in one to ten years.

        Equity lines of credit are revolving lines of credit collateralized by junior deeds of trust on residential real properties. They generally bear a rate of interest that floats with our base rate or the prime rate and have maturities of five years. From time to time, we purchase participation interests in loans made by other financial institutions. These loans are subject to the same underwriting criteria and approval process as loans made directly by us.

        Our real estate portfolio is subject to certain risks, including (i) a possible downturn in the Southern California economy, (ii) interest rate increases, (iii) reduction in real estate values in Southern California, (iv) increased competition in pricing and loan structure, and (v) environmental risks, including natural disasters. We strive to reduce the exposure to such risks by (a) reviewing each loan request and renewal individually, (b) using a dual signature approval system for the approval of each loan request for loans over a certain dollar amount, (c) adherence to written loan policies, including, among other factors, minimum collateral requirements, maximum loan-to-value ratio requirements, cash flow requirements and personal guarantees, (d) secondary appraisals, (e) external independent credit review, and (f) conducting environmental reviews, where appropriate. We review each loan request on the basis of our ability to recover both principal and interest in view of the inherent risks.

        Commercial Business Lending.    We offer commercial loans to sole proprietorships, partnerships and corporations, with an emphasis on the real estate related industry. These commercial loans include business lines of credit and commercial term loans to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of assets, equipment or inventory. Since a borrower's cash flow from operations is generally the primary source of repayment, our policies provide specific guidelines regarding required debt coverage and other important financial ratios.

        Lines of credit are extended to businesses or individuals based on the financial strength and integrity of the borrower and are secured primarily by real estate, accounts receivable and inventory, and have a maturity of one year or less. Such lines of credit bear an interest rate that floats with our base rate, the prime rate, LIBOR or another established index.

        Commercial term loans are typically made to finance the acquisition of fixed assets, refinance short-term debts or to finance the purchase of businesses. Commercial term loans generally have terms from one to five years. They may be collateralized by the asset being acquired or other available assets and bear interest rates which either floats with the Bank's base rate, prime rate, LIBOR or another established index or is fixed for the term of the loan.

        We also provide other banking services tailored to the small business market. We have focused recently on diversifying our loan portfolio, which has led to an increase in commercial real estate and commercial business loans to small and medium sized businesses.

        Our portfolio of commercial loans is subject to certain risks, including (i) a possible downturn in the Southern California economy, (ii) interest rate increases; and (iii) the deterioration of a borrower's or guarantor's financial capabilities. We attempt to reduce the exposure to such risks through (a) reviewing each loan request and renewal individually, (b) a dual signature approval system, (c) strict adherence to written loan policies, and (d) external independent credit review. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

        Small Business Administration Lending Services.    Small Business Administration, or SBA, lending forms an important part of our business. Our SBA lending service places an emphasis on minority-owned businesses. Our SBA market area includes the geographic areas encompassed by our full-service banking offices in Southern California, as well as the multi-ethnic population areas surrounding our loan production offices in Northern California, Washington and Texas. Our SBA Loan Department has attained "Preferred Lender" status, which permits us to approve SBA guaranteed loans directly. As an SBA Preferred Lender, we provide quicker and more efficient service to our clientele, enabling them to obtain SBA loans in order to acquire new businesses, expand existing businesses, and acquire locations in which to do business, without having to go through the time consuming SBA approval process.

        We recently have made efforts to diversify our banking and financial services in order to reduce our substantial revenue reliance on SBA loans. However, SBA loans continue to remain an important component of our business. To improve operational efficiency, in 1999, we restructured our SBA department to make it more marketing-oriented. The restructure involved, among other things, eliminating the SBA department's separate administrative staff and moving this function with our other general administration department, and closing our regional SBA loan production office in Chicago. We reduced our operating expenses from $5.1 million in 2001 to $2.1 million and $2.8 million in 2002 and 2003, respectively. At the same time, we increased the assets of our SBA business segment from $72.6 million at December 31, 2001 to $101.6 million and $125.6 million at December 31, 2002 and 2003, respectively. The amount of our pre-tax income from this segment represented 51.4% of our total pre-tax income in 2001, 52.6% in 2002 and 50.1% in 2003.

        Although our participation in the SBA program is subject to the legislative power of Congress and the continued maintenance of our approved status by the SBA, we have no reason to believe that this program (and our participation therein) will not continue, particularly in view of the lengthy duration of the SBA program nationally.

        Consumer Loans.    Consumer loans include personal loans, auto loans, home improvement loans, home mortgage loans, revolving lines of credit and other loans typically made by banks to individual borrowers. Prior to 2003, we did not actively pursue consumer-lending opportunities. Consumer loans historically had represented less than 5% of our total loan portfolio. We provided consumer loan products only as additional services to existing customers. However, since 2003, we have increased our focus on consumer lending in an effort to diversify our product line.

        Our consumer loan portfolio is subject to certain risks, including:

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  amount of credit offered to consumers in the market,

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  interest rate increases, and

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  consumer bankruptcy laws which allow consumers to discharge certain debts.

        We attempt to reduce the exposure to such risks through the direct approval of all consumer loans by:

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  reviewing each loan request and renewal individually,

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  using a dual signature system of approval,

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  strict adherence to written credit policies and,

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  external independent credit review.

  Trade Finance Services

        Our Trade Finance Department has been an integral part of our business since the early 1990s and assists our import/export customers with their international transactions. Trade Finance products include the issuance and collection of letters of credit, international collection, import/export financing, and U.S. EximBank and SBA guaranteed loans.

        We generate most of our revenue from the Trade Finance Department from fee income through providing facilities to support import/export customers and interest income from extensions of credit. Our Trade Finance Department's fee income has increased from $1.0 million in 2001 to $1.3 million and $1.5 million in 2002 and 2003, respectively, and its net revenue has increased from $1.7 million in 2001 to $1.9 million and $3.0 million in 2002 and 2003, respectively.

  Deposit Activities and Other Sources of Funds

        Our primary sources of funds are deposits and loan repayments. Scheduled loan repayments are a relatively stable source of funds, whereas deposit inflows and outflows and unscheduled loan prepayments (which are influenced significantly by general interest rate levels, interest rates available on other investments, competition, economic conditions and other factors) are not as stable. Customer deposits remain a primary source of funds, but these balances may be influenced by adverse market changes in the industry. Other borrowings may be used:

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  on a short-term basis to compensate for reductions in deposit inflows at less than projected levels, and

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  on a longer-term basis to support expanded lending activities and to match the maturity of repricing intervals of assets.

        We offer a variety of accounts for depositors which are designed to attract both short-term and long-term deposits. These accounts include certificates of deposit ("CDs"), regular savings accounts, money market accounts, checking and negotiable order of withdrawal ("NOW") accounts, installment savings accounts, and individual retirement accounts ("IRAs"). These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits. As needs arise, we augment these customer deposits with brokered deposits. The more significant deposit accounts offered by us are described below:

        Certificates of Deposit.    We offer several types of CDs with a maximum maturity of five years. The substantial majority of our CDs have a maturity of one to twelve months and typically pay simple interest credited monthly or at maturity.

        Regular Savings Accounts.    We offer savings accounts that allow for unlimited deposits and withdrawals, provided that depositors maintain a $100 minimum balance. Interest is compounded daily and credited quarterly.

        Money Market Account.    Money market accounts pay a variable interest rate that is tiered depending on the balance maintained in the account. Minimum opening balances vary. Interest is compounded daily and paid monthly.

        Checking and NOW Accounts.    Checking and NOW accounts are generally non-interest and interest bearing accounts, respectively, and may include service fees based on activity and balances. NOW accounts pay interest, but require a higher minimum balance to avoid service charges.

        Federal Home Loan Bank Borrowings.    To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the Federal Home Loan Bank. We regularly make use of Federal Home Loan Bank advances as part of our interest rate risk management, primarily to extend the duration of funding to match the longer term fixed rate loans held in the loan portfolio as part of our growth strategy.

        As a member of the Federal Home Loan Bank system, we are required to invest in Federal Home Loan Bank stock based on a predetermined formula. Federal Home Loan Bank stock is a restricted investment security that can only be sold to other Federal Home Loan Bank members or redeemed by the Federal Home Loan Bank. As of December 31, 2003, we owned $1,510,000 in FHLB stock.

        Advances from the Federal Home Loan Bank are typically secured by the Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. At December 31, 2003, our borrowing limit with the Federal Home Loan Bank was approximately $84 million.

  Internet Banking

        Since 1999, we have offered Internet banking service, which allows our customers to access their deposit accounts through the Internet. Customers are able to obtain transaction history and account information, transfer funds between accounts and make on-line bill payments. We intend to improve and develop our Internet banking products and delivery channels as the need arises and our resources permit.

  Other Services

        We also offer ATM machines located at some branch offices, customer access to an ATM network and armored carrier services.

  Marketing

        Our business plan relies principally upon local advertising and promotional activity and upon personal contacts by our directors, officers and shareholders to attract business and to acquaint potential customers with our personalized services. We emphasize a high degree of personalized client service in order to be able to provide for each customer's banking needs. Our marketing approach emphasizes the advantages of dealing with an independent, locally-managed and state chartered bank to meet the particular needs of consumers, professionals and business customers in the community. Our management continually evaluates all of our banking services with regard to their profitability and efforts and makes determinations based on these evaluations whether to continue or modify our business plan, where appropriate.

        We do not currently have any plans to develop any new lines of business which would require a material amount of capital investment on our part.

  Competition

        Regional Branch Competition.    Our market has become increasingly competitive in recent years with respect to virtually all products and services which we offer. Although the general banking market is dominated by a relatively small number of major banks with numerous offices covering a wide geographic area, we compete in our niche market directly with smaller community banks which focus on Korean-American and other minority consumers and businesses.

        There is a high level of competition within the ethnic banking market. In the greater Los Angeles metropolitan area, our primary competitors include six locally owned and operated Korean-American banks. These banks have branches located in many of the same neighborhoods in which we operate, provide similar types of products and services, and use the same Korean language publications and media for their marketing purposes.

        In order to compete effectively, we provide quality, personalized service and fast, local decision making which we feel distinguishes us from many of our major bank competitors. For customers whose loan demands exceed our lending limit, we attempt to arrange for such loans on a participation basis with our correspondent banks. Similarly, we assist customers requiring services that we do not currently offer in obtaining such services from our correspondent banks. Unlike many other Korean-ethnic community banks, we focus a significant portion of our marketing efforts on non-Korean customers. We seek to distinguish ourselves from these competitors through superior customer service quality provided with our service motto, the "Four S's—Smile, Sincerity, Speed and Simplicity."

        A less significant source of competition in the Los Angeles metropolitan area includes branch offices of major national and international banks which maintain a limited bilingual staff for Korean-speaking customers. Although such banks have not traditionally focused their marketing efforts on our minority customer base in Southern California, their competitive influence could increase should they choose to focus on this market in the future.

        Regional Loan Production Office Competition.    We operate loan production offices in Seattle, Washington; the San Jose, California area (Milpitas, California); and Dallas, Texas. In Seattle, there is currently one local Korean-American bank serving the banking needs of the local Korean-American community. In addition, three other Los Angeles-based Korean-American banks have opened loan production offices in the Seattle area. In San Jose, three Los Angeles-based Korean-American banks have opened office branches serving the banking needs of the local Korean-American community. In Dallas, there is currently one local Korean-American bank serving the banking needs of the local Korean-American community.

        Other Competitive Factors.    Large commercial bank competitors have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to areas of highest yield and demand. Many of the major banks operating in our market area offer certain services that we do not offer directly (but some of which we offer through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits (restricted to a percentage of the bank's total shareholders' equity, depending upon the nature of the loan transaction) than we do.

        In addition to other banks, our competitors include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.

        The more general competitive trends in the industry include increased consolidation and competition. Strong competitors, other than financial institutions, have entered banking markets with focused products targeted at highly profitable customer segments. Many of these competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products areas. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to the federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions. The Financial Modernization Act, which has made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, is also expected to intensify competitive conditions.

        Technological innovations have also resulted in increased competition in the financial services industry. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that were previously considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and/or in-store branches. To some extent, such competition has had limited effect on us to date because many recent technological advancements do not yet have Korean language capabilities. However, as such technology becomes available, the competitive pressure to be at the forefront of such advancements will be significant.

        The market for the origination of SBA loans, one our primary revenue sources, is highly competitive. We compete with other small, mid-size and major banks which originate these loans in the geographic areas in which our full service branches are located, as well as in the areas where we maintain SBA loan production offices. In addition, because these loans are largely broker-driven, we compete to a large extent with banks which originate SBA loans outside our immediate geographic area. Furthermore, because these loans may be written out of loan production offices specifically set up to write SBA loans rather than out of full service branches, the barriers to entry in this area, after approval of a bank as an SBA lender, are relatively low. In order to succeed in this highly competitive market, we actively market our SBA loans to minority-owned businesses. We also plan to expand loan production offices in other states where we can compete effectively. Unlike the market for the origination of SBA loans, the market for the resale of SBA loans is currently a seller's market, and to date. we have had no difficulty finding buyers for our SBA loans. However, there can be no assurance that the resale market for SBA loans will grow or maintain its current status.

        Business Concentration.    No individual or single group of related accounts is considered material in relation to our total assets or deposits, or in relation to our overall business. However, approximately 81% of our loan portfolio held for investment at December 31, 2003 consisted of real estate-related loans, including construction loans, miniperm loans, real estate mortgage loans and commercial loans secured by real estate. Moreover, our business activities are currently focused primarily in Southern California, with the majority of our business concentrated in Los Angeles and Orange Counties. Consequently, our results of operations and financial condition are dependent upon the general trends in the Southern California economies and, in particular, the residential and commercial real estate markets. In addition, the concentration of our operations in Southern California exposes us to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods in this region.

        Impact of South Korean Economy. Many of our customers to whom we make loans or with whom we have credit arrangements are Korean-Americans who also conduct business in South Korea. Most of these customers are locally-based and we rely on domestically located assets to collateralize our loans and credit arrangements. We also generally mitigate our exposure to such loans n the same manner which we do with our other domestic loan procedures.

        However, in engaging in transactions with some of our Korean-American customers, we sometimes enter into loans and credit transactions with Korean banks, including (i) discounts of acceptances created by banks in South Korea, (ii) advances made against clean documents presented under sight letters of credit issued by banks in South Korea, (iii) advances made against clean documents held for later presentation under letters of credit issued by banks in South Korea and, (iv) extensions of credit to borrowers in the U.S. secured by letters of credit issued by banks in South Korea. Management closely monitors our exposure to the Korean economy and the activities of Korean banks with which we conduct business. Further, to mitigate our exposure in these transactions with Korean banks, we generally enter into any such loan or credit arrangements, in excess of $200,000 and of longer than 120 days, only with the largest of the Korean banks and spreads other lesser or shorter term loan or credit arrangements among a variety of medium-sized Korean banks. To date, we have not experienced any significant losses attributable to our exposure to South Korea.

  Employees

        As of December 31, 2003, we had 212 full time equivalent employees (206 full-time employees and 8 part-time employees). None of our employees are currently represented by a union or covered by a collective bargaining agreement. Management believes its employee relations are satisfactory.

Regulation of the Bank

        The banking and financial services business in which we engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Board of Governors of the Federal Reserve System, also known as the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affects interest rates charged on loans and paid on deposits. Indirectly such actions may also impact the ability of non-bank financial institutions to compete with us. The nature and impact of any future changes in monetary policies cannot be predicted.

        The laws, regulations and policies affecting financial services businesses are continuously under review by Congress and state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and by various bank regulatory agencies and other professional agencies. Changes in the laws, regulations or policies that impact us cannot necessarily be predicted, but they may have a material effect on our business and earnings.

        As a California state-chartered bank whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, the Bank is subject to regulation, supervision and regular examination by the California Department of Financial Institutions ("DFI") and the FDIC. In addition, although we are not a member of the Federal Reserve System, we are subject to certain regulations of the Board of Governors of the Federal Reserve System. The regulations of these agencies govern most aspects of our business, including the filing of periodic reports, and activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, and numerous other areas. Supervision, legal action and examination of us by the FDIC is generally intended to protect depositors and is not intended for the protection of our shareholders.

        The following discussion of statutes and regulations affecting banks is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that the referenced statutes or regulations will not change in the future.

  Capital Adequacy Requirements

        The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as federal banking agencies, to 100% for assets with relatively high credit risk. The higher the category, the more risk a bank is subject to and thus the more capital that is required.

        The guidelines divide a bank's capital into two tiers. Tier I includes common equity, retained earnings, certain non-cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries. Goodwill and other intangible assets (except for mortgage servicing rights and purchased credit card relationships, subject to certain limitations) are subtracted from Tier I capital. Tier II capital includes, among other items, cumulative perpetual and long-term, limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses (subject to certain limitations). Certain items are required to be deducted from Tier II capital. Banks must maintain a total risk-based ratio of 8%, of which at least 4% must be Tier I capital. As of December 31, 2003 and 2002, our Total Risk-Based Capital Ratios were 11.60% and 11.45%, respectively, and our Tier 1 Risk-Based Capital Ratios were 7.29% and 8.40%, respectively.

        In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans. As of December 31, 2003 and 2002, our Leverage Capital Ratios were 6.36% and 7.00%, respectively.

        Federal banking regulators may set capital requirements higher than the minimums described above for financial institutions whose circumstances warrant it. For example, a financial institution experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

  Prompt Corrective Action Provisions

        Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories:

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  "well capitalized" (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Ratio of 5%),

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  "adequately capitalized" (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4% or 3% if the institution receives the highest rating from its primary regulator),

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  "undercapitalized" (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4% or 3% if the institution receives the highest rating from its primary regulator),

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  "significantly undercapitalized" (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%), and

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  "critically undercapitalized" (tangible equity to total assets less than 2%).

        A bank may be treated as though it were in the next lower capital category if, after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment.

        At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions, if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). "Significantly undercapitalized" banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, the appropriate federal banking agency is required to appoint a conservator or receiver for an insured bank not later than 90 days after the bank becomes critically undercapitalized.

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

  Safety and Soundness Standards

        Federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings, if an acceptable compliance plan is not submitted.

  Premiums for Deposit Insurance

        FDIC regulations also implement a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions like us that are insured by the Bank Insurance Fund ("BIF"), are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are:

  •
  financially sound with only a few minor weaknesses (Group A),

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  demonstrates weaknesses that could result in significant deterioration (Group B), and

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  poses a substantial probability of loss (Group C).

        The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same as the FDIC's prompt corrective action regulations. The current BIF base assessment rates (expressed as cents per $100 of deposits) are summarized as follows:

	Group A	Group B	Group C
Well Capitalized	0	3	17
Adequately Capitalized	3	10	24
Undercapitalized	10	24	27

        The Financing Corporation, a mixed ownership government corporation, was established under the authority of the Competitive Equality Banking Act of 1987, as a financing vehicle for the Federal Savings & Loan Insurance Corporation. Effective December 12, 1991, as provided by the Resolution Trust Corporation Refinancing, Restructuring and Improvement Act of 1991, the Financing Corporation's ability to issue new debt was terminated. Outstanding Financing Corporation bonds, which are 30-year noncallable bonds with a principal amount of approximately $8.1 billion, mature in 2017 through 2019.

        The Financing Corporation still retains assessment authority, separate from the FDIC's authority to assess risk-based premiums for deposit insurance, to collect funds from FDIC-insured institutions sufficient to pay interest on Financing Corporation bonds. The FDIC acts as collection agent for the Financing Corporation. The Deposit Insurance Funds Act of 1996 authorizes the Financing Corporation to assess both BIF and SAIF insured deposits.

        The Financing Corporation assessment rate is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions. The Financing Corporation assessment rate at December 31, 2003 was 1.52 basis points, or 1.52 cents per $100 of insured deposits.

  Community Reinvestment Act

        We are subject to certain requirements and reporting obligations involving the Community Reinvestment Act ("CRA"). The CRA generally requires federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of local communities, including low and moderate-income neighborhoods. The CRA further requires that a record be kept of whether a financial institution meets its community credit needs, which record will be taken into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank's compliance with its CRA obligations, the regulators now utilize a performance-based evaluation system which bases CRA ratings on the bank's actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." We were last examined for CRA compliance in 2002 and received a "satisfactory" CRA Assessment Rating.

  Other Consumer Protection Laws and Regulations

        Bank regulatory agencies are increasingly focusing on compliance with consumer protection laws and regulations. Examination and enforcement has become intense, and banks have been advised to monitor compliance carefully with various consumer protection laws and their implementing regulations. For example, the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. In addition to CRA and fair lending requirements, we are subject to numerous other federal consumer protection statutes and regulations. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, we may incur additional compliance costs or be required to expend additional funds for investments in the local communities we serve.

  Interstate Banking and Branching The Riegle-Neal

        Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization. However, states were given the ability to prohibit interstate mergers of banks in their own state by "opting-out" (enacting state legislation prohibiting such mergers) prior to June 1, 1997.

        Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquirer would control more than 10% of the deposits held by insured depository institutions nationwide or 30% or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

        A bank may establish and operate de novo branches in any state in which the bank does not maintain a branch, if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

        In 1995, California enacted legislation to implement important provisions of the Interstate Banking Act and to repeal California's previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

        The changes effected by the Interstate Banking Act and California laws have increased competition in our market by permitting out-of-state financial institutions to enter our market areas directly or indirectly. We believe that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. Although many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on us and the competitive environment in which we operate.

  USA Patriot Act of 2001

        On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (the "Patriot Act"). The Patriot Act was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and is intended to strengthen U.S. law enforcement's and the intelligence community's ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including:

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  due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons,

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  standards for verifying customer identification at account opening,

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  rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering,

  •
  reports by non-financial trades and business filed with the Treasury Department's Financial Crimes Enforcement Network for transactions exceeding $10,000, and

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  filing of suspicious activities reports if they believe a customer may be violating U.S. laws and regulations.

        Currently we are unable to quantify the impact the Patriot Act has had or may in the future have on our financial condition or results of operations.

  The Sarbanes-Oxley Act of 2002

        On July 30, 2002, President Bush signed into law The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act addresses accounting oversight and corporate governance matters relating to the operations of public companies. During 2003, the Commission issued a number of regulations under the directive of the Sarbanes-Oxley Act significantly increasing public company governance-related obligations and filing requirements, including:

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  the establishment of an independent public oversight of public company accounting firms by a board that will set auditing, quality and ethical standards for and have investigative and disciplinary powers over such accounting firms,

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  the enhanced regulation of the independence, responsibilities and conduct of accounting firms which provide auditing services to public companies,

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  the increase of penalties for fraud related crimes,

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  the enhanced disclosure, certification, and monitoring of financial statements, internal financial controls and the audit process, and

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  the enhanced and accelerated reporting of corporate disclosures and internal governance.

        Furthermore, in November 2003, in response to the directives of the Sarbanes-Oxley Act, Nasdaq adopted substantially expanded corporate governance criteria for the issuers of securities quoted on the Nasdaq National Market (the market on which our common stock is listed for trading). The new Nasdaq rules govern, among other things, the enhancement and regulation of corporate disclosure and internal governance of listed companies and of the authority, role and responsibilities of their boards of directors and, in particular, of "independent" members of such boards of directors, in the areas of nominations, corporate governance, compensation and the monitoring of the audit and internal financial control processes.

        Some of these new requirements are currently in effect and others will go into effect upon the earlier of our next annual meeting of shareholders or October 31, 2004 (and certain other provisions will go into effect on other assigned dates).

        The Sarbanes-Oxley Act, the Commission rules promulgated thereunder, and the new Nasdaq governance requirements have required the Bank to review its current procedures and policies to determine whether they comply with the new legislation and its implementing regulations. Following the Reorganization, Wilshire Bancorp, as the public company parent of the Bank, will be primarily responsible for ensuring compliance with Sarbanes-Oxley and the Nasdaq governance rules. Although the impact these new requirements will have upon the Wilshire Bancorp's and the Bank's operations is not entirely clear, the Bank has already experienced an increase in expenditures associated with certain outside professional costs necessary to compliance.

        Following the Reorganization, Wilshire Bancorp, as the Bank's parent holding company, will be primarily responsible for ensuring compliance with the Sarbanes-Oxley Act and the new Nasdaq governance rules.

  Other Pending and Proposed Legislation

        Other legislative and regulatory initiatives which could affect us and the banking industry, in general, are pending and additional initiatives may be proposed or introduced before the United States Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject us to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. We cannot predict whether, or in what form, any such legislation or regulations may be enacted or the extent to which our business would be affected thereby.

  Environmental Regulations

        In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Properties

        The Bank's primary banking facility is located on the first floor of 3200 Wilshire Boulevard, Los Angeles, California (the "Main Office"), and consists of approximately 6,963 square feet. Current monthly rental for the first floor banking facility is $8,704. In addition, the Bank leases administrative and various lending office spaces on the fifth, seventh, and fourteenth floors of the Main Office covering 8,970, 11,269, and 4,949 square feet, respectively. Current monthly rent on these premises are $10,678, $14,086 and $5,193 for the fifth, seventh and fourteenth floors, respectively. The space on the first, seventh, and fourteenth floors of the Main Office are subject to a lease that expires in July 2005, subject to the Bank's right to extend the for three consecutive periods of five years each. The fifth floor lease will expire July 2008, subject to our option to terminate the lease in July 2005.

        In addition to the Main Office, the Bank has eleven full-service branch banking offices in Southern California located in Koreatown, downtown Los Angeles, Huntington Park, Gardena, the San Fernando Valley, Cerritos, Rowland Heights, Garden Grove, and Irvine. These offices are all leased, except for the branch in Huntington Park, which the Bank owns. The Bank also leases three separate loan production offices in Seattle, Washington; Dallas, Texas; and the San Jose, California area. The Bank bought another property in December 2003 for the opening of the full-service branch in Dallas, Texas.

The purchase price was approximately $1,325,000. The property is located at 2237 Royal Lane, Dallas, Texas. Each of the branch offices is listed in the table below:

Property	Ownership Status	Square Feet	Purchase Price	Monthly Rent	Use	Lease Expiration
Downtown Office 1122 South Maple Avenue Suites 203 and 204 Los Angeles, California	leased	2,700	n/a	$6,124	Branch office	May 2002 (w/right to extend for two consecutive 5-year periods)
Cerritos Office 17500 Carmenita Road Cerritos, California	leased	4,500	n/a	$8,408	Branch office	January 2005 (w/right to extend for one 5-year periods)
Western Office 841 South Western Avenue Los Angeles, California	leased	4,950	n/a	$17,485	Branch office	June 2005 (w/right to extend for one 5-year periods)
Gardena Office 15435 South Western Ave. Suite 100 Gardena, California	leased	4,150	n/a	$10,436	Branch office	November 2005 (w/right to extend for two consecutive 5-year periods)
Rowland Heights Office 19765 E. Colima Road Rowland Heights, California	leased	2,860	n/a	$7,476	Branch office	May 2006 (w/right to extend for two consecutive 5-year periods)
Garden Grove Office 10131 Westminster Avenue Garden Grove, California	leased	1,820	n/a	$2,739	Branch office	March 2007 (w/right to extend for 4 1/2 years)
Valley Office 8401 Reseda Boulevard Northridge, California	leased	7,350	n/a	$5,891	Branch office	October 2007 (w/right to extend for two consecutive 5-year periods)
Huntington Park 6350 Pacific Boulevard Huntington Park, California	purchased May 2000		$710,000	n/a	Branch office	n/a
Irvine Office 14451 Red Hill Avenue Tustin, California	leased	1,200	n/a	$5,690	Branch office	June 2008 (w/right to extend for two consecutive 5-year periods)
Mid-Wilshire Office 3834 Wilshire Boulevard Los Angeles, California	leased	3,382	n/a	$7,670	Branch office	December 2007 (w/right to extend for one 5-year periods)
Fashion Town Office 1300 S. San Pedro Street Los Angeles, California	leased	3,208	n/a	$6,416	Branch office	December 2009 (w/right to extend for two consecutive 5-year periods)

        Management has determined that all of its premises are adequate for its present and anticipated level of business.

Description of Bank Capital Stock

        The authorized capital stock of the Bank consists of 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of [the record date], there were 13,967,536 shares of common stock outstanding, and an additional 519,600 shares of the authorized Bank Common Stock available for the future grant of options and an additional 662,875 shares of Bank Common Stock reserved for issuance to the holders of stock options previously granted and still outstanding under the Wilshire State Bank 1997 Stock Option Plan. There are no shares of Bank preferred stock outstanding.

  Common Stock

        Holders of Bank Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably dividends as may be legally declared by the Bank's Board of Directors.

        In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the Bank Common Stock.

        The transfer agent for Bank Common Stock is U.S. Stock Transfer Corporation.

  Preferred Stock

        Bank preferred stock may be issued from time to time in one or more series, as authorized by the Bank's Board of Directors. The Board of Directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any board resolution originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

        The board of directors of the Bank has not authorized the issuance of preferred stock and has no present plan to issue preferred stock.

Legal Proceedings

        From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. The Bank's management evaluates its exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

        The Bank believes that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Bank believes that the final outcome of such claims and proceedings will not have a material adverse impact on the Bank's financial position, liquidity, or results of operations.

Directors and Executive Officers of the Bank

        The current executive officers and directors of the Bank are as follows:

        Steven Koh, 59, has served as a director of the Bank since 1986, and as Chairman of our Board since 1993. In addition to his activities at the Bank, Mr. Koh served as President of Pacific Steel Corporation in Los Angeles from 1973 to 1997, when he became Chairman of that company. Mr. Koh holds a B.S. degree in Business Administration from Yonsei University.

        Soo Bong Min, 66, has served as a director and our President and CEO since 1999. From 1994 to 1999, Mr. Min served as President of Hanmi Bank in Los Angeles, California. Mr. Min holds a B.A. degree from Seoul University.

        Mel Elliot, 78, has served as a member of our Board of Directors since 1981. In 2004, Mr. Elliot founded Elliot Manhattan, LLC, a real estate development company for which he is the sole owner. Mr. Elliot is a graduate of the Bentley School of Accounting and Finance in Boston, Massachusetts.

        Larry Greenfield, MD, 60, has served as a member of our Board of Directors since 2000. Dr. Greenfield, a retired medical doctor, has been involved in real estate investing, development, and financing for over 30 years. He is the owner of the real estate corporation, 2240 Yucca, Inc. Dr. Greenfield holds a B.A. in psychology from the UCLA, and a M.D. from the Finch University of Health Sciences/The Chicago Medical School.

        Gapsu Kim, 48, has been a member of our Board of Directors since March 2004. Mr. Kim has served as the Chief Executive Officer of Investrade Industries Corporation, an export and general trading company, since 1999. Mr. Kim holds a B.A. degree from YeonSei University.

        Kyu-Hyun Kim, 70, has served as a member of our Board of Directors since 1994. Formerly, Mr. Kim served as President and Chief Executive Officer of KEI Trading Co, Inc. Mr. Kim holds a B.A. degree from the Seoul National University College of Law.

        Richard Lim, 71, has served as a member of our Board of Directors since 1981. Mr. Lim has been the owner and manager of High Society Tailor since 1968. Mr. Lim took business courses at Pacific State University for two years.

        Fred Mautner, 74, has served as a member of our Board of Directors since 1981. Formerly, Mr. Mautner practiced as a Certified Public Accountant. Mr. Mautner holds a B.S. degree in finance and a J.D. from UCLA.

        Young Hi Pak, 55, has served as a member of our Board of Directors since 1994. Ms. Pak has served as Vice President and Controller of Eden Marketing Corporation, an import/export company, since 1982, and Vice President of Eden Restaurant Supply since 2002. Ms. Pak holds a B.S. degree from Young-Nam University.

        Harry Siafaris, 71, has served as a member of our Board of Directors since 1980. Mr. Siafaris has owned and operated Astro Restaurant since 1981.

        Forrest Stichman, 81, has served as a member of our Board of Directors since 1980. Formerly, Mr. Stichman was a partner at the accounting firm of Forrest I. Stichman & Co. Mr. Stichman holds an accounting degree from UCLA.

        Joanne Kim, 49, has been Senior Vice President of the Bank since August 1999. Previously, she served as Senior Vice President and Branch Manager of Hanmi Bank from 1995 until 1999. Ms. Kim holds a B.A. degree from Korea University.

        Brian E. Cho, 44, has served as Senior Vice President and Chief Financial Officer of the Bank since March, 1995. Mr. Cho, a certified public accountant, received the Elijah Watt Sells Award Gold

Medal in 1988, and received his B.S. in Business Administration from Hong-Ik University in Seoul, Korea in 1983, and his M.S. in accountancy from California State University, Northridge in 1989.

Corporate Governance Principles and Board Matters

        We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace.

        We have adopted a Code of Conduct that applies to our directors, executive officers, employees and consultants. In addition, our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers that is intended to comply with Item 406 of Regulation S-K of the Exchange Act and with applicable rules of The Nasdaq Stock Market, Inc. ("Nasdaq"). Our Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be posted on its Internet website under the Investor Relations page as soon as practical. Our Internet website address is http://www.wilshirebank.com.

  Board Independence

        The Board has determined that each of the current directors standing for re-election, except Messrs. Min and Elliot, is independent under the Nasdaq director independence standards set forth in Marketplace Rules 4200 and 4350, as currently in effect.

  Director Qualifications

        We believe that our directors should have the highest professional and personal ethics and values, consistent with longstanding our values and standards. They should have broad experience at the policy-making level in business, government, or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

        We also believe that it is necessary that the majority of our Board of Directors must be comprised of independent directors as set forth in the Nasdaq Marketplace Rules 4200 and 4350 and desirable to have at least one financial expert on the Board of Directors who serves on our Audit Committee as set forth in Section 401(h) of Regulation S-K under the federal securities laws. When considering potential director candidates, the Board also considers the candidate's character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and the Board of Directors.

  Identifying and Evaluating Nominees for Directors

        The Board (and, in the future, the Nominating Committee) utilizes a variety of methods for identifying and evaluating nominees for director. Directors regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director. Candidates may come to the attention of the Board through current Board members, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Board and the independent directors meeting separately, and may be considered at any point during the year. As described above, the Board considers properly submitted shareowner nominations for candidates for the Board. Following verification of the shareowner status of persons proposing candidates, recommendations are aggregated and considered by the Board at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder with the nomination of a director candidate, such materials are forwarded to the Board. In evaluating such nominations, the Board seeks to achieve a balance of knowledge, experience and capability on the Board.

        All of the nominees recommended for election to the Board of Directors at the Annual Meeting are directors standing for re-election.

  Shareholder Communications with the Board of Directors

        The Board of Directors has established a process for shareholders to communicate with the Board of Directors or with individual directors. Shareholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary, Brian E. Cho, at our principal executive offices located at 3200 Wilshire Blvd., Los Angeles, California 90010. Any such communication must contain (i) a representation that the shareholder is a holder of record of stock of the Bank, (ii) the name and address, as they appear on our books, of the shareholder sending such communication and (iii) the class and number of shares that are beneficially owned by such shareholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

  Independent Director Meetings

        On March 26, 2004, the independent members of our Board of Directors resolved that, in the future, they will meet at least twice a year separately from the full Board of Directors and outside the presence of our management.

  Director Compensation and Indemnification Arrangements

        Director Fees.    Our directors receive $2,000 per month, and the Chairman of the Board receives $9,000 per month, for their service on the Board of Directors. Non-employee directors also receive $350 per meeting for their attendance at most Board Committee meetings, and the Chairman of the Audit Committee receives $1,000 per month in addition to Audit Committee meeting fees.

        Deferred Compensation Agreements.    We entered into Deferred Compensation Agreements in 1983 and 1984 with certain of our directors, including Harry Siarfaris, a current director. Pursuant to the Deferred Compensation Agreements, the directors elected to defer certain directors' fees in exchange for specified benefits over a period of ten years beginning at age 65. The only payments under the Deferred Compensation Agreements made in 2003 to a current director were in the amount of $879 per month to Mr. Siafaris. It is anticipated that we will eventually be reimbursed for payments made under the Deferred Compensation Agreements through the proceeds of life insurance policies previously purchased by us on the participating directors, which policies name us as beneficiary.

        Stock Options.    None of the non-employee directors was granted any stock options during 2003. As of December 31, 2003, the non-employee directors held outstanding, fully exercisable stock options to purchase the following amounts of our common stock, all with exercise prices of $1.24 per share, and all with expiration dates in 2007:

  Mel Elliot: 82,152 shares,
  Kyu-Hyun Kim: 75,764 shares,
  Steven Koh: 609,325 shares,
  Richard Lim: 77,180 shares,
  Fred Mautner: 155,298 shares,
  Young Hi Pak: 70,387 shares, and
  Harry Siafaris: 69,133 shares.

        Indemnification.    Our Articles of Incorporation limit the liability of our directors to us or our shareholders for breaches of the directors' fiduciary duties to the fullest extent permitted by California law. In addition, our Articles of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by California law. We also maintain directors' and officers' liability insurance and enters into indemnification agreements with all of our directors and executive officers.

Board Structure and Committee Composition

        As of the date of this proxy statement/prospectus, our Board had 11 directors and the following five committees:

  •
  Audit,

  •
  Human Resources,

  •
  Director Loan,

  •
  Asset/Liability Management, and

  •
  CRA Committee.

        The membership during the last fiscal year and the function of each of the committees are described below. During 2003, the Board held 13 meetings. Each director attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of our shareholders. Ten directors attended the last annual meeting of shareholders.

  Audit Committee

        We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee's performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements. The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

        The Board of Directors has adopted a written charter for the Audit Committee, which was amended and restated in 2004 and is attached as Annex C hereto. The members of the Audit Committee throughout 2003 and as of December 31, 2003 were Fred Matuner, Kyu-Hyun Kim, Young Hi Pak, Forrest Stichman, Richard Lim, Harry Siafaris, Mel Elliot, and Larry Greenfield. Mr. Mautner serves as the Chairman of the Audit Committee. The Audit Committee held 4 meetings during fiscal 2003. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rules 4200(a)(15) of the Nasdaq Marketplace Rule and Rule 10A-3(b)(1) under the Exchange Act, except Mr. Elliot due to his former position as Corporate Secretary of the Bank. Mr. Elliot formerly served as our Corporate Secretary until he resigned in that capacity in June 2002.

However, we do not believe that Mr. Elliott performed any policy making functions for us in his capacity as Corporate Secretary distinct from his capacity as one of our directors and we did not compensate Mr. Elliot separately for his services provided to us as Corporate Secretary. Nasdaq rules provide that a director is not "independent" if he was an executive officer of the Bank within the past three years.

        Rule 4350(d)(2)(B) of the Nasdaq Marketplace Rules provides that a company may appoint one director to its audit committee who: (i) is not independent as defined in Rule 4200(a)(15); (ii) meets the criteria set forth in Rule 10A-3(b)(1) under the Exchange Act; and (iii) is not a current officer or employee or a family member of such officer or employee, may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the company. A member appointed under this exception may not serve longer than two years and may not chair the audit committee. The Board has determined that Mr. Elliot's membership on the Audit Committee is in the best interests of us and our shareholders. The Board believes that Mr. Elliot has historically been and will continue to be a valuable member of the Audit Committee due to his longtime directorial/managerial experience with us and other companies and his accounting background and education. The Board further believes that Mr. Elliot's former service as Corporate Secretary until June 2002 in no way affects his independence from management or his ability to properly discharge his duties as a member of the Audit Committee.

        The Board of Directors has determined that Mr. Mautner is qualified as an "audit committee financial expert" under Item 401(h) of Regulation S-K.

  Audit Committee Report

        The Audit Committee reports as follows with respect to the audit of our fiscal 2003 audited financial statements:

        Management is responsible for the Bank's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Bank's financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Bank's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Bank's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence and considered the compatibility of non-audit services with the independent auditors' independence.

        Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Bank's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

        Submitted by the Audit Committee of the Board of Directors:

  Fred Mautner (Chair)
  Kyu-Hyun Kim (Vice Chairman)
  Young Hi-Pak
  Forrest Stichman
  Richard Lim
  Harry Siafaris
  Mel Elliot
  Larry Greenfield

  Human Resources Committee

        In 2003, the Human Resources Committee discharged the Board's responsibilities relating to compensation of our executives and directors; produced an annual report on executive compensation for inclusion in our proxy statement; and provided general oversight of our compensation structure, including our equity compensation plans and benefits programs. Other specific duties and responsibilities of the Human Resources Committee included: evaluating human resources and compensation strategies, reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending our incentive compensation and stock option programs (subject to shareholder approval if required); approving any changes to non-equity based benefit plans involving a material financial commitment by us; recommending to the Board director compensation; monitoring director and executive stock ownership; and evaluating its performance and its charter.

        Each member of the Board of Directors also served on the Human Resources Committee throughout 2003 and as of December 31, 2003. Mr. Elliot serves as the Chairman of the Human Resources Committee. The Human Resources Committee held 2 meetings during fiscal 2003.

        The Board has determined that, except for Messrs. Min and Elliot, all members of the Human Resources Committee are "independent" as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Because Messrs. Min and Elliot do not satisfy Nasdaq's definition of an "independent" director, we have formed an Executive Compensation Subcommittee of the Human Resources Committee comprised solely of those members of the Human Resources Committee who are "independent" as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In the future, all decisions relating to executive officer compensation will be made by the Executive Compensation Subcommittee, and the full Human Resources Committee will retain the other responsibilities described above to the extent permitted by Nasdaq.

        Although Mr. Min has served on the Human Resources Committee, he has never voted with respect to his own compensation.

  Human Resources Committee Report on Executive Compensation

        It is the duty of the Human Resources Committee (and in the future, the Compensation Subcommittee) to review and determine the salaries and bonuses of executive officers of the Bank, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Human Resources Committee also has the sole and exclusive authority to make discretionary option grants to executive officers under the Bank's 1997 Stock Option Plan.

        The Human Resources Committee believes that the compensation programs for the Bank's executive officers should reflect the Bank's performance and the value created for the Bank's shareholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Bank and should reward individual contribution to the Bank's success. The Bank is engaged in a very competitive industry, and the Bank's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

        General Compensation Policy.    The Human Resources Committee's policy is to provide the Bank's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Bank and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Bank's achievement of annual financial, strategic and operational objectives in addition to individual contributions to these objectives and (iii) long-term stock-based incentive awards designed to strengthen the mutual interest of the Bank's executive officers and its shareholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company's financial performance and stock price appreciation rather than base salary.

        Base Salary.    Executive officer base salaries are determined annually with reference to Bank and individual performance. Base salaries are based on a number of measures, including comparisons with salaries and compensation programs of banks with comparable asset size, capitalization and performance. With the exception of the President, the Bank's practice is not to provide employment contracts to any of its executive officers. If any additional employment contracts should ever be considered necessary and beneficial to the Bank, such a contract would require individual assessment by the Board of Directors.

        Annual Incentives.    The Committee considers annual Bank profitability goals and individual performance goals in determining annual bonuses for the executive officers, except for the President, who receives a bonus pursuant to his employment agreement based on the attainment of certain pre-tax earnings. Based on the foregoing factors and the Bank's performance in 2003, variable compensation was awarded to the Bank's executive officers named in the Summary Compensation Table in the indicated amounts.

        Long-term incentives.    Stock option grants are made at the discretion of the Board. Each grant is designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Bank from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Bank's common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a four year period, contingent upon the officer's continued employment with the Bank. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Bank during the vesting period, and then only if the market price of the shares appreciates over the option term.

        The size of the option grant to each executive officer is set by the Human Resources Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Bank, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Human Resources Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Human Resources Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

        Retirement plans.    The Bank maintains a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. The Bank's executive officers are eligible to participate in this program, subject to any applicable tax laws.

        Submitted by the Human Resources Committee of the Board of Directors:

  Mel Elliot (Chairman)
  Young Hi Pak (Vice Chairperson)
  Steven Koh
  Forrest Stichman
  Harry Siafaris
  Richard Lim
  Larry Greenfield
  Fred Mautner
  Kyu-Hyun Kim
  Soo Bong Min

  Director Loan Committee

        The Director Loan Committee monitors the activities of our lending function utilizing information presented to it by management at regular meetings. This includes, but is not limited to, the review of trends in outstanding credit relationships, key quality measures, significant borrowing relationships, large problem loans, industry concentrations, all significant lending policies, and the adequacy of the allowance for loan losses. The Director Loan Committee also reviews lending-related reports from regulators, auditors, and internal personnel.

        Each member of the Board of Directors also served on the Director Loan Committee throughout 2003 and as of December 31, 2003. Mr. Kyu Hyun Kim serves as Chairman of the Committee. The Director Loan Committee held 45 meetings during fiscal 2003.

  Asset/Liability Management

        Committee The Asset/Liability Management Committee ("ALCO") reviews, identifies and classifies our assets based on credit risk, in accordance with regulatory guidelines. ALCO is also responsible for reviewing asset valuation and classification policies, as well as developing and monitoring asset disposition. In addition, ALCO reviews and monitors the Bank's investment portfolio, liquidity position and the risk of our interest-earning assets in comparison to its interest-bearing liabilities.

        Each member of the Board of Directors also served on ALCO throughout 2003 and as of December 31, 2003. Mr. Stichman serves as Chairman of the Committee. ALCO held 12 meetings during fiscal 2003.

  CRA Committee

        The CRA Committee is responsible for oversight of our performance under the requirements of the Federal Community Reinvestment Act of 1977 and similar state law requirements. Each member of the Board of Directors also served on the CRA Committee throughout 2003 and as of December 31, 2003. Mr. Siafaris serves as Chairman of the Committee. The CRA Committee held four meetings during fiscal 2003.

  Nominations and Corporate Governance Committee

        In the past, due to our relatively small size and the resulting efficiency of a Board of Directors that is also limited in size, as well as the lack of turnover in our Board of Directors, the Board of Directors did not have a separate Nominating Committee during fiscal 2003. Potential candidates were discussed by the entire Board of Directors, and director nominees are selected by a majority of the independent directors meeting in executive session.

        However, due to our rapid growth and our efforts to improve our internal corporate governance procedures and practices, our Board of Directors established a separate Nominations and Corporation Governance Committee pursuant to a board resolution at its March 26, 2004 meeting and, in connection therewith, has adopted a Nominations and Corporate Governance Committee Charter. The Nominations and Corporate Governance Committee consists of Messrs. Koh, Mautner, Stichman, Siafaris, and Ms. Kim, all of whom are "independent" as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of Nasdaq. The Nominations and Corporate Governance Committee will identify individuals qualified to become Board members, consistent with criteria approved by the Board; oversee the organization of the Board to discharge the Board's duties and responsibilities properly and efficiently; and identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominations and Corporate Governance Committee include: annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Human Resourced Committee, evaluating the performance of the Chairman of the Board and Chief Executive Officer and presenting the results of the review to the Board and to the Chairman and Chief Executive Officer; recommending Board committee assignments; reviewing and approving any employee director standing for election for outside for-profit boards of directors; reviewing governance-related shareowner proposals and recommending Board responses; overseeing the evaluation of the Board and management; conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members; and reviewing material or extraordinary claims for indemnification of employees.

        The Nominations and Corporate Governance Committee Charter will soon be posted on our website at www.wilshirebank.com.

Ownership of Securities

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 14, 2004, by:

  •
  each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

  •
  each current director, each of whom is a nominee for election as a director; and

  •
  all current directors and executive officers as a group.

        Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 13,967,536 shares of common stock outstanding as of June 14, 2004. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following June 14, 2004 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

	Common Stock Beneficially Owned(1) on June 14, 2004
Beneficial Owner	Shares Beneficially Owned	Vested Option Shares(2)	Percentage of Shares Beneficially Owned(3)
Executive Officers and Directors:(4)
Steven Koh	2,999,140	0	21.47
Mel Elliot	349,910	82,152	3.08
Larry D. Greenfield, M.D.	637,438	0	4.56
Kyu-Hyun Kim	322,660	37,882	2.57
Richard Y. Lim	329,784	38,590	2.63
Fred F. Mautner	543,364	155,298	4.95
Soo Bong Min	247,567	29,333	1.98
Young H. Pak	328,036	35,387	2.60
Harry Siafaris	363,545	0	2.60
Forrest I. Stichman	413,580	0	2.96
Gapsu Kim	120,500	0	0.86
All officers and directors as a group (13)	6,742,494	400,202	49.71

(1)
Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in "street name" for the benefit of such person; shares held by a family or living trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary.

(2)
Consists of shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of June 14, 2004 pursuant to the Bank's Stock Option Plan.

(3)
This percentage is based on the total number of shares of our common stock outstanding, plus the number of option shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of June 14, 2004 pursuant to our Stock Option Plan.

(4)
The address for all officers and directors is c/o Wilshire State Bank, 3200 Wilshire Boulevard, Los Angeles, California 90010. and has pass-through voting rights and investment power.

Certain Relationships and Related Transactions

  Loans to Directors and Officers in the Ordinary Course of Business

        We offer loans to directors, officers, and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement/prospectus. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

        Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan one of its officers or directors. There are several exceptions to this general prohibition, including loans made by an FDIC insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve Board's Regulation O and, therefore, are excepted from the prohibitions of Section 402.

Survivor Income Agreements; Bank-Owned Life Insurance Policies

        In 2003, our board of directors adopted a Survivor Income Plan for the benefit of our directors and officers to encourage their continued employment and service with the Bank and to reward them for their past service and contribution. The Bank has also entered into separate Survivor Income Agreements with its officers and directors relating to the Survivor Income Plan. Under the terms of the Survivor Income Plan, each participant is entitled to a base amount of death proceeds as set forth in the participant's Election to Participate, which base amount increases three percent per calendar year, but only until normal retirement age, which is 65, and is grossed up for taxes using the Bank's state and federal effective tax rate for the preceding calendar year. If the participant remains employed by the Bank after age 65, the death benefit will be fixed at the amount determined at age 65. If a participant has attained age 65 prior to becoming a participant in the Survivor Income Plan, the death benefit shall be equal to the base amount set forth in their Election to Participate with no increases. The Bank is obligated to pay any death benefit owing under the Survivor Income Plan in a lump sum within ninety days following the participant's death.

        The participant's rights under the Survivor Income Plan terminate upon termination of employment with the Bank. Upon termination of employment (except for termination for cause), the participant will have the option to convert the amount of death benefit calculated at such termination of employment date to a split dollar arrangement, provided such arrangement is available under bank regulation or tax law. If available, the Bank and the participant will enter into a split dollar agreement and split dollar policy endorsement. Under such an arrangement, we would annually impute income to the officer or director based on tax law or rules in force upon conversion.

        Forrest Stichman, Fred Mautner and Mel Elliot, who failed to qualify for the Bank's selected insurer's standard or preferred-rate death benefit provided by the Survivor Income Plan, will receive payments from the Bank in the amount of $5,000, payable annually, until their death in lieu of participating in the Survivor Income Plan.

        In order to fund the Bank's obligations under the Survivor Income Plan, we purchased bank-owned life insurance ("BOLI") policies covering the lives of our directors and certain officers with an aggregate face amount of $10.5 million. We are the sole owner of the BOLI policies, are the primary beneficiary of the life insurance policies and recognize the increase of the cash surrender value of the policies as tax-exempt other income.

        The following table summarizes the amount of the supplemental death benefit each director and named executive officer is entitled to receive under the Survivor Income Plan:

Director or Executive Officer	Initial Pre-Retirement Death Benefit	Post-Retirement Death Benefit
Larry D. Greenfield	$300,000	$358,216
Kyu Hyun Kim	300,000	300,000
Steven Koh	1,000,000	1,229,874
Richard Y. Lim	300,000	300,000
Young Hi Pak	300,000	403,175
Harry Siafaris	300,000	300,000
Brian Cho	300,000	574,831
Soo Bong Min	1,000,000	1,000,000

Executive Compensation and Other Information

  Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the other most highly compensated executive officers whose salary and bonus for fiscal 2003 was in excess of $100,000, for services rendered in all capacities to us for the fiscal years ended December 31, 2001, 2002 and 2003:

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)(2)	All Other Compensation ($)(3)
Soo Bong Min President and Chief Executive Officer	2003 2002 2001	$215,834 205,840 200,000	$220,000 210,000 200,000	$24,000 21,950 16,000	(4) (4) (4)	20,000 20,000 0	$5,396 5,146 5,000
Brian E. Cho Senior Vice President and Chief Financial Officer	2003 2002 2001	104,848 102,608 100,000	41,149 35,172 11,000	0 0 0		0 4,000 0	3,145 3,078 3,000
Joanne Kim Senior Vice President and Chief Lending Officer	2003 2002 2001	121,604 119,507 116,000	63,251 52,957 13,000	0 0 0		0 5,000 0	3,648 3,319 3,335

(1)
Includes portions of these individuals' salaries which were deferred pursuant to our 401(k) Plan. The 401(k) Plan permits all participants to contribute up to 15% of their annual salary on a pre-tax basis (subject to a statutory maximum). Our contributions are discretionary (subject to specified limits), but in all three years presented amounted to 50% of employee contributions up to a maximum of 6% of the employee's salary for the year.

(2)
Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

(3)
Consists entirely of directors' fees.

(4)
As adjusted to reflect any stock splits or dividends declared since the grant date of options.

Option/SAR Grants in Last Fiscal Year

        The following table provides information concerning individual grants of stock options made during 2003 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

        We granted these options under our 1997 Stock Option Plan. Each option has a maximum term of 10 years, subject to earlier termination if the optionee's services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 26,000 shares.

        Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal 2003 (%)	Exercise Price Per Share(1)	Expiration Date	Fair Value(2)
Soo Bong Min	20,000	76.9	9.07	7/30/13	207,100

(1)
Exercise price per share is equivalent to market price per share on the date of grant, as determined by our Board of Directors, based upon trades in our common stock known to us and opening and closing prices quoted on the Nasdaq National Market concerning our common stock. Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

(2)
Value is determined by subtracting the exercise price from the fair market value of our common stock at December 31, 2003 ($19.42 per share based upon the closing sale price of our common stock on The Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

Aggregated Option Exercises and Fiscal Year-End Option Values

        The following table provides information about stock options exercised in 2003 and options held as of December 31, 2003 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during 2003 and none were outstanding at December 31, 2003. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

FISCAL 2003 OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2003 (#)(2)
					Value of Unexercised In-the-money Options at December 31, 2003 ($)(2)
	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Soo Bong Min	0	n/a	85,067	66,933	1,380,665	918,873
Brian E. Cho	0	n/a	17,600	12,320	284,512	192,534
Joanne Kim	48,400	285,744	32,560	13,640	531,315	211,388

(1)
The value realized of shares acquired on exercise was determined by subtracting the exercise price from the fair market value of the common stock on the exercise date multiplied by the number of shares acquired on exercise

(2)
Options granted under our 1997 Stock Option Plan and its predecessor plan are immediately exercisable. "Exercisable" refers to those options which were both exercisable and vested while "Unexercisable" refers to those options which were unvested.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        We entered into an employment agreement with Soo Bong Min effective June 1, 2003 (the "Min Agreement"), for a term of four years, at an annual base salary of $220,000 for the first year, and $230,000 anually for the second, third and fourth years of the term. Mr. Min will also be entitled to an incentive bonus for each year of the Min Agreement's term equal to 8% of our pre-tax earnings exceeding 18% of our beginning primary capital for the year; provided, however, that in no event shall such bonus be more than the amount of Mr. Min's annual base salary. Mr. Min is also entitled to medical and life insurance benefits, certain stock options, and reimbursement for business expenses, including expenses associated with his use of an automobile, which are reasonably and necessarily incurred in the performance of his duties. In the event of termination without cause by us, Mr. Min is entitled to receive the balance of the salary due under the Min Agreement or six (6) months' severance pay, whichever is less.

1997 Stock Option Plan

        Our 1997 Stock Option Plan, intended to advance the interests of the Bank by encouraging stock ownership on the part of key employees, was approved by the shareholders on May 20, 1997 and amended by the shareholders on April 26, 2000 to increase the number of shares subject to the Plan to 2,163,447 shares (as adjusted for stock split). The 1997 Stock Option Plan, as amended (the "Plan") provides for the issuance of both "incentive" and "non-qualified" stock options to our full-time salaried officers and employees and of "non-qualified" stock options to our non-employee directors. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.(1) Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option.

        The Plan includes the following change in control provision, which may result in the accelerated vesting of outstanding option grants and stock issuances:

          "Upon the delivery of notice to an Optionee of a pending "Terminating Event," including a dissolution or liquidation of the Bank, a reorganization, merger, or consolidation in which the Bank will not be the surviving or resulting corporation, a sale of substantially all the assets and property of the Bank to another person, or any other transaction involving the Bank where there is a change in ownership of at least 51%, except as may result from a transfer of shares to another corporation in exchange for at least 80% control of that corporation, an Optionee has the right for a period of 30 days to exercise all of his or her outstanding options. Upon the expiration of such 30 day period, every option not exercised will terminate and the Plan will terminate upon the effective date of the Terminating Event unless a provision is made in connection with such transaction for the assumption or substitution of options granted under the Plan."

        The Reorganization will not constitute a "Terminating Event" under the Plan because: (1) as part of the Reorganization, Bank Common Stock will be exchanged for "at least 80% control" of Wilshire Bancorp; and (2) the Agreement and Plan of Merger provides that Wilshire Bancorp will assume all obligations under the Plan.

(1)
Exercise price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors of the Bank, based upon trades in the Bank's Common Stock known to the Bank and opening and closign prices quoted on the Nasdaq National Market concerning the Bank's Common Stock.

        As of December 31, 2003, the Bank had options outstanding to purchase a total of 1,673,047 shares of Bank Common Stock under the Plan, with an average weighted exercise price of $1.97 per share with respect to all such options. As of [the record date], the Bank had options outstanding to purchase a total of 662,875 shares of Bank Common Stock under the Plan.

        In the event of the consummation of the Reorganization, each Bank option that is outstanding and unexercised immediately before the effective date of the Reorganization will be converted automatically into an equal number of options to purchase shares of Wilshire Bancorp. The duration and other terms of the Bank options will remain unchanged except that all references to the Bank in any of the Bank's stock plans (and corresponding reference in any option agreement documenting such option) will be deemed to be references to Wilshire Bancorp.

Compensation Committee Interlocks

        Throughout 2003, and as of December 31, 2003, the Human Resources Committee, which until recently served the function of a compensation committee, was composed of all of our directors, including Messrs. Min and Elliot. Because Messrs. Min and Elliot do not qualify as "independent" directors as defined by the Nasdaq Marketplace Rules, we have formed a separate Executive Compensation Subcommittee of the Human Resources Committee, comprised solely of independent directors.

        While Mr. Min served on the Human Resources Committee in 2003, he did not vote with respect to his own compensation. Mr. Elliot is not deemed "independent" under Nasdaq rules because, until June 2002, he was the Bank's Corporate Secretary. Nasdaq rules state that a director is not "independent" if he or she has been an executive officer of the Bank within the last three years. However, we do not believe that Mr. Elliott performed any policy making functions for us in his capacity as Corporate Secretary distinct from his capacity as one of our directors and we did not compensate Mr. Elliot separately for his services provided to us as Corporate Secretary.

        Except for the foregoing, none of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Human Resources Committee.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2003 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders	1,643,847	$1.97	519,600
Equity Compensation Plans Not Approved by Shareholders	0	Not applicable	0
Total	1,643,847	$1.97	519,600

Stock Performance Graph

        The following graph compares the yearly percentage change in our cumulative total shareholders' return on our common stock with the cumulative total return of (i) the Nasdaq market index; and (ii) an index comprised of banks and bank holding companies located throughout the United States with total assets of between $500 million and $1 billion. The latter peer group index was compiled by SNL Securities LP of Charlottesville, Virginia. Our management reasonably believes that the members of the second group listed above constitute peer issuers for the period from January 1, 1998 through December 31, 2002. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

	Period Ending
Index
	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Wilshire State Bank	100.00	60.36	98.11	124.79	188.68	677.39
Nasdaq—Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62

Principal Accountants' Fees

        The Audit Committee has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  Fees billed to the Bank by Deloitte & Touche LLP for Fiscal 2003

        The following table presents fees for professional services rendered by Deloitte & Touche LLP and billed to the Bank for the audit of the Bank's annual financial statements for the years ended December 31, 2003 and 2002, and fees for other services billed by Deloitte & Touche LLP during those periods:

Fees	2003	2002
Audit Fees	$157,500	$71,000
Audit-related Fees	—	1,575
Tax Fees	22,000	51,681
All other Fees	0	0

Total	$179,500	$124,256

        Audit Fees.    Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, and the quarterly reviews of financial statements included in our Forms 10-Q filings.

        Audit-Related Fees.    Audit-related services include fees for consultations concerning financial accounting and reporting matters.

        Tax Fees.    Tax services include fees for tax compliance, tax advice and tax planning.

        All Other Fees.    There were no other fees in 2003 or 2002. Pre-Approval Policies The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The authority to grant preapproval of audit and non-audit services may be delegated to one or more designated members of the audit committee who are independent directors. Any such delegation is to be presented to the full Audit Committee at its next scheduled meeting.

INFORMATION ABOUT WILSHIRE BANCORP, INC.

Organization

        Wilshire Bancorp was incorporated on December 9, 2003 in California as a wholly-owned subsidiary of the Bank for the purpose of facilitating the issuance of trust preferred securities for the Bank and becoming the Bank's ultimate parent bank holding company. In connection with the Reorganization, Wilshire Bancorp will acquire all of the outstanding capital stock of the Bank. The principal office of Wilshire Bancorp is located at 3200 Wilshire Blvd., Los Angeles, California 90010, and its telephone number is (213) 387-3200.

        Wilshire Bancorp is authorized to issue 80,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value. The Bank currently owns 10,000 shares of Wilshire Bancorp's common stock, which will constitute all of the issued and outstanding capital stock of Wilshire Bancorp immediately prior to the Reorganization. On the effective date of the Reorganization, all of the stock held by the Bank will be canceled.

        Immediately before the Reorganization takes place, Wilshire Bancorp will own the original issue of 1,000 shares of Interim Wilshire Bancorp's common stock. On the effective date of the Reorganization and as a result of the merger of Interim Wilshire Bancorp and the Bank, those shares will be converted into and equal number of shares of Bank Common Stock and Wilshire Bancorp will own all of the outstanding capital stock of the Bank.

Trust Preferred Securities Issuance

        Before being used as potential bank holding company for the Bank in connection with the Reorganization, Wilshire Bancorp was used as to facilitate the issuance of $15,000,000 in trust preferred securities to raise additional capital for the Bank. Following its organization in December 2003, Wilshire Bancorp organized a wholly-owned subsidiary, the Wilshire Statutory Trust, which issued $15 million in trust preferred securities. Wilshire Bancorp then purchased all of the common interest in the Wilshire Statutory Trust (approximately $464,000) and issued 2003 Junior Subordinated Debentures in the amount of $15.464 million to the Wilshire Statutory Trust having terms substantially similar to the trust preferred securities in exchange for the proceeds from the issuance of the Wilshire Statutory Trust's trust preferred securities and common securities. Wilshire Bancorp subsequently deposited the proceeds from the Junior Subordinated Debentures in a depository account at the Bank. Due to the effect of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" issued in December 2003, the Wilshire Statutory Trust was not consolidated on the Bank's balance sheet and the $15.5 million 2003 Junior Subordinated Debentures issued by Wilshire Bancorp to the Wilshire Statutory Trust remained on the balance sheet of the Bank as of December 31, 2003.

        The 2003 Junior Subordinated Debentures (arising from the trust preferred securities issuance) qualify as Tier 2 risk-based capital under capital adequacy guidelines and the regulatory framework for prompt corrective action for assessing regulatory capital. For the total risk-based capital ratio, the amount of these instruments qualifying as capital is reduced as those notes approach maturity. At December 31, 2003, $15.5 million, which represents 100% of the total outstanding amount of the instruments, qualified as Tier 2 capital.

        Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by Wilshire Bancorp and the Bank on a limited basis. The 2003 Junior Subordinated Debentures are senior to shares of Wilshire Bancorp Common Stock. As a result, Wilshire Bancorp must make payments on the debentures before any dividends can be paid on its common stock and, in the event of bankruptcy, dissolution or liquidation, the holder of the debentures must be satisfied before any distributions can be made to the holders of Wilshire Bancorp Common Stock. Wilshire Bancorp has the right to defer distributions on the 2003 Junior Subordinated Debentures for up to five years, during which time no dividends may be paid to holders of the Bank's Common Stock. In the event that the Bank is unable to make capital contributions to Wilshire Bancorp, then Wilshire Bancorp may be unable to pay the amounts due to the holder of the 2003 Junior Subordinated Debentures and, thus, will be unable to declare and pay any dividends on its common stock.

        The rate of interest on the trust preferred securities and related 2003 Junior Subordinated Debentures "floats" at a rate per annum equal to the three-month LIBOR plus 2.85%, adjusted quarterly. The interest rate on the 2003 Junior Subordinated Debentures "floats" at a rate per annum equal to the three-month LIBOR plus 3.10%, adjusted quarterly. As of March 25, 2004, the interest rate on the 2003 Junior Subordinated Debentures was 3.96%. The interest rate on the 2002 Junior Subordinated Debentures as of March 25, 2004 was 4.27%. Significant changes in interest rates will change the amount of payment that holders of the 2003 and 2003 Junior Subordinated Debentures receive. Due to the distribution restrictions described above, it will also impact the amount of funds available for distributions to holders of our common stock.

        While the Junior Subordinated Debt and trust preferred securities are currently included in the Tier 2 capital for regulatory capital purposes, the formation of a bank holding company structure may allow Wilshire Bancorp to take advantage of the current Federal Reserve Board's rules regarding the capital treatment of trust preferred securities which allow a bank holding company to count a portion of the proceeds of a trust preferred securities issuance as Tier 1 capital for up to 25% of its total Tier 1 capital. Under the current regulatory environment, Wilshire Bancorp would be able to include the

100% proceeds from the issuance of the trust preferred securities as Tier 1 capital following consummation of the Reorganization.

        On May 6, 2004, the Federal Reserve Board issued a notice of proposed rulemaking and requested public comment on a proposed rule that would limit the aggregate amount of trust preferred securities that bank holding companies would be able to include in Tier 1 capital to 25% of their total Tier 1 capital, net of goodwill. Further, the amount of trust preferred securities and certain other elements in excess of the limit that could be included in Tier 2 capital would be limited to 50% of Tier 1 capital, net of goodwill and certain other intangibles. Comments on the proposed rule are to be submitted by July 11, 2004. Under the proposed rule, as of March 31, 2004, Wilshire Bancorp would be able to count 100% of the amount of trust preferred securities as Tier 1 capital. However, there can be no assurance that the proposed rule will be adopted in its current form, or that the Federal Reserve Board will continue to allow institutions to include trust preferred securities issued by trust subsidiaries or debentures issued to trust subsidiaries in Tier 1 capital for regulatory capital purposes. A determination by the Federal Reserve Board not to continue to allow the inclusion of our junior subordinated debentures or the trust preferred securities in Tier 1 capital, or otherwise limiting the inclusion of such debentures or securities in Tier 1 capital, could have a material and adverse impact on our regulatory capital levels and cause our capital ratios to fall below the levels necessary to be considered "well-capitalized" under current regulatory guidelines. This could impact our ability to grow our assets. In addition, failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of FDICIA. Prompt corrective action may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors. The aforementioned regulatory consequences for failing to maintain adequate ratios of Tier 1 and Tier 2 capital could have a material adverse effect on our financial condition and results of operations.

        Except for its role in the issuance of the trust preferred securities, Wilshire Bancorp has no operating history.

Management and Directors of Wilshire Bancorp

        The current officers of Wilshire Bancorp are:

  •
  Soo Bong Min, President and Chief Executive Officer, and

  •
  Brian E. Cho, Chief Financial Officer and Secretary

        Initially, Messrs. Min and Mr. Cho will not receive any direct remuneration from Wilshire Bancorp. They will continue to serve in their current capacities with the Bank which, initially, will be solely responsible for their direct remuneration.

        It is anticipated that, after the Reorganization, Wilshire Bancorp will add additional officers and employees as necessary or appropriate and that the Bank and other subsidiaries of Wilshire Bancorp, if any, will pay cash dividends and management fees to support the expenses of Wilshire Bancorp. There are presently no specific plans, arrangements or understandings with respect to such matters.

        The Board of Directors of Wilshire Bancorp presently consists of each of the Bank's current directors. It is anticipated that directors of Wilshire Bancorp initially will not receive fees for their attendance at board meetings or committee meetings. However, these persons will continue to receive directors' fees for attending meetings of the Board of Directors of the Bank.

        The business of the Bank will be carried on after the Reorganization, with the same officers, employees, properties and directors.

Corporate Governance Issues

        Wilshire Bancorp's committee structure will be similar to that currently used by the Bank, incorporating recent changes made by the Bank's Board of Directors to ensure compliance with the Sarbanes-Oxley Act of 2002 and corporate governance rules recently issued by Nasdaq. Similarly, Wilshire Bancorp's Board will be adopting committee charters and corporate governance guidelines similar to those now in place at the Bank to ensure compliance with the aforementioned rules and regulations.

Description of Wilshire Bancorp Capital Stock

        The authorized capital stock of Wilshire Bancorp consists of 80,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. There are a nominal number of shares of Wilshire Bancorp Common Stock outstanding, all of which are currently held by the Bank in connection with the organization of Wilshire Bancorp as the proposed holding company for the Bank and which will be canceled in connection with the closing of the Reorganization. There are no shares of preferred stock outstanding and there exists no present plan to issue such shares.

  Common Stock

        General.    Holders of Wilshire Bancorp Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Each share of common stock has the same rights, privileges and preferences as every other share and will share equally in the net assets of Wilshire Bancorp upon liquidation or dissolution. Wilshire Bancorp Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of Wilshire Bancorp Common Stock, when issued, will be fully paid and nonassessable. Shareholders are entitled to receive ratably dividends as may be legally declared by the Wilshire Bancorp Board of Directors.

        Under California law, each holder of a share of common stock is entitled to one vote per share for each matter submitted to the vote of the shareholders. Cumulative voting generally is required for the election of directors, except that "listed corporations" (a corporation with outstanding shares listed on the Nasdaq National Market, such as the Bank and, as anticipated at the effective of the Reorganization, Wilshire Bancorp) may expressly eliminate cumulative voting for directors in the articles of incorporation of the corporation. At the effective time of the Reorganization, the common stock of Wilshire Bancorp is anticipated to trade on the Nasdaq National Market and will be a "listed company," for purposes of California law, and the Articles of Incorporation of Wilshire Bancorp will expressly eliminate cumulative voting for directors.

        In the event of a liquidation of Wilshire Bancorp, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the Wilshire Bancorp Common Stock.

  Preferred Stock

        Wilshire Bancorp preferred stock may be issued from time to time in one or more series, as authorized by the Board of Directors of Wilshire Bancorp. The Board of Directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any board resolution originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

        The Board of Directors of Wilshire Bancorp has not authorized the issuance of preferred stock and has no present plan to issue preferred stock. If and when any shares of preferred stock are issued, the holders of preferred stock may have a preference over holders of the common stock upon the payment of dividends, upon liquidation of Wilshire Bancorp, in respect of voting rights, and in the redemption of the capital stock of Wilshire Bancorp. The issuance of any preferred stock could have the effect of delaying, deferring or preventing a change in control of Wilshire Bancorp without further action of its shareholders.

        In addition, the issuance of preferred stock with voting rights and conversion rights may adversely affect the voting power of the holders of common stock.

  Certain Anti-takeover Provisions in Charter Documents

        Increase in Authorized Capital of Wilshire Bancorp.    The effect of the Reorganization will be, in part, to increase the authorized shares of common stock from 40,000,000 shares in the Bank to 80,000,000 shares in Wilshire Bancorp and of preferred stock from 1,000,000 shares in the Bank to 5,000,000 shares in Wilshire Bancorp.

        We are proposing to increase the total number of our authorized shares of common stock to 80,000,000 and of preferred stock to 5,000,000 shares so that we will have sufficient authorized but unissued common stock and preferred stock to permit the exercise of all of our currently outstanding securities, and, in addition, enable us to respond quickly to opportunities to raise capital in public offerings or private placements and issue shares in business combinations. There are currently no outstanding shares of preferred stock of the Bank.

        The additional authorized shares may be used for any proper corporate purpose approved by our Board of Directors without further action by shareholders, unless required by law, regulation or the rules of any stock exchange or quotation system on which the common stock is then listed or quoted (currently The Nasdaq National Market System). Shareholder approval requirements may apply in the case of certain transactions, such as business combination transactions or the adoption of employee benefit plans. If any such shares are to be issued in connection with potential business transactions that independently require shareholder approval, such approval will be sought at the appropriate time. The availability of additional authorized shares will enable our Board of Directors to act with flexibility and dispatch when favorable opportunities arise to enhance our capital structure. Additional shares may be issued in connection with, among other things, the sale of stock to obtain additional funding, the purchase of property, the acquisition or merger of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock splits or distributions, and other bona fide corporate purposes.

        We believe that the proposed increase in authorized common stock will make sufficient shares available for use pursuant to the purposes described herein. Other than as specified above and as permitted or required under our employee benefit plans and under outstanding options, we have no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. We reserve the right to seek a further increase in authorized shares from time to time in the future as we consider appropriate.

        The additional shares of common stock authorized by the proposed increase unauthorized capital would have the same privileges as the shares of common stock currently authorized and issued. Shareholders do not have preemptive rights under the Articles of Incorporation of either the Bank of Wilshire Bancorp and will not have such rights with respect to the additional authorized shares of common stock. The increase in authorized shares would not affect the terms or rights of holders of existing shares of common stock. The issuance of any additional shares of common stock may, depending on the circumstances under which those shares are issued, reduce shareholders' equity per share and, unless additional shares are issued to all shareholders on a pro rata basis, will reduce the percentage ownership of common stock of existing shareholders. In addition, if our Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders. We expect, however, to receive consideration for any additional shares of common stock issued, thereby reducing or eliminating any adverse economic effect to each shareholder of such dilution. The proposed increase in the authorized number of shares of common stock will not otherwise alter or modify the rights, preferences, privileges or restrictions of the common stock.

        The proposed increase in the number of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of common stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business.

        Other Anti-takeover Provisions in Charter Documents.    In addition, certain provisions of the proposed charter documents of Wilshire Bancorp may have the effect of delaying or preventing changes in control or management, which could have an adverse effect on the market price of our common stock. Several provisions of Wilshire Bancorp's Articles of Incorporation and Bylaws may discourage unilateral tender offers or other attempts to take over and acquire the business of the holding company, including, without limitation:

  •
  the elimination of cumulative voting—Wilshire Bancorp's Articles of Incorporation contain provisions opting out of cumulative voting rights of shareholders for the election of directors. The Wilshire Bancorp Bylaws provide that common stock will be entitled to one vote for each share held in all matters subject to shareholder voting, and will not have cumulative voting rights in connection with the election of directors.

  •
  the adoption of a classified board of directors—Wilshire Bancorp's Articles of Incorporation provide that the Wilshire Bancorp Board will be divided into three classes of directors, as nearly equal in number as reasonably possible. The three classes will be designated as Class I, Class II, and Class III. One class of directors will be elected each year for a three-year term.

  •
  removal of directors without cause—because Wilshire Bancorp will have a classified board of directors, a director generally may be removed without cause only if the votes cast against removal of a director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of shareholders, of if greater, the number of directors for whom removal is being sought, were then being elected.

  •
  restrictions on certain "business combinations" with third parties who may acquire securities of the bank holding company outside of an action taken by the bank holding company—The Wilshire Bancorp Articles of Incorporation contain a provision restricting certain "Business

    Combinations" with persons, known as "Interested Shareholders," who may obtain Wilshire Bancorp's securities outside of an action of Wilshire Bancorp. An "Interested Shareholder" is defined in Wilshire Bancorp's Articles of Incorporation to mean a person who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 20% of the outstanding voting shares of Wilshire Bancorp or a subsidiary of Wilshire Bancorp, and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder.

  •
  super-majority shareholder voting requirements to modify certain provisions of the articles of incorporation and bylaws of Wilshire Bancorp—the Wilshire Bancorp Articles of Incorporation provide that any amendment or modification or provision inconsistent with the provisions of the Articles of Incorporation relating to Business Combinations, the authorized number of directors, the provision for a classified election of directors and any amendment or modification or provision inconsistent with the provisions of the Bylaws relating to the advance notice of nominations of directors and the indemnification of directors generally requires the affirmative vote of the holders of at least 66 2/3% of the then outstanding voting stock.

  •
  stricter time limitations on the ability of shareholders to nominate directors for election at annual meetings of shareholders—Wilshire Bancorp's bylaws provide that nominations for election of directors may be made by the Board or by any shareholder. Notice of the name of any person to be nominated for election as a director shall be delivered to the Secretary of the Wilshire Bancorp not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first announced.

        These provisions in the Articles of Incorporation of Wilshire Bancorp are generally described in the section of this proxy statement/prospectus entitled "Comparison of Shareholder Rights." The application of these provisions also could have the effect of delaying or preventing a change of control or management. Other than the application of these provisions, we do not have any existing provisions of our Certificate of Incorporation or Bylaws, or other present arrangements, agreements or understandings which could be deemed to have material anti-takeover effects.

        These provisions are not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of us by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. We have no present plans to implement or propose any additional measures or Bylaws having anti-takeover effects.

Indemnification of Wilshire Bancorp's Directors and Officers

        Wilshire Bancorp's Articles of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification, in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: amounts paid in settling or otherwise disposing of a pending action without court approval; expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; or matters which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified.

        The Bylaws provide that Wilshire Bancorp will indemnify its directors, officers and employees and that such right to indemnification shall be a contract right. The Bylaws also provide that Wilshire Bancorp may purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Wilshire Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Bylaws.

Regulation of Wilshire Bancorp

        Upon regulatory approval by the Federal Reserve Board, Wilshire Bancorp will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the Bank Holding Company Act. The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        In accordance with Federal Reserve policy, Wilshire Bancorp is expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when Wilshire Bancorp might not be inclined to do so absent this Federal Reserve policy. As discussed below, Wilshire Bancorp could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

  Certain Acquisitions

        The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (1) acquiring more than five percent of the voting stock of any bank or other bank holding company, (2) acquiring all or substantially all of the assets of any bank or bank holding company, or (3) merging or consolidating with any other bank holding company.

        Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the USA Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

        Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in California may purchase a bank located outside of California. Conversely, an adequately capitalized and adequately managed bank holding company located outside of California may purchase a bank located inside California. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

  Change in Bank Control

        Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978," together with related regulations, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. The acquisition of voting securities constitutes control if, immediately following the transaction, the acquiring person or group of persons would own, control or hold with the power to vote at least 25% of the voting securities of the institution.

        In addition, the Federal Reserve Board presumes that an acquisition of at least 10% of a class of voting stock of a bank holding company constitutes control if (i) the bank holding company has a class of securities registered under Section 12 of the Exchange Act or (ii) the acquiror would be the single largest shareholder immediately following the proposed transaction.

  Permitted Activities

        Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (1) banking or managing or controlling banks or (2) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

  •
  factoring accounts receivable;

  •
  making, acquiring, brokering or servicing loans and usual related activities;

  •
  leasing personal or real property;

  •
  operating a non-bank depository institution, such as a savings association;

  •
  trust company functions;

  •
  financial and investment advisory activities;

  •
  conducting discount securities brokerage activities;

  •
  underwriting and dealing in government obligations and money market instruments;

  •
  providing specified management consulting and counseling activities;

  •
  performing selected data processing services and support services;

  •
  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

  •
  performing selected insurance underwriting activities.

        Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

  •
  lending, exchanging, transferring, investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

  •
  providing financial, investment or advisory services;

  •
  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

  •
  underwriting, dealing in or making a market in securities;

  •
  other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

  •
  foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

  •
  merchant banking through securities or insurance affiliates; and

  •
  insurance company portfolio investments.

        To qualify to become a financial holding company, Wilshire Bancorp and any other depository institution subsidiary that Wilshire Bancorp owns at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Wilshire Bancorp must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. Bancorp does not currently anticipate that it will seek to qualify as a financial holding company.

  Sound Banking Practice

        Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Financial Institutions Reform, Recovery and Enforcement Act increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. The Financial Institutions Reform, Recovery and Enforcement Act also expanded the scope of individuals and entities against which such penalties may be assessed.

  Anti-tying Restrictions

        Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

  Dividends

        Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In addition, Wilshire Bancorp is subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below.

        As a California corporation, Wilshire Bancorp is restricted under the CGCL from paying dividends under certain conditions. The shareholders of Wilshire Bancorp will be entitled to receive dividends when and as declared by its board of directors, out of funds legally available for the payment of dividends, as provided in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout at least equal the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution, if it meets both the "quantitative solvency" and the "liquidity" tests. In general, the quantitative solvency test requires that the sum of the assets of the corporation equal at least 1 1/4 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities, or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1 1/4 times current liabilities. In certain circumstances, Wilshire Bancorp may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to its shareholders.

COMPARISON OF SHAREHOLDER RIGHTS

        General. Wilshire Bancorp is incorporated under the laws of the State of California. Upon consummation of the Reorganization, the shareholders of the Bank will become shareholders of Wilshire Bancorp.

        As a California corporation, Wilshire Bancorp is governed by the CGCL and by its Articles of Incorporation and Bylaws. The Bank is a California state-charted bank and is also governed by the CGCL, subject to the regulations set forth in the California Financial Code. The Bank's Articles of Incorporation and Bylaws differ in some material respects from the Wilshire Bancorp Articles and Bylaws.

        The following comparison of rights of holders of Wilshire Bancorp Common Stock and Bank Common Stock is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject to and qualified by all respects to the Wilshire Bancorp and Bank Articles and Bylaws, the CGCL, the California Finance Code, and the common law thereunder. The Articles of Incorporation and Bylaws of Wilshire Bancorp are filed as exhibits to the Registration Statement on Form S-4 filed by Wilshire Bancorp with the Commission with respect to he Reorganization, of which this proxy statement/prospectus forms a part. All shareholders are urged to read these documents.

        Certain Anti-takeover Provisions in Charter Documents.    In addition, certain provisions of the proposed charter documents of Wilshire Bancorp may have the effect of delaying or preventing changes in control or management, which could have an adverse effect on the market price of our common stock. Several provisions of Wilshire Bancorp's Articles of Incorporation and Bylaws, including, without limitation,

  •
  the elimination of cumulative voting,

  •
  the adoption of a classified board of directors,

  •
  restrictions on the removal of directors without cause,

  •
  restrictions on certain "business combinations" with third parties who may acquire securities of the bank holding company outside of an action taken by the bank holding company,

  •
  super-majority shareholder voting requirements to modify certain provisions of the articles of incorporation and bylaws of Wilshire Bancorp, and

  •
  stricter time limitations on the ability of shareholders to nominate directors for election at annual meetings of shareholders.

may discourage unilateral tender offers or other attempts to take over and acquire the business of the holding company. These provisions in the Articles of Incorporation of Wilshire Bancorp are generally described below." The application of these provisions also could have the effect of delaying or preventing a change of control or management. Other than the application of these provisions, we do not have any existing provisions of our Certificate of Incorporation or Bylaws, or other present arrangements, agreements or understandings which could be deemed to have material anti-takeover effects.

        These provisions are not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of us by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. We have no present plans to implement or propose any additional measures or Bylaws having anti-takeover effects.

Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Classified board elections	The Bylaws of the Bank provide that each director holds office until the next annual meeting of shareholders, and until his successor is elected and qualified.	Wilshire Bancorp's Articles of Incorporation provide that the Wilshire Bancorp Board will be divided into three classes of directors, as nearly equal in number as reasonably possible. The three classes will be designated as Class I, Class II, and Class III. One class of directors will be elected each year for a three-year term.

The term of office of the initial Class I directors will expire at the 2005 annual meeting of shareholders; that of the initial Class II directors at the 2006 annual meeting of shareholders; and the initial Class III directors at the 2007 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

Classification of directors has the effect of making it more difficult for shareholders to change the composition of the Wilshire Bancorp Board. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Wilshire Bancorp Board. Such a delay may help ensure that the Wilshire Bancorp directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the shareholders.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Wilshire Bancorp even though such a transaction could be beneficial to Wilshire Bancorp and its shareholders. The classification of the Wilshire Bancorp might also increase the likelihood that incumbent directors will retain their positions.

	Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Restrictions on removal of directors without cause
The Bank's Articles of Incorporation provide for cumulative voting, but not a classified board of directors.

Under the CGCL, where cumulative voting is in effect, but no classified board is in place, no director may be removed without cause unless the entire Board is removed) if the votes cast against removal, or not consenting in writing to removal, would be sufficient to elect such director if voted cumulatively at an election at which the same number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.
Wilshire Bancorp's Articles of Incorporation contain provisions opting out of cumulative voting rights of shareholders for the election of directors and authorizing a classified board of directors.

However, under the CGCL, because Wilshire Bancorp will have a classified board of directors, a director generally may be removed without cause only if the votes cast against removal of a director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of shareholders, of if greater, the number of directors for whom removal is being sought, were then being elected.

	Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Business Combination Provisions
The Bank's Articles of Incorporation do not contain any special provisions restricting the Bank's ability to enter into certain business combinations with shareholders who may obtain the Bank's securities outside of an action of the Bank.
The Wilshire Bancorp Articles of Incorporation contain a provision restricting certain "Business Combinations" with persons, known as "Interested Shareholders," who may obtain Wilshire Bancorp's securities outside of an action of Wilshire Bancorp. An "Interested Shareholder" is defined in Wilshire Bancorp's Articles of Incorporation to mean a person who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 20% of the outstanding voting shares of Wilshire Bancorp or a subsidiary of Wilshire Bancorp, and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder.

A "Business Combination" is defined to include:

(1) any merger or consolidation of Wilshire Bancorp or any subsidiary with (i) any Interested Shareholder or (ii) any other corporation which is, or after such merger or consolidation would be an Interested Shareholder or an affiliate or associate of an Interested Shareholder; or

(2) any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition directly or indirectly to or with any Interested Shareholder any affiliate or associate of any Interested Shareholder of any assets of Wilshire Bancorp or any subsidiary having an aggregate Fair Market Value of ten percent (10%) or more of the total value of the assets of Wilshire Bancorp and its consolidated subsidiaries reflected in the most recent balance sheet of Wilshire Bancorp; or

(3) the issuance or transfer by Wilshire Bancorp or any subsidiary of any securities of Wilshire Bancorp or any subsidiary to any Interested Shareholder or any affiliate or associate of any Interested Shareholder in exchange for cash, securities or other property having an aggregate Fair Market Value of $10,000,000 or more; or

	Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Business Combination Provisions
(4) the adoption of any plan or proposal for the liquidation or dissolution of Wilshire Bancorp proposed by or on behalf of any Interested Shareholder or any affiliate or associate of any Interested Shareholder; or

(5) any reclassification of the Wilshire Bancorp's securities or recapitalization of Wilshire Bancorp, or any merger or consolidation of Wilshire Bancorp with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of any Interested Shareholder or any affiliate or associate of any Interested Shareholder in the outstanding shares of any class of equity or convertible securities of Wilshire Bancorp or any Subsidiary; or as a result of which the shareholders of Wilshire Bancorp would cease to be shareholders of a corporation incorporated under the laws of the State of California having, as part of its articles of incorporation a similar "business combination" provision.

Generally, the provision provides that a Business Combination shall require (1) the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the then-outstanding voting stock and (2) the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of the voting stock of Wilshire Bancorp.

However, the foregoing heightened approval requirements shall not apply to a Business Combination which (1) has been approved by a majority of the members of the Board of Directors or (2) meets certain specified threshold "fair price" minimum standards; and certain specified events have occurred or failed to occur, as applicable.

This provision is intended to ensure that all shareholders receive equal treatment in the event of a tender or exchange offer and to protect shareholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for Wilshire Bancorp, even though such an offer might be beneficial to Wilshire Bancorp and its shareholders.

	Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Super-Majority Provisions and Amendment of Articles and Bylaws
The Bank's bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of the shareholders entitled to vote. The Board may amend the bylaws, subject to the shareholders' right to do the same, except that the Board may fix the exact number of directors only within the limits prescribed by the bylaws (currently eight to 15 directors).

Generally, the Articles of Incorporation of the Bank may be amended by the approval of the board of directors of the Bank and the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of the shareholders entitled to vote.
The Wilshire Bancorp bylaws generally permit that the bylaws may be amended upon the vote of (1) shareholders holding a majority of the outstanding capital stock shareholders, or (2) a majority of the Board.

Generally, the Articles of Incorporation of Wilshire Bancorp may be amended by the approval of the board of directors of Wilshire Bancorp or the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of the shareholders entitled to vote. However, in the case of an amendment to the Bylaws which may change the number of authorized directors, such amendment will require the approval of the board of directors of Wilshire Bancorp or the affirmative vote of at least 66 2/3 of the outstanding shares entitled to vote, or by the written consent of at least 66 2/3 of the shareholders entitled to vote

However, the Wilshire Bancorp Articles of Incorporation provide that any amendment or modification or provision inconsistent with the provisions of the Articles of Incorporation relating to Business Combinations and the provision for a classified election of directors generally requires the affirmative vote of the holders of at least 66 2/3% of the then outstanding voting stock.

Further, the Wilshire Bancorp Articles of Incorporation provide that any amendment or modification or provision inconsistent with the provisions of the Bylaws relating to the advance notice of nominations of directors, the authorized number of directors and the indemnification of directors requires the affirmative vote of the holders of at least 66 2/3% of the then outstanding voting stock.

	Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Director Nominations
The Bank's bylaws provide that nominations for election of directors may be made by the Board or by any shareholder. Notice of intention to make a nomination must be made in writing and received by the President of the Bank no more than 60 days prior to any meeting of shareholders called for the election of directors, no more than 10 days after the date the notice of such meeting is sent to the shareholders, and not later than the time fixed in the notice of the meeting for the opening of the meeting.
Wilshire Bancorp's bylaws provide that nominations for election of directors may be made by the Board or by any shareholder. Notice of the name of any person to be nominated for election as a director shall be delivered to the Secretary of the Wilshire Bancorp not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first announced.

	Bank Shareholder Rights	Wilshire Bancorp Shareholder Rights
Payment of Dividends
Holders of Bank Common Stock are entitled to dividends legally available therefore, when and as declared by the Bank's Board of Directors. The California Financial Code provides that a bank may not make cash distribution to its shareholders in an amount, which exceeds the lesser of: (1) the retained earnings, or (2) the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period.

However, a bank may, with the approval of the Commissioner of Financial Institutions, make a distribution to its shareholders in an amount not exceeding the greatest of: (1) the retained earnings of the bank, (2) the net income of the bank for its last fiscal year, or (3) the net income of the bank for its current fiscal year. If the Commissioner of Financial Institutions finds that the shareholders' equity of a bank is not adequate or that the payment of a dividend would be unsafe or unsound for the bank, the Commissioner of Financial Institutions may order the bank not to pay any dividend to the shareholders.

In addition, under the Financial Institutions Supervisory Act of 1966, as amended, the FDIC also has the authority and general enforcement powers to prohibit a bank from engaging in practices, which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and thereby prohibit such payment. The Federal Deposit Insurance Corporation Improvement Act of 1991 further prohibits a bank from paying a dividend if the dividend payment would result in the bank failing to meet any of its minimum capital requirements.
The shareholders of Wilshire Bancorp will be entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available for the payment of dividends, as provided in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout at least equal the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution, if it meets both the "quantitative solvency" and the "liquidity" tests. In general, the quantitative solvency test requires that the sum of the assets of the corporation equal at least 1 1/4times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities, or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1 1/4 times current liabilities. In certain circumstances, Wilshire Bancorp may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of Wilshire Bancorp.
Dissenters' Rights
	The California Financial Code provides that shareholders of a state-chartered bank are not entitled to dissenter's rights in connection with transactions between two bank institutions which constitutes a reorganization under the CGCL.	Under the CGCL, shareholders of Wilshire Bancorp will generally be entitled to dissenters' rights in connection with a transaction which constitutes a reorganization under the CGCL.

INFORMATION ABOUT INTERIM WILSHIRE BANCORP

        Interim Wilshire Bancorp was incorporated solely to facilitate the Reorganization, and will be merged into the Bank as a result of the Reorganization. Its principal office will be the principal office of the Bank, located at 3200 Wilshire Blvd., Los Angeles, California, 90010, and its phone number will be (213) 387-3200.

        Immediately before the Reorganization takes place, Wilshire Bancorp will own all of the outstanding shares of Interim Wilshire Bancorp's common stock. On the effective date of the Reorganization, Interim Wilshire Bancorp will be merged into the Bank, the shares of Interim Wilshire Bancorp's common stock held by Wilshire Bancorp will be converted into a number of shares of Bank Common Stock equal to the number of shares of Bank Common Stock issued and outstanding immediately prior to the closing of the Reorganization and Wilshire Bancorp will own all of the outstanding capital stock of the Bank.

PROPOSAL 2: ELECTION OF DIRECTORS

General

        We currently have eleven (11) members on our Board of Directors. All eleven (11) members of our current Board of Directors have been nominated for election at the annual meeting to hold office until the next annual meeting or until their successors are elected and qualify, subject to their prior death, resignation or removal. There are no family relationships among any of our directors and executive officers. In the absence of instructions to the contrary, shares of common stock represented by properly executed proxies will be voted for the eleven (11) nominees listed herein below, all of whom are recommended by our management and who have consented to be named and to serve if elected.

        The following persons have been recommended to our Board of Directors by the majority of the independent members of our Board of Directors and, thereafter, to our shareholders by our full Board of Directors for nomination at this Annual Meeting, and have consented to be named and to serve as members of our Board of Directors if elected. Steven Koh is the Chairman of the Board of Directors. Biographies of persons who all such persons may be reviewed in the section of this proxy statement/prospectus entitled "Directors and Executive Officers of the Bank."

Name	Director Since:
Steven Koh	1986
Soo Bong Min	1999
Mel Elliot	1981
Larry Greenfield	2000
Gapsu Kim	March 2004
Kyu-Hyun Kim	1994
Richard Lim	1981
Fred Mautner	1981
Young Pak	1994
Harry Siafaris	1980
Forrest Stichman	1980

        If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the 11 persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

        You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the 11 persons who will be voted upon at the Annual Meeting. Steven Koh and Soo Bong Min, as proxyholders, reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that a shareholder's votes will not be cast for a nominee as to which such shareholder instructs that such votes be withheld.

        The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. However, the proxyholders, Steven Koh and Soo Bong Min, will vote for a nominee or nominees designated by the Board.

Wilshire Bancorp Classified Board

        At the effective time of the Reorganization, under the new Articles of Incorporation of Wilshire Bancorp, the Board of Directors will become a classified board. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. Wilshire Bancorp's Articles of Incorporation provide that the Wilshire Bancorp Board will be divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors will be elected each year for a three-year term.

        At the effective time of the Reorganization, and assuming that all of the directors nominated in this proxy statement/prospectus are elected as directors, the Wilshire Bancorp Board of Directors will be divided into the following three classes:

        Class I:    Steven Koh, Gapsu Kim, and Fred Mautner;

        Class II:    Mel Elliot, Forrest Stichman, Richard Lim, and Harry Siafaris; and

        Class III:    Kyu-Hyun Kim, Young Hi Pak, Larry Greenfield, Soo Bong Min

        The Class I directors will hold office until the first annual meeting of shareholders of Wilshire Bancorp to be held in 2005. The Class II directors will hold office until the 2006 annual meeting and the Class III directors will hold office until the 2007 annual meeting.

Vote Required

        The 11 persons receiving the highest number of "FOR" votes represented by shares of Bank Common Stock present in person or represented by proxy and entitled to be voted at the Annual Meeting will be elected.

Recommendation of the Wilshire State Bank Board

        The Bank's Board recommends a vote "FOR" the election to the Board of each of the nominees listed above.

OTHER MATTERS

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

DEADLINE FOR RECEIPT OF SHAREHOLDER DIRECTOR
NOMINATIONS AND OTHER PROPOSALS

Consideration of Director Nominees

        The Bank's Bylaws provide for the nomination of directors in the following manner:

          "Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee."

        The Board of Directors will consider director candidates recommended by the Bank's shareholders in a similar manner as those recommended by members of management or other directors, provided the shareholder submitting such nomination has complied with the procedures set forth in the foregoing provision. To date, the Bank has not received any recommended nominees from any non-management shareholders or group of shareholders that beneficially owns five percent of the Bank's voting stock.

        Wilshire Bancorp's Bylaws provide for the nomination of directors in the following manner:

          "At any annual or special meeting of shareholders, persons nominated for election as directors by shareholders shall be considered only if advance notice thereof has been timely given as provided herein and such nominations are otherwise proper for consideration under applicable law and the Articles of Incorporation and bylaws of the Corporation. Notice of the name of any person to be nominated by any shareholders for election as a director of the Corporation at any meeting of shareholders shall be delivered to the Secretary of the Corporation at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the annual meeting if the Corporation shall have been previously disclosed, in these by-laws or otherwise, that the annual meting in each year is to be held on a determinable date, unless and until the Board determines to hold the meeting on a different date. Any shareholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), such person's signed consent to serve as a director of the Corporation if elected, such shareholder's name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by such shareholder. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to be beneficially owned pursuant to rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meet in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that nominees not be considered if such notice has not been given."

        In the event of the completion of the Reorganization, this Bylaw provision of Wilshire Bancorp will be applicable to nominations of directors at our next annual meeting of shareholders.

Consideration of Other Shareholder Proposals

        Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals to be presented at the Wilshire Bancorp 2005 Annual Meeting of Shareholders (or Wilshire State Bank 2005 Annual Meeting of Shareholders if the Agreement of Plan of Merger is not adopted) and in the Wilshire Bancorp our Proxy Statement and form of Proxy relating to that meeting, must be received by us at our principal executive offices in Los Angeles, California, addressed to our Corporate Secretary, not later than                        , 2004 [a date which is not less than 120 days before the date of mailing of this proxy statement prospectus]. With respect to any shareholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxyholders shall have discretionary authority to vote against any proposal presented at the 2005 Annual Meeting of Shareholders. These proposals must comply with applicable California law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

NO INCORPORATION BY REFERENCE OF
CERTAIN PORTIONS OF THIS PROXY STATEMENT

        Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or the Exchange Act, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Human Resources Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of Forms F-7, F-8 and F-8A and amendments thereto furnished to the Bank during and with respect to its 2003 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Bank's common stock failed to file, on a timely basis, reports required during or with respect to 2002 by Section 16(a) of the Exchange Act.

FINANCIAL STATEMENTS

        The financial statements of the Bank, as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, are included in the Bank's Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which is attached as Annex D to this proxy

.. The financial statements of the Bank, as of March 31, 2004 and 2003 and for each of three-month periods ended March 31, 2004 and 2003, are included in the Bank's Annual Report on Form 10-Q for the quarter ended March 31, 2004, a copy of which is attached as Annex E to this proxy statement/prospectus. Such financial statements were prepared in accordance with generally accepted accounting principles. We have not included any additional financial statements in this proxy statement/prospectus, in particular, separate financial statements of Wilshire Bancorp. The board of directors of the Bank believes that additional financial statements would not be material in order for the shareholders of the Bank to make an informed judgment to approve the transactions contemplated by the Reorganization and with respect to the election of the directors of the Bank, since the financial statements of Wilshire Bancorp immediately following the consummation of the Reorganization will be substantially identical to the financial statements of the Bank immediately prior to consummation of the Reorganization.

LEGAL MATTERS

        The validity of the shares of Wilshire Bancorp Common Stock to be issued to Bank shareholders pursuant to the merger will be passed upon by Jenkens & Gilchrist, P.C., counsel to both Wilshire Bancorp and the Bank. In addition, certain tax matters will be passed upon by Jenkens & Gilchrist, P.C.

EXPERTS

        The financial statements included and incorporated in this proxy statement/prospectus by reference from the Bank's Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

WILSHIRE STATE BANK
Los Angeles, California

and

INTERIM WILSHIRE BANCORP, INC.
Los Angeles, California

AND JOINED IN BY

WILSHIRE BANCORP, INC.
Los Angeles, California

Dated as of May 1, 2004

i

ARTICLE VI. MISCELLANEOUS	A-8
Section 6.01 Multiple Counterparts	A-8
Section 6.02 Governing Law	A-8
Section 6.03 Further Assurances	A-8
Section 6.04 Assignment	A-8
Section 6.05 Severability	A-8
Section 6.06 Specific Performance	A-9
Section 6.07 Rules of Construction	A-9
Section 6.08 Entire Agreement	A-9
Section 6.09 Binding Effect	A-9

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made effective as of the 1st day of May, 2004, by and between WILSHIRE STATE BANK, a commercial bank organized under the laws of the State of California whose principal office is located in Los Angeles, California (the "Bank"), and INTERIM WILSHIRE BANCORP, INC., a general business corporation organized under the laws of the State of California (the "Interim Company"), and joined in by WILSHIRE BANCORP, INC., a general business corporation organized under the laws of the State of California (the "Company").

WITNESSETH:

        WHEREAS, the Bank is a commercial bank duly organized and validly existing under the California General Corporation Law (the "Corporation Law") and the California Financial Code (the "Financial Code"), having its principal office in Los Angeles, California, with authorized capital stock consisting of 40,000,000 shares of common stock, no par value (the "Bank Common Stock");

        WHEREAS, the Bank owns all of the issued and outstanding shares of common stock, no par value (the "Company Common Stock"), of the Company;

        WHEREAS, the Company is a general business corporation duly organized and validly existing under the laws of the State of California and owns all of the issued and outstanding shares of common stock, no par value (the "Interim Company Common Stock"), of the Interim Company;

        WHEREAS, the Interim Company is a general business corporation duly organized and validly existing under the laws of the State of California, having its principal office in Los Angeles, California, and is a wholly-owned subsidiary of the Company;

        WHEREAS, the respective boards of directors of Bank, the Interim Company, and the Company each have determined that it is in the best interests of their respective companies and the shareholders of their respective companies to establish a bank holding company structure and to combine the Interim Company and the Bank into a single company through the merger of the Interim Company with and into the Bank (the "Merger"), on the terms and conditions set forth herein, and each has agreed to recommend approval of the transactions contemplated hereby by their respective shareholders, to the extent required by applicable law;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

        WHEREAS, as and when required by the provisions of this Agreement, all such action as may be necessary or appropriate shall be taken by the Interim Company, the Bank and the Company in order to consummate the Merger.

        NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.
THE MERGER

        Section 1.01    Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.08), and in accordance with the Corporation Law and the Financial Code, the Interim Company shall be merged with and into the Bank pursuant to the provisions of Section 1100 et seq. of the Corporation Law and Section 18(c) of the Federal Deposit

Insurance Act (the "FDI Act"). As a result of the Merger, the Bank shall be the surviving entity (the "Surviving Bank"), the separate existence of the Interim Company shall cease and the existence of the Bank, as the Surviving Bank, shall continue with all the rights, privileges, immunities, powers and franchises and subject to all the duties, restrictions and liabilities of a banking association organized under the laws of the State of California, and the Bank shall become a wholly-owned subsidiary of the Company.

        Section 1.02    Effect of Merger.    The Merger shall have the effects set forth in Section 1100 et seq. of the Corporation Law and Section 18(c) of the FDI Act.

        Section 1.03    Transfer of Assets and Liabilities.    At the Effective Time, all rights, privileges, immunities, powers, franchises and interests of the Interim Company in and to every type of property (real, personal and mixed) shall be transferred to and vested in the Surviving Bank by virtue of such Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, privileges, immunities, powers, franchises and interests, including, without limitation, appointments, designations and nominations, all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetence and in every other fiduciary capacity, in the same manner and to the same extent as such rights, privileges, immunities, powers, franchises and interests are held or enjoyed by the Interim Company. The Surviving Bank shall be liable for all liabilities of the Interim Company, all deposits, debts, liabilities, obligations and contracts of the Interim Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of the Interim Company, shall be those of the Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of the Interim Company shall be preserved and unimpaired.

        Section 1.04    Name.    The name of the Surviving Bank shall be "Wilshire State Bank."

        Section 1.05    Articles of Incorporation and Bylaws.

          A.    The articles of incorporation of the Bank, as in effect immediately prior to the Effective Time, shall continue to be the articles of incorporation of the Surviving Bank until thereafter amended or restated, as provided therein and by applicable law.

          B.    The Bylaws of the Bank, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Bank until thereafter amended or restated, as provided therein and by applicable law.

        Section 1.06    Directors and Officers.

          A.    The directors of the Bank immediately prior to the Effective Time shall serve as the board of directors of the Surviving Bank at the Effective Time, and shall serve until the next annual meeting of shareholders of the Surviving Bank or until their successors are elected and have qualified or until their earlier death, resignation or removal in accordance with the Surviving Bank's articles of incorporation and bylaws. Any vacancy on the board of directors at the Effective Time shall be filled in the manner provided in the articles of incorporation and bylaws of the Surviving Bank.

          B.    The officers of the Bank immediately prior to the Effective Time shall continue as officers of the Surviving Bank, subject to the review and approval of the board of directors of Surviving Bank.

        Section 1.07    Closing.    Upon the terms and subject to the conditions set forth in the Agreement, the closing ("Closing") of the transaction contemplated by this Agreement shall take place in the offices of the Company at 10:00 a.m. on the first business day (any day on which banks are not required or authorized to close in Los Angeles, California) following receipt of all necessary regulatory approvals and expiration of all mandatory waiting periods, or on such other day or at such other time or place as may be mutually agreed upon by the parties ("Closing Date").

        Section 1.08    Effective Time.    This Agreement shall become effective upon the filing of a copy of this Agreement with the Secretary of State of California in accordance with Section 1103 of the Corporation Law (such time as the Merger becomes effective being the "Effective Time").

        Section 1.09    Conversion of the Bank Common Stock and Stock Options.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Bank, the Interim Company or any shareholder thereof:

          A.    Each share of the Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Bank Common Stock to be canceled pursuant to Section 1.09(E)) shall be canceled and extinguished and be converted automatically into the right to receive one (1) validly issued, fully paid and nonassessable share of Company Common Stock (the "Exchange Ratio"). The shares of Company Common Stock into which shares of Bank Common Stock are converted pursuant to this Section 1.09(A) is referred to herein as the "Merger Consideration."

          B.    All shares of Bank Common Stock to be converted into Company Common Stock pursuant to Section 1.09(A) shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Bank Common Stock (such certificate or other evidence of ownership, a "Certificate") shall thereafter cease to have any rights with respect to such shares of Bank Common Stock, except the right to receive the applicable number of shares of Company Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Bank Common Stock become entitled upon the surrender of such Certificate.

          C.    The Company will assume all of the Bank's rights and obligations under the Bank's 1997 Stock Option Plan (the "Stock Option Plan") and under each outstanding stock option agreement evidencing an option (whether an incentive stock option or a nonstatutory stock option) previously granted under the Stock Option Plan. By virtue of such assumption, each option to acquire shares of Bank Common Stock, whether vested or unvested, shall be converted into an option to acquire the same number of shares of Company Common Stock which the holders thereof would have been entitled to receive in the Merger had such option been fully exercised immediately prior to the Effective Time, which option shall be exercisable upon the same terms and conditions as were applicable to the options to acquire Bank Common Stock, provided that there shall be a proportionate adjustment of the exercise price therefor. Each such option, subject to such modifications as may be appropriate or required, and subject to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the California Corporate Securities Law of 1968, as amended, shall constitute a continuation of the option, substituting the Company for the Bank. Each option granted pursuant to the Stock Option Plan, from and after the Effective Time, shall constitute an option granted by the Company to purchase shares of Company Common Stock.

          D.    All of the shares of the Interim Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, on a pro rata basis, into such number of shares of common stock of the Surviving Bank, all of which will be owned by the Company, with the effect that the number of shares of common stock of the Surviving Bank issued and outstanding at the Effective Time shall be equal to the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time.

          E.    Any shares of Bank Common Stock that are owned immediately prior to the Effective Time by the Bank as treasury stock or by the Company or Interim Company shall be canceled and extinguished without any conversion thereof or consideration therefor.

          F.     If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or the outstanding shares of Bank Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock and Bank Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          G.    All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective time shall be canceled without consideration therefor.

        Section 1.10    Transfer Agent.    Promptly following the Effective Time, the Company will cause U.S. Stock Transfer Corporation, or another qualified trust company selected by the Company and the Bank (the "Transfer Agent"), to send to each shareholder of the Bank a letter of transmittal for use in exchanging such shareholders' Certificates representing shares of Bank Common Stock for certificates representing the number of shares of Company Common Stock to which they are entitled pursuant to this Agreement. Each shareholder of the Bank shall be entitled to receive shares of Company Common Stock for such shareholders Bank Common Stock only upon surrender of the Certificates representing such shares of Bank Common Stock, or after providing an appropriate affidavit of lost certificate and indemnity agreement and/or bond as may reasonably be required in each case by the Transfer Agent. Until so surrendered, each Certificate formerly representing shares of Bank Common Stock will be deemed for all corporate purposes to represent and evidence solely the right to receive the Merger Consideration described in Section 1.09(A) hereof.

        Section 1.11    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate, until such holder shall surrender such Certificate in accordance with Section 1.10. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest: (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

        Section 1.12    No Further Ownership Rights in Company Common Stock.    All shares of Company Common Stock issued upon conversion of shares of Bank Common Stock in accordance with the terms of this Article I shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Bank Common Stock.

        Section 1.13    No Liability.    None of the Bank, the Company or Interim Company or their exchange agent (the "Exchange Agent") shall be liable to any an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended) (each a "Person") in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 1.14    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, pursuant to this Agreement.

        Section 1.15    Withholding Rights.    The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bank Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

        Section 1.16    Further Assurances.    At and after the Effective Time, the officers and directors of the Company shall be authorized to execute and deliver, in the name and on behalf of the Bank, the Company and the Interim Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Bank, the Company and the Interim Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Bank, the Company and the Interim Company, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Bank, the Company and the Interim Company, as a result of, or in connection with, the Merger.

        Section 1.17    Bank Shareholders' Meeting.    This Agreement shall be submitted to the shareholders of the Bank at a meeting called to be held as promptly as practicable and to the sole shareholder of the Interim Company by written consent of the sole shareholder. Upon approval by the requisite vote of the shareholders of the Bank and the approval of the sole shareholder of the Interim Company, this Agreement shall be made effective as soon as practicable thereafter as provided in Section 1.08 hereof.

ARTICLE II.
COVENANTS

        Section 2.01    Proxy Statement/Prospectus.    As soon as practicable following the date of this Agreement, the Company and the Bank shall cooperate in preparing mutually acceptable proxy materials, which shall constitute the proxy statement and, any amendments or supplements thereto, to be filed by the Bank with the Federal Deposit Insurance Corporation in connection with the meeting of the Bank's shareholders with respect to the Merger (the "Shareholder Meeting"), and which shall be the same as a proxy statement/prospectus (each such proxy statement/prospectus and any amendments or supplements thereto, collectively referred to herein as the "Proxy Statement/Prospectus") to be contained in the registration statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the registration of the Company Common Stock issuable upon conversion of the Bank Common Stock in the Merger, and any amendments thereto (the "Form S-4"), and the Company shall prepare and file the Form S-4 with the Commission. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as the Company's prospectus. Each of the Company and the Bank shall use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the Commission and the Form S-4 declared effective by the Commission as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Bank will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Bank as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

        Section 2.02    Regulatory Approvals.    As soon as practicable following the date of this Agreement, each of the Company and the Bank shall file or cause the be filed applications for all regulatory approvals required to be obtained such parties in connection with this Agreement and the other agreements contemplated hereby, and shall diligently seek all other required approvals and shall take any and all further action as may be necessary or appropriate to permit the timely consummation of the Merger provided for in this Agreement.

        Section 2.03    Legal Requirements.    Each of the Company and the Bank will, and will cause their respective subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

        Section 2.04    Blue Sky Laws.    The Company shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Company Common Stock in connection with the Merger. The Bank shall use its commercially reasonable efforts to assist the Company as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Company Common Stock in connection with the Merger.

        Section 2.05    Affiliate Agreements.    Within thirty (30) days following the execution and delivery of this Agreement, the Bank will use commercially reasonable efforts to obtain an executed Affiliate Agreement substantially in the form of attached hereto as Exhibit A (the "Affiliate Agreement") from any Person who, to the knowledge of the Bank, may be deemed to have become an "Affiliate" (as such term is defined in Rule 405 promulgated under the Securities Act) of the Bank after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, the Company shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Company Common Stock to be received by: (i) any Affiliate of the Company; or (ii) any Person that the Company reasonably identifies as being a Person who may be deemed an Affiliate, and to issue appropriate stop transfer instructions to the transfer agent for such Company Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such Person has executed an Affiliate Agreement.

        Section 2.06    Best Efforts.    Each of the Company and the Bank shall use their best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Corporation Law and the Financial Code.

        Section 2.07    Nasdaq National Market.    The Company shall take all necessary action to list the shares of the Company Common Stock and the shares of company Common Stock issuable hereunder for trading on the Nasdaq National Market, to be effective as soon as practicable following the Effective Time.

ARTICLE III.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

        The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived:

        Section 3.01    Shareholder Approvals.    The shareholders of the Bank entitled to vote on the Merger and this Agreement shall have approved the Merger and this Agreement in accordance with the Corporation Law and the Financial Code.

        Section 3.02    Government and Other Approvals.    Each of the Company and the Bank shall have received approvals, acquiescence or consents of the transactions contemplated by this Agreement, from all necessary governmental agencies and authorities and other third parties, including but not limited to the Federal Reserve Bank of San Francisco, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, the Commission, and the California Department of Corporations, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby and thereby. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal, state or local governmental authority or by any other third party by formal proceedings.

        Section 3.03    Registration Statement.    The Commission shall have declared the Form S-4 effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the Commission or any other governmental authority; and all requests for additional information on the part of the Commission or any other governmental authority shall have been complied with to the reasonable satisfaction of the parties hereto.

        Section 3.04    Nasdaq Listing.    The Company Common Stock and the shares of company Common Stock issuable hereunder shall have been approved for listing on the Nasdaq National Market.

        Section 3.05    Legal and Tax Opinions.    The Company and the Bank shall have received an opinion, in form and substance satisfactory to the Company and the Bank, to the effect that (i) the Merger of the Interim Company with and into the Bank and the exchange of shares of Bank Common Stock for shares of Company Common Stock, as provided for herein, will be considered a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, (ii) no gain or loss will be recognized by the Bank pursuant to the consummation of the Merger, and (iii) no gain or loss will be recognized by the shareholders of the Bank upon the exchange of their shares of Bank Common Stock for shares of Company Common Stock, as provided for herein.

ARTICLE IV.
TERMINATION, WAIVER, AMENDMENT AND MODIFICATION

        Section 4.01    Termination.    This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after action thereon by the shareholders of the Bank or the Interim Company, by the mutual consent in writing of the Bank, Interim Company and Company.

        Section 4.02    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 4.01, the same shall be of no further force or effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of either the Bank, Interim Company, Company or the directors, officers, employees, agents or shareholders of any of them.

        Section 4.03    Waiver, Amendment and Modification.    Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Time, whether before or after action thereon by the shareholders of the Bank by the party that is entitled to the benefits thereof. This Agreement may be modified or amended at any time prior to the Effective Time, whether before or after action thereon by the shareholders of the Bank, by the Bank, Interim Company and Company; provided, however, that in the event that applicable law shall require the approval of this Agreement by the shareholders of any of the parties hereto, in no event may any amendment hereto be made that changes the principal terms of this Agreement without the requisite approval of such shareholders. Any waiver, modification or amendment of this Agreement shall be in writing.

ARTICLE V.
EXPENSES

        Section 5.01    General.    Each party hereto will pay its own expenses incurred in connection with this Agreement, whether or not the transactions contemplated herein are effected.

        Section 5.02    Special Dividend.    Promptly after the Effective Time of the Merger, the Bank shall pay a special dividend to the Company in an amount equal to the sum of (i) the expenses incurred by the Company in connection with the transactions contemplated in this Agreement, and (ii) the principal amount of any loan or line of credit that the Company shall have obtained to carry out this Agreement, plus any accrued and unpaid interest and fees with respect thereto.

ARTICLE VI.
MISCELLANEOUS

        Section 6.01    Multiple Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 6.02    Governing Law.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

        Section 6.03    Further Assurances.    Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Surviving Bank title to and possession of any assets of the Interim Company or the Bank acquired or to be acquired by reason of or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

        Section 6.04    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 6.04 shall be void and of no effect.

        Section 6.05    Severability.    In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

        Section 6.06    Specific Performance.    Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

        Section 6.07    Rules of Construction.    Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense.

        Section 6.08    Entire Agreement.    This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.

        Section 6.09    Binding Effect.    All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the Bank and the Interim Company have caused this Agreement to be executed by their duly authorized officers as of this 1st day of May, 2004, and the officers of each such company have hereunto subscribed their names.

BANK:
WILSHIRE STATE BANK
By:	/s/ SOO BONG MIN Soo Bong Min, President
By:	/s/ BRIAN E. CHO Brian E. Cho, Secretary
INTERIM COMPANY:
Interim Wilshire Bancorp, Inc.
By:	/s/ SOO BONG MIN Soo Bong Min, President
By:	/s/ BRIAN E. CHO Brian E. Cho, Secretary

        The Company hereby joins in the foregoing Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers as of this 1st day of May, 2004.

COMPANY:
WILSHIRE BANCORP, INC.
By:	/s/ SOO BONG MIN Soo Bong Min, President
By:	/s/ BRIAN E. CHO Brian E. Cho, Secretary

ANNEX B

AFFILIATE AGREEMENT

Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, CA 90010
Attention: Chief Executive Officer

Ladies and Gentlemen:

        I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of Wilshire State Bank, a California state-chartered bank (the "Bank"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact or as a waiver of any rights I may have to object to any claim that I am an affiliate. I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") by and among Wilshire Bancorp, Inc., a California corporation ("Buyer"), Wilshire Interim Bancorp, Inc., a California corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and the Bank, Merger Sub will be merged with and into the Bank (the "Merger") and that, as a result of the Merger, I am entitled to receive shares of Buyer Common Stock (as defined in the Merger Agreement) in exchange for shares of Bank Common Stock (as defined in the Merger Agreement) owned by me.

        I hereby represent, warrant and covenant to Buyer that in the event I receive any Buyer Common Stock as a result of the Merger:

        a.     I shall not make any sale, transfer or other disposition of Buyer Common Stock in violation of the Act or the Rules and Regulations.

        b.     I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Common Stock, to the extent I believed necessary with my counsel or counsel for the Bank.

        c.     I have been advised that the issuance of Buyer Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of the Bank, I may be deemed to have been an affiliate of the Bank, I may not sell, transfer or otherwise dispose of Buyer Common Stock issued to me in the Merger, unless: (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rules 144 and 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        d.     I understand that Buyer is under no obligation to register the sale, transfer or other disposition of Buyer Common Stock by me or on my behalf under the Act.

        e.     I also understand that unless the transfer by me of my Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE

B-1

SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

        f.      I agree that if I breach the representations, warranties or covenants contained in this letter, I will hold the Bank and Buyer harmless from and against any and all demands, causes of action, proceedings, losses, damages, expenses, liabilities, fines, penalties, deficiencies, judgments or costs ("Damages") at any time and from time to time asserted against or incurred by either of the Bank or Buyer insofar as such Damages result from any such breach by me.

        It is understood and agreed that the legend set forth in paragraph (e) above shall be removed by delivery of substitute certificates without such legend, if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or, if reasonably requested, an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

Accepted this day of , 2004, by: WILSHIRE BANCORP, INC.
By:	Soo Bong Min, President and Chief Executive Officer

B-2

ANNEX C
WILSHIRE STATE BANK
AUDIT COMMITTEE CHARTER

Purpose

        The role of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

        The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

Composition

  Independence

        The Audit Committee shall consist of three or more members of the Board, each of whom is determined by the Board to be "independent" under Section 10A(m) of the Securities Exchange Act of 1934 (the "Exchange Act"), the rules of the NASDAQ Stock Market, and the rules and regulations of the SEC.

        Notwithstanding the foregoing, under exceptional and limited circumstances, the Board may appoint one director who is not independent as defined by the rules of Nasdaq, provided that such appointment is permitted under exceptions set forth in the rules of the NASDAQ Stock Market.

  Financial Expertise

        All members of the Audit Committee must be able to read and understand financial statements at the time of their appointment. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Appointment and Removal

        The members of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating/Corporate Governance Committee and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal. The members of the Audit Committee may be removed, with or without cause, by a majority vote of the Board.

Chairperson

        Unless a Chairperson is elected by the full Board upon recommendation of the Nominating/Corporate Governance Committee, the members of the Audit Committee shall designate a Chairperson by the majority vote of the full Audit Committee membership. The Chairperson will chair all regular sessions of the Audit Committee and set the agenda for Audit Committee meetings.

Delegation to Subcommittees

        In fulfilling its responsibilities, the Audit Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Audit Committee.

Meetings

        The Audit Committee shall meet as often as it determines but no less than once per quarter, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee should meet regularly with each of management, the principal internal auditor of the Company and the outside auditing firm in separate executive sessions to discuss any matters that the Audit Committee or either of these groups believe should be discussed privately. In addition, the Audit Committee or its chairperson should meet with the independent auditors and management quarterly to review the Company's financial statements.

Relationship with Independent Accountants

        The Audit Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the outside auditing firm. In this regard, the Audit Committee shall have the sole authority to (A) appoint and retain, (B) determine the funding for, and (C) when appropriate, terminate, the outside auditing firm, which shall report directly to the Audit Committee. The Audit Committee will be responsible for resolving any disputes between the independent accountants and the Company's management.

Duties and Responsibilities

        To fulfill its responsibilities and duties the Audit Committee shall:

        A.    Financial Reporting Processes and Documents/Reports Review

          1.     Review and discuss with the outside auditing firm: (A) the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, (B) any audit problems or difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditing firm's activities or on access to requested information, and any significant disagreements with management and management's response to such audit problems or difficulties, and (C) any reports of the outside auditing firm with respect to interim periods.

          2.     Review and discuss with management and the outside auditing firm the annual audited and quarterly unaudited financial statements of the Company, including (A) analyses of management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (B) the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," including the development, selection and reporting of accounting policies that may be regarded as critical, and (C) major issues regarding the Company's accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles and financial statement presentations.

          3.     Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

          4.     Periodically review and discuss the adequacy of the Company's internal controls, any significant deficiencies in internal controls (and any special audit steps adopted in light of material control deficiencies), and significant changes in such controls; and review and discuss with the principal internal auditor of the Company and such others as the Audit Committee deems appropriate, the scope and results of the internal audit program.

          5.     Periodically review and discuss the adequacy and effectiveness of the Company's disclosure controls and procedures and management reports thereon.

          6.     Review disclosures made to the Audit Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

          7.     Review and timely discuss with management and the outside auditors the effect of regulatory and accounting initiatives, as well as any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company.

          8.     Review and discuss with the independent auditors their report regarding (A) all critical accounting policies and practices to be used, (B) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (C) other material written communications between the outside auditing firm and Company management, including a schedule of unadjusted differences.

          9.     Review with financial management and the independent accountants the Company's filings with the SEC prior to their filing or prior to the release of earnings reports. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

          10.   Prepare all reports required to be included in the Company's proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

          11.   Discuss and review earnings press releases, including the type and presentation of information to be included in earnings press releases, in particular the use of "pro forma" or "adjusted" non-GAAP information.

          12.   Discuss and review financial information and earnings guidance provided to analysts and rating agencies.

          13.   Discuss policies with respect to risk assessment and risk management.

        B.    Independent Accountants

          1.     Approve in advance all audit, review or attest engagements required under the securities laws to be provided by the outside auditing firm, including fees and terms.

          2.     Establish policies and procedures for the engagement of the outside auditing firm to provide permissible non-audit services, which shall require preapproval by the Audit Committee (other than with respect to de minimis exceptions described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). Ensure that approval of non-audit services are disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

          3.     The authority to grant preapproval of audit and non-audit services may be delegated to one or more designated members of the audit committee who are independent directors. Any such delegation shall be presented to the full Audit Committee at its next scheduled meeting.

          4.     Review and evaluate the lead partner of the outside auditor and present to the Board Audit Committee conclusions with respect to the qualifications and performance of the outside auditing firm.

          5.     Consider, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm's performance of permissible non-audit services is compatible with the auditor's independence; obtain and review the report by the outside auditing firm describing any relationships between the outside auditing firm and the Company referred to in paragraph four above or any relationships between the outside auditing firm and the Company or any other relationships that may adversely affect the independence of the auditor; discuss with the outside auditing firm any disclosed relationship or services that may impact the objectivity and independence of the auditor; and present to the Board the Audit Committee's conclusions with respect to the independence of the outside auditing firm.

        C.    Outside Advisors

        The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its duties. The Audit Committee shall have sole authority to approve related fees and retention terms.

        D.    Ethical and Legal Compliance

          1.     Establish, review and update periodically a code of business ethics and conduct that applies to the Company's employees and directors, and ensure that management has established a system to enforce the code of ethics. The code must be publicly available and waivers for executive officers and directors granted and disclosed in accordance with applicable law.

          2.     Review and approve, if the duty is not delegated to a comparable body of the Board, all related party transactions in accordance with the regulations of NASDAQ.

          3.     Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

          4.     Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

          5.     Perform any other activities consistent with this Charter, the Company's bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Reports and Performance Review

        The Audit Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Limitation of Audit Committee's Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the outside auditor.

Disclosure of Charter

        This Charter will be made available in accordance with applicable rules and regulations.

Adopted by Resolution of the Board of Directors
March 26, 2004

ANNEX D

FEDERAL DEPOSIT INSURANCE CORPORATION
Washington, D.C. 20006

Amendment No. 2 to
FORM 10-K/A
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2003

FDIC Certificate Number 23301

WILSHIRE STATE BANK
(Exact name of registrant as specified in its charter)

California State or other jurisdiction of incorporation or organization	95-3509631 I.R.S. Employer Identification Number
3200 Wilshire Blvd. Los Angeles, California Address of principal executive offices	90010 Zip Code
(213) 387-3200 Registrant's telephone number, including area code
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act: Common Stock, No Par Value

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

        The number of shares of Common Stock of the registrant outstanding as of June 1, 2004 was 13,967,536.

        Transitional Small Business Disclosure Format (check one): days. Yes ☐    No ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

Yes ☐    No ☒

        The aggregate market value of the voting common stock held by non-affiliates of the registrant as of June 30, 2003 was approximately $61.4 million (computed based on the closing sale price of the common stock at $16.92 per share as of such date). Shares of common stock held by each officer and director and each person owning more than five percent of the outstanding common stock have been excluded in that such persons may be deemed to be affiliates. This determination of the affiliate status is not necessarily a conclusive determination for other purposes.

 EXPLANATORY NOTE

        This Amendment No. 2 to Annual Report on Form 10-K/A amends and restates the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 originally filed with the Federal Deposit Insurance Corporation on March 26, 2004 and subsequently amended by Amendment No. 1 to Annual Report on Form 10-K/A filed with the Federal Deposit Insurance Corporation on April 28, 2004. This Amendment No. 2 to Annual Report on Form 10-K/A contains modifications to certain disclosures in the original Annual Report on Form 10-K and the Amendment No. 1 to Form 10-K/A, including: (i) Item 1 (Business), (ii) Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations, (iii) Item 7A—Quantitative and Qualitative Disclosures About Market Risk, (iv) Item 10—Executive Compensation, and (v) Item 12—Security Ownership of Certain Beneficial Owners and Management.

PART I

Item 1. Business

General

        Wilshire State Bank (the "Bank," "we," "us" or "our"), a California state-chartered commercial bank, was incorporated under the laws of the State of California on May 20, 1980 and commenced operations on December 30, 1980. Our Main Office and Corporate Headquarters are located at 3200 Wilshire Boulevard, Los Angeles, California 90010. In addition, we have eleven full-service branch offices in southern California located in Koreatown, downtown Los Angeles, Huntington Park, Gardena, the San Fernando Valley, Cerritos, Rowland Heights, and Garden Grove. We also have three loan production offices utilized primarily for the origination of loans under the Bank's Small Business Administration ("SBA") lending program in Seattle, Washington; Dallas, Texas; and the San Jose, California area (Milpitas, California).

        We are an insured bank up to the maximum limits authorized under the Federal Deposit Insurance Act, as amended (the "FDI Act"). Like most state-chartered banks of our size in California, we are not a member of the Federal Reserve System, but a member of Federal Home Loan Bank of San Francisco, a congressionally chartered Federal Home Loan Bank. At December 31, 2003, we had approximately $983 million in assets, $757 million in total loans, and $857 million in deposits.

        We operate a community bank focused on the general commercial banking business, with our primary market encompassing the multi-ethnic population of the Los Angeles County area. Our full-service offices are located primarily in areas where a majority of the businesses are owned by Korean-speaking immigrants, with many of the remaining businesses owned by Hispanic and other minority groups. Our branches in Huntington Park and Garden Grove are located in predominantly Hispanic and Vietnamese communities, respectively. Our client base reflects the multi-ethnic composition of these communities.

        To address the needs of our multi-ethnic customers, we have many multilingual employees who are able to converse with our clientele in their native languages. We believe that the ability to speak the language of our customers assists us in tailoring products and services for our customers' needs.

Available Information

        We maintain an Internet website at www.wilshirebank.com. On the Investor Relations component or link of our website, we post the following filings, which are available free of charge, as soon as reasonably practicable after they are filed the Federal Deposit Insurance Corporation (the "FDIC"): our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports filed or furnished under the FDI Act. In addition, we post separately on our website all filings made by persons pursuant to Section 16 of the Securities and Exchange Act of 1934, as required by the FDI Act. These filings are required to be filed with the FDIC under the FDI Act.

Expansion

  Branch Expansion

        Over the past few years, our network of branches and loan production offices have been expanded geographically. As of March 8, 2004, we maintained eleven full-service branch offices (in addition to our main office) and three loan production offices. Most recently, on March 8, 2004, we opened another branch office in downtown Los Angeles. During fiscal year 2003, we opened two full service branches located in the mid-Wilshire area of Los Angeles, and in the Irvine area (City of Tustin,

California). We had previously opened four additional branch offices in Huntington Park, Gardena, Rowland Heights, and Garden Grove between 1999 and 2002. In 1999, we also had opened a new loan production office in Dallas in an area that complemented our multi-ethnic small business focus. We intend to continue our growth strategy in future years through the opening of additional branches and loan production offices as our needs and resources permit.

  Junior Subordinated Debentures

        In December 2002, we issued $10 million in floating rate ten-year junior subordinated debentures ("2002 Junior Subordinated Debentures"). These 2002 Junior Subordinated Debentures will mature on December 26, 2012. Interest on the 2002 Junior Subordinated Debentures is payable quarterly and no scheduled payments of principal are due prior to maturity. In December 2003, we also formed a wholly-owned subsidiary, Wilshire Bancorp, Inc., or Wilshire Bancorp, in order to raise additional capital through the issuance of trust preferred securities. In turn, Wilshire Bancorp organized its wholly-owned subsidiary, Wilshire Statutory Trust, which issued $15 million in trust preferred securities. Wilshire Bancorp then purchased all of the common interest in the Wilshire Statutory Trust and issued junior subordinated debentures to the Wilshire Statutory Trust having terms substantially similar to the trust preferred securities in exchange for the proceeds from the Wilshire Statutory Trust's trust preferred securities (the "2003 Junior Subordinated Debentures"). Both the 2002 and 2003 Junior Subordinated Debentures qualify as Tier 2 risk-based capital under capital adequacy guidelines. At December 31, 2003, $25.5 million, which represents 100% of the total outstanding amount of the instruments, qualified as Tier 2 capital. We believe that the supplemental capital raised in connection with the issuance of these securities will allow us to achieve and maintain status as a well-capitalized institution and sustain our continued loan growth.

  Bank Holding Company Reorganization

        We are currently considering a reorganization into a bank holding company structure. In the proposed reorganization, each of the Bank's outstanding shares of common stock would convert into an equal number of shares of common stock in a new holding company, which would own the Bank as its wholly-owned subsidiary. Management believes that operating the Bank within a holding company structure would, among other things, allow the Bank to include the proceeds from the issuance of the trust preferred securities as Tier 1 capital (within regulatory guidelines), provide greater operating flexibility than is currently enjoyed by Wilshire State Bank; facilitate the acquisition of related businesses as opportunities arise; improve the Bank's ability to diversify; enhance the Bank's ability to remain competitive in the future with other companies in the financial services industry that are organized in a holding company structure; and enhance the Bank's ability to raise capital to support growth. Approval of the reorganization will require the affirmative vote of a majority of the Bank's common stock. The proposed reorganization would need to be approved by the vote of the majority of the issued and outstanding shares of common stock. We anticipate that shareholders will be receiving a proxy statement further detailing the proposed reorganization in June 2004.

        If we complete the proposed reorganization, we anticipate that the common stock of the bank holding company would be listed on the Nasdaq National Market System, as our common stock currently is listed. Although the Bank is currently required to file periodic reports with the FDIC under the FDI Act, the bank holding company would be subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and would file its periodic reports with the Securities and Exchange Commission (the "Commission") under Section 13(a) or 15(d) of the Exchange Act. Those reports would be available, free of charge, as soon as reasonably practicable after such forms are electronically filed with the Commission, and be obtained directly from the Commission's website at www.sec.gov.

  Pending Shell Charter Acquisition

        We are currently seeking branch expansion opportunities in Texas. The State of Texas allows de novo branching in Texas by banks headquartered in other states offering reciprocity to Texas financial institutions. If a bank or bank holding company is located in a state that does not offer reciprocity to Texas financial institutions, it must acquire a Texas bank that has been in existence and in continuous operation for at least five years in order to establish banking operations in Texas. Because California does not permit out-of-state banks to branch de novo into California, the only way in which we can enter Texas is through the acquisition of a financial institution that has been operating in Texas for at least five years.

        In October 2003, we learned that TexasBank, a Texas state banking association with its principal office located in Fort Worth, Texas, had entered into an Agreement and Plan of Reorganization with Northwest National Bank of Arlington, or Northwest National, a national banking association with its principal office located in Arlington, Texas, pursuant to which TexasBank would acquire Northwest National. We approached TexasBank regarding our interest in acquiring the "shell" charter of Northwest National (which has been operating in Texas for more than five years), which would allow us to establish a branch in the State of Texas. On January 29, 2004, we entered into a stock purchase agreement with TexasBank pursuant to which we have agreed to acquire all of the issued and outstanding capital stock of Northwest National immediately following TexasBank's acquisition of Northwest National. In accordance with the terms of a purchase and assumption agreement between TexasBank and Northwest National, TexasBank has agreed to acquire substantially all of the assets and assume all of the liabilities of Northwest National immediately prior to our acquisition of Northwest National's capital stock. Accordingly, we would acquire the "shell" charter of Northwest National.

        If the Northwest National transaction is consummated, we intend to relocate the existing office of Northwest National located in Arlington, Texas branch to Dallas, Texas, where it would continue to be operated as one of our branches. However, the consummation of our acquisition of Northwest National and the establishment of a branch in Dallas, Texas is subject to consummation of TexasBank's acquisition of Northwest National and our receipt of regulatory approval from the FDIC and the California Department of Financial Institutions. Although we anticipate that the transaction will ultimately be consummated, no assurance can be provided that the necessary regulatory approvals will be obtained or that other conditions precedent to the completion of such transactions can or will be satisfied. In addition, because the consummation of our shell charter transaction is subject to the successful completion of TexasBank's acquisition of Northwest National, delays in the consummation of that acquisition would necessarily affect our ability to complete our shell charter transaction. There can be no assurance that TexasBank will be able to secure the necessary regulatory approvals or that other conditions precedent to that acquisition can or will be satisfied.

Business Segments

        We operate in three primary business segments: Banking Operations, Trade Finance Services, and Small Business Administration Lending Services. We determine operating results of each segment based on an internal management system that allocates certain expenses to each segment. These segments are described in additional detail below:

  •
  Banking Operations: Includes providing commercial, consumer and real estate loans to customers.

  •
  Trade Finance Services: Our Trade Finance Department assists our import/export customers with their international transactions. Trade finance products include the issuance and collection of letters of credit, international collection and import/export financing.

  •
  Small Business Administration Lending Services: Involves providing loans through the U.S. Small Business Administration, or SBA, guaranteed lending program.

Lending Activities

  General

        Our loan policies set forth the basic guidelines and procedures by which we conduct our lending operations. These policies address the types of loans available, underwriting and collateral requirements, loan terms, interest rate and yield considerations, compliance with laws and regulations and our internal lending limits. Our Board of Directors reviews and approves our loan policies on an annual basis. We supplement our own supervision of the loan underwriting and approval process with periodic loan audits by experienced external loan specialists who review credit quality, loan documentation and compliance with laws and regulations. We engage in a full complement of lending activities, including:

  •
  commercial business lending and trade finance,

  •
  Small Business Administration lending, and

  •
  consumer loans, including automobile loans, home mortgages, credit lines and other personal loans.

        In July 1999, we installed a new management team, which in turn implemented a strategy of increasing emphasis on commercial loans and attracting business accounts through relationship banking. This action was taken primarily to diversify our revenue sources and avoid excessive reliance on our SBA loans. In 1999, net revenue from our SBA department as a percentage of total net revenue represented 53.5% of our total net revenue. As a result of this strategy, the net revenue from our SBA department was 40.3%, 29.0% and 32% of our total net revenue in 2001, 2002 and 2003, respectively.

        In 2003, we decided to increase our focus on consumer lending to meet customer needs and to diversify our product line. Under this modified business strategy, we established our Auto Loan Center in the first quarter of 2003 and our Home Loan Center for home mortgage borrowers in September of 2003.

        As part of our efforts to achieve long-term stable profitability and respond to a changing economic environment in Southern California, we constantly evaluate a variety of options to augment our traditional focus by broadening the services and products we provide. Possible avenues of growth include more branch locations, expanded days and hours of operation and new types of lending. To date, we have not expanded into areas of brokerage, annuity, insurance or similar investment products and services and have concentrated primarily on the core businesses of accepting deposits, making loans and extending credit.

  Loan Procedures.

        Loan applications may be approved by the Director Loan Committee of our Board of Directors, or by our management or lending officers to the extent of their loan authority. Our Board of Directors authorizes our lending limits. Our President, Chief Lending Officer and Chief Credit Administrator are responsible for evaluating the authority limits for individual credit officers and recommending lending limits for all other officers to the board of directors for approval.

        We grant individual lending authority to our President, Chief Lending Officer and some department managers. Our highest management lending authority is the combined administrative lending authority for unsecured and secured lending of $400,000, which requires the approval of our President. The next highest lending authority is $200,000 for our Chief Lending Officer. Loans for

which direct and indirect borrower liability exceeds an individual's lending authority are referred to our Senior Loan Committee or Director Loan Committee.

        At December 31, 2003, our authorized legal lending limits were $13.9 million for unsecured loans plus an additional $9.3 million for specific secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan losses on an unsecured basis, plus an additional 10% on a secured basis. Our primary capital plus allowance for loan losses at December 31, 2003 totaled $67.6 million.

        We seek to mitigate the risks inherent in our loan portfolio by adhering to certain underwriting practices. The review of each loan application includes analysis of the applicant's prior credit history, income level, cash flow and financial condition, tax returns, cash flow projections, and the value of any collateral to secure the loan, based upon reports of independent appraisers and audits of accounts receivable or inventory pledged as security. In the case of real estate loans over a specified amount, the review of collateral value includes an appraisal report prepared by an independent Bank-approved appraiser.

  Real Estate Loans.

        We offer commercial real estate loans to finance the acquisition of new or refinancing of existing commercial properties, such as shopping centers, office buildings, industrial buildings, warehouses, hotels, automotive industry facilities and multiple dwellings. At December 31, 2003, commercial real estate loans constituted 81% of our loan portfolio.

        Our real estate loans are typically collateralized by first or junior deeds of trust on specific commercial properties and equity lines of credit, and, when possible, subject to corporate or individual guarantees from financially capable parties. The properties collateralizing real estate loans are principally located in our primary market areas of Southern California. Real estate loans typically bear an interest rate that floats with our base rate, prime rate or another established index.

        Commercial real estate loans typically have seven-year maturities with up to 25-year amortization of principal and interest and loan-to-value ratios of not more than 65% of the appraised value or purchase price, whichever is lower. We usually impose a prepayment penalty during the period within 3 years of the date of the loan.

        Construction loans are comprised of loans on commercial, residential and income producing properties that generally have terms of one year, with options to extend for additional periods to complete construction and to accommodate the lease-up period. We usually require 20-25% equity capital investment by the developer and loan to value ratios of not more than 65% of anticipated completion value.

        Miniperm loans finance the purchase and/or ownership of commercial properties, including owner-occupied and income producing properties. We also offer miniperm loans as take-out financing with our construction loans. Miniperm loans are generally made with an amortization schedule ranging from 15 to 25 years with a lump sum balloon payment due in one to ten years.

        Equity lines of credit are revolving lines of credit collateralized by junior deeds of trust on residential real properties. They generally bear a rate of interest that floats with our base rate or the prime rate and have maturities of five years. From time to time, we purchase participation interests in loans made by other financial institutions. These loans are subject to the same underwriting criteria and approval process as loans made directly by us.

        Our real estate portfolio is subject to certain risks, including (i) a possible downturn in the Southern California economy, (ii) interest rate increases, (iii) reduction in real estate values in Southern California, (iv) increased competition in pricing and loan structure, and (v) environmental risks, including natural disasters. We strive to reduce the exposure to such risks by (a) reviewing each loan request and renewal individually, (b) using a dual signature approval system for the approval of each loan request for loans over a certain dollar amount, (c) adherence to written loan policies, including, among other factors, minimum collateral requirements, maximum loan-to-value ratio requirements, cash flow requirements and personal guarantees, (d) secondary appraisals, (e) external independent credit review, and (f) conducting environmental reviews, where appropriate. We review each loan request on the basis of our ability to recover both principal and interest in view of the inherent risks.

  Commercial Business Lending

        We offer commercial loans to sole proprietorships, partnerships and corporations, with an emphasis on the real estate related industry. These commercial loans include business lines of credit and commercial term loans to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of assets, equipment or inventory. Since a borrower's cash flow from operations is generally the primary source of repayment, our policies provide specific guidelines regarding required debt coverage and other important financial ratios.

        Lines of credit are extended to businesses or individuals based on the financial strength and integrity of the borrower and are secured primarily by real estate, accounts receivable and inventory, and have a maturity of one year or less. Such lines of credit bear an interest rate that floats with our base rate, the prime rate, LIBOR or another established index.

        Commercial term loans are typically made to finance the acquisition of fixed assets, refinance short-term debts or to finance the purchase of businesses. Commercial term loans generally have terms from one to five years. They may be collateralized by the asset being acquired or other available assets and bear interest rates which either floats with the Bank's base rate, prime rate, LIBOR or another established index or is fixed for the term of the loan.

        We also provide other banking services tailored to the small business market. We have focused recently on diversifying our loan portfolio, which has led to an increase in commercial real estate and commercial business loans to small and medium sized businesses.

        Our portfolio of commercial loans is subject to certain risks, including (i) a possible downturn in the Southern California economy, (ii) interest rate increases; and (iii) the deterioration of a borrower's or guarantor's financial capabilities. We attempt to reduce the exposure to such risks through (a) reviewing each loan request and renewal individually, (b) a dual signature approval system, (c) strict adherence to written loan policies, and (d) external independent credit review. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

  Small Business Administration Lending Services

        Small Business Administration, or SBA, lending forms an important part of our business. Our SBA lending service places an emphasis on minority-owned businesses. Our SBA market area includes the geographic areas encompassed by our full-service banking offices in Southern California, as well as the multi-ethnic population areas surrounding our loan production offices in Northern California, Washington and Texas. Our SBA Loan Department has attained "Preferred Lender" status, which permits us to approve SBA guaranteed loans directly. As an SBA Preferred Lender, we provide quicker and more efficient service to our clientele, enabling them to obtain SBA loans in order to acquire new businesses, expand existing businesses, and acquire locations in which to do business, without having to go through the time consuming SBA approval process.

        We recently have made efforts to diversify our banking and financial services in order to reduce our substantial revenue reliance on SBA loans. However, SBA loans continue to remain an important component of our business. To improve operational efficiency, in 1999, we restructured our SBA department to make it more marketing-oriented. The restructure involved, among other things, eliminating the SBA department's separate administrative staff and moving this function with our other general administration department, and closing our regional SBA loan production office in Chicago. We reduced our operating expenses from $5.1 million in 2001 to $2.1 million and $2.8 million in 2002 and 2003, respectively. At the same time, we increased the assets of our SBA business segment from $72.6 million at December 31, 2001 to $101.6 million and $125.6 million at December 31, 2002 and 2003, respectively. The amount of our pre-tax income from this segment represented 51.4% of our total pre-tax income in 2001, 52.6% in 2002 and 50.1% in 2003.

        Although our participation in the SBA program is subject to the legislative power of Congress and the continued maintenance of our approved status by the SBA, we have no reason to believe that this program (and our participation therein) will not continue, particularly in view of the lengthy duration of the SBA program nationally.

  Consumer Loans

        Consumer loans include personal loans, auto loans, home improvement loans, home mortgage loans, revolving lines of credit and other loans typically made by banks to individual borrowers. Prior to 2003, we did not actively pursue consumer-lending opportunities. Consumer loans historically had represented less than 5% of our total loan portfolio. We provided consumer loan products only as additional services to existing customers. However, since 2003, we have increased our focus on consumer lending in an effort to diversify our product line.

        Our consumer loan portfolio is subject to certain risks, including:

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  amount of credit offered to consumers in the market,

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  interest rate increases, and

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  consumer bankruptcy laws which allow consumers to discharge certain debts.

        We attempt to reduce the exposure to such risks through the direct approval of all consumer loans by:

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  reviewing each loan request and renewal individually,

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  using a dual signature system of approval,

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  strict adherence to written credit policies and,

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  external independent credit review.

Trade Finance Services

        Our Trade Finance Department has been an integral part of our business since the early 1990s and assists our import/export customers with their international transactions. Trade Finance products include the issuance and collection of letters of credit, international collection, import/export financing, and U.S. EximBank and SBA guaranteed loans.

        We generate most of our revenue from the Trade Finance Department from fee income through providing facilities to support import/export customers and interest income from extensions of credit. Our Trade Finance Department's fee income has increased from $1.0 million in 2001 to $1.3 million and $1.5 million in 2002 and 2003, respectively, and its net revenue has increased from $1.7 million in 2001 to $1.9 million and $3.0 million in 2002 and 2003, respectively.

Deposit Activities and Other Sources of Funds

        Our primary sources of funds are deposits and loan repayments. Scheduled loan repayments are a relatively stable source of funds, whereas deposit inflows and outflows and unscheduled loan prepayments (which are influenced significantly by general interest rate levels, interest rates available on other investments, competition, economic conditions and other factors) are not as stable. Customer deposits remain a primary source of funds, but these balances may be influenced by adverse market changes in the industry. Other borrowings may be used:

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  on a short-term basis to compensate for reductions in deposit inflows at less than projected levels, and

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  on a longer-term basis to support expanded lending activities and to match the maturity of repricing intervals of assets.

        We offer a variety of accounts for depositors which are designed to attract both short-term and long-term deposits. These accounts include certificates of deposit ("CDs"), regular savings accounts, money market accounts, checking and negotiable order of withdrawal ("NOW") accounts, installment savings accounts, and individual retirement accounts ("IRAs"). These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits. As needs arise, we augment these customer deposits with brokered deposits. The more significant deposit accounts offered by us are described below:

  Certificates of Deposit.

        We offer several types of CDs with a maximum maturity of five years. The substantial majority of our CDs have a maturity of one to twelve months and typically pay simple interest credited monthly or at maturity.

  Regular Savings Accounts.

        We offer savings accounts that allow for unlimited deposits and withdrawals, provided that depositors maintain a $100 minimum balance. Interest is compounded daily and credited quarterly.

  Money Market Accounts.

        Money market accounts pay a variable interest rate that is tiered depending on the balance maintained in the account. Minimum opening balances vary. Interest is compounded daily and paid monthly.

  Checking and NOW Accounts.

        Checking and NOW accounts are generally non-interest and interest bearing accounts, respectively, and may include service fees based on activity and balances. NOW accounts pay interest, but require a higher minimum balance to avoid service charges.

  Federal Home Loan Bank Borrowings

        To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the Federal Home Loan Bank. We regularly make use of Federal Home Loan Bank advances as part of our interest rate risk management, primarily to extend the duration of funding to match the longer term fixed rate loans held in the loan portfolio as part of our growth strategy.

        As a member of the Federal Home Loan Bank system, we are required to invest in Federal Home Loan Bank stock based on a predetermined formula. Federal Home Loan Bank stock is a restricted investment security that can only be sold to other Federal Home Loan Bank members or redeemed by the Federal Home Loan Bank. As of December 31, 2003, we owned $1,510,000 in FHLB stock.

        Advances from the Federal Home Loan Bank are typically secured by the Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. At December 31, 2003, our borrowing limit with the Federal Home Loan Bank was approximately $84 million.

Internet Banking

        Since 1999, we have offered Internet banking service, which allows our customers to access their deposit accounts through the Internet. Customers are able to obtain transaction history and account information, transfer funds between accounts and make on-line bill payments. We intend to improve and develop our Internet banking products and delivery channels as the need arises and our resources permit.

Other Services

        We also offer ATM machines located at some branch offices, customer access to an ATM network and armored carrier services.

Marketing

        Our business plan relies principally upon local advertising and promotional activity and upon personal contacts by our directors, officers and shareholders to attract business and to acquaint potential customers with our personalized services. We emphasize a high degree of personalized client service in order to be able to provide for each customer's banking needs. Our marketing approach emphasizes the advantages of dealing with an independent, locally-managed and state chartered bank to meet the particular needs of consumers, professionals and business customers in the community. Our management continually evaluates all of our banking services with regard to their profitability and efforts and makes determinations based on these evaluations whether to continue or modify our business plan, where appropriate.

        We do not currently have any plans to develop any new lines of business which would require a material amount of capital investment on our part.

Competition

  Regional Branch Competition

        Our market has become increasingly competitive in recent years with respect to virtually all products and services which we offer. Although the general banking market is dominated by a relatively small number of major banks with numerous offices covering a wide geographic area, we compete in our niche market directly with smaller community banks which focus on Korean-American and other minority consumers and businesses.

        There is a high level of competition within the ethnic banking market. In the greater Los Angeles metropolitan area, our primary competitors include six locally owned and operated Korean-American banks. These banks have branches located in many of the same neighborhoods in which we operate, provide similar types of products and services, and use the same Korean language publications and media for their marketing purposes.

        In order to compete effectively, we provide quality, personalized service and fast, local decision making which we feel distinguishes us from many of our major bank competitors. For customers whose loan demands exceed our lending limit, we attempt to arrange for such loans on a participation basis with our correspondent banks. Similarly, we assist customers requiring services that we do not currently offer in obtaining such services from our correspondent banks. Unlike many other Korean-ethnic community banks, we focus a significant portion of our marketing efforts on non-Korean customers. We seek to distinguish ourselves from these competitors through superior customer service quality provided with our service motto, the "Four S's—Smile, Sincerity, Speed and Simplicity."

        A less significant source of competition in the Los Angeles metropolitan area includes branch offices of major national and international banks which maintain a limited bilingual staff for Korean-speaking customers. Although such banks have not traditionally focused their marketing efforts on our minority customer base in Southern California, their competitive influence could increase should they choose to focus on this market in the future.

  Regional Loan Production Office Competition

        We operate loan production offices in Seattle, Washington; the San Jose, California area (Milpitas, California); and Dallas, Texas. In Seattle, there is currently one local Korean-American bank serving the banking needs of the local Korean-American community. In addition, three other Los Angeles-based Korean-American banks have opened loan production offices in the Seattle area. In San Jose, three Los Angeles-based Korean-American banks have opened office branches serving the banking needs of the local Korean-American community. In Dallas, there is currently one local Korean-American bank serving the banking needs of the local Korean-American community.

  Other Competitive Factors

        Large commercial bank competitors have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to areas of highest yield and demand. Many of the major banks operating in our market area offer certain services that we do not offer directly (but some of which we offer through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits (restricted to a percentage of the bank's total stockholders' equity, depending upon the nature of the loan transaction) than we do.

        In addition to other banks, our competitors include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.

        The more general competitive trends in the industry include increased consolidation and competition. Strong competitors, other than financial institutions, have entered banking markets with focused products targeted at highly profitable customer segments. Many of these competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products areas. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to the federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions. The Financial Modernization Act, which has made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, is also expected to intensify competitive conditions.

        Technological innovations have also resulted in increased competition in the financial services industry. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that were previously considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and/or in-store branches. To some extent, such competition has had limited effect on us to date because many recent technological advancements do not yet have Korean language capabilities. However, as such technology becomes available, the competitive pressure to be at the forefront of such advancements will be significant.

        The market for the origination of SBA loans, one our primary revenue sources, is highly competitive. We compete with other small, mid-size and major banks which originate these loans in the geographic areas in which our full service branches are located, as well as in the areas where we maintain SBA loan production offices. In addition, because these loans are largely broker-driven, we compete to a large extent with banks which originate SBA loans outside our immediate geographic area. Furthermore, because these loans may be written out of loan production offices specifically set up to write SBA loans rather than out of full service branches, the barriers to entry in this area, after approval of a bank as an SBA lender, are relatively low. In order to succeed in this highly competitive market, we actively market our SBA loans to minority-owned businesses. We also plan to expand loan production offices in other states where we can compete effectively. Unlike the market for the origination of SBA loans, the market for the resale of SBA loans is currently a seller's market, and to date. we have had no difficulty finding buyers for our SBA loans. However, there can be no assurance that the resale market for SBA loans will grow or maintain its current status.

Business Concentration

        No individual or single group of related accounts is considered material in relation to our total assets or deposits, or in relation to our overall business. However, approximately 81% of our loan portfolio held for investment at December 31, 2003 consisted of real estate-related loans, including construction loans, miniperm loans, real estate mortgage loans and commercial loans secured by real estate. Moreover, our business activities are currently focused primarily in Southern California, with the majority of our business concentrated in Los Angeles and Orange Counties. Consequently, our results of operations and financial condition are dependent upon the general trends in the Southern California economies and, in particular, the residential and commercial real estate markets. In addition, the concentration of our operations in Southern California exposes us to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods in this region.

Impact of South Korean Economy

        Many of our customers to whom we make loans or with whom we have credit arrangements are Korean-Americans who also conduct business in South Korea. Most of these customers are locally-based and we rely on domestically located assets to collateralize our loans and credit arrangements. We also generally mitigate our exposure to such loans in the same manner which we do with our other domestic loan procedures.

        However, in engaging in transactions with some of our Korean-American customers, we sometimes enter into loans and credit transactions with Korean banks, including (i) discounts of acceptances created by banks in South Korea, (ii) advances made against clean documents presented under sight letters of credit issued by banks in South Korea, (iii) advances made against clean documents held for later presentation under letters of credit issued by banks in South Korea and, (iv) extensions of credit to borrowers in the U.S. secured by letters of credit issued by banks in South Korea. Management closely monitors our exposure to the Korean economy and the activities of Korean banks with which we conduct business. Further, to mitigate our exposure in these transactions with Korean banks, we generally enter into any such loan or credit arrangements, in excess of $200,000 and of longer than 120 days, only with the largest of the Korean banks and spreads other lesser or shorter term loan or credit arrangements among a variety of medium-sized Korean banks. To date, we have not experienced any significant losses attributable to our exposure to South Korea.

Employees

        As of December 31, 2003, we had 212 full time equivalent employees (206 full-time employees and 8 part-time employees). None of our employees are currently represented by a union or covered by a collective bargaining agreement. Management believes its employee relations are satisfactory.

Regulation and Supervision

  General

        The banking and financial services business in which we engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Board of Governors of the Federal Reserve System, also known as the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affects interest rates charged on loans and paid on deposits. Indirectly such actions may also impact the ability of non-bank financial institutions to compete with us. The nature and impact of any future changes in monetary policies cannot be predicted.

        The laws, regulations and policies affecting financial services businesses are continuously under review by Congress and state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and by various bank regulatory agencies and other professional agencies.

Changes in the laws, regulations or policies that impact us cannot necessarily be predicted, but they may have a material effect on our business and earnings.

        As a California state-chartered bank whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, the Bank is subject to regulation, supervision and regular examination by the California Department of Financial Institutions ("DFI") and the FDIC. In addition, although we are not a member of the Federal Reserve System, we are subject to certain regulations of the Board of Governors of the Federal Reserve System. The regulations of these agencies govern most aspects of our business, including the filing of periodic reports, and activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, and numerous other areas. Supervision, legal action and examination of us by the FDIC is generally intended to protect depositors and is not intended for the protection of our shareholders.

        The following discussion of statutes and regulations affecting banks is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that the referenced statutes or regulations will not change in the future.

  Capital Adequacy Requirements

        The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as federal banking agencies, to 100% for assets with relatively high credit risk. The higher the category, the more risk a bank is subject to and thus the more capital that is required.

        The guidelines divide a bank's capital into two tiers. Tier I includes common equity, retained earnings, certain non-cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries. Goodwill and other intangible assets (except for mortgage servicing rights and purchased credit card relationships, subject to certain limitations) are subtracted from Tier I capital. Tier II capital includes, among other items, cumulative perpetual and long-term, limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses (subject to certain limitations). Certain items are required to be deducted from Tier II capital. Banks must maintain a total risk-based ratio of 8%, of which at least 4% must be Tier I capital. As of December 31, 2003 and 2002, our Total Risk-Based Capital Ratios were 11.59% and 11.45%, respectively, and our Tier 1 Risk-Based Capital Ratios were 7.29% and 8.40%, respectively.

        In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans. As of December 31, 2003 and 2002, our Leverage Capital Ratios were 6.36% and 7.00%, respectively.

        Federal banking regulators may set capital requirements higher than the minimums described above for financial institutions whose circumstances warrant it. For example, a financial institution experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

  Prompt Corrective Action Provisions

        Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories:

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  "well capitalized" (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Ratio of 5%),

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  "adequately capitalized" (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4% or 3% if the institution receives the highest rating from its primary regulator),

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  "undercapitalized" (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4% or 3% if the institution receives the highest rating from its primary regulator),

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  "significantly undercapitalized" (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%), and

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  "critically undercapitalized" (tangible equity to total assets less than 2%).

        A bank may be treated as though it were in the next lower capital category if, after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment.

        At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions, if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). "Significantly undercapitalized" banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, the appropriate federal banking agency is required to appoint a conservator or receiver for an insured bank not later than 90 days after the bank becomes critically undercapitalized.

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

  Safety and Soundness Standards

        Federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings, if an acceptable compliance plan is not submitted.

  Premiums for Deposit Insurance

        FDIC regulations also implement a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions like us that are insured by the Bank Insurance Fund ("BIF"), are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are:

  •
  financially sound with only a few minor weaknesses (Group A),

  •
  demonstrates weaknesses that could result in significant deterioration (Group B), and

  •
  poses a substantial probability of loss (Group C).

        The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same as the FDIC's prompt corrective action regulations. The current BIF base assessment rates (expressed as cents per $100 of deposits) are summarized as follows:

	Group A	Group B	Group C
Well Capitalized	0	3	17
Adequately Capitalized	3	10	24
Undercapitalized	10	24	27

        The Financing Corporation, a mixed ownership government corporation, was established under the authority of the Competitive Equality Banking Act of 1987, as a financing vehicle for the Federal Savings & Loan Insurance Corporation. Effective December 12, 1991, as provided by the Resolution Trust Corporation Refinancing, Restructuring and Improvement Act of 1991, the Financing Corporation's ability to issue new debt was terminated. Outstanding Financing Corporation bonds, which are 30-year noncallable bonds with a principal amount of approximately $8.1 billion, mature in 2017 through 2019.

        The Financing Corporation still retains assessment authority, separate from the FDIC's authority to assess risk-based premiums for deposit insurance, to collect funds from FDIC-insured institutions sufficient to pay interest on Financing Corporation bonds. The FDIC acts as collection agent for the Financing Corporation. The Deposit Insurance Funds Act of 1996 authorizes the Financing Corporation to assess both BIF and SAIF insured deposits.

        The Financing Corporation assessment rate is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions. The Financing Corporation assessment rate at December 31, 2003 was 1.52 basis points, or 1.52 cents per $100 of insured deposits.

  Community Reinvestment Act

        We are subject to certain requirements and reporting obligations involving the Community Reinvestment Act ("CRA"). The CRA generally requires federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of local communities, including low and moderate-income neighborhoods. The CRA further requires that a record be kept of whether a financial institution meets its community credit needs, which record will be taken into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank's compliance with its CRA obligations, the regulators now utilize a performance-based evaluation system which bases CRA ratings on the bank's actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." We were last examined for CRA compliance in 2002 and received a "satisfactory" CRA Assessment Rating.

  Other Consumer Protection Laws and Regulations

        Bank regulatory agencies are increasingly focusing on compliance with consumer protection laws and regulations. Examination and enforcement has become intense, and banks have been advised to monitor compliance carefully with various consumer protection laws and their implementing regulations. For example, the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. In addition to CRA and fair lending requirements, we are subject to numerous other federal consumer protection statutes and regulations. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, we may incur additional compliance costs or be required to expend additional funds for investments in the local communities we serve.

  Interstate Banking and Branching

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization. However, states were given the ability to prohibit interstate mergers of banks in their own state by "opting-out" (enacting state legislation prohibiting such mergers) prior to June 1, 1997.

        Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquirer would control more than 10% of the deposits held by insured depository institutions nationwide or 30% or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

        A bank may establish and operate "de novo" branches in any state in which the bank does not maintain a branch, if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

        In 1995, California enacted legislation to implement important provisions of the Interstate Banking Act and to repeal California's previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

        The changes effected by the Interstate Banking Act and California laws have increased competition in our market by permitting out-of-state financial institutions to enter our market areas directly or indirectly. We believe that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. Although many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on us and the competitive environment in which we operate.

  Financial Modernization Act

        Effective March 11, 2000, the Financial Services Modernization Act of 1999 (the "Gramm-Leach-Bliley Act") eliminated most barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers, enable full affiliations to occur between such entities. This new legislation permits bank holding companies to become "financial holding companies" and thereby acquire securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company other than a bank or savings association that the Federal Reserve Board determines is engaged in activities that are financial in nature or incidental to activities that are financial in nature.

        The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A bank may also engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment through a financial subsidiary of the bank if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial component of subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank holding company has a CRA rating of satisfactory or better.

        The Gramm-Leach-Bliley Act also imposes significant new requirements on financial institutions with respect to the privacy of customer information, and modifies other existing laws, including those related to community reinvestment.

        We are currently considering a reorganization into a bank holding company structure. Although we do not currently intend for the bank holding company to make a financial holding company election, this proposed reorganization and our activities subsequent to the proposed reorganization would be subject to certain of the provisions of the Gramm-Leach Bliley Act.

  The Sarbanes-Oxley Act of 2002

        On July 30, 2002, President Bush signed into law The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act addresses accounting oversight and corporate governance matters relating to the operations of public companies. During 2003, the Commission issued a number of regulations under the directive of the Sarbanes-Oxley Act significantly increasing public company governance-related obligations and filing requirements, including:

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  the establishment of an independent public oversight of public company accounting firms by a board that will set auditing, quality and ethical standards for and have investigative and disciplinary powers over such accounting firms,

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  the enhanced regulation of the independence, responsibilities and conduct of accounting firms which provide auditing services to public companies,

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  the increase of penalties for fraud related crimes,

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  the enhanced disclosure, certification, and monitoring of financial statements, internal financial controls and the audit process, and

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  the enhanced and accelerated reporting of corporate disclosures and internal governance.

        Furthermore, in November 2003, in response to the directives of the Sarbanes-Oxley Act, Nasdaq adopted substantially expanded corporate governance criteria for the issuers of securities quoted on the Nasdaq National Market (the market on which our common stock is listed for trading). The new Nasdaq rules govern, among other things, the enhancement and regulation of corporate disclosure and internal governance of listed companies and of the authority, role and responsibilities of their boards of directors and, in particular, of "independent" members of such boards of directors, in the areas of nominations, corporate governance, compensation and the monitoring of the audit and internal financial control processes.

        Some of these new requirements are currently in effect and others will go into effect upon the earlier of our next annual meeting of shareholders or October 31, 2004 (and certain other provisions will go into effect on other assigned dates).

        The Sarbanes-Oxley Act, the SEC rules promulgated thereunder, and the new Nasdaq governance requirements have required us to review our current procedures and policies to determine whether they comply with the new legislation and its implementing regulations. Although the impact these new requirements will have upon our operations is not entirely clear, we have experienced an increase in expenditures associated with certain outside professional costs necessary to compliance.

  USA Patriot Act of 2001

        On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (the "Patriot Act"). The Patriot Act was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and is intended to strengthen U.S. law enforcement's and the intelligence community's ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including:

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  due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons,

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  standards for verifying customer identification at account opening,

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  rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering,

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  reports by non-financial trades and business filed with the Treasury Department's Financial Crimes Enforcement Network for transactions exceeding $10,000, and

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  filing of suspicious activities reports if they believe a customer may be violating U.S. laws and regulations.

        Currently we are unable to quantify the impact the Patriot Act has had or may in the future have on our financial condition or results of operations.

  Other Pending and Proposed Legislation

        Other legislative and regulatory initiatives which could affect us and the banking industry, in general, are pending and additional initiatives may be proposed or introduced before the United States Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject us to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. We cannot predict whether, or in what form, any such legislation or regulations may be enacted or the extent to which our business would be affected thereby.

Environmental Regulations

        In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risk Factors

        There are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed in the risk factors, described below. You should carefully consider the following risk factors and all other information contained in this Report. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risk factors occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks.

If a significant number of clients fail to perform under their loans, our business, profitability, and financial condition would be adversely affected.

        As a lender, the largest risk we face is the possibility that a significant number of our client borrowers will fail to pay their loans when due. If borrower defaults cause losses in excess of our allowance for loan losses, it could have an adverse effect on our business, profitability, and financial condition. We have established an evaluation process designed to determine the adequacy of the allowance for loan losses. Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses are dependent to a great extent on our experience and judgment. We cannot assure you that our allowance for loan losses will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, profitability or financial condition.

Our current level of interest rate spread may decline in the future. Any material reduction in our interest spread could have a material impact on our business and profitability.

        A major portion of our net income comes from our interest rate spread, which is the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates we receive on interest-earning assets, such as loans we extend to our clients and securities held in our investment portfolio. Interest rates are highly sensitive to many factors beyond our control, such as inflation, recession, global economic disruptions, and unemployment. Between December 31, 2000 and December 31, 2003, the federal funds target rate declined by 550 basis points. Consequently, our quarterly net interest margin decreased by 221 basis points, from the fourth quarter of 2000 to the fourth quarter of 2003. In addition, legislative changes could affect the manner in which we pay interest on deposits or other liabilities. Congress has for many years debated repealing a law that prohibits banks from paying interest rates on checking accounts. If this law were to be repealed, we would be subject to competitive pressure to pay interest on our clients' checking accounts, which would negatively affect our interest rate spread. Any material decline in our interest rate spread would have a material adverse effect on our business and profitability.

The modification of the Federal Reserve Board's current position on the capital treatment of our junior subordinated debt and trust preferred securities by bank holding companies could have a material adverse effect on our financial condition and results of operations.

        The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. The guidelines divide a bank's capital into two tiers. Banks must maintain a total risk-based ratio of 8%, of which at least 4% must be Tier I capital. At each successively lower capital category, an insured bank is subject to increased restrictions on its operations.

        In December 2002, the Bank issued $10 million of junior subordinated debentures (the "2002 Junior Subordinated Debentures"). In December 2003, Wilshire Bancorp issued $15,464,000 of junior subordinated debentures (the "2003 Junior Subordinated Debentures") in connection with a $15,000,000 trust preferred securities issuance by a statutory trust wholly-owned by the Wilshire Bancorp, Wilshire Statutory Trust (the "Trust"). Pending the Reorganization, the Bank's junior subordinated debt and trust preferred securities are currently included in the lower Tier 2 capital for regulatory capital purposes. The current Federal Reserve Board's rules regarding the capital treatment of trust preferred securities allow a bank holding company to count a portion of the proceeds of a trust preferred securities issuance as Tier 1 capital for up to 25% of its total Tier 1 capital. Based on the current Federal Reserve Board rules, management believes that at the completion of the Reorganization, the Bank would be able to include 100% of the proceeds of the trust preferred securities as Tier 1 capital.

        On May 6, 2004, the Federal Reserve Board issued a notice of proposed rulemaking and requested public comment on a proposed rule that would limit the aggregate amount of trust preferred securities that bank holding companies would be able to include in Tier 1 capital to 25% of their total Tier 1 capital, net of goodwill. Further, the amount of trust preferred securities and certain other elements in excess of the limit that could be included in Tier 2 capital would be limited to 50% of Tier 1 capital, net of goodwill and certain other intangibles. There can be no assurance that the proposed rule will be adopted in its current form, or that the Federal Reserve Board will continue to allow institutions to include trust preferred securities issued by trust subsidiaries or debentures issued to trust subsidiaries in Tier 1 capital for regulatory capital purposes. A determination by the Federal Reserve Board not to continue to allow the inclusion of our junior subordinated debentures or the trust preferred securities in Tier 1 capital, or otherwise limiting the inclusion of such debentures or securities in Tier 1 capital, could have a material and adverse impact on our regulatory capital levels and cause our capital ratios to fall below the levels necessary to be considered "well-capitalized" under current regulatory guidelines. This could impact our ability to grow our assets. In addition, failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Prompt corrective action may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors. The aforementioned regulatory consequences for failing to maintain adequate ratios of Tier 1 and Tier 2 capital could have a material adverse effect on our financial condition and results of operations.

The holders of recently issued debentures have rights that are senior to those of our shareholders.

        In December 2002, we issued $10 million of 2002 Junior Subordinated Debentures. In December 2003, our wholly-owned subsidiary corporation, Wilshire Bancorp, issued $15,464,000 of 2003 Junior Subordinated Debentures in connection with a $15,000,000 trust preferred securities issuance by a statutory trust wholly-owned by the Bank. The purpose of these transactions was to raise additional capital for our bank. The 2002 and 2003 Junior Subordinated Debentures are senior to the shares of common stock that you own. As a result, Wilshire Bancorp must make payments on the debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holder of the debentures must be paid in full before any distributions may be made to the holders of our common stock. Wilshire Bancorp has the right to defer distributions on the 2003 Junior Subordinated Debentures for up to five years, during which time no dividends may be paid to holders of our common stock. In the event that we are unable to make capital contributions to Wilshire Bancorp, then Wilshire Bancorp may be unable to pay the amounts due to the holder of the 2003 Junior Subordinated Debentures and, thus, we would be unable to declare and pay any dividends on our common stock. See Part I, Item 7, Management's Discussion and Analysis—Financial Condition—Deposits and Other Sources of Funds—Junior Subordinated Debentures below for further details relating to the issuance of the 2002 and 2003 Junior Subordinated Debentures.

Adverse changes in domestic or global economic conditions, especially in California, could have a material adverse effect on our business, growth, and profitability.

        If conditions worsen in the domestic or global economy, especially in California, our business, growth and profitability are likely to be materially adversely affected. A substantial number of our clients are geographically concentrated in California, and adverse economic conditions in California, particularly in the Los Angeles area, could harm the businesses of a disproportionate number of our clients. To the extent that our clients' underlying businesses are harmed, they are more likely to default on their loans. We can provide no assurance that conditions in the California economy will not deteriorate in the future and that such deterioration will not adversely affect us. Our level of nonperforming assets increased slightly in recent years, and if the current recessionary conditions continue or deteriorate, we expect that our level of problem assets would increase accordingly.

Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services.

        Our success depends, in part, upon our ability to adapt our products and services to evolving industry standards and consumer demand. There is increasing pressure on financial services companies to provide products and services at lower prices. In addition, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products or services. A failure to achieve market acceptance of any new products we introduce, or a failure to introduce products that the market may demand, could have an adverse effect on our business, profitability, or growth prospects.

Significant reliance on loans secured by real estate may increase our vulnerability to downturns in the California real estate market and other variables impacting the value of real estate.

        A substantial portion of our assets consist of loans secured by real estate in California. At December 31, 2003, approximately 80% of our loans were secured by real estate. Conditions in the California real estate market historically have influenced the level of our non-performing assets. A real estate recession in Southern California could adversely affect our results of operations. In addition, California has experienced, on occasion, significant natural disasters, including earthquakes, brush fires and, during early 1998, flooding attributed to the weather phenomenon known as "El Nino". The availability of insurance for losses from such catastrophes is limited. The occurrence of one or more of such catastrophes could impair the value of the collateral for our real estate secured loans and adversely affect us. During 2003, real estate prices in Southern California rose precipitously. If real estate prices were to fall in Southern California, the security for many of our real estate secured loans could be reduced and we could incur significant losses if borrowers of real estate secured loans default, and the value of our collateral is insufficient to cover our losses.

If we fail to retain our key employees, our growth and profitability could be adversely affected.

        Our future success depends in large part upon the continuing contributions of our key management personnel. If we lose the services of one or more key employees within a short period of time, we could be adversely affected. Our future success is also dependent upon our continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions in California is intense. Our inability to attract and retain additional key personnel could adversely affect us. We can provide no assurance that we will be able to retain any of our key officers and employees or attract and retain qualified personnel in the future. However, we recently negotiated a new employment agreement with Soo Bong Min, our President and Chief Executive Officer, which continues until June 1, 2007.

We may be unable to manage future growth.

        We may encounter problems in managing our future growth. Our total assets have doubled in two years from $490 million at December 31, 2001, to $693 million at December 31, 2002, to $983 million at December 31, 2003. We currently intend to open additional "de novo" branches and loan production offices and to investigate opportunities to acquire or combine with other financial institutions that would complement our existing business, as such opportunities may arise. No assurance can be provided, however, that we will be able to identify a suitable acquisition target or consummate any such acquisition. Further, our ability to manage growth will depend primarily on our ability to attract and retain qualified personnel, monitor operations, maintain earnings and control costs. Any failure by us to accomplish these goals could result in interruptions in our business plans and could also adversely affect current operations.

We have no current intentions of paying cash dividends.

        We believe the most effective use of our capital and earnings is to finance our growth and operations. For this reason, we currently intend to retain all or a vast majority of our earnings rather than distribute them to shareholders in the form of dividends. However, while we have never paid a cash dividend, and do not intend to do so in the near future, we periodically review the benefits of dividend payments. Our ability to declare a dividend on the common stock will depend upon, among other things, future earnings, operating and financial conditions, capital requirements and general business conditions, and receipt of regulatory approvals, if then required.

Increases in our allowance for loan losses could materially adversely affect our earnings.

        Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. However, actual loan losses could increase significantly as the result of changes in economic, operating and other conditions, including changes in interest rates, which are generally beyond our control. Thus, such losses could exceed our current allowance estimates. Although we believe that our allowance for loan losses is at a level adequate to absorb any inherent losses in our loan portfolio, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

        In addition, the FDIC and the California Department of Financial Institutions, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. Such regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in our allowance required by the FDIC or the DFI could adversely affect us.

We could be liable for breaches of security in our online banking services. Fear of security breaches could limit the growth of our online services.

        We offer various Internet-based services to our clients, including online banking services. The secure transmission of confidential information over the Internet is essential to maintain our clients' confidence in our online services. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect client transaction data. Although we have developed systems and processes that are designed to prevent security breaches and periodically test our security, failure to mitigate breaches of security could adversely affect our ability to offer and grow our online services and could harm our business.

        People generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions. Our ability to provide financial services over the Internet would be severely impeded if clients became unwilling to transmit confidential information online. As a result, our operations and financial condition could be adversely affected.

Our directors and executive officers beneficially own a significant portion of our outstanding common stock.

        As of June 1, 2004, our directors and executive officers together with their affiliates, beneficially owned approximately 48.27% of our outstanding voting common stock (not including vested option shares). As a result, if such shareholders take a common position, they would most likely control the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of our assets, and in particular, our proposed reorganization from a bank into a bank holding company. These shareholders, who serve as members of our board of directors, have approved the proposed reorganization in their capacities as our directors, and it is very likely that they will vote in favor of the proposed reorganization at such time that the transaction is submitted to the vote of our shareholders for approval. We can provide no assurance that the investment objectives of such shareholders will be the same as our other shareholders.

The market for our common stock is limited, and potentially subject to volatile changes in price.

        Although our common stock is listed for trading on the Nasdaq National Market System, trading in the common stock has been limited and cannot be characterized as amounting to an active public trading market. Further, the market price of the common stock may be subject to significant fluctuation in response to numerous factors, including variations in our annual or quarterly financial results or those of our competitors, changes by financial research analysts in their evaluation of our financial results or those of our competitors, or our failure or that of our competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting us or the banking industry. In addition, the equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. In addition, the sale by any of our large shareholders of a significant portion of that shareholder's holdings could have a material adverse effect on the market price of our common stock. Further, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly. Any such fluctuations may adversely affect the prevailing market price of the common stock.

The proposed bank holding company reorganization will involve some short-term costs, and no assurance can be given that the restructure will ultimately benefit shareholders.

        We are currently considering a reorganization into a holding company structure. In the proposed reorganization, each of our outstanding shares of common stock would convert into an equal number of shares of common stock in a new holding company, which will own the Bank as its wholly-owned subsidiary. Although management anticipates that the reorganization would ultimately facilitate our growth within the banking field, the reorganization initially would require approximately $200,000 of expenditures related to operational changes, regulatory requirements, and professional fees. Furthermore, although it is expected that the holding company's shares would also be listed on the Nasdaq National Market System, there can be no assurance that the market for those shares will be similar to the current market for our common stock.

Additional shares of our Common Stock issued in the future could have a dilutive effect.

        Shares of our common stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of our common stock. Our Articles of Incorporation authorize the issuance of 40,000,000 shares of common stock. As of June 1, 2004, there were approximately 13,967,536 shares of common stock issued and outstanding, plus an additional 519,600 shares of authorized common stock available for the future grant of options and an additional 662,875 shares of common stock reserved for issuance to the holders of stock options previously granted and still outstanding under our 1997 Stock Option Plan. Thus, approximately 24,849,989 shares of our common stock remain authorized (not reserved for stock options or available for future issuance and sale) at the discretion of our Board of Directors.

Shares of our preferred stock issued in the future could have dilutive and other effects.

        Shares of our preferred stock eligible for future issuance and sale could have a dilutive effect on the market for the shares of our common stock. In addition to 40,000,000 shares of common stock, our Articles of Incorporation authorize the issuance of 1,000,000 shares of preferred stock. Although our Board of Directors has no present intent to authorize the issuance of shares of preferred stock, such shares could be authorized in the future. If such shares of preferred stock are made convertible into shares of our common stock, there could be a dilutive effect on the shares of common stock then outstanding. In addition, shares of preferred stock may be provided a preference over holders of common stock upon our liquidation or with respect to the payment of dividends, in respect of voting rights or in the redemption of our capital stock. The rights, preferences, privileges and restrictions applicable to any series of preferred stock would be determined by resolution of our Board of Directors.

We face substantial competition in our primary market area.

        We conduct our banking operations primarily in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our results of operations and financial condition may otherwise be adversely affected.

We are subject to significant government regulation and legislation that increases the cost of doing business and inhibits our ability to compete.

        We are subject to extensive state and federal regulation, supervision and legislation, all of which is subject to material change from time to time. These laws and regulations increase the cost of doing business and have an adverse impact on our ability to compete efficiently with other financial service providers that are not similarly regulated. Changes in regulatory policies or procedures could result in management's determining that a higher provision for loan losses would be necessary and could cause higher loan charge-offs, thus adversely affecting our net earnings. There can be no assurance that future regulation or legislation will not impose additional requirements and restrictions on us in a manner that could adversely affect our results of operations, cash flows, financial condition and prospects.

We could be negatively impacted by downturns in the South Korean economy.

        Many of our customers are locally based Korean-Americans who also conduct business in South Korea. We have historically had some exposure to the economy of South Korea in connection with certain of our loans and credit transactions with Korean banks. Such exposure has consisted of (i) discounts of acceptances created by banks in South Korea, (ii) advances made against clean documents presented under sight letters of credit issued by banks in South Korea, (iii) advances made against clean documents held for later presentation under letters of credit issued by banks in South Korea and, (iv) extensions of credit to borrowers in the U.S. secured by letters of credit issued by banks in South Korea.

        Due to the economic crisis in South Korea in the mid-1990's, management has continued to closely monitor our exposure to the Korean economy and the activities of Korean banks with which we conduct business. To date, we have not experienced any significant losses attributable to our exposure to South Korea. Nevertheless, there can be no assurance that our efforts to minimize exposure to downturns in the Korean economy will be successful in the future, and another significant downturn in the Korean economy could result in significant credit losses for us.

        In addition, because our customer base is largely Korean-American, our deposit base could significantly decrease as a result of a deterioration of the Korean economy. For example, some of our customers' businesses may rely on funds from South Korea. Further, our customers may temporarily withdraw deposits in order to transfer funds and benefit from gains on foreign exchange and interest rates, and/or to help their relatives in South Korea during downturns in the Korean economy. A significant decrease in our deposits could also have a material adverse effect on our financial condition and results of operations.

Item 2.    Properties

        Our primary banking facility is located on the first floor of 3200 Wilshire Boulevard, Los Angeles, California (the "Main Office"), and consists of approximately 6,963 square feet. Current monthly rental for the first floor banking facility is $8,704. In addition, we lease administrative and various lending office spaces on the fifth, seventh, and fourteenth floors of the Main Office covering 8,970, 11,269, and 4,949 square feet, respectively. Current monthly rent on these premises are $10,678, $14,086 and $5,193 for the fifth, seventh and fourteenth floors, respectively. The space on the first, seventh, and fourteenth floors of the Main Office are subject to a lease that expires in July 2005, subject to our right to extend the lease for three consecutive periods of five years each. The fifth floor lease will expire July 2008, subject to our option to terminate the lease in July 2005.

        In addition to the Main Office, we have eleven full-service branch banking offices in Southern California located in Koreatown, downtown Los Angeles, Huntington Park, Gardena, the San Fernando Valley, Cerritos, Rowland Heights, Garden Grove, and Irvine. These offices are all leased, except for the branch in Huntington Park, which we own. We also lease three separate loan production offices in Seattle, Washington; Dallas, Texas; and the San Jose, California area. We bought another property in December 2003 for the opening of the full-service branch in Dallas, Texas. The purchase price was approximately $1,325,000. The property is located at 2237 Royal Lane, Dallas, Texas. Each of our branch offices is listed in the table below:

Property	Ownership Status	Square Feet	Purchase Price	Monthly Rent	Use	Lease Expiration
Downtown Office 1122 South Maple Avenue Suites 203 and 204 Los Angeles, California	leased	2,700	n/a	$6,124	Branch office	April 2005 [w/right to extend for two consecutive 5-year periods]
Cerritos Office 17500 Carmenita Road Cerritos, California	leased	4,500	n/a	$8,408	Branch office	January 2005 [w/right to extend for one 5-year periods]
Western Office 841 South Western Avenue Los Angeles, California	leased	4,950	n/a	$17,485	Branch office	June 2005 [w/right to extend for one 5-year periods]

Gardena Office 15435 South Western Ave. Suite 100 Gardena, California	leased	4,150	n/a	$10,436	Branch office	November 2005 [w/right to extend for two consecutive 5-year periods]
Rowland Heights Office 19765 E. Colima Road Rowland Heights, California	leased	2,860	n/a	$7,476	Branch office	May 2006 [w/right to extend for two consecutive 5-year periods]
Garden Grove Office 10131 Westminster Avenue Garden Grove, California	leased	1,820	n/a	$2,739	Branch office	March 2007 [w/right to extend for 4 1/2 years]
Valley Office 8401 Reseda Boulevard Northridge, California	leased	7,350	n/a	$5,891	Branch office	October 2007 [w/right to extend for two consecutive 5-year periods]
Huntington Park 6350 Pacific Boulevard Huntington Park, California	purchased May 2000		$710,000	n/a	Branch office	n/a
Irvine Office 14451 Red Hill Avenue Tustin, California	leased	1,200	n/a	$5,690	Branch office	June 2008 [w/right to extend for two consecutive 5-year periods]
Mid-Wilshire Office 3834 Wilshire Boulevard Los Angeles, California	leased	3,382	n/a	$7,670	Branch office	December 2007 [w/right to extend for one 5-year periods]
Fashion Town Office 1300 S. San Pedro Street Los Angeles, California	leased	3,208	n/a	$6,416	Branch office	December 2009 [w/right to extend for two consecutive 5-year periods]

        Management has determined that all of our premises are adequate for our present and anticipated level of business.

Item 3.    Legal Proceedings

        From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

        We believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

Item 4.    Submission of Matters to a Vote of Security Holders

        No matters were submitted to our shareholders, through the solicitation of proxies or otherwise, during the fourth quarter of the year ended December 31, 2003.

PART II

Item 5.    Market for Registrant's Common Equity and Related Stockholder Matters

Trading History

        Our common stock is listed for trading on the Nasdaq National Market System under the symbol "WSBK". However, trading in our common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

        The information in the following table sets forth, for the quarters indicated, the high and low closing sale price for the common stock as reported on the Nasdaq National Market System:

	Closing Sale Price(1)
For Calendar Quarter Ended
	High	Low
March 31, 2002	$4.49	$3.49
June 30, 2002	6.36	4.34
September 30, 2002	6.42	4.60
December 31, 2002	5.64	5.18
March 31, 2003	7.32	5.39
June 30, 2003	9.20	7.01
September 30, 2003	11.78	7.65
December 31, 2003	19.75	11.69

        On March 12, 2004, the closing sales price for the Common Stock was $25.50, as reported on the Nasdaq National Market System. As of March 12, 2004, there were approximately 190 shareholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 13,823,089 outstanding shares of common stock.

(1)
Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

Dividends

        Under California law, the Bank may declare a cash dividend out of net profits up to the lesser of retained earnings or net income for the last three (3) fiscal years (less any distributions made to shareholders during such period), or, with the prior written approval of the Commissioner of Department of Financial Institutions, in an amount not exceeding the greatest of:

  •
  retained earnings,

  •
  net income for the prior fiscal year, or

  •
  net income for the current fiscal year.

        Our ability to pay any cash dividends will depend not only upon our earnings during a specified period, but also on our meeting certain capital requirements.

        Shareholders are entitled to receive dividends only when and if dividends are declared by our Board of Directors. Although we are legally able to pay cash dividends, it has been our practice to retain earnings for the purpose of increasing capital to support growth. Accordingly, we have paid no cash dividends in the past and have no current intention of paying cash dividends in the foreseeable future. The opportunity to expand our market share is currently available and management believes that we should take advantage of this opportunity to the maximum extent possible consistent with safe and sound banking practices and prudent business judgment. Accordingly, management believes that continuing to retain earnings to support such growth is in the best interests of both us and our shareholders.

        The following table shows stock dividends and stock splits declared for the three years ended December 31, 2003:

Declaration Date	Payable Date	Record Date	Type
July 19, 2002	August 15, 2002	July 31, 2002	Two-for-one stock split
April 10, 2003	May 15, 2003	April 30, 2003	10% stock dividend
November 20, 2003	December 17, 2003	November 30, 2003	100% stock dividend

Equity Compensation Plan Information

        The following table provides information, as of December 31, 2003, with respect to options outstanding and available under the Bank's 1997 Stock Option Plan, which is our only equity compensation plan other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A(1)
Equity compensation plans approved by security holders	1,679,047	$1.96	519,600

(1)
Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

Item 6.    Selected Financial Data

        The following table presents selected historical financial information as of and for each of the years in the five years ended December 31, 2003. The selected historical financial information is derived from the Bank's audited financial statements and should be read in conjunction with the financial statements of the Bank and subsidiaries and the notes thereto which appear elsewhere in this

Annual Report and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in Item 7 below.

	As of and For the Years Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Summary Statement of Operations Data:
Interest income	$40,926	$32,785	$32,770	$32,057	$20,172
Interest expense	11,944	9,008	13,144	12,079	7,207
Net interest income before provision for loan losses	28,982	23,777	19,626	19,978	12,965
Provision for loan losses	2,770	3,170	3,935	3,010	2,000
Noninterest income	17,099	11,375	9,167	6,792	5,672
Noninterest expenses	21,998	17,658	15,461	14,938	12,571
Income before income taxes	21,312	14,324	9,397	8,823	4,066
Income tax provision	8,495	5,731	3,215	3,653	1,481
Net income	12,817	8,593	6,182	5,169	2,585
Per Share Data:(1)
Net income
Basic	$0.99	$0.68	$0.50	$0.43	$0.22
Diluted	$0.88	$0.64	$0.46	$0.40	$0.20
Book value	$4.54	$3.55	$2.89	$2.42	$2.20
Weighted average common shares outstanding
Basic	12,890,611	12,659,757	12,363,948	11,994,431	11,832,691
Diluted	14,486,604	13,529,425	13,543,352	12,871,099	12,701,031
Period end shares outstanding	12,951,364	12,797,308	12,539,036	12,041,660	10,779,872
Summary Statement of Financial Condition Data (Period End):
Total loans, net of unearned income	757,006	524,541	371,536	272,268	213,344
Allowance for loan losses	9,011	6,343	5,559	4,968	3,426
Other real estate owned	377	—	26	41	536
Total assets	983,264	692,810	490,014	423,985	300,485
Total deposits	856,516	618,855	448,607	388,162	273,271
Federal Home Loan Bank Advances	29,000	10,000
Junior Subordinated Debentures	25,464	10,000
Total stockholders' equity	58,741	45,392	36,192	29,134	23,675
Performance ratios:
Return on average equity(2)	24.56%	20.97%	18.77%	19.57%	11.47%
Return on average assets(3)	1.58%	1.49%	1.37%	1.45%	1.05%
Net interest margin(4)	3.89%	4.48%	4.75%	6.20%	5.82%
Efficiency ratio(5)	47.74%	50.23%	53.70%	55.80%	67.45%
Net loans to total deposits at period end	87.33%	83.73%	81.58%	68.86%	76.82%
Dividend payout ratio	—	—	—	—	—
Capital ratios:
Average stockholders' equity to average total assets	6.43%	7.09%	7.28%	7.43%	9.12%
Tier 1 capital to adjusted total assets	6.36%	7.00%	7.70%	7.22%	8.64%
Tier 1 capital to total risk-weighted assets	7.29%	8.40%	9.25%	9.89%	10.69%
Total capital to total risk-weighted assets	11.60%	11.45%	10.50%	11.15%	11.95%
Asset quality ratios:
Nonperforming loans to total loans(6)	0.50%	0.66%	0.96%	0.90%	1.22%
Nonperforming assets to total loans and other real estate owned(7)	0.54%	0.66%	0.96%	0.92%	1.47%
Net charge-offs (recoveries) to average total loans	0.02%	0.54%	1.06%	0.60%	1.13%
Allowance for loan losses to total loans at period end	1.19%	1.21%	1.50%	1.82%	1.61%
Allowance for loan losses to nonperforming loans	240.45%	182.96%	156.28%	202.20%

(1)
As adjusted to reflect two 10% stock dividends in March 2000 and in May 2003, a two-for-one stock split in August 2002, and a 100% stock dividend in December 2003. (See "MARKET INFORMATION AND DIVIDEND POLICY" herein.)

(2)
Net income divided by average shareholders' equity.

(3)
Net income divided by average total assets.

(4)
Represents net interest income as a percentage of average interest-earning assets.

(5)
Represents the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

(6)
Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(7)
Nonperforming assets consist of nonperforming loans (see footnote no. 6 above) and other real estate owned.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        This discussion presents management's analysis of our results of operations and financial condition as of and for each of the years in the three-year period ended December 31, 2003, and includes the statistical disclosures required by Securities and Exchange Commission Guide 3 ("Statistical Disclosure by Bank Holding Companies"). All per share amounts and number of shares outstanding in this item have been retroactively adjusted and restated to give effect to two 10% stock dividends in March 2000 and in May 2003, a two-for-one stock split in August 2002, and a 100% stock dividend in December 2003. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this Report.

        Statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations, intentions, beliefs, or strategies regarding the future. Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions, customer disintermediation and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, including our plans, objectives, expectations and intentions and other factors discussed under the section entitled "Risk Factors," in this Report.

        The risk factors referred to in this Report could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Executive Overview

Introduction

        We operate community banks in the general commercial banking business, with our primary market encompassing the multi-ethnic population of the Los Angeles County area. Our full-service offices are located primarily in areas where a majority of the businesses are owned by Korean-speaking immigrants, with many of the remaining businesses owned by Hispanic and other minority groups.

        At December 31, 2003, we had approximately $983 million in assets, $757 million in total loans, and $857 million in deposits.

        Over the past few years, our network of branches and loan production offices have been expanded geographically. We currently maintain twelve full-service offices and three loan production offices. Most recently, on March 8, 2004, we opened another branch office in downtown Los Angeles. During 2003, we opened two full service branches located in the mid-Wilshire area of Los Angeles, and in the Irvine area (City of Tustin, California) and in 2004. We intend to continue our growth strategy in future years through the opening of additional branches and loan production offices as our needs and resources permit.

        In 2002 and 2003, we raised an aggregate of $25.5 million through the issuance of subordinated debentures. We believe that the supplemental capital raised in connection with the issuance of these debentures will allow us to achieve and maintain status as a well-capitalized institution and sustain our continued loan growth.

        We also have expanded and diversified our business growth by focusing on the continued development of our commercial and consumer lending divisions.

        As evidenced by our past three years of operations, we have experienced significant balance sheet growth. Since its installation in 1999, our new management team has implemented a strategy of building our core banking foundation by focusing on commercial loans and business transaction accounts. This strategic change significantly changed our portfolio profile and, among other things, increased fee income and our loan portfolio. Going forward, our management believes that this strategy should increase recurring revenue streams, reduce excessive reliance on one strategic product, and continue to build shareholder value.

2003 Key Performance Indicators

        We believe the following were key indicators of our performance for operations during 2003:

  •
  our total assets grew to $983.26 million at the end of 2003, or an increase of 42%, from $692.81 million at the end of 2002.

  •
  our total deposits grew to $856.52 million at the end of 2003, or an increase of 38%, from $618.86 million at the end of 2002.

  •
  our total loans grew to $757 million at the end of 2003, or an increase of 44%, from $524.54 million at the end of 2002.

  •
  our ratio of total non-performing loans to total loans improved from 0.50% in 2003 from 0.66% in 2002.

  •
  total noninterest income increased to $17.1 million in 2003, or an increase of 50.3%, from $11.4 million in 2002. We primarily attribute this increase to our efforts to diversify and expand our non-interest revenue sources.

  •
  total noninterest expense increased from $17.7 million in 2002 to $22.0 million in 2003, reflecting the expanded personnel and premises associated with our business growth, including the recent opening of new branch offices and the formation of two new department, due to continuing efforts to minimize operating expenses, noninterest expenses as a percentage of average assets were lowered to 2.7% in 2003 from 3.1% in 2002. Management believes that its efforts in cost-cutting and revenue diversification have improved our operational efficiency, as evidenced by the decrease in our efficiency ratio (the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income) from 50.2% in 2002 to 47.7% in 2003.

        These items, as well as other factors, contributed to the increase in net income for 2003 to $12.82 million from $8.59 million in 2002, or $.88 per common share in 2003, as compared to $0.64 per common share in 2002- assuming dilution and are discussed in further detail throughout "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2004 Outlook

        As we look ahead to 2004, we anticipate another year of good financial performance. We will continue to pursue opportunities for growth in our existing markets, as well as opportunities to expand into new markets through de novo branching. Specifically, we expect to complete an acquisition of a shell national bank charter in the second quarter of 2004 for the sole purpose of establishing a bank branch in the State of Texas. Further, we expect that our portfolio of unsecured business loans and consumer loans will experience additional growth in 2004 as a result of target marketing efforts in these areas.

        In 2004, we will continue to focus on loan and account growth and managing our net interest margin, while attempting to control expenses and credit losses and manage its business to achieve its net income and other objectives. We will continue to utilize strategies to control other operating expenses. These efforts are important for us to continue to attract new accounts and grow loans. However, we will continue to strive to be more efficient and focus on controlling the growth of these expenses so that they grow more slowly than the growth in loans.

        Although interest rates decreased in 2003, 2002 and 2001 compressing our interest margins, we have continued to exhibit growth in net interest income, and expect this growth to continue in 2004. In addition, if interest rates begin to rise, our interest margin will likely increase. Should interest rates increase in 2004, our yield on earnings assets are likely to increase and we could then determine to increase the interest rates we pay on our deposit accounts or change our promotional or other interest rates on new deposits in marketing activation programs to attempt to achieve a certain net interest margin. Any increases in the rates we charge on accounts could have an effect on our efforts to attract new customers and grow loans, particularly with the continuing competition in the commercial and consumer lending industry. The economies and real estate markets in our primary market areas will continue to be significant determinants of the quality of our assets in future periods and, thus, our results of operations, liquidity and financial condition. Current economic indicators suggest that the national economy and the economies in our primary market areas are improving from the downturn experienced in recent years.

        Finally, we intend to reorganize into a holding company structure during the first half of 2004. In the proposed reorganization, each of our outstanding shares of common stock would convert into an equal number of shares of common stock in a new holding company, which will own the Bank as its wholly-owned subsidiary. Management believes that operating the Bank within a holding company structure will, among other things:

  •
  allow us to include the proceeds from the issuance of the recently issued trust preferred securities as Tier 1 capital (within regulatory guidelines).

  •
  provide greater operating flexibility than is currently enjoyed by us.

  •
  facilitate the acquisition of related businesses as opportunities arise.

  •
  improve our ability to diversify.

  •
  enhance our ability to remain competitive in the future with other companies in the financial services industry that are organized in a holding company structure.

  •
  and enhance our ability to raise capital to support growth.

Approval of the reorganization will require the affirmative vote of a majority of our common stock. Shareholders can expect to receive a proxy statement further detailing the reorganization in June 2004.

        For 2004, management will be focused on the above challenges and opportunities and other factors affecting the business similar to the factors driving 2003 results as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that effect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses

        Accounting for allowance for loan losses involves significant judgment and assumptions by management and is based on historical data and management's view of the current economic environment. At least on a quarterly basis, our management reviews the methodology and adequacy of allowance for loan losses and reports its assessment to the Board of Directors for its review and approval.

        We base our allowance for loan losses on an estimation of probable losses inherent in our loan portfolio. Our methodology for assessing loan loss allowances are intended to reduce the differences between estimated and actual losses and involves a detailed analysis of our loan portfolio in three phases:

  •
  the specific review of individual loans,

  •
  the segmenting and review of loan pools with similar characteristics in accordance with SFAS No. 5, "Accounting for Contingencies," and

  •
  our judgmental estimate based on various subjective factors:

        The first phase of our methodology involves the specific review of individual loans to identify and measure impairment. We evaluate each loan by use of a risk rating system, except for homogeneous loans, such as automobile loans and home mortgages. Specific risk rated loans are deemed impaired if all amounts, including principal and interest, will likely not be collected in accordance with the contractual terms of the related loan agreement. Impairment for commercial and real estate loans is measured either based on the present value of the loan's expected future cash flows or, if collection on the loan is collateral dependent, the estimated fair value of the collateral, less selling and holding costs.

        The second phase involves the segmenting of the remainder of the risk rated loan portfolio into groups or pools of loans, together with loans with similar characteristics, for evaluation in accordance with SFAS No. 5. We determine the calculated loss ratio to each loan pool based on its historical net losses and benchmark it against the levels of other peer banks.

        In the third phase, we consider relevant internal and external factors that may affect the collectibility of loan portfolio and each group of loan pool. The factors considered are, but are not limited to:

  •
  concentration of credits,

  •
  nature and volume of the loan portfolio,

  •
  delinquency trends,

  •
  non-accrual loan trend,

  •
  problem loan trend,

  •
  loss and recovery trend,

  •
  quality of loan review,

  •
  lending and management staff,

  •
  lending policies and procedures,

  •
  economic and business conditions, and

  •
  other external factors.

        Our management estimates the probable effect of such conditions based on our judgment, experience and known or anticipated trends. Such estimation may be reflected as an additional allowance to each group of loans, if necessary. Management reviews these conditions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specific, identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the inherent loss related to such condition is reflected in the unallocated allowance

        Central to our credit risk management and our assessment of appropriate loss allowance is our loan risk rating system. Under this system, the originating credit officer assigns borrowers an initial risk rating based on a thorough analysis of each borrower's financial capacity in conjunction with industry and economic trends. Approvals are made based upon the amount of inherent credit risk specific to the transaction and are reviewed for appropriateness by senior line and credit administration personnel. Credits are monitored by line and credit administration personnel for deterioration in a borrower's financial condition which may impact the ability of the borrower to perform under the contract. Although management has allocated a portion of the allowance to specific loans, specific loan pools, and off-balance sheet credit exposures (which are reported separately as part of other liabilities), the adequacy of the allowance is considered in its entirety.

SBA Loans

        Certain Small Business Administration ("SBA") loans that may be sold prior to maturity have been designated as held for sale at origination and are recorded at the lower of cost or market value, determined on an aggregate basis. A valuation allowance is established if the market value of such loans is lower than their cost, and operations are charged or credited for valuation adjustments. A portion of the premium on sale of SBA loans is recognized as "other noninterest income" at the time of the sale. The remaining portion of the premium, presented as unearned income in Note 3, is deferred and amortized over the remaining life of the loan as an adjustment to yield. Upon sales of such loans, the Bank receives a fee for servicing the loans. The servicing asset is recorded based on the present value of the contractually specified servicing fee, net of servicing cost, over the estimated life of the loan, using a discount rate of 1.5% above the main note rate, with an average discount rate of 8.2% and a range of constant prepayment rates from 14% to 17% in 2002. During 2001, the discount rate was also 1.5% above the main note rate, with an average discount rate of 9.3% and a range of constant prepayment rates from 16% to 19%. The servicing asset is amortized in proportion to and over the period of estimated servicing income. We have capitalized $1,750,426, $895,472 and $864,427 of servicing assets and amortized $629,560, $533,010 and $624,715 during the years ended December 31, 2003, 2002 and 2001, respectively. Management periodically evaluates the servicing asset for impairment. Impairment, if it occurs, is recognized in a valuation allowance in the period of impairment. For purposes of measuring impairment, the servicing assets are stratified by collateral type. No impairment existed at December 31, 2003, 2002 and 2001. An interest-only strip is recorded based on the present value of the excess of future interest income, over the contractually specified servicing fee, calculated using the same assumptions as noted above. Interest-only strips are accounted for at their estimated fair value, with unrealized gains or losses recorded as an adjustment in accumulated "other comprehensive income" in shareholders' equity.

Non-Accrual Loan Policy

        Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrual of interest is discontinued when a loan is over 90 days delinquent or if management believes that collection is highly uncertain. Generally, payments received on nonaccrual loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred that would warrant resumption of interest accruals.

Stock-Based Compensation

        Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under our stock option plan have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. We have elected to continue with the accounting methodology in APB No. 25 and, as a result, have provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995 (see Note 9 to the Bank's audited financial statements included herein.)

Other Real Estate Owned

        Other real estate owned, which represents real estate acquired through foreclosure, or deed in lieu of foreclosure in satisfaction of commercial and real estate loans, is carried at the lower of cost or estimated fair value less the estimated selling costs of the real estate. The fair value of the property is based upon a current appraisal. The difference between the fair value of the real estate collateral and the loan balance at the time of transfer is recorded as a loan charge off if fair value is lower. Subsequent to foreclosure, management periodically performs valuations and the OREO property is carried at the lower of carrying value or fair value, less costs to sell. The determination of a property's estimated fair value incorporates (1) revenues projected to be realized from disposal of the property, (2) construction and renovation costs, (3) marketing and transaction costs, and (4) holding costs (e.g., property taxes, insurance and homeowners' association dues). Any subsequent declines in the fair value of the OREO property after the date of transfer are recorded through a write-down of the asset. Any subsequent operating expenses or income, reduction in estimated fair values, and gains or losses on disposition of such properties are charged or credited to current operations.

Investment Securities

        Our investment policy seeks to provide and maintain liquidity, produce favorable returns on investments without incurring unnecessary interest rate or credit risk, while complementing our lending activities. Our investment securities portfolio is subject to interest rate risk. Fluctuations in interest rates may cause actual prepayments to vary from the estimated prepayments over the life of the security. This may result in adjustments to the amortization of premiums or accretion of discounts related to these instruments, consequently changing the net yield on such securities. Reinvestment risk is also associated with the cash flows from such securities. The unrealized gain/loss on such securities may also be adversely impacted by changes in interest rates.

        Under SFAS No. 115, investment securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity or trading, with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value. Purchase premiums and discounts are recognized in interest income using the interest method over the estimated lives of the securities.

        Currently, all of our investment securities are classified as either available-for-sale or held-to-maturity. The unrealized gains and losses for available-for-sale securities are excluded from earnings and reported in other comprehensive income, as part of shareholders' equity. We are obligated to assess, at each reporting date, whether there is "other than temporary" impairment to our investment securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date. As of December 31, 2003, no investment securities were determined to have any other than temporary impairment.

Results of Operations

Net Interest Income and Net Interest Margin

        Our primary source of revenue is net interest income, which is the difference between interest and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Our net interest income is affected by changes in the level and mix of interest-earning assets and interest- bearing liabilities, referred to as volume changes. Our net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on our loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond our control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, the governmental budgetary matters, and the actions of the Federal Reserve Board.

        Average interest-earning assets were $744.6 million in 2003, as compared with $531.3 million in 2002 and $413.3 million in 2001, representing increases of 40.1% and 28.5% in 2003 and 2002, respectively, from each of the prior annual periods. Average net loans were $621.9 million in 2003, compared to $439.5 million in 2002 and $311.0 million in 2001, representing increases of 41.5% and 41.3% in 2003 and 2002, respectively, from each of the prior annual periods. Due mainly to the eleven interest rate-cuts by the Federal Reserve Board during 2001, average yields on interest-earning assets decreased to 6.17% in 2002 from 7.93% in 2001. The Federal Reserve Board's rate-cuts in June 2003 and November 2002 further lowered the average yields on our interest-earning assets to 5.50% in 2003. However, due to the growth of interest-earning assets in 2003, total interest income significantly increased by 24.8% to $40.9 million in 2003.

        Average interest-bearing liabilities also increased by 48.2% to $549.1 million in 2003, compared to $370.6 million in 2002, after increasing by 26.3% from $293.4 million in 2001. Total interest expenses increased by 32.6% to $11.9 million in 2003 due mainly to the significant growth of our deposit portfolio from $9.0 million in 2002. However, interest expenses were reduced in 2002 by 68.5% compared to $13.1 million in 2001, despite the increase of the deposit portfolio, as interest rates on liabilities repriced and the majority of the market rate declines were reflected in our 2002 deposit portfolio. The average interest rate we paid for interest-bearing deposits was down to 2.18% and 2.43% in 2003 and 2002, respectively, from 4.48% in 2001, attributable to the lowest prime rate in forty-five years.

        The combined result of management's efforts and the repricing of our deposit portfolio was an increase of net interest income by 21.9%, or $5.2 million, to $29.0 million in 2003, following a $21.2% increase in 2002 to $23.8, from $19.6 million in 2001. In 2002 and 2003, the negative impact of the Federal Reserve Board's rate-cuts on our asset sensitive position deteriorated our net interest margin to 3.89% and 4.48% in 2003 and 2002, respectively, from 4.75% in 2001. The net interest spread also decreased to 3.32% in 2003, following a slight improvement to 3.74% in 2002 from 3.45% in 2001.

        In June 2003, the Federal Reserve Board lowered its overnight lending rate once again by a quarter percent to 2.5%. The Wall Street Prime Rate was lowered to 4.00% at the end of 2003 from 9.5% at the beginning of 2001. We are in an asset-sensitive position, meaning that these rate reductions negatively affect our net interest income, because more earning assets were immediately re-priced than interest-bearing deposits.

        Management has attempted to respond to anticipated adverse trends in interest rates during the period from 2001 to 2003. In early 2001, we formed our internal Efficiency Management Task Force (and currently known as our Senior Management Committee, or "SMC") in order to respond to the then anticipated interest rate cuts. The SMC consists of the heads of our various departments and is led by our Chief Financial Officer, and, since its formation, has become a permanent administrative force. The goal of SMC has been to minimize the reduction of our interest spread and to make up such reduction by improvements in operating efficiency. The SMC has overviewed our deposit marketing for non-time deposits using our expanded branch network. Also, the SMC has focused on managing the non-interest components of the income statement for fee income increases and overhead control. The SMC also addresses risk management concerns in addition to assessing ways in which we can improve profitability by achieving interest spread optimization and operational efficiency improvements. Combining all these efforts together with the above-mentioned strategic change, we have been able to grow significantly and increase profitibilty, while keeping operating expenses down.

        The following table set forth, for the periods indicated, our average balances of assets, liabilities and shareholders' equity, in addition to the major components of net interest income and net interest margin:

Distribution, Yield and Rate Analysis of Net Income

	For the Years Ended December 31,
	2003			2002			2001
	Average Balance	Interest Income/Expense	Average Rate/Yield	Average Balance	Interest Income/Expense	Average Rate/Yield	Average Balance	Interest Income/Expense	Average Rate/Yield
	(Dollars in Thousands)
Assets:
Earning assets:
Net loans(1)	$621,949	$37,892	6.09%	$439,481	$30,185	6.87%	$310,960	$27,922	8.98%
Securities of U.S. government agencies	56,664	1,600	2.82%	35,957	1,363	3.79%	27,985	1,553	5.55%
Other investment securities	14,705	783	5.33%	7,538	375	4.97%	5,005	277	5.53%
Commercial paper	—	—	—	—	—	—	2,822	79	2.80%
Federal funds sold	47,993	596	1.24%	46,408	790	1.70%	63,651	2,771	4.35%
Money Market Preferred Stocks	2,274	27	1.18%	—	—	—	—	—	—
Interest-earning deposits	1,022	28	2.74%	1,920	72	3.75%	2,918	168	5.76%

Total interest-earning assets	744,607	40,926	5.50%	531,304	32,785	6.17%	413,341	32,770	7.93%

Total noninterest earning assets	67,116			46,393			39,282

Total assets	$811,723			$577,697			$452,623

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Money market deposits	107,062	1,787	1.67%	68,404	1,209	1.77%	49,780	1,301	2.61%
Super NOW deposits	17,494	145	0.83%	16,243	166	1.02%	10,905	152	1.39%
Savings deposits	22,754	168	0.74%	18,540	136	0.73%	14,903	233	1.56%
Time certificates of deposit in denominations of $100,000 or more	233,763	5,850	2.50%	184,802	5,055	2.74%	151,259	7,976	5.27%
Other time deposits	140,243	3,300	2.35%	76,460	2,315	3.03%	66,546	3,482	5.23%
Other borrowings	27,807	694	2.49%	6,137	127	2.07%	—	—

Total interest-bearing liabilities	549,123	11,944	2.18%	370,586	9,008	2.43%	293,393	13,144	4.48%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	201,360			161,271			119,889
Other liabilities	9,060			4,853			6,411

Total noninterest-bearing liabilities	210,420			166,124			126,300
Shareholders' equity	52,180			40,987			32,930

Total liabilities and shareholders' equity	$811,723			$577,697			$452,623

Net interest income		$28,982			$23,777			$19,626

Net interest spread(2)			3.32%			3.74%			3.45%

Net interest margin(3)			3.89%			4.48%			4.75%

(1)
Loan fees have been included in the calculation of interest income. Loan fees were approximately $2,111,000, $1,508,000, and $1,672,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Loans are net of the allowance for loan losses, deferred fees, unearned income, and related direct costs.

(2)
Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(3)
Represents net interest income as a percentage of average interest-earning assets.

        The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in average daily interest rates (rate). All yields were calculated without the consideration of tax effects, if any, and the variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	For the Year Ended December 31, 2003 vs. 2002			For the Year Ended December 31, 2002 vs. 2001
	Increases (Decreases) Due to Change In			Increases (Decreases) Due to Change In
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Net loans(1)	$11,420	($3,713)	$7,707	$9,811	($7,548)	$2,263
Securities of U.S. government agencies	646	(409)	237	376	(566)	(190)
Other Investment securities	380	28	408	129	(31)	98
Commercial Paper	—	—	—	(79)	—	(79)
Federal funds sold	26	(220)	(194)	(610)	(1,371)	(1,981)
Money Market Preferred Stocks 27	—	27	—	—	—
Interest-earning deposits	(28)	(16)	(44)	(48)	(48)	(96)

Total interest income	12,471	(4,330)	8,141	9,579	(9,564)	15

Interest expense:
Money market deposits	$649	($71)	$578	$402	($494)	($92)
Super NOW deposits	12	(33)	(21)	62	(48)	14
Savings deposits	31	1	32	47	(144)	(97)
Time certificates of deposit in denominations of $100,000 or more	1,253	(458)	795	1,500	(4,421)	(2,921)

Other time deposits	1,591	(606)	985	462	(1,629)	(1,167)
Other borrowings	536	31	567	127	—	127

Total interest expense	4,072	(1,136)	2,936	2,600	(6,736)	(4,136)

Change in net interest income	$8,399	($3,194)	$5,205	$6,979	($2,828)	$4,151

(1)
Loan fees have been included in the calculation of interest income. Loan fees were approximately $2,111,000, $1,508,000, and $1,672,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Loans are net of the allowance for loan losses, deferred fees, unearned income, and related direct costs.

Provision for Loan Losses

        In anticipation of credit risk inherent in our lending business, we set aside allowances through charges to earnings. Such charges were not made only for the outstanding loan portfolio, but also for off-balance sheet items, such as commitments to extend credits or letters of credit. The charges made for the outstanding loan portfolio were credited to the allowance for loan losses, whereas charges for off-balance sheet items were credited to reserve for off-balance sheet items, which is presented as a component of other liabilities.

        Since 2001, the recessionary economy has to some extent deteriorated the quality of our loan portfolio. We have made efforts to respond to this decline by identifying problem loans in a timely manner and taking immediate actions, including foreclosure, once these problem loans have been identified. This improved asset quality control initially increased the level of nonperforming loans and charge-offs, and as a result, we had to increase the provision for loan losses to $3.9 million in 2001. Although the Southern California economy remains slow, management's continued emphasis on asset quality control has successfully curbed the increase of the level of nonperforming assets and significantly reduced net charge-offs. As a result, the provisions for loan losses charged against current period earnings decreased by $765,000 to $3.2 million in 2002, and further decreased by $400,000 to $2.8 million in 2003. The procedures for monitoring the adequacy of the allowance for loan losses, as well as detailed information concerning the allowance itself, are described in the sections herein entitled "Critical Accounting Policies—Allowance for Loan Losses" and "Allowance for Loan Losses".

Noninterest Income

        Total noninterest income continued to increase to $11.4 million in 2002, and to $17.1 million in 2003, as compared with $9.2 million in 2001, representing an annual growth of 24.1% and 50.3% in 2002 and 2003, respectively, and noninterest income represented approximately two percentage points of average assets. We primarily attribute this increase to our efforts to diversify and expand our non-interest revenue sources. We currently earn non-interest income from various sources, including newly added sources in 2003 (an income stream provided by the Bank Owned Life Insurance as a form of increase in cash surrender value and gain on sale of mortgage loans and unguaranteed portions of SBA loans). Our total non-interest income has grown in a number of categories during the period from 2001 through 2003.

        Our largest noninterest income source is service charge income on deposit accounts, representing 39.7%, 49.6%, and 47.4% of total noninterest income in 2003, 2002, and 2001, respectively. This income source increased from $4.3 million in 2001 to $5.6 million in 2002, and to $6.8 million in 2003. Such increases were due to primarily to an increase in our number of transactional accounts. We constantly review service charge rates to maximize service charge income while maintaining a competitive position.

        Gain on the sale of loans, the second largest source of noninterest income, was $6.2 million, $2.5 million, and $2.2 million, in 2003, 2002, and 2001, respectively, representing an increase of 150.2% in 2003 and 13.3% in 2002 over the previous year. The ratio of this income as a percentage of total noninterest income was 36.5%, 21.9%, and 24.0% in 2003, 2002 and 2001, respectively. This source of non-interest income is derived primarily from the sale of the guaranteed portion of SBA loans. We sell the guaranteed portion of SBA loans in government securities secondary markets and retain servicing rights. After the restructure of our SBA department into a marketing-oriented one, our SBA loan production level continued to increase. We have produced $109 million and $77 million in SBA loans in 2003 and 2002, respectively, as compared with $55 million in 2001. In addition, since becoming subject to prepayment penalties starting in early 2001, the prepayment rates of SBA loans have decreased, resulting in an increase in expected loan life and a premium on SBA loan sales during the period from 2001 through 2003. The increased production volume, combined with a somewhat higher premium at sale, increased the gains on SBA loans. In 2003, loan sales consisted primarily of the guaranteed portion of SBA loans, but included some unguaranteed portions of SBA loans and residential mortgage loans. The gain on sale of unguaranteed portions of SBA loans and residential mortgage loans in 2003 was $464,000 and $112,000, respectively.

        The third largest source of noninterest income is loan-related servicing income. This fee income consists of trade-financing fees and servicing fees on SBA loans sold, and has grown to $1.9 million and $1.7 million in 2003 and 2002, respectively, compared to $1.4 million in 2001. Considering our increasing emphasis on trade financing activities and the continuing growth of our servicing loan portfolio ($180.6 million, $126.3 million, and $109.5 million at year-end 2003, 2002, and 2001, respectively), management believes that this income source should continue to improve. However, there can be no assurance that this will be the case.

        Our loan referral fee income has grown significantly since 2001. This income source includes income derived from our referring to other financial institutions loans that did not meet our lending requirements for various reasons, including size, availability of funds, credit criteria and others. Our referral fee income was $477,000 in 2003 and $583,000 in 2002, representing 2.8% and 5.1% of total noninterest income in 2003 and 2002, respectively. In 2001, loan referral fee income was only $154,000. We cannot assure you that this source of revenue will not continue to decline, as we believe that it is not a stable source of revenue.

        Loan packaging fee income, which represents charges to borrowers for their loan processing, has continued to increase as our loan production level has increased. This income source was $450,000, $348,000, and $267,000 in 2003, 2002, and 2001, respectively.

        Other income, representing income from miscellaneous sources, such as income from non-interest earning assets or gain on sale of fixed assets, increased to $1.3 million in 2003 from $661,000 and $794,000 in 2002 and 2001, respectively. This increase in 2003 was attributable primarily to approximately $500,000 fee income earned as a form of increase in cash surrender value on the $10.5 million Bank Owned Life Insurance purchased by the Bank in early 2003. Other income in 2001 exceeded the amount reported for 2002 primarily due to $168,000 in nonrecurring income recognized in 2001 for insurance proceeds in excess of book value of properties damaged by fire. The following table sets forth the various components of our noninterest income for the periods indicated:

Noninterest Income
(Dollars in thousands)

	2003		2002		2001
For the Years Ended December 31,
	(Amount)	(%)	(Amount)	(%)	(Amount)	(%)
Service charges on deposit accounts	$6,789	39.7%	$5,640	49.6%	$4,343	47.4%
Gain on sale of loans	6,236	36.5%	2,492	21.9%	2,199	24.0%
Loan related servicing income	1,890	11.0%	1,651	14.5%	1,410	15.4%
Referral fee income 477	2.8%	583	5.1%	154	1.7%
Loan packaging fee	450	2.6%	348	3.1%	267	2.9%
Other income	1,257	7.4%	661	5.8%	794	8.6%

Total	$17,099	100.0%	$11,375	100.0%	$9,167	100.0%

Average assets	$811,723		$577,697		$452,623

Noninterest income as a % of average assets		2.1%		2.0%		2.0%

Noninterest Expense

        Total noninterest expense increased from $15.5 million in 2001, to $17.7 million in 2002 and $22.0 million in 2003. These increases can be attributed to the expanded personnel and premises associated with our business growth, including the recent opening of three new branch offices (Mid-Wilshire and Irvine in 2003 and Garden Grove in 2002), and the formation of two new departments (Auto Loan Center and Home Loan Center in 2003). However, due to continuing efforts to minimize operating expenses, noninterest expenses as a percentage of average assets were lowered to 2.7% in 2003 from 3.1% in 2002 and 3.4% 2001. Management believes that its efforts in cost-cutting and revenue diversification have improved our operational efficiency, as evidenced by the decrease in our efficiency ratio (the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income) from 53.7% in 2001 to 50.2% in 2002 and 47.7% in 2003. The following table sets forth a summary of noninterest expenses for the periods indicated:

Noninterest Expense
(Dollars in thousands)

	2003		2002		2001
For the Years Ended December 31,
	(Amount)	(%)	(Amount)	(%)	(Amount)	(%)
Salaries and employee benefits	$12,874	58.5%	$10,626	60.1%	$9,209	59.5%
Occupancy and equipment	2,159	9.8%	1,929	10.9%	1,792	11.6%
Data processing	1,569	7.1%	1,410	8.0%	1,218	7.9%
Loan referral fee	959	4.4%	623	3.5%	324	2.1%
Professional fees	841	3.8%	559	3.2%	386	2.5%
Directors' fees	422	1.9%	365	2.1%	303	2.0%
Office supplies	523	2.4%	300	1.7%	341	2.2%
Other real estate owned	—	—	92	0.5%	17	0.1%
Advertising	303	1.4%	328	1.9%	168	1.1%
Communications	380	1.7%	252	1.4%	286	1.8%
Deposit insurance premium	189	0.9%	79	0.5%	71	0.5%
Other	1,779	8.1%	1,095	6.2%	1,346	8.7%

Total	$21,998	100.0%	$17,658	100.0%	$15,461	100.0%

Average assets	$811,723		$577,697		$456,623

Noninterest expenses as a % of average assets		2.7%		3.1%		3.4%

        Salaries and employee benefits totaled $12.9 million, $10.6 million, and $9.2 million, or 58.5%, 60.1%, and 59.5% of total noninterest expenses, in 2003, 2002, and 2001, respectively. Despite the three branch openings and significant asset growth in the past two years, we have taken efforts to promote efficient operations by limiting full-time employee growth. The number of full-time equivalent employees was 212 as of December 31, 2003, compared with 173 and 158 in 2002 and 2001, respectively. Assets per employee increased to $4.6 million at year-end of 2003 from $4.0 million and $3.1 million at year-end 2002 and 2001, respectively.

        Occupancy and equipment expenses totaled $2.2 million, $1.9 million, and $1.8 million, or 9.8%, 10.9%, and 11.6% of total noninterest expenses, in 2003, 2002, and 2001, respectively. These cost increases were attributable primarily to the expansion of our branch network and new departments.

        Data processing expenses were $1.6 million, $1.4 million, and $1.2 million, or 7.1%, 8.0%, and 7.9% of total noninterest expenses, in 2003, 2002 and 2001, respectively, representing an increase of 11.4% and 15.8% over the prior year in 2003 and 2002, respectively. These increases were also due to the growth of our business.

        Loan referral fees generally are paid to brokers who refer loans (in most cases, SBA loans) to us. These referral fees have increased significantly from $324,000 in 2001 to $623,000 in 2002, and $959,000 in 2003. SBA loans are broker-driven loans and we recently began paying fees for qualified commercial loan referrals. The referral fee increases were the result of increases in our SBA loan production. Specifically, SBA loan production increased from $55 million in 2001, to $77 million in 2002 and $109 million in 2003.

        Professional fees were $841,000, $559,000, and $386,000, or 3.8%, 3.2%, and 2.5% of total noninterest expenses, in 2003, 2002 and 2001, respectively. These increases were attributable to our efforts to comply with the additional legal and accounting requirements recently imposed on us by FDICIA and the Sarbanes-Oxley Act. We expect that expenditures in this area will continue to be significant, as we address recently released SEC regulations and the new Nasdaq corporate governance requirements.

        Noninterest expenses other than the categories specifically addressed above, such as office supplies and marketing expenses, increased by $765,000, or 30.5%, to $3.3 million in 2003 (excluding approximately $320,000 in losses caused by two operational errors) from $2.5 million in 2002 and 2001. Due in part to management's commitment to overhead control, including the SMC's cost reduction efforts, these expense increases were significantly outpaced by our growth rate.

        Generally, noninterest expense has increased during the past three years as a result of rapid asset growth (41.9%, 41.4% and 15.6% in 2003, 2002 and 2001, respectively), and expansion of network and products (two new branch offices and two new departments in 2003), all requiring substantial increases in staff, as well as additional occupancy and data processing costs. Management anticipates that noninterest expense will continue to increase as we continue to grow. However, management remains committed to cost-control and efficiency, and we expect to keep these increases to a minimum relative to growth.

Provision for Income Taxes

        For the year ended December 31, 2003, we made a provision for income taxes of $8.5 million on pretax net income of $21.3 million, representing an effective tax rate of 39.9%, as compared with a provision for income taxes of $5.7 million on pretax net income of $14.3 million, representing an effective tax rate of 40.0%, for 2002, and a provision of $3.2 million on pretax net income of $9.4 million, representing an effective tax rate of 34.2%, for 2001.

        The effective tax rates in 2003 were slightly lower than those for prior years due to tax benefits derived from our purchase of Bank Owned Life Insurance and Low Income Housing Tax Credit Funds in 2003 (see "Other Earning Assets" for further discussion). In addition, our effective tax rates were generally one to two percentage points lower than statutory rates due to state tax benefits derived from doing business in an Enterprise Zone ("EZ"). The effective tax rates in 2003 and 2002 were reduced by approximately 2% due to the EZ tax benefit. The effective tax rate in 2001 was also reduced by approximately 3% due to the EZ tax benefit and further reduced by approximately 4% due to the $480,000 reversal of excessive Los Angeles Revitalization Zone ("LARZ") reserve from the receipt of the Franchise Tax Board audit assessment for three tax years (1996 to 1998). Such reserve was previously accumulated for the possible audit assessment on the LARZ tax benefit taken until 1998. The LARZ tax benefits were discontinued in November 1998.

        Income tax expense is the sum of two components: current tax expense and deferred tax expense (benefit). Current tax expense is reached by applying current tax rate to taxable income. The deferred tax expense accounts for the change in deferred tax assets (liabilities) from year to year. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. Because we traditionally recognize substantially more expenses in our financial statements than we have been allowed to deduct for taxes, we generally have a net deferred tax asset. At December 31, 2003, 2002, and 2001, we had net deferred tax assets of $3.8 million, $2.7 million and $1.3 million, respectively.

Financial Condition

Loan Portfolio

        Total loans net of unearned income for 2003 increased over 2002 by $232.5 million, or 44.3%, to $757.0 million. In 2002, total loans net of unearned income increased by $153.0 million, or 41.2%, to $524.5 million, from year-end 2001. Total loans net of unearned income were $272.3 million and $213.3 million at December 31, 2000 and 1999, respectively. Total loans net of unearned income as a percentage of total assets were 77.0%, 75.7%, 75.8%, 64.2%, and 71.0% for 2003, 2002, 2001, 2000, and 1999, respectively.

        Real estate secured loans consist primarily of commercial real estate loans and are extended to finance the purchase and/or improvement of commercial real estate and/or businesses thereon. The properties may be either user owned or for investment purposes. Our loan policy adheres to the real estate loan guidelines set forth by the FDIC in 1993. The policy provides guidelines including, among other things, fair review of appraisal value, limitation on loan-to-value ratio, and minimum cash flow requirements to service debt. Loans secured by real estate equaled $607.6 million, $400.4 million, $255.8 million, $148.0 million and $117.2 million as of December 31, 2003, 2002, 2001, 2000 and 1999, respectively. Real estate secured loans as a percentage of total loans were 80.3%, 76.3%, 68.9%, 54.4% and 54.9% for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. The significant increase in 2001 was partially attributable to a $34 million reclassification of SBA loans secured by commercial properties from commercial and industrial loans to real estate secured loans. The heightened California real estate market since that time, and our increased involvement in the residential mortgage loan market, have further increased the composition of real estate secured loans.

        Commercial and industrial loans include revolving lines of credit, as well as term business loans. This category also includes the retained portion of commercial SBA loans. With the success of our strategy to reduce reliance on SBA loans and place an increased emphasis on non-SBA commercial loans, SBA loans no longer represent the majority of our commercial and industrial loans. Commercial and industrial loans increased to $126.6 million, $98.0 million and $89.5 million at the end of 2003, 2002, and 2001, respectively, as compared with $115.2 million and $90.8 million at the end of 2000 and 1999, respectively. Commercial and industrial loans significantly decreased to 16.7%, 18.7%, and 24.1% as a percentage of total loans at the end of 2003, 2002, and 2001, respectively, from 42.3% and 42.6% at the end of 2000 and 1999, respectively. The significant decrease following the 2000 fiscal year was primarily the result of the $34 million SBA loan reclassification in 2001.

        Consumer loans have historically represented less than 5% of our total loan portfolio. The majority of consumer loans are concentrated in automobile loans, which we formerly provided as a service only to existing customers. However, in 2003, we initiated a business plan to increase our consumer loan portfolio, and introduced an Auto Loan Center. Consumer loans increased to $15.0 million at December 31, 2003 from $12.3 million at December 31, 2002. Management anticipates further increases in consumer loans going forward, although no assurance can be given that this increase will occur.

        Construction loans generally represent 5% or less of our total loan portfolio. We do not actively pursue construction loans, but generally extend these loans as a temporary financing vehicle.

        Our loan terms vary according to loan type. Commercial term loans have typical maturities of three to five years and are extended to finance the purchase of business entities, business equipment, leasehold improvements or to provide permanent working capital. SBA guaranteed loans usually have longer maturities (8 to 25 years). We generally limit real estate loan maturities to five to eight years. Lines of credit, in general, are extended on an annual basis to businesses that need temporary working capital and/or import/export financing. We generally seek diversification in our loan portfolio, and our borrowers are diverse as to industry, location, and their current and target markets.

        The following table sets forth the amount of total loans outstanding (excluding unearned income) and the percentage distributions in each category, as of the dates indicated. Note that the figures for 2003, 2002 and 2001 reflect the reclassification of SBA loans secured by commercial properties as real estate loans.

Distribution of Loans and Percentage Composition of Loan Portfolio

	Amount Outstanding as of December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Construction	$7,845	$13,777	$12,625	$2,836	$376
Real estate secured	607,561	400,446	255,801	148,040	117,193
Commercial and industrial	126,631	97,998	89,500	115,215	90,835
Consumer	14,969	12,320	13,610	6,177	4,940

Total loans, net of unearned income	$757,006	$524,541	$371,536	$272,268	$213,344

Participation loans sold and serviced by the Bank	$180,558	$126,346	$109,489	$102,741	$96,602

Construction	1.0%	2.6%	3.4%	1.0%	0.2%
Real estate secured	80.3%	76.3%	68.9%	54.4%	54.9%
Commercial and industrial	16.7%	18.7%	24.1%	42.3%	42.6%
Consumer	2.0%	2.4%	3.6%	2.3%	2.3%

Total loans, net of unearned income	100.0%	100.0%	100.0%	100.0%	100.0%

        The following table shows the contractual maturity distribution and repricing intervals of the outstanding loans in our portfolio, as of December 31, 2003. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table excludes the gross amount of non-accrual loans of $6.9 million, and includes unearned income and deferred fees totaling $7.5 million at December 31, 2003.

Loan Maturities and Repricing Schedule

	At December 31, 2003,
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Construction	$7,845	$—	$—	$7,845
Real estate secured	546,653	14,579	43,064	604,296
Commercial and industrial	130,155	238	96	130,489
Consumer	7,938	6,988	—	14,926

Total loans, net of unearned income	$692,591	$21,805	$43,160	$757,556

Loans with variable (floating) interest rates	$668,857	$—	$—	$668,857
Loans with predetermined (fixed) interest rates	$23,734	$21,805	$43,160	$88,699

        The majority of the properties taken as collateral are located in Southern California. The loans generated by our loan production offices, which are located outside of our main geographical market, are generally collateralized by property in close proximity to those offices. We employ strict guidelines regarding the use of collateral located in less familiar market areas. Since a major real estate recession during the first part of the previous decade, property values in Southern California, where most of our loan collateral is located, have generally increased. However, no assurance can be given that this trend will continue or that property values will not significantly decrease.

Nonperforming Assets

        Nonperforming assets consist of loans on non-accrual status, loans 90 days or more past due and still accruing interest, loans restructured, where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned ("OREO").

        Loans are generally placed on non-accrual status when they become 90 days past due, unless management believes the loan is adequately collateralized and in the process of collection. The past due loans may or may not be adequately collateralized, but collection efforts are continuously pursued. Loans may be restructured by management when a borrower has experienced some changes in financial status, causing an inability to meet the original repayment terms, and where we believe the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of properties acquired by foreclosure or similar means and which management intends to offer for sale.

        Generally, our nonperforming loans have increased in connection with the growth of our loan portfolio. The recent economic downturn further increased our nonperforming loans to $3.7 million, $3.5 million and $3.6 million at December 31, 2003, 2002 and 2001, respectively, as compared with $2.5 million and $3.1 million at December 31, 2000 and 1999, respectively. Although the Southern California economy has been slow, management's continued emphasis on asset quality control has limited increases in nonperforming loans, which remained at $3.7 million as of December 31, 2003. With the significant growth of our loan portfolio, the ratio of nonperforming loans over total loans improved to 0.50% and 0.66% at December 31, 2003 and 2002, respectively, as compared with 0.96%, 0.90% and 1.22% at December 31, 2001, 2000 and 1999, respectively.

        At the end of 2003, we possessed one OREO, a $377,000 single-family residence, which sold in February 2004 at a negligible loss. We owned no OREO at December 31, 2002 following the sale of certain unimproved land representing our sole OREO at the end of 2001 and 2000. Together with OREO, the ratio of nonperforming assets as a percentage of total loans and OREO improved between 1999 and 2003, equaling 0.54%, 0.66%, 0.96%, 0.92%, and 1.47%, as of the end of 2003, 2002, 2001, 2000 and 1999, respectively.

        Management believes that the reserve provided for nonperforming loans, together with the tangible collateral, were adequate as of December 31, 2003. See "Allowance for Loan Losses" below for further discussion. Except as disclosed above, as of December 31, 2003, management was not aware of any material credit problems of borrowers that would cause it to have serious doubts about the ability of a borrower to comply with the present loan payment terms. However, no assurance can be given that credit problems may exist that may not have been brought to the attention of management.

        The following table provides information with respect to the components of our nonperforming assets as of the dates indicated (The figures in the table are net of the portion guaranteed by the U.S. Government):

Nonperforming Assets

	At December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Nonaccrual loans(1)
Real estate secured	$3,086	$2,074	$1,219	$314	$100
Commercial and industrial	543	479	2,141	732	366
Consumer	—	—	24	2	7

Total	$3,629	$2,553	$3,384	$1,048	$473
Loans 90 days or more past due and still accruing (as to principal or interest):
Construction	$—	$875	$—	$—	$—
Real estate secured	—	—	—	81	662
Commercial and industrial	29	—	131	1,326	1,020
Consumer	67	7	—	2	13

Total	96	882	131	1,409	1,695
Restructured loans(2)(3)
Real estate secured	$—	$—	$—	$—	$439
Commercial and industrial	23	32	42	—	—
Consumer	—	—	—	—	—

Total	23	32	42	0	439

Total nonperforming loans	3,748	3,467	3,557	2,457	2,607
Other real estate owned	377	—	26	41	536

Total nonperforming assets	$4,125	$3,467	$3,583	$2,498	$3,143

Nonperforming loans as a percentage of total loans	0.50%	0.66%	0.96%	0.90%	1.22%
Nonperforming assets as a percentage of total loans and other real estate owned	0.54%	0.66%	0.96%	0.92%	1.47%
Allowance for loan losses as a percentage of nonperforming loans	240.45%	182.95%	156.28%	202.20%	131.42%

(1)
During the fiscal year ended December 31, 2003, no interest income related to these loans was included in net income. Additional interest income of approximately $233,000 would have been recorded during the year ended December 31, 2003, if these loans had been paid in accordance with their original terms and had been outstanding throughout the fiscal year ended December 31, 2003 or, if not outstanding throughout the fiscal year ended December 31, 2003, since origination.

(2)
A "restructured loan" is one the terms of which were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

(3)
During the fiscal year ended December 31, 2003, approximately $9,000 of interest income related to this loan was included in net income. Additional interest income would be negligible during the year ended December 31, 2003, if this loan had been paid in accordance with its original term and had been outstanding throughout the fiscal year ended December 31, 2003.

Allowance for Loan Losses

        In anticipation of credit risk inherent in our lending business, we set aside allowances through charges to earnings. Such charges were not only made for the outstanding loan portfolio, but also for off-balance sheet items, such as commitments to extend credits or letters of credit. The charges made for the outstanding loan portfolio were credited to the allowance for loan losses, whereas charges for off-balance sheet items were credited to the reserve for off-balance sheet items, which is presented as a component of other liabilities. The provision for loan losses is discussed in the section entitled "Provision for Loan Losses" above.

        The rapid growth of our loan portfolio in the past five years has required more reserves for possible loan losses. The allowance for loan losses increased by 42.1%, or $2.7 million, to $9.0 million at December 31, 2003, as compared with $6.3 million at December 31, 2002. Such allowances were $5.6 million, $5.0 million, and $3.4 million at December 31, 2001, 2000, and 1999, respectively. Despite the increases in loan loss allowances, the rapid growth of our loan portfolio has continued to lower the allowance for loan losses as a percentage of total loans from 1.82% and 1.61% at the end of 2000 and 1999, respectively, to 1.50% and 1.21% at the end of 2001 and 2002, respectively. The allowance for loan losses as a percentage of total loans decreased further to 1.19% in 2003, in part due to management's assessment that no significant loss will result from three SBA piggyback loans representing more than two thirds of our total non-performing loans as of December 31, 2003. We have the first deed of trust on these SBA piggyback loans, and we believe that their loan to value ratios, approximately 30%, are extremely low. Management's continued emphasis on asset quality control has lowered the level of net loan charge-offs to $102,000, compared to $2.4 million and $3.3 million in 2002 and 2001, respectively. In 2001, the weak business climate adversely impacted the financial conditions of certain of our clients and increased our net loan charge-off to $3.3 million, compared to $1.5 million and $2.0 million in 2000 and 1999, respectively.

        Management reviews these conditions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specific, identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the inherent loss related to such condition is reflected in the unallocated allowance. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance is considered in its entirety.

        Although management believes the allowance at December 31, 2003 was adequate to absorb losses from any known and inherent risks in the portfolio, no assurance can be given that economic conditions which adversely affect our service areas or other variables will not result in increased losses in the loan portfolio in the future.

        As of December 31, 2003, our allowance for loan losses consisted of amounts allocated to three phases of our methodology for assessing loan loss allowances, as follows (see details of methodology for assessing allowance for loan losses in the section entitled "Critical Accounting Policies"):

Phase of Methodology	As of: December 31, 2003
Specific review of individual loans	$288,399
Review of pools of loans with similar characteristics	$7,442,313
Judgmental estimate based on various subjective factors	$1,280,359

        The table below summarizes, for the periods indicated, loan balances at the end of each period, the daily averages during the period, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance and certain ratios related to the allowance for loan losses:

Allowance for Loan Losses

	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balances:
Average total loans outstanding during period	$629,466	$445,548	$316,365	$245,945	$172,228
Total loans outstanding at end of period	$757,005	$524,541	$371,536	$272,268	$213,344
Allowance for loan losses:
Balances at beginning of period	$6,343	$5,559	$4,968	$3,426	$3,374

Actual charge-offs:
Real estate secured	306	106	128	130	44
Commercial and industrial	623	2,681	3,218	1,613	1,897
Consumer	23	41	86	14	132

Total charge-offs	952	2,828	3,432	1,757	2,073
Recoveries on loans previously charged off
Real estate secured	—	10	0	92	1
Commercial and industrial	848	427	86	193	95
Consumer	2	5	2	4	29

Total recoveries	850	442	88	289	125

Net loan charge-offs	102	2,386	3,344	1,468	1,948

Provision for loan losses	2,770	3,170	3,935	3,010	2,000

Balance at end of period	$9,011	$6,343	$5,559	$4,968	$3,426

Ratios:
Net loan charge-offs to average total loans	0.02%	0.54%	1.06%	0.60%	1.13%
Allowance for loan losses to total loans at end of period	1.19%	1.21%	1.50%	1.82%	1.61%
Net loan charge-offs to allowance for loan losses at end of period	1.13%	37.62%	60.15%	29.55%	56.86%
Net loan charge-offs to provision for loan losses	3.68%	75.27%	84.98%	48.77%	97.40%

        The table below summarizes, for the periods indicated, the balance of the allowance for loan losses and the percentage of each type of loan balance at the end of each period (See "Loan Portfolio" above for a description of each type of loan balance):

Distribution and Percentage Composition of Allowance for
Loan Losses

	Amount Outstanding as of December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Applicable to:
Construction	$80	$140	$130	$28	$4
Real estate secured	6,991	4,583	2,364	1,660	1,172
Commercial and industrial	1,853	1,597	3,032	3,094	2,089
Consumer	88	23	34	185	161

Total Allowance	$9,011	$6,343	$5,559	$4,968	$3,426

Construction	0.58%	1.02%	1.03%	1.00%	1.00%
Real estate secured	1.75%	1.14%	0.92%	1.12%	1.00%
Commercial and industrial	1.89%	1.63%	3.39%	2.69%	2.30%
Consumer	0.71%	0.19%	0.25%	3.00%	3.26%

Total Allowance	1.72%	1.21%	1.50%	1.82%	1.61%

Contractual Obligations

        The following table represents our aggregate contractual obligations to make future payments as of December 31, 2003:

	One Year or Less	Over One Year To Three Years	Over Three Years To Five Years	Over Five Years
	(Dollars in thousands)
FHLB borrowings	$24,000	$5,000	$—	$—
Junior subordinated debenture	—	—	—	25,464
Operating leases	1,350	1,357	480	78
Total	$25,350	$6,357	$480	$25,542

Off-Balance Sheet Arrangements

        During the ordinary course of business, we provide various forms of credit lines to meet the financing needs of our customers. These commitments, which represent a credit risk to us, are not represented in any form on our balance sheets.

        As of December 31, 2003, 2002, and 2001, we had commitments to extend credit of $42.6 million, $37.1 million and $27.3 million, respectively. Obligations under standby letters of credit were $1.9 million, $1.3 million and $1.7 million, for 2003, 2002 and 2001, respectively, and the obligations under commercial letters of credit were $7.7 million, $6.3 million and $6.4 million for the same periods.

        The effect on our revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will be used. For more information regarding the our off-balance sheet arrangements, see Note 7 to our financial statements located elsewhere in this Report.

Investment Activities

        Investments are one of our major source of interest income and are acquired in accordance with a written comprehensive Investment Policy addressing strategies, types and levels of allowable investments. This Investment Policy is reviewed at least annually by the Board of Directors. Management of our investment portfolio is set in accordance with strategies developed and overseen by our Asset/Liability Committee. Investment balances, including cash equivalents and interest-bearing deposits in other financial institutions, are subject to change over time based on our asset/liability funding needs and interest rate risk management objectives. Our liquidity levels take into consideration anticipated future cash flows and all available sources of credits and are maintained at levels management believes are appropriate to assure future flexibility in meeting anticipated funding needs.

  Cash Equivalents and Interest-bearing Deposits in other Financial Institutions

        We sell federal funds, purchase securities under agreements to resell and high-quality money market instruments, and deposit interest-bearing accounts in other financial institutions to help meet liquidity requirements and provide temporary holdings until the funds can be otherwise deployed or invested. As of December 31, 2003, 2002 and 2001, we had $58 million, $60.5 million and $45.5 million, respectively, in federal funds sold, and $201,000, $1.7 million and $2.8 million, respectively, in interest bearing deposits in other financial institutions. At December 31, 2003, we had $8 million in money market preferred stock ("MMPS"). MMPS is a form of equity security having characteristics similar to money market investments, such as commercial paper, and offers attractive tax-equivalent yields with a 70% dividend received deduction. MMPS is redeemed and re-auctioned every 49 or 90 days, and thus, treated as a cash equivalent.

  Real Estate Investment Trust

        On April 1, 2003, we established the Wilshire Capital Trust, a Maryland real estate investment trust, for the primary purpose of investing in our real estate related assets, and to enhance and strengthen our capital position, increase our earnings, and realize certain tax benefits. We initially funded the trust with the contribution of $180 million in real estate-secured loans. As of December 31, 2004, our trust had assets of approximately $185 million. The formation and capitalization of our real estate investment trust has had no substantial impact on our estimated 2003 tax accruals, since we determined not to recognize the proposed tax savings until realized.

        Subsequently in December 2003, the State of California Franchise Tax Board clarified its position and management believes that the proposed tax benefits through our subsidiary trust are no longer realizable in the future. Responding to this change, we dissolved the trust in March 2004. The dissolution of our trust did not or will not have a material impact on our existing or future operations.

  Investment Securities

        Management of our investment securities portfolio focuses on providing an adequate level of liquidity and establishing an interest rate-sensitive position, while earning an adequate level of investment income without taking undue risk. We classify our investment securities as "held-to-maturity" or "available-for-sale". Investment securities that we intend to hold until maturity are classified as held-to-maturity securities, and all other investment securities are classified as available-for-sale. The carrying values of available-for-sale investment securities are adjusted for unrealized gains or losses as a valuation allowance and any gain or loss is reported on an after-tax basis as a component of other comprehensive income.

        The following table summarizes the book value and market value and distribution of our investment securities as of the dates indicated:

Investment Securities Portfolio

	As of December 31, 2003		As of December 31, 2002		As of December 31, 2001
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
Held to Maturity:
Securities of U.S. government agencies	$19,084	$19,002	$20,462	$20,632	$17,190	$17,158
Collateralized mortgage obligation.	694	692	—	—	121	121
Municipal securities	1,055	1,074	—	—	—
Corporate securities	2,594	2,623	4,612	4,746	4,632	4,699
Available-for-Sale:
Securities of U.S. government agencies	29,318	29,359	24,170	24,248	6,420	6,432
Mortgage backed securities	15,022	14,871	3,785	3,872	6,213	6,307
Corporate Securities	12,362	12,766	6,731	6,594,	2,649	2,623

Total investment securities	$80,129	$80,387	$59,760	$60,092	$37,225	$37,340

        The following table summarizes the maturity and repricing schedule of our investment securities at their carrying values and their weighted average yields at December 31, 2003 (There were no securities to mature or reprice after 10 years):

Investment Maturities and Repricing Schedule
(Dollars in Thousands)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held to Maturity:
Securities of U.S. government agencies	$1,000	3.27%	$9,989	2.91%	$8,095	3.16%	—	—	$19,084	3.03%
Collateralized mortgage obligation	—	—	694	3.62%	—	—	—	—	694	3.62%
Municipal securities	—	—	1,055	4.11%	—	—	—	—	1,055	4.11%
Corporate Securities	2,594	5.90%	—	—	—	—	—	—	2,594	5.90%
Available-for-sale:
Securities of U.S. government agencies	—	—	24,398	2.63%	4,961	4.2%	—	—	29,359	3.72%
Mortgage backed securities	4,013	2.76%	10,858	3.08%	—	—	—	—	14,871	2.99%
Corporate securities	—	—	11,776	5.22%	—	—	990	6.70%	12,766	5.33%

Total investment securities	$7,607	3.90%	$58,770	3.73%	$13,056	3.56%	$990	6.70%	$80,423	3.75%

        Our investment securities holdings increased by $20.6 million, or 34.5%, to $80.4 million at December 31, 2003, compared to holdings of $59.8 million at December 31, 2002. Holdings at December 31, 2002 were $22.5 million. Accordingly, total investment securities as a percentage of total assets increased to 8.2% and 8.6% at December 31, 2003 and 2002, respectively, compared to 7.6% at December 31, 2001. As of December 31, 2003, investment securities having a carrying value of $62.4 million were pledged to secure certain deposits.

        As of December 31, 2003, held-to-maturity securities, which are carried at their amortized costs, decreased to $23.4 million from $25.1 million at December 31, 2002. Available-for-sale securities, which are stated at their fair market values, increased to $57.0 million at December 31, 2003 from

$34.7 million and $15.4 million at December 31, 2002 and 2001, respectively. These increases reflect a strategy of improving our liquidity level using available-for-sale securities, in addition to immediately available funds, the majority of which are maintained in the form of overnight investments.

        As of December 31, 2003, the total unrealized losses less than 12 months old were $373,117. There were no securities with unrealized losses more than 12 months old. The aggregate related fair value of investments with unrealized losses is $33,640,310.

        The unrealized loss positions of our U.S. Government agency bonds, collateralized mortgage obligations, and mortgage-backed securities are a function of the volatility of interest rates during 2003, and are all rated AAA, are redeemed at maturity or call at par of 100, and have the implicit guarantee of the United States Treasury. As of December 31, 2003, we did not have any investment securities that constituted 10% or more of the stockholders' equity of any third party issuer.

Other Earning Assets

        For various business purposes, we make investments in earning assets other than the interest-earning securities discussed above. Before 2003, the only other earning assets held by us were insignificant amounts of Federal Home Loan Bank stock and the cash surrender value on the Bank Owned Life Insurances ("BOLI"). Balances of the Federal Home Loan Bank stock and the BOLI cash surrender value as of December 31, 2002 were $503,000 and $186,000, respectively. During 2003, in an effort to provide additional benefits aimed at retaining key employees, while generating a tax-exempt noninterest income stream, we purchased $10.5 million in BOLI from insurance carriers rated AA or above. We are the owner and the primary beneficiary of the life insurance policies and recognize the increase of the cash surrender value of the policies as tax-exempt other income.

        We also invested in two low-income housing tax credit funds ("LIHTCF") to promote our participation in CRA activities. We committed to invest, over the next two to three years, a total of $3 million to two different LIHTCF—$1 million in Apollo California Tax Credit Fund XXII, LP, and $2 million in Hudson Housing Los Angeles Revitalization Fund, LP. We anticipate receiving the return following this two to three year period in the form of tax credits and tax deductions over the next fifteen years.

        The balances of other earning assets as of December 31, 2003 and December 31, 2002 were as follows:

Type	Balance as of December 31, 2003	Balance as of December 31, 2002
BOLI	$11,100,000	$186,000
LIHTCF	$1,227,000	—
Federal Home Loan Bank Stock	$1,510,000	$503,000

Deposits and Other Sources of Funds

  Deposits

        Total deposits at December 31, 2003, 2002 and 2001 were $856.5 million, $618.9 million and $448.6 million, respectively, representing an increase of $237.6 million, or 38.4%, in 2003 and $170.3 million, or 38.0%, in 2002. The average deposits for the years ended December 31, 2003, 2002 and 2001 were $722.7 million, $525.7 million and $413.3 million, respectively. Thus, average deposits grew by $197.0 million (37.5%) in 2003, and by $112.4 million (27.2%) in 2002.

        Deposits are our primary source of funds. Due to strategic emphasis by management, core deposits increased by 34.5% in 2003 to $548.8 million, following an increase of 34.4% in 2002 to $408.5 million from $303.8 million in 2001. However, as a result of the increase in brokered deposits due to their relatively lower costs, the percentage of core deposits to total deposits decreased to 64.1% from 66.0% in 2002 and 67.7% in 2001. The average rate paid on time deposits in denominations of $100,000 or more was 2.50%, 2.74% and 5.27% for the years ended December 31, 2003, 2002 and 2001, respectively. See "Net Interest Income and Net Interest Margin" for further discussion.

        The following tables summarize the distribution of average daily deposits and the average daily rates paid for the periods indicated:

Average Deposits

	For the Years Ended December 31,
	2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in Thousands)
Demand, noninterest-bearing	$201,360		$161,271		$119,889
Money market	107,062	1.67%	68,404	1.77%	49,780	2.61%
Super NOW	17,494	0.83%	16,243	1.02%	10,905	1.39%
Savings	22,754	0.74%	18,540	0.73%	14,903	1.56%
Time certificates of deposit in denominations of $100,000 or more	233,763	2.50%	184,802	2.74%	151,259	5.27%
Other time deposits	140,243	2.35%	76,460	3.03%	66,546	5.23%

Total deposits	$722,676	1.56%	$525,720	1.69%	$413,282	3.18%

        The scheduled maturities of our time deposits in denominations of $100,000 or greater at December 31, 2003 are, as follows:

Maturities of Time Deposits of $100,000 or More, at December 31, 2003

(Dollars in Thousands)

Three months or less	$160,849
Over three months through six months	75,559
Over six months through twelve months	66,717
Over twelve months	4,545

Total	$307,710

        Because our client base is comprised primarily of commercial and industrial accounts, individual account balances are generally higher than those of consumer-oriented banks. A number of clients carry deposit balances of more than 1% of our total deposits, but only two customers, including the California State Treasury, had a deposit balance of more than 3% of total deposits in 2003.

        We also accepted brokered deposits on a selective basis at reasonable interest rates to augment deposit growth. In order to take advantage of historically low fund costs, we increased these brokered deposits to $55.1 million and $48.6 million at December 31, 2003 and 2002, respectively, from $4.2 million at December 31, 2001. Most of the brokered deposits will mature within one year. Since brokered deposits are generally less stable forms of deposits, management closely monitors growth in this category.

  FHLB Borrowings

        Although deposits are the primary source of funds for our lending and investment activities and for general business purposes, we may obtain advances from the Federal Home Loan Bank of San Francisco ("FHLB") as an alternative to retail deposit funds. Since 2002, we have increased borrowings from FHLB in order to take advantage of the flexibility of the program and its reasonably low cost. See "Liquidity Management" below for the details on the FHLB borrowings program.

        The following table is a summary of FHLB borrowings for fiscal years 2003 and 2002:

	2003	2002
Balance at year-end	$29,000,000	$10,000,000
Average balance during the year	$17,189,041	$6,150,685
Maximum amount outstanding at any month-end	$30,000,000	$10,000,000
Average interest rate during the year	1.34%	1.82%
Average interest rate at year-end	1.23%	1.72%

  Junior Subordinated Debentures

        In December 2002, we issued $10 million in 2002 Junior Subordinated Debentures. The interest rate payable on the 2002 Junior Subordinated Debentures was 4.27% at December 31, 2003, which rate adjusts quarterly to the three-month LIBOR plus 3.10%. The 2002 Junior Subordinated Debentures will mature on December 26, 2012. Interest on the 2002 Junior Subordinated Debentures is payable quarterly and no scheduled payments of principal are due prior to maturity. We may redeem the 2002 Junior Subordinated Debentures in whole or in part prior to maturity on or after December 26, 2007.

        In December 2003, we formed a wholly owned subsidiary, Wilshire Bancorp, Inc., in order to raise additional capital funds through the issuance of trust preferred securities. In turn, Wilshire Bancorp organized its wholly owned subsidiary, Wilshire Statutory Trust, which issued $15 million in trust preferred securities. Wilshire Bancorp then purchased all of the common interest in the Wilshire Statutory Trust (approximately $464,000) and issued 2003 Junior Subordinated Debentures in the amount of $15.464 million to the Wilshire Statutory Trust having terms substantially similar to the trust preferred securities in exchange for the proceeds from the issuance of the Wilshire Statutory Trust's trust preferred securities and common securities. Wilshire Bancorp subsequently deposited the proceeds from the Junior Subordinated Debentures in a depository account at our bank. Due to the effect of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" issued in December 2003, the Wilshire Statutory Trust was not consolidated on the Bank's balance sheet and the $15.5 million 2003 Junior Subordinated Debentures issued by Wilshire Bancorp to the Wilshire Statutory Trust remained on the consolidated balance sheet of the Bank as of December 31, 2003. The rate of interest on the 2003 Junior Subordinated Debentures and related trust preferred securities was 4.02% at December 31, 2003, which adjusts quarterly to the three-month LIBOR plus 2.85%. The 2003 Junior Subordinated Debentures and related trust preferred securities will mature on December 17, 2033. The interest on both the 2003 Junior Subordinated Debentures and trust preferred securities is payable quarterly and no scheduled payments of principal are due prior to maturity. Wilshire Bancorp may redeem the 2003 Junior Subordinated Debentures (and in turn the trust preferred securities) in whole or in part prior to maturity on or after December 17, 2008.

        Both the 2002 Junior Subordinated Debentures and the 2003 Junior Subordinated Debentures (arising from the trust preferred securities issuance) qualify as Tier 2 risk-based capital under capital adequacy guidelines and the regulatory framework for prompt corrective action for assessing regulatory capital. For the total risk-based capital ratio, the amount of these instruments qualifying as capital will be reduced as those notes approach maturity. At December 31, 2003, $25.5 million, which represents 100% of the total outstanding amount of the instruments, qualified as Tier 2 capital.

        Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by Wilshire Bancorp and us on a limited basis. The 2002 and 2003 Junior Subordinated Debentures are senior to our shares common stock. As a result, Wilshire Bancorp must make payments on the debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holder of the debentures must be satisfied before any distributions can be made to the holders of our common stock. Wilshire Bancorp has the right to defer distributions on the 2003 Junior Subordinated Debentures for up to five years, during which time no dividends may be paid to holders of our common stock. In the event that we are unable to make capital contributions to Wilshire Bancorp, then Wilshire Bancorp may be unable to pay the amounts due to the holder of the 2003 Junior Subordinated Debentures and, thus, we would be unable to declare and pay any dividends on our common stock.

        The rate of interest on the trust preferred securities and related 2003 Junior Subordinated Debentures "floats" at a rate per annum equal to the three-month LIBOR plus 2.85%, adjusted quarterly. The interest rate on the 2002 Junior Subordinated Debentures "floats" at a rate per annum equal to the three-month LIBOR plus 3.10%, adjusted quarterly. The interest rate on the 2003 Junior Subordinated Debentures as of March 25, 2004 was 3.96%. The interest rate on the 2002 Junior Subordinated Debentures as of March 25, 2004 was 4.27%. Significant changes in interest rates will change the amount of payment that holders of the 2003 and 2002 Junior Subordinated Debentures receive. Due to the distribution restrictions described above, it will also impact the amount of funds available for distributions to holders of our common stock.

        Pending our bank holding company formation, our Junior Subordinated Debt and trust preferred securities are currently included in the Tier 2 capital for regulatory capital purposes. The formation of our bank holding company may allow Wilshire Bancorp to take advantage of the current Federal Reserve Board's rules regarding the capital treatment of trust preferred securities which allow a bank holding company to count a portion of the proceeds of a trust preferred securities issuance as Tier 1 capital for up to 25% of its total Tier 1 capital. Under the current regulatory environment, we would be able to include 100% the proceeds from the issuance of the trust preferred securities as Tier 1 capital following consummation of our bank holding company formation. We cannot assure you that we will consummate the reorganization into a bank holding company.

        On May 6, 2004, the Federal Reserve Board issued a notice of proposed rulemaking and requested public comment on a proposed rule that would limit the aggregate amount of trust preferred securities that bank holding companies would be able to include in Tier 1 capital to 25% of their total Tier 1 capital, net of goodwill. Further, the amount of trust preferred securities and certain other elements in excess of the limit that could be included in Tier 2 capital would be limited to 50% of Tier 1 capital, net of goodwill and certain other intangibles. Comments on the proposed rule are to be submitted by July 11, 2004. Under the proposed rule, as of March 31, 2004, Wilshire Bancorp would be able to count 100% of the amount of trust preferred securities as Tier 1 capital. However, there can be no assurance that the proposed rule will be adopted in its current form, or that the Federal Reserve Board will continue to allow institutions to include trust preferred securities issued by trust subsidiaries or debentures issued to trust subsidiaries in Tier 1 capital for regulatory capital purposes. A determination by the Federal Reserve Board not to continue to allow the inclusion of our junior subordinated debentures or the trust preferred securities in Tier 1 capital, or otherwise limiting the inclusion of such debentures or securities in Tier 1 capital, could have a material and adverse impact on our regulatory capital levels and cause our capital ratios to fall below the levels necessary to be considered "well-capitalized" under current regulatory guidelines. This could impact our ability to grow our assets. In addition, failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of FDICIA. Prompt corrective action may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors. The aforementioned regulatory consequences for failing to maintain adequate ratios of Tier 1 and Tier 2 capital could have a material adverse effect on our financial condition and results of operations.

Asset/Liability Management

        Management seeks to ascertain optimum and stable utilization of available assets and liabilities as a vehicle to attain our overall business plans and objectives. In this regard, management focuses on measurement and control of liquidity risk, interest rate risk and market risk, capital adequacy, operation risk and credit risk. See "Risk Factors" for further discussion on these risks. Information concerning interest rate risk management is set forth under "Item 7A—Quantitative and Qualitative Disclosures about Market Risk."

Liquidity Management

        Maintenance of adequate liquidity requires that sufficient resources be available at all time to meet our cash flow requirements. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. Liquidity management involves our ability to convert assets into cash or cash equivalents without incurring significant loss, and to raise cash or maintain funds without incurring excessive additional cost. For this purpose, we maintain a portion of our funds in cash and cash equivalents, deposits in other financial institutions and loans and securities available for sale. Our liquid assets at December 31, 2003, 2002 and 2001 totaled approximately $195.8 million, $154.9 million and $96.0 million, respectively. Our liquidity level measured as the percentage of liquid assets to total assets was 19.9%, 22.4% and 19.6% at December 31, 2003, 2002 and 2001, respectively.

        As a secondary source of liquidity, we rely on advances from the FHLB to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by our mortgage loans and stock issued by the FHLB. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB's assessment of the institution's creditworthiness. While this fund provides flexibility and low cost, we limit our use to 70% of borrowing capacity, as such borrowing does not qualify as core funds. As of December 31, 2003, our borrowing capacity from the FHLB was about $84 million and the outstanding balance was $29 million, or approximately 35% of our borrowing capacity. We also maintain a guideline to purchase up to $10 million in federal funds with Union Bank of California.

Capital Resources and Capital Adequacy Requirements

        In the past three years, our primary source of capital has been internally generated operating income through retained earnings. At December 31, 2003, total shareholders' equity increased to $58.7 million, representing an increase of $13.3 million, primarily from internally generated operating income and stock option exercises. At December 31, 2002, total shareholders' equity increased to $45.4 million, representing an increase of $9.2 million from $36.2 million at December 31, 2001, attributable primarily to internally generated operating income and stock option exercises. In addition, during the past two years, we raised $25.5 million in supplemental capital (regulatory tier 2 capital) by issuing $10 million in Junior Subordinated Debentures in December 2002 and another $15.5 million in trust preferred securities in December 2003. See "Deposits and Other Sources of Funds" for further discussion for the subordinated debentures.

        As of December 31, 2003, we had no material commitments for capital expenditures.

        We are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can trigger regulatory actions that could have a material adverse effect on our financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that rely on quantitative measures of our assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. (See PART I, Item 1 "Description of Business—Regulation and Supervision—Capital Adequacy Requirements" herein for exact definitions and regulatory capital requirements.)

        As of December 31, 2003, we were qualified as a "well capitalized institution" under the regulatory framework for prompt corrective action. The following table presents the regulatory standards for well-capitalized institutions, compared to our capital ratios as of the dates specified:

		Actual ratios for the Bank as of:
	Regulatory Well- Capitalized Standards	December 31, 2003	December 31, 2002	December 31, 2001
Total capital to risk-weighted assets	10%	11.59%	11.45%	10.50%
Tier I capital to risk-weighted assets	6%	7.29%	8.40%	9.25%
Tier I capital to adjusted average assets	5%	6.36%	7.00%	7.70%

Recent Accounting Pronouncements

        SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123, amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002 and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We currently use alternative accounting methodology with required disclosure.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. Specifically, this Statement (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying instrument to conform it to language used in FIN No. 45, and (iv) amends certain other existing pronouncements. Such changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

        In December 2003, the FASB issued Statement of Financial Accounting Standard No. 132 (Revised 2003)—"Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132R"), that replaces existing FASB disclosure requirements for pensions and other postretirement benefit plans. SFAS 132R requires companies to provide more complete details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. In addition to expanded annual disclosures, the standard improves information available to investors in interim financial statements. SFAS 132R is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. The adoption of SFAS 132R did not have a material impact on our the financial statements (see Note 11).

        In January 2003, the FASB issued Interpretation No. 46—"Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, the FASB revised FIN 46 and codified certain FASB Staff Positions previously issued for FIN 46 ("FIN 46R"). The objective of FIN 46, as originally issued, and as revised by FIN 46R, was to improve financial reporting by companies involved with variable interest entities. Prior to the effectiveness of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changed that standard by requiring a variable interest entity to be consolidated by a company, if that company was subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to older entities in the first fiscal year or interim period beginning after June 15, 2003. The provisions of FIN 46R for us are required to be adopted prior to the first reporting period that ends after March 15, 2004. Our adoption of FIN 46 and FIN 46R did not have a significant impact on our financial position, results of operations or cash flows.

        In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 03-3 ("SOP 03-3"), Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses the accounting for differences between the contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in part, to credit quality. SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income should be recognized based on the effective yield from the cash flows expected to be collected. To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received. However, if more cash flows subsequently are expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis. SOP 03-3 will be effective for loans and debt securities acquired after December 31, 2004. Although the Company anticipates that the implementation of SOP 03-3 will require significant loan system and operational changes to track credit related losses on loans purchased starting in 2005, it is not expected to have a significant effect on the Financial Statements.

Impact of Inflation; Seasonality

        Inflation primarily impacts us by its effect on interest rates. Our primary source of income is net interest income, which is affected by changes in interest rates. We attempt to limit the impact of inflation on our net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment as well as noninterest expenses has not been significant for the periods covered in this report. Our business is generally not seasonal.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest rate risk inherent in lending, investing and deposit taking activities. Management evaluates market risk pursuant to policies reviewed and approved annually by our Board of Directors. The Board delegates responsibility for market risk management to the Asset & Liability Management Committee ("ALCO"), which reports monthly to the Board on activities related to market risk management. As part of the management of our market risk, ALCO may direct changes in the mix of assets and liability and the use of derivatives. To that end, management actively monitors and manages its interest rate risk exposures.

        Interest rate risk management involves development, analysis, implementation and monitoring of earnings to provide stable earnings and capital levels during periods of changing interest rates. In the management of interest rate risk, we utilize monthly gap analysis and quarterly simulation modeling to determine the sensitivity of net interest income and economic value sensitivity of the balance sheet. These techniques are complementary and are used together to provide a more accurate measurement of interest rate risk.

        Gap analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. If repricing assets exceed repricing liabilities in any given time period, we would be deemed to be "asset-sensitive" for that period. Conversely, if repricing liabilities exceed repricing assets in a given time period, we would be deemed to be "liability-sensitive" for that period.

        We normally seek to maintain a balanced position over the period of one year to ensure net interest margin stability in times of volatile interest rates. This is accomplished by maintaining a similar level of loans and investment securities and deposits available to be repriced within one year. At December 31, 2003, we were asset-sensitive, with a positive cumulative one-year gap of $102.1 million or 10.39% of total assets. In general, based upon our mix of deposits, loans and investments, increases in interest rates would be expected to increase our net interest margin. Decreases in interest rates would be expected to have the opposite effect, which was the case in the past three years. We intentionally maintain a significant three-month positive gap of $296.6 million or 30.16% of total assets. This positive gap is strategically planned to meet any unanticipated funding needs by maintaining a large portion of funds obtained from non-interest bearing deposits in overnight investments and other cash equivalents.

        The change in net interest income may not always follow the general expectations of an "asset-sensitive" or a "liability-sensitive" balance sheet during periods of changing interest rates. This possibility results from interest rates earned or paid changing by differing increments and at different time intervals for each type of interest-sensitive asset and liability. The interest rate gaps reported in the tables arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not reflect our interest rate sensitivity in subsequent periods. We attempt to balance longer-term economic views against prospects for short-term interest rate changes.

        Although the interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the ALCO also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. The NPV is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities and off-balance sheet financial instruments accounting for significant variables, that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates.

        Although the simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments, our main concern is the negative effect for the reasonably possible worst scenario. The ALCO policy prescribes that, for the worst possible rate drop scenario, the possible reduction of net interest income and NPV, not to exceed 20% of the base net interest income and 25% of the base NPV.

        The following table sets forth the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities as of December 31, 2003 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

Interest Rate Sensitivity Analysis

	At December 31, 2003
	Amounts Subject to Repricing Within
	0-3 months	3-12 months	1-5 years	After 5 years	Total
	(Dollars in Thousands)
Interest-earning assets:
Gross loans(1)	$678,817	$13,774	$21,805	$43,160	$757,556
Investment securities	1,607	6,000	55,772	17,043	80,422
Federal funds sold and cash equivalents agreement to resell	58,000	—	—	—	58,000
Interest-earning deposits	101	100	—	—	201

Total	$738,525	$19,874	$77,577	$60,203	$896,179

Interest-bearing liabilities:
Savings deposits	26,468	—	—	—	26,468
Time deposits of $100,000 or more	160,849	142,316	4,545	—	307,710
Other time deposits	43,367	62,996	7,143	32	113,538
Other interest-bearing deposits	170,791	—	—	—	170,791
Other borrowings demand deposits	40,464	9,000	5,000	—	54,464

Total	$441,939	$214,312	$16,688	$32	$672,971

Interest rate sensitivity gap	$296,586	$(194,438)	$60,889	$60,171	$223,208
Cumulative interest rate sensitivity gap	$296,586	$102,148	$163,037	$223,208
Cumulative interest rate sensitivity gap ratio (based on total assets)	30.16%	10.39%	16.58%	22.70%

(1)
Excludes the gross amount of non-accrual loans of approximately $6.9 million at December 31, 2003.

        The following table sets forth our estimated net interest income over a twelve months period and NPV based on the indicated changes in market interest rates as of December 31, 2003. All assets presented in this table are held-to-maturity or available-for-sale. At December 31, 2003, we had no trading securities.

Change (in Basis Points)	Net Interest Income (next twelve months)	% Change	NPV	% Change
(Dollars in Thousands)
+200	$46,938	20.8%	$127,710	20.7%
+100	$42,766	10.0%	$117,457	11.0%
0	$38,861	—	$105,839	—
-100	$34,980	-10.0%	$91,826	-13.2%
-200	$28,148	-27.6%	$78,486	-25.8%

        As indicated above, the net interest income increases (decreases) as market interest rates rise (fall), since we are positively gapped by $102.1 million for a time horizon of one year. This is also due to the fact that a substantial portion of the interest earning assets reprice immediately after the rate change, that interest-bearing liabilities reprice slower than interest-earning assets and that interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The NPV increases (decreases) as the interest income increases (decreases) since the change in the cash flows has a greater impact on the change in the NPV than does the change in the discount rate.

        Management believes that the assumptions used by it to evaluate the vulnerability of our operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

        Our strategies in protecting both net interest income and economic value of equity from significant movements in interest rates involve restructuring our investment portfolio and using FHLB advances. We also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although we have not yet engaged in either of these activities, other than an interest rate swap agreement arranged in September 2003 on the notional amount of $3 million and subsequently terminated without any gain or loss by mutual agreement between us and a brokerage company in January 2004.

Item 8.    Financial Statements and Supplementary Data

        The information required by this item is included in Part IV, Item 15(a)(1) and are presented beginning on Page F-1.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Not applicable.

Item 9A.    Controls and Procedures

        Our Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rules 13a-14(c) and 15-d-14(c) as of a date within 90 days of the filing date of this report (the "Evaluation Date") have concluded that as of the Evaluation Date, our disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank and its consolidated subsidiaries would be made known to them by others within those entities, particularly during the period in which this annual report was being prepared. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

        There were no significant changes in our internal controls or in other factors that could significantly affect our internal controls subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such controls requiring corrective actions. As a result, we did not taken any corrective actions.

PART III

Item 10. Directors and Officers of Registrant

        Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation, or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

        The following sets forth certain biographical information concerning our directors and our current executive officers.

        Steven Koh, 59, has served as a director of the Bank since 1986, and as Chairman of our Board since 1993. In addition to his activities at the Bank, Mr. Koh served as President of Pacific Steel Corporation in Los Angeles from 1973 to 1997, when he became Chairman of that company. Mr. Koh holds a B.S. degree in Business Administration from Yonsei University.

        Soo Bong Min, 66, has served as a director and our President and CEO since 1999. From 1994 to 1999, Mr. Min served as President of Hanmi Bank in Los Angeles, California. Mr. Min holds a B.A. degree from Seoul University.

        Mel Elliot, 78, has served as a member of our Board of Directors since 1981. In 2004, Mr. Elliot founded Elliot Manhattan, LLC, a real estate development company for which he is the sole owner. Mr. Elliot is a graduate of the Bentley School of Accounting and Finance in Boston, Massachusetts.

        Larry Greenfield, MD, 60, has served as a member of our Board of Directors since 2000. Dr. Greenfield, a retired medical doctor, has been involved in real estate investing, development, and financing for over 30 years. He is the owner of the real estate corporation, 2240 Yucca, Inc. Dr. Greenfield holds a B.A. in psychology from the UCLA, and a M.D. from the Finch University of Health Sciences/The Chicago Medical School.

        Gapsu Kim, 48, has been a member of our Board of Directors since March 2004. Mr. Kim has served as the Chief Executive Officer of Investrade Industries Corporation, an export and general trading company, since 1999. Mr. Kim holds a B.A. degree from YeonSei University.

        Kyu-Hyun Kim, 70, has served as a member of our Board of Directors since 1994. Formerly, Mr. Kim served as President and Chief Executive Officer of KEI Trading Co, Inc. Mr. Kim holds a B.A. degree from the Seoul National University College of Law.

        Richard Lim, 71, has served as a member of our Board of Directors since 1981. Mr. Lim has been the owner and manager of High Society Tailor since 1968. Mr. Lim took business courses at Pacific State University for two years.

        Fred Mautner, 74, has served as a member of our Board of Directors since 1981. Formerly, Mr. Mautner practiced as a Certified Public Accountant. Mr. Mautner holds a B.S. degree in finance and a J.D. from UCLA.

        Young Hi Pak, 55, has served as a member of our Board of Directors since 1994. Ms. Pak has served as Vice President and Controller of Eden Marketing Corporation, an import/export company, since 1982, and Vice President of Eden Restaurant Supply since 2002. Ms. Pak holds a B.S. degree from Young-Nam University.

        Harry Siafaris, 71, has served as a member of our Board of Directors since 1980. Mr. Siafaris has owned and operated Astro Restaurant since 1981.

        Forrest Stichman, 81, has served as a member of our Board of Directors since 1980. Formerly, Mr. Stichman was a partner at the accounting firm of Forrest I. Stichman & Co. Mr. Stichman holds an accounting degree from UCLA.

        Joanne Kim, 49, has been Senior Vice President of the Bank since August 1999. Previously, she served as Senior Vice President and Branch Manager of Hanmi Bank from 1995 until 1999. Ms. Kim holds a B.A. degree from Korea University.

        Brian E. Cho, 44, has served as Senior Vice President and Chief Financial Officer of the Bank since March, 1995. Mr. Cho, a certified public accountant, received the Elijah Watt Sells Award Gold Medal in 1988, and received his B.S. in Business Administration from Hong-Ik University in Seoul, Korea in 1983, and his M.S. in accountancy from California State University, Northridge in 1989.

Code of Conduct and Code of Ethics

        We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace.

        We have adopted a Code of Conduct that applies to our directors, executive officers, employees and consultants. In addition, our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers that is intended to comply with Item 406 of Regulation S-K of the Exchange Act and with applicable rules of The Nasdaq Stock Market, Inc. ("Nasdaq"). Our Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be posted on its Internet website under the Investor Relations page as soon as practical. Our Internet website address is http://www.wilshirebank.com.

Audit Committee

        We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee's performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements. The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

        The Board of Directors operates pursuant to a written charter. The members of the Audit Committee throughout 2003 and as of December 31, 2003 were Fred Mautner, Kyu-Hyun Kim, Young Hi Pak, Forrest Stichman, Richard Lim, Harry Siafaris, Mel Elliot, and Larry Greenfield. Mr. Mautner serves as the Chairman of the Audit Committee. The Audit Committee held 4 meetings during fiscal 2003. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rules 4200(a)(15) of the Nasdaq Marketplace Rule and Rule 10A-3(b)(1) under the Exchange Act, except Mr. Elliot due to his former position as Corporate Secretary of the Bank. Mr. Elliot formerly served as our Corporate Secretary until he resigned in that capacity in June 2002. However, we do not believe that Mr. Elliott performed any policy making functions for us in his capacity as Corporate Secretary distinct from his capacity as one of our directors and we did not compensate Mr. Elliot separately for his services provided to us as Corporate Secretary. Nasdaq rules provide that a director is not "independent" if he was an executive officer of the Bank within the past three years.

        Rule 4350(d)(2)(B) of the Nasdaq Marketplace Rules provides that a company may appoint one director to its audit committee who: (i) is not independent as defined in Rule 4200(a)(15); (ii) meets the criteria set forth in Rule 10A-3(b)(1) under the Exchange Act; and (iii) is not a current officer or employee or a family member of such officer or employee, may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the company. A member appointed under this exception may not serve longer than two years and may not chair the audit committee. The Board has determined that Mr. Elliot's membership on the Audit Committee is in the best interests of us and our shareholders. The Board believes that Mr. Elliot has historically been and will continue to be a valuable member of the Audit Committee due to his longtime directorial/managerial experience with us and other companies and his accounting background and education. The Board further believes that Mr. Elliot's former service as Corporate Secretary until June 2002 in no way affects his independence from management or his ability to properly discharge his duties as a member of the Audit Committee.

        The Board of Directors has determined that Mr. Mautner is qualified as an "audit committee financial expert" under Item 401(h) of Regulation S-K.

Section 16(A) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms F-7, F-8 and F-8A and amendments thereto furnished to the Bank during and with respect to its 2003 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Bank's common stock failed to file, on a timely basis, reports required during or with respect to 2003 by Section 16(a) of the Exchange Act.

Item 11.    Executive Compensation

Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the other most highly compensated executive officers whose salary and bonus for fiscal 2003 was in excess of $100,000, for services rendered in all capacities to us for the fiscal years ended December 31, 2001, 2002 and 2003:

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options(2)	All Other Compensation ($)(3)
Soo Bong Min President and Chief Executive Officer	2003 2002 2001	$215,834 205,840 200,000	$220,000 210,000 200,000	$24,000 21,950 16,000	(4) (4) (4)	20,000 44,000 0	$5,396 5,146 5,000
Brian E. Cho Senior Vice President and Chief Financial Officer	2003 2002 2001	104,848 102,608 100,000	41,149 35,172 11,000	0 0 0		0 8,800 0	3,145 3,078 3,000
Joanne Kim Senior Vice President and Chief Lending Officer	2003 2002 2001	121,604 119,507 116,000	63,251 52,957 13,000	0 0 0		0 11,000 0	3,648 3,319 3,335

(1)
Includes portions of these individuals' salaries which were deferred pursuant to our 401(k) Plan. The 401(k) Plan permits all participants to contribute up to 15% of their annual salary on a pre-tax basis (subject to a statutory maximum). Our contributions are discretionary (subject to specified limits), but in all three years presented amounted to 50% of employee contributions up to a maximum of 6% of the employee's salary for the year.

(2)
Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

(3)
Consists entirely of contributions made by the bank on behalf of the applicable individual pursuant to the Bank's 401(k) plan.

(4)
Consists entirely of directors' fees

Option/SAR Grants in Last Fiscal Year

        The following table provides information concerning individual grants of stock options made during 2003 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

        We granted these options under our 1997 Stock Option Plan. Each option has a maximum term of 10 years, subject to earlier termination if the optionee's services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 26,000 shares.

        Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal 2003 (%)	Exercise Price Per Share(1)	Expiration Date	Fair Value(2)
Soo Bong Min	20,000	76.9	9.07	7/30/13	207,100

(1)
Exercise price per share is equivalent to market price per share on the date of grant, as determined by our Board of Directors, based upon trades in our common stock known to us and opening and closing prices quoted on the Nasdaq National Market concerning our common stock. Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

(2)
Value is determined by subtracting the exercise price from the fair market value of our common stock at December 31, 2003 ($19.42 per share based upon the closing sale price of our common stock on The Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

Aggregated Option Exercises and Fiscal Year-End Option Values

        The following table provides information about stock options exercised in 2003 and options held as of December 31, 2003 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during 2003 and none were outstanding at December 31, 2003. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

 FISCAL 2003 OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2003(2)
					Value of Unexercised In-the-money Options at December 31, 2003 ($)(2)
	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Soo Bong Min	0	n/a	85,067	66,933	1,380,665	918,873
Brian E. Cho	0	n/a	17,600	12,320	284,512	192,534
Joanne Kim	48,400	285,744	32,560	13,640	531,315	211,388

(1)
The value realized of shares acquired on exercise was determined by subtracting the exercise price from the fair market value of the common stock on the exercise date multiplied by the number of shares acquired on exercise

(2)
Options granted under our 1997 Stock Option Plan and its predecessor plan are immediately exercisable. "Exercisable" refers to those options which were both exercisable and vested while "Unexercisable" refers to those options which were unvested.

Director Compensation

        Director Fees.    Our directors receive $2,000 per month, and the Chairman of the Board receives $9,000 per month, for their service on the Board of Directors. Non-employee directors also receive $350 per meeting for their attendance at most Board Committee meetings, and the Chairman of the Audit Committee receives $1,000 per month in addition to Audit Committee meeting fees.

        Deferred Compensation Agreements.    We entered into Deferred Compensation Agreements in 1983 and 1984 with certain of our directors, including Harry Siafaris, a current director. Pursuant to the Deferred Compensation Agreements, the directors elected to defer certain directors' fees in exchange for specified benefits over a period of ten years beginning at age 65. The only payments under the Deferred Compensation Agreements made in 2003 to a current director were in the amount of $879 per month to Mr. Siafaris. It is anticipated that we will eventually be reimbursed for payments made under the Deferred Compensation Agreements through the proceeds of life insurance policies previously purchased by us on the participating directors, which policies name us as beneficiary.

        Stock Options.    None of the non-employee directors was granted any stock options during 2003. As of December 31, 2003, the non-employee directors held outstanding, fully exercisable stock options to purchase the following amounts of our common stock, all with exercise prices of $1.24 per share, and all with expiration dates in 2007:

    Mel Elliot: 82,152 shares,
    Kyu-Hyun Kim: 75,764 shares,
    Steven Koh: 609,325 shares,
    Richard Lim: 77,180 shares,
    Fred Mautner: 155,298 shares,
    Young Hi Pak: 70,387 shares, and
    Harry Siafaris: 69,133 shares.

Survivor Income Agreements; Bank-Owned Life Insurance Policies

        In 2003, our board of directors adopted a Survivor Income Plan for the benefit of our directors and officers to encourage their continued employment and service with the Bank and to reward them for their past service and contribution. The Bank has also entered into separate Survivor Income Agreements with its officers and directors relating to the Survivor Income Plan. Under the terms of the

Survivor Income Plan, each participant is entitled to a base amount of death proceeds as set forth in the participant's Election to Participate, which base amount increases three percent per calendar year, but only until normal retirement age, which is 65, and is grossed up for taxes using the Bank's state and federal effective tax rate for the preceding calendar year. If the participant remains employed by the Bank after age 65, the death benefit will be fixed at the amount determined at age 65. If a participant has attained age 65 prior to becoming a participant in the Survivor Income Plan, the death benefit shall be equal to the base amount set forth in their Election to Participate with no increases. The Bank is obligated to pay any death benefit owing under the Survivor Income Plan in a lump sum within ninety days following the participant's death.

        The participant's rights under the Survivor Income Plan terminate upon termination of employment with the Bank. Upon termination of employment (except for termination for cause), the participant will have the option to convert the amount of death benefit calculated at such termination of employment date to a split dollar arrangement, provided such arrangement is available under bank regulation or tax law. If available, the Bank and the participant will enter into a split dollar agreement and split dollar policy endorsement. Under such an arrangement, we would annually impute income to the officer or director based on tax law or rules in force upon conversion.

        Forrest Stichman, Fred Mautner and Mel Elliot, who failed to qualify for the Bank's selected insurer's standard or preferred-rate death benefit provided by the Survivor Income Plan, will receive payments from the Bank in the amount of $5,000, payable annually, until their death in lieu of participating in the Survivor Income Plan.

        In order to fund the Bank's obligations under the Survivor Income Plan, we purchased bank-owned life insurance ("BOLI") policies covering the lives of our directors and certain officers with an aggregate face amount of $10.5 million. We are the sole owner of the BOLI policies, are the primary beneficiary of the life insurance policies and recognize the increase of the cash surrender value of the policies as tax-exempt other income.

        The following table summarizes the amount of the supplemental death benefit each director and named executive officer is entitled to receive under the Survivor Income Plan:

Director or Executive Officer	Initial Pre-Retirement Death Benefit	Post-Retirement Death Benefit
Larry D. Greenfield	$300,000	$358,216
Kyu Hyun Kim	300,000	300,000
Steven Koh	1,000,000	1,229,874
Richard Y. Lim	300,000	300,000
Young Hi Pak	300,000	403,175
Harry Siafaris	300,000	300,000
Brian Cho	300,000	574,831
Soo Bong Min	1,000,000	1,000,000

Employment Contracts, Termination of Employment and Change in Control Arrangements

        We entered into an employment agreement with Soo Bong Min effective June 1, 2003 (the "Min Agreement"), for a term of four years, at an annual base salary of $220,000 for the first year, and $230,000 annually for the second, third and fourth years of the term. Mr. Min will also be entitled to an incentive bonus for each year of the Min Agreement's term equal to 8% of our pre-tax earnings exceeding 18% of our beginning primary capital for the year; provided, however, that in no event shall such bonus be more than the amount of Mr. Min's annual base salary. Mr. Min is also entitled to medical and life insurance benefits, certain stock options, and reimbursement for business expenses, including expenses associated with his use of an automobile, which are reasonably and necessarily incurred in the performance of his duties. In the event of termination without cause by us, Mr. Min is entitled to receive the balance of the salary due under the Min Agreement or six (6) months' severance pay, whichever is less.

1997 Stock Option Plan

        Our 1997 Stock Option Plan, intended to advance the interests of the Bank by encouraging stock ownership on the part of key employees, was approved by the shareholders on May 20, 1997 and amended by the shareholders on April 26, 2000 to increase the number of shares subject to the Plan to 2,163,447 shares (as adjusted for stock split). The 1997 Stock Option Plan, as amended (the "Plan") provides for the issuance of both "incentive" and "non-qualified" stock options to our full-time salaried officers and employees and of "non-qualified" stock options to our non-employee directors. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option.

        The Plan includes the following change in control provision, which may result in the accelerated vesting of outstanding option grants and stock issuances:

          "Upon the delivery of notice to an Optionee of a pending "Terminating Event," including a dissolution or liquidation of the Bank, a reorganization, merger, or consolidation in which the Bank will not be the surviving or resulting corporation, a sale of substantially all the assets and property of the Bank to another person, or any other transaction involving the Bank where there is a change in ownership of at least 51%, except as may result from a transfer of shares to another corporation in exchange for at least 80% control of that corporation, an Optionee has the right for a period of 30 days to exercise all of his or her outstanding options. Upon the expiration of such 30 day period, every option not exercised will terminate and the Plan will terminate upon the effective date of the Terminating Event unless a provision is made in connection with such transaction for the assumption or substitution of options granted under the Plan."

        As of December 31, 2003, the Bank had options outstanding to purchase a total of 1,673,047 shares of Bank Common Stock under the Plan, with an average weighted exercise price of $1.97 per share with respect to all such options. As of December 31, 2003, the Bank had options outstanding to purchase a total of 1,643,847 shares of Bank Common Stock under the Plan.

Compensation Committee Interlocks

        Throughout 2003, and as of December 31, 2003, the Human Resources Committee, which until recently served the function of a compensation committee, was composed of all of our directors, including Messrs. Min and Elliot. Because Messrs. Min and Elliot do not qualify as "independent" directors as defined by the Nasdaq Marketplace Rules, we have formed a separate Executive Compensation Subcommittee of the Human Resources Committee, comprised solely of independent directors.

        While Mr. Min served on the Human Resources Committee in 2003, he did not vote with respect to his own compensation. Mr. Elliot is not deemed "independent" under Nasdaq rules because, until June 2002, he was the Bank's Corporate Secretary. Nasdaq rules state that a director is not "independent" if he or she has been an executive officer of the Bank within the last three years. However, we do not believe that Mr. Elliott performed any policy making functions for us in his capacity as Corporate Secretary distinct from his capacity as one of our directors and we did not compensate Mr. Elliot separately for his services provided to us as Corporate Secretary.

        Except for the foregoing, none of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Human Resources Committee.

Item 12.    Security Ownership of Certain Beneficial Owners and Management

Ownership of Securities

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 1, 2004, by:

  •
  each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

  •
  each current director, each of whom is a nominee for election as a director; and

  •
  all current directors and executive officers as a group.

        Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 13,967,536 shares of common stock outstanding as of June 1, 2004. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following June 1, 2004 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

	Common Stock Beneficially Owned(1) on June 1, 2004
Beneficial Owner	Shares Beneficially Owned	Vested Option Shares(2)	Percentage of Shares Beneficially Owned(3)
Executive Officers and Directors:(4)
Steven Koh	2,999,140	0	21.47
Mel Elliot	349,910	82,152	3.08
Larry D. Greenfield, M.D.	637,438	0	4.56
Kyu-Hyun Kim	322,660	37,882	2.57
Richard Y. Lim	329,784	38,590	2.63
Fred F. Mautner	543,364	155,298	4.95
Soo Bong Min	247,567	29,333	1.98
Young H. Pak	328,036	35,387	2.60
Harry Siafaris	363,545	0	2.60
Forrest I. Stichman	413,580	0	2.96
Gapsu Kim	120,500	0	0.86
All officers and directors as a group (13)	6,742,494	400,202	49.71

(1)
Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in "street name" for the benefit of such person; shares held by a family or living trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary.

(2)
Consists of shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of June 1, 2004 pursuant to the Bank's Stock Option Plan.

(3)
This percentage is based on the total number of shares of our common stock outstanding, plus the number of option shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of June 1, 2003 pursuant to our Stock Option Plan.

(4)
The address for all officers and directors is c/o Wilshire State Bank, 3200 Wilshire Boulevard, Los Angeles, California 90010.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2003 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Figures in the table have been retroactively adjusted to reflect a two-for-one stock split in August 2002, the 10% stock dividend in May 2003, and 100% stock dividend in December 2003.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders	1,643,847	$1.97	519,600
Equity Compensation Plans Not Approved by Shareholders	0	Not applicable	0
Total	1,643,847	$1.97	519,600

Item 13.    Certain Relationships and Related Transactions

        We offer loans to directors, officers, and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement/prospectus. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

        Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan one of its officers or directors. There are several exceptions to this general prohibition, including loans made by an FDIC insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve Board's Regulation O and, therefore, are excepted from the prohibitions of Section 402.

 Item 14.    Principal Accounting Fees and Services

Principal Accountants' Fees

        The following table presents fees for professional services rendered by Deloitte & Touche LLP, our independent auditors, and billed to the Bank for the audit of the Bank's annual financial statements for the years ended December 31, 2003 and 2002, and fees for other services billed by Deloitte & Touche LLP during those periods:

Fees	2003	2002
Audit Fees	$157,500	$71,000
Audit-related Fees	—	1,575
Tax Fees	22,000	51,681
All other Fees	0	0

Total	$179,500	$124,256

        Audit Fees.    Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, and the quarterly reviews of financial statements included in our Forms 10-Q filings.

        Audit-Related Fees.    Audit-related services include fees for consultations concerning financial accounting and reporting matters.

        Tax Fees.    Tax services include fees for tax compliance, tax advice and tax planning.

        All Other Fees.    There were no other fees in 2003 or 2002.

Pre-Approval Policies

        The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The authority to grant pre-approval of audit and non-audit services may be delegated to one or more designated members of the audit committee who are independent directors. Any such delegation is to be presented to the full Audit Committee at its next scheduled meeting.

 PART IV

Item 15.    Exhibits, Financial Statement Schedules and Reports on Form 8-K

  (a)
  List of documents filed as part of this report

  (1)
  Financial Statements

        The following financial statements of Wilshire State Bank are filed as a part of this Form 10-K on the pages indicated:

    (2)
    Financial Statement Schedules

        Schedules to the financial statements are omitted because the required information is not applicable or the information is presented in the Bank's financial statements or related notes.

  (b)
  Reports on Form 8-K

        On January 21, 2004, we filed a Report on Form 8-K concerning an earnings release for the December 31, 2003 calendar quarter.

        On December 23, 2003, we filed a Report on Form 8-K concerning a press release for the issuance of $15 million in trust preferred securities and our intent to form a bank holding company.

  (c)
  Exhibits

        The following documents are included or incorporated by reference in this Annual Report on form 10-K:

Exhibit Table

Reference Number	Item
3.1	Articles of Incorporation, as amended(1)
3.2	Bylaws, as amended(1)
4.1	Specimen of Common Stock Certificate(1)
4.2	Indenture of Subordinated Debentures(2)
4.3	Indenture by and between Wilshire Bancorp, Inc. and U.S. Bank National Association dated as of December 17, 2003*
10.1	Lease dated September 1, 1996 between the Bank and Wilmont, Inc. (Main Office—1st floor)(1)

10.2	Lease dated May 1, 1990 between the Bank and Western Properties Co., Ltd. (Western Branch)(1)
10.3	Lease dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(1)
10.4	Sublease dated June 20, 1997 between the Bank and Property Development Assoc. (Cerritos Branch)(1)
10.5	1997 Stock Option Plan of Wilshire State Bank(1)
10.6	Addendum to Downtown Branch Lease, dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(3)
10.7	Lease dated October 26, 1998 between the Bank and Union Square Limited Partnership. (Seattle Business Lending Office)(3)
10.8	Lease dated March 18, 1999 between the Bank and BGK Texas Property Management, Inc. (Dallas Business Lending Office)(4)
10.9	Lease dated February 4, 2000 between the Bank and Wilmont, Inc. (Commercial Loan Center and Corporate headquarter—14th floor)(5)
10.10	Lease dated July 18, 2000 between the Bank and 183 Townsend Corporation (San Jose Business Lending Office)(5)
10.11	Lease dated September 1, 2000 between the Bank and Joseph Hanasab (Gardena Office)(5)
10.12	Lease dated January 8, 2001 between the Bank and UNT Atia Co. II, a California general partnership (Rowland Heights Office)(5)
10.13	Sublease dated January 26, 2001 between the Bank and California Federal Bank, a federal savings bank (Valley Office)(5)
10.14	Employment Agreement for Soo Bong Min, Chief Executive Officer and President*
10.15	Sublease dated March 13, 2002 between the Bank and Assi Food International, Inc (Garden Grove Office)(6)
10.16	Lease dated October 3, 2002 between the Bank and Terok Management, Inc. (Mid-Wilshire Office)(6)
10.17	Survivor income plan and exhibit thereto (Split dollar agreement)(7)
10.18	Stock Purchase Agreement by and between Wilshire State Bank and Texas Bank dated January 29, 2004*
11	Statement Regarding Computation of Net Earnings per Share(8)
21	Subsidiaries of the Registrant*
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(Footnotes on following page)

(Footnotes from prior page)

(1)
Incorporated by reference to the Exhibits to the Bank's Form 10-SB Registration Statement, as filed with the FDIC on August 7, 1998.

(2)
Incorporated by reference to the Exhibits to the Bank's Form 10-Q, as filed with the FDIC on May 16, 2003.

(3)
Incorporated by reference to the Exhibits to the Bank's Form 10-KSB, as filed with the FDIC on March 30, 1999.

(4)
Incorporated by reference to the Exhibits to the Bank's Form 10-KSB, as filed with the FDIC on April 5, 2000.

(5)
Incorporated by reference to the Exhibits to the Bank's Form 10-KSB, as filed with the FDIC on March 29, 2001.

(6)
Incorporated by reference to the Exhibits to the Bank's Form 10-K, as filed with the FDIC on March 31, 2003.

(7)
Incorporated by reference to the Exhibits to the Bank's Form 10-Q, as filed with the FDIC on August 20, 2003.

(8)
The information required by this Exhibit is incorporated by reference from Note [2] of the Bank's Financial Statements included herein.

*
Previously filed as part of this Form 10-K, as filed with the FDIC on March 29, 2004.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

WILSHIRE STATE BANK
Date: June 14, 2004
	By:	/s/ BRIAN E. CHO Brian E. Cho Chief Financial Officer

 EXHIBIT INDEX

Reference Number	Item
3.1	Articles of Incorporation, as amended(1)
3.2	Bylaws, as amended(1)
4.1	Specimen of Common Stock Certificate(1)
4.2	Indenture of Subordinated Debentures(2)
4.3	Indenture by and between Wilshire Bancorp, Inc. and U.S. Bank National Association dated as of December 17, 2003*
10.1	Lease dated September 1, 1996 between the Bank and Wilmont, Inc. (Main Office—1st floor)(1)
10.2	Lease dated May 1, 1990 between the Bank and Western Properties Co., Ltd. (Western Branch)(1)
10.3	Lease dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(1)
10.4	Sublease dated June 20, 1997 between the Bank and Property Development Assoc. (Cerritos Branch)(1)
10.5	1997 Stock Option Plan of Wilshire State Bank(1)
10.6	Addendum to Downtown Branch Lease, dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(3)
10.7	Lease dated October 26, 1998 between the Bank and Union Square Limited Partnership. (Seattle Business Lending Office)(3)
10.8	Lease dated March 18, 1999 between the Bank and BGK Texas Property Management, Inc. (Dallas Business Lending Office)(4)
10.9	Lease dated February 4, 2000 between the Bank and Wilmont, Inc. (Commercial Loan Center and Corporate headquarter—14th floor)(5)
10.10	Lease dated July 18, 2000 between the Bank and 183 Townsend Corporation (San Jose Business Lending Office)(5)
10.11	Lease dated September 1, 2000 between the Bank and Joseph Hanasab (Gardena Office)(5)
10.12	Lease dated January 8, 2001 between the Bank and UNT Atia Co. II, a California general partnership (Rowland Heights Office)(5)
10.13	Sublease dated January 26, 2001 between the Bank and California Federal Bank, a federal savings bank (Valley Office)(5)
10.14	Employment Agreement for Soo Bong Min, Chief Executive Officer and President*
10.15	Sublease dated March 13, 2002 between the Bank and Assi Food International, Inc (Garden Grove Office)(6)
10.16	Lease dated October 3, 2002 between the Bank and Terok Management, Inc. (Mid-Wilshire Office)(6)
10.17	Survivor income plan and exhibit thereto (Split dollar agreement)(7)

10.18	Stock Purchase Agreement by and between Wilshire State Bank and Texas Bank dated January 29, 2004*
11	Statement Regarding Computation of Net Earnings per Share(8)
21	Subsidiaries of the Registrant*
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(1)
Incorporated by reference to the Exhibits to the Bank's Form 10-SB Registration Statement, as filed with the FDIC on August 7, 1998.
(2)
Incorporated by reference to the Exhibits to the Bank's Form 10-Q, as filed with the FDIC on May 16, 2003.
(3)
Incorporated by reference to the Exhibits to the Bank's Form 10-KSB, as filed with the FDIC on March 30, 1999.
(4)
Incorporated by reference to the Exhibits to the Bank's Form 10-KSB, as filed with the FDIC on April 5, 2000.
(5)
Incorporated by reference to the Exhibits to the Bank's Form 10-KSB, as filed with the FDIC on March 29, 2001.
(6)
Incorporated by reference to the Exhibits to the Bank's Form 10-K, as filed with the FDIC on March 31, 2003.
(7)
Incorporated by reference to the Exhibits to the Bank's Form 10-Q, as filed with the FDIC on August 20, 2003.
(8)
The information required by this Exhibit is incorporated by reference from Note [2] of the Bank's Financial Statements included herein.

*
Previously filed as part of this Form 10-K, as filed with the FDIC on March 29, 2004.

 EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO RULE 13A-14(A) OF THE EXCHANGE ACT

I, Soo Bong Min, Chief Executive Officer of Wilshire State Bank, hereby certify that:

1.
I have reviewed the Amendment No. 2 to the Annual Report on Form 10-K of Wilshire State Bank;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c)
presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls.

WILSHIRE STATE BANK
DATE: JUNE 14, 2004	By:
/s/ SOO BONG MIN Soo Bong Min Chief Executive Officer

 EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO RULE 13A-14(A) OF THE EXCHANGE ACT

I, Brian E. Cho, Chief Financial. Officer of Wilshire State Bank, hereby certify that:

1.
I have reviewed the Amendment No. 2 to the Annual Report on Form 10-K of Wilshire State Bank;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

c)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

d)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

e)
presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls.

WILSHIRE STATE BANK
DATE: JUNE 14, 2004	By:
/s/ BRIAN E. CHO Brian E. Cho Chief Financial Officer

 EXHIBIT 32.1

CERTIFICATION OF CEO AND CFO PURSUANT TO
18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Amendment No. 2 to Annual Report on Form 10-K of Wilshire State Bank (the "Bank") for the year ended December 31, 2003 as filed with the Federal Deposit Insurance Corporation on the date hereof (the "Report"), Soo Bong Min, as Chief Executive Officer of the Bank, and Brian E. Cho, as Chief Financial Officer of the Bank, each hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

          (1)   The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

WILSHIRE STATE BANK
DATE: JUNE 14, 2004	By:
/s/ SOO BONG MIN Soo Bong Min Chief Executive Officer
DATE: JUNE 14, 2004	By:
/s/ BRIAN E. CHO Brian E. Cho Chief Financial Officer

ANNEX E

FEDERAL DEPOSIT INSURANCE CORPORATION
Washington, D.C. 20006

FORM 10-Q
QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2004

FDIC Certificate Number 23301

WILSHIRE STATE BANK
(Exact name of registrant as specified in its charter)

California State or other jurisdiction of incorporation or organization	95-3509631 I.R.S. Employer Identification Number
3200 Wilshire Blvd. Los Angeles, California Address of principal executive offices	90010 Zip Code
(213) 387-3200 Registrant's telephone number, including area code

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐    No ☒

        The number of shares of Common Stock of the registrant outstanding as of April 30, 2004 was 13,870,169.

FORM 10-Q

INDEX

WILSHIRE STATE BANK

Page
Part I FINANCIAL INFORMATION
Item 1.	Financial Statements
	Statements of Financial Condition (unaudited) at March 31, 2004 and December 31, 2003	E-
	Statements of Operations (unaudited)—three months ended March 31, 2004 and 2003	E-
	Statements of Comprehensive Income (unaudited)—three months ended March 31, 2004 and 2003	E-
	Statements of Cash Flows (unaudited)—three months ended March 31, 2004 and 2003	E-
	Note to Financial Statements (unaudited)	E-2
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	E-7
Item 3.	Quantitative and Qualitative Disclosures about Market Risk	E-37
Item 4.	Controls and Procedures	E-40
Part II OTHER INFORMATION
Item 1.	Legal Proceedings	E-40
Item 2.	Changes in Securities and Use of Proceeds	E-40
Item 3.	Defaults upon Senior Securities	E-40
Item 4.	Submission of Matters to a Vote of Security Holders	E-40
Item 5.	Other Information	E-41
Item 6.	Exhibits and Reports on Form 8-K	E-41
SIGNATURES		42

WILSHIRE STATE BANK

Notes to Financial Statements (Unaudited)

Note 1. Business of Wilshire State Bank

        Wilshire State Bank (the "Bank," "we," "us" or "our"), a California state-chartered commercial bank, was incorporated under the laws of the State of California on May 20, 1980 and commenced operations on December 30, 1980. Our Main Office and Corporate Headquarters are located at 3200 Wilshire Boulevard, Los Angeles, California 90010. In addition, we have eleven full-service branch offices in southern California located in Koreatown, downtown Los Angeles, Huntington Park, Gardena, the San Fernando Valley, Cerritos, Rowland Heights, and Garden Grove. We also have three loan production offices utilized primarily for the origination of loans under the Bank's Small Business Administration ("SBA") lending program in Seattle, Washington; Dallas, Texas; and the San Jose, California area (Milpitas, California).

        Wilshire Bancorp, Inc., a wholly owned subsidiary of Wilshire State Bank, received approval from the Federal Reserve Bank of San Francisco to become a bank holding company by acquiring 100 percent of Wilshire State Bank. In the proposed reorganization, shareholders of Wilshire State Bank would become shareholders of Wilshire Bancorp in a one-for-one stock swap. Following the reorganization, the Bank would continue its existing business and operations as a wholly owned subsidiary of Wilshire Bancorp.

Note 2. Basis of Presentation

        The accompanying unaudited financial information of Wilshire State Bank (the "Bank", hereinafter) has been prepared in accordance with the Securities and Exchange Commission ("SEC") rules and regulations for interim financial reporting and therefore does not necessarily include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The information provided by these interim financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Bank's financial condition as of March 31, 2004 and December 31, 2003, the related statements of operations and comprehensive income for the three months ended March 31, 2004 and 2003, and the statements of cash flows for the three months ended March 31, 2004 and 2003. Such adjustments are of a normal recurring nature unless otherwise disclosed in the Form 10-Q. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

        Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial statements. The unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Bank's Annual Report on Form 10-K for the year ended December 31, 2003. The accounting policies used in the preparation of these interim financial statements were consistent with those used in the preparation of the financial statements for the year ended December 31, 2003, unless otherwise noted.

Notes 3. Earnings per Share

        Basic earnings per share ("EPS") excludes dilution and is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings. There was a two-for-one stock split of the Bank's common shares for shareholders of record at the close of business on July 31, 2002 and a 100% stock dividend on November 30, 2003, which was effective on

August 15, 2002 and December 17, 2003, respectively. There was a 10% stock dividend, which was paid in May 2003 for the shareholder of record at the close of business on April 30, 2003. All basic and diluted earnings per share and number of shares outstanding in this report have been retroactively restated for each stock split and the 10% stock dividend. The number of authorized common stock shares of the Bank increased to 40,000,000 from 20,000,000, as a result of the stock split in 2002.

        The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for the specified periods:

	Three months ended March 31, 2004			Three months ended March 31, 2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$4,344,866	13,237,872	$0.33	$2,756,563	12,817,919	$0.22
Effect of dilution	—	1,270,133	(0.03)	—	1,279,228	(0.02)

Diluted EPS	$4,344,866	14,508,005	$0.30	$2,756,563	14,097,147	$0.20

        There were no outstanding anti-dilutive stock options for the three months ended March 31, 2004 and March 31, 2003, respectively.

Notes 4. Goodwill and Other Intangible Assets

        In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under this rule, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

        The Bank adopted the new rules on accounting for goodwill and other intangible assets on January 1, 2002. At adoption and as of March 31, 2004, the Bank does not have any intangible assets are no longer being amortized and subject to annual impairment testing. The Bank's intangible assets that continue to be subject to amortization, which represented loan servicing rights, were $3,473,970 and $2,415,218 (net of $1,161,723 and $951,496 accumulated amortization) as of March 31, 2004 and 2003, respectively. Amortization expense for intangible assets subject to amortization was $259,767 and $112,422, respectively, for the three months ended March 31, 2004 and 2003 and is estimated to be approximately $1,039,000 annually for the next five fiscal years.

Note 5. Business Segment Information

        The following disclosure about segments of the Bank is made in accordance with the requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Bank segregates its operations into three primary segments: Banking Operations, Trade Finance Services ("TFS"), and Small Business Administration Lending Services. The Bank determines the operating results of each segment based on an internal management system that allocates certain expenses to each segment.

        Banking Operations—The Bank provides lending products, including commercial, consumers and real estate loans to its customers.

        Trade Finance Services—The Trade Finance department allows the Bank's import/export customers to handle their international transactions. Trade finance products include, among others, the issuance and collection of letters of credit, international collection, and import/export financing.

        Small Business Administration Lending Services—The SBA department mainly provides customers of the Bank access to the U.S. SBA-guaranteed lending program.

	Three months Ended March 31. 2004				Three months Ended March 31, 2003
Business Segment	Banking Operations	TFD	SBA	Bank	Banking Operations	TFD	SBA	Bank
	(Dollars in Thousands)
Net interest income	$6,466	$360	$2,279	$9,105	$4,438	$315	$1,540	$6,293
Less Provision for loan losses	1,008	10	(121)	897	444	(47)	56	453
Other operating income	2,269	420	2,382	5,071	1,643	378	1,399	3,420

Net revenue	7,727	770	4,782	13,279	5,637	740	2,883	9,260
Other operating expenses	5,060	154	887	6,101	3,835	203	567	4,605

Income before taxes	$2,667	$616	$3,895	$7,178	$1,802	$537	$2,316	$4,655

Business segment assets	$684,209	$33,744	$124,701	842,654	$438,329	$24,237	$102,881	565,447

Non-business segment assets				223,591				202,028

Total assets				$1,066,245				$767,475

Note 6. Stock Option Plan

        During 1997, the Bank established a new stock option plan that provides for the issuance of up to 3,249,900 shares of the Bank's authorized but unissued common stock to managerial employees and directors. Exercise prices may not be less than the fair market value at the date of grant. As of March 31, 2004, 772,122 shares are outstanding under this option plan. The outstanding stock options granted under the Bank's 1990 plan were transferred to this plan. Options granted under the stock option plans expire not more than 10 years after the date of grant.

        For the first three months of 2004 and 2003, no stock options were granted. Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for three months ended March 31 would have been reduced to the pro forma amounts indicated below:

	Three months ended March 31,
	2004	2003
Net income—as reported	$4,344,866	$2,756,563
Deduct: Total stock-based employee compensation expenses determined under fair value-based method for all awards—net of related tax effects	(36,443)	(32,873)

Pro forma net income	$4,308,423	$2,723,690

Earnings per share:
Basic—as reported	$0.33	$0.22
Basic—pro forma	$0.33	$0.21
Diluted—as reported	$0.30	$0.20
Diluted—pro forma	$0.30	$0.19

Note 7. Commitments and Contingencies

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. Our exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for extending loan facilities to customers. We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing properties. Commitments at March 31, 2004 are summarized as follows:

Commitments to extend credit	$45,999,000
Standby letters of credit	$2,088,000
Commercial letters of credit	$10,007,000

        As part of our asset and liability management strategy, we may engage in derivative financial instruments, such as interest rate swaps, with the overall goal of minimizing the impact of interest rate fluctuations on our net interest margin. Interest rate swaps involve the exchange of fixed-rate and variable-rate interest payment obligations without the exchange of the underlying notional amounts. In September 2003, we entered into one interest rate swap agreement, under which we receive a fixed rate and pay a variable rate based on three-month LIBOR on the notional amount of $3 million. In January 2004, the swap arrangement was terminated without any gain or loss recognized by mutual agreement between the Bank and Brokerage company.

        In the normal course of business, we are involved in various legal claims. We have reviewed all legal claims against us with counsel and have taken into consideration the views of such counsel as to the outcome of the claims. In our opinion, the final disposition of all such claims will not have a material adverse effect on our financial position and results of operations.

Note 8. Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46—Consolidation of Variable Interest Entities ("FIN 46"). In December 2003, the FASB revised FIN 46 and codified certain FASB Staff Positions previously issued for FIN 46 ("FIN 46R"). The objective of FIN 46, as originally issued, and as revised by FIN 46R, was to improve financial reporting by companies involved with variable interest entities. Prior to the effectiveness of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changed that standard by requiring a variable interest entity to be consolidated by a company, if that company was subject to a majority of the expected losses from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. For other variable interest entities, the latest effective date applicable to the Bank was for the quarter ended March 31, 2004. The provisions of FIN 46R for us are required to be adopted prior to the first reporting period that ends after March 15, 2004. Our adoption of FIN 46 and FIN 46R did not have a significant impact on our financial position, results of operations or cash flows.

        In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 03-3 ("SOP 03-3"), Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses the accounting for differences between the contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in part, to credit quality. SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income should be recognized based on the effective yield from the cash flows expected to be collected. To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received. However, if more cash flows subsequently are expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis. SOP 03-3 will be effective for loans and debt securities acquired after December 31, 2004. Although the Company anticipates that the implementation of SOP 03-3 will require significant loan system and operational changes to track credit-related losses on loans purchased starting in 2005, it is not expected to have a significant effect on the financial statements.

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        This discussion presents management's analysis of our results of operations and financial condition as of and for the three-month periods ended March 31, 2004 and March 31, 2003. All per share amounts and number of shares outstanding in this item have been retroactively adjusted and restated to give effect to two 10% stock dividends in March 2000 and in May 2003, a two-for-one stock split in August 2002, and a 100% stock dividend in December 2003. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this Quarterly Report on Form 10-Q.

        Statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations, intentions, beliefs, or strategies regarding the future. Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions, customer disintermediation and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, including our plans, objectives, expectations and intentions and other factors discussed under the section entitled "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2003, including the following:

  •
  if a significant number of our clients fail to perform under their loans, our business, profitability, and financial condition would be adversely affected,

  •
  our current level of interest rate spread may decline in the future, and any material reduction in our interest spread could have a material impact on our business and profitability,

  •
  the modification of the Federal Reserve Board's current position on the capital treatment of our junior subordinated debt and trust preferred securities could have a material adverse effect on our financial condition and results of operations,

  •
  adverse changes in domestic or global economic conditions, especially in California, could have a material adverse effect on our business, growth, and profitability,

  •
  we could be liable for breaches of security in its online banking services, and fear of security breaches could limit the growth of our online services,

  •
  maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services,

  •
  significant reliance on loans secured by real estate may increase our vulnerability to downturns in the California real estate market and other variables impacting the value of real estate,

  •
  if we fail to retain our key employees, growth and profitability could be adversely affected,

  •
  we may be unable to manage our future growth,

  •
  we have no current intentions of paying cash dividends,

  •
  increases in our allowance for loan losses could materially adversely affect our earnings,

  •
  our directors and executive officers beneficially own a significant portion of our outstanding common stock,

  •
  the market for our common stock is limited, and potentially subject to volatile changes in price,

  •
  we face substantial competition in our primary market area,

  •
  we are subject to significant government regulation and legislation that increases the cost of doing business and inhibits our ability to compete,

  •
  we could be negatively impacted by downturns in the South Korean economy, and

  •
  the proposed bank holding company reorganization will involve some short-term costs, and no assurance can be given that the restructure will ultimately benefit shareholders.

        These factors and the risk factors referred to in our Annual Report on Form 10-K for the year ended December 31, 2003 could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Selected Financial Data

        The following table presents selected historical financial information (unaudited) as of and for the three months ended March 31, 2004 and 2003. In the opinion of the Management of the Bank, the information presented reflects all adjustments considered necessary for a fair presentation of the results of such periods. The operations results of the interim periods are not necessarily indicative of the future operating results of the Bank.

As of and for the Three months Ended	March 31, 2004	March 31, 2003
	(Dollars in thousands, except per share data)
Net income	$4,345	$2,757
Net income per share, basic	0.33	0.22
Net income per share, diluted	0.30	0.20
Net interest income	9,105	6,293
Average balances:
Assets	987,768	719,043
Cash and cash equivalents	96,109	105,081
Investment debt securities	79,041	63,586
Net loans	777,503	533,068
Total deposits	853,292	644,560
Shareholders' equity	63,260	47,259
Performance Ratios:
Annualized return on average assets	1.76%	1.53%
Annualized return on average equity	27.47%	23.33%
Net interest margin	4.03%	3.80%
Efficiency ratio(1)	43.04%	47.42%
Capital Ratios:
Tier 1 capital to adjusted total assets	7.33%	6.70%
Tier 1 capital to risk-weighted assets	8.32%	8.06%
Total capital to risk-weighted assets	12.39%	10.89%
Period-end balances of:	March 31, 2004	December 31, 2003	March 31, 2003
Total assets	$1,066,245	$983,264	$767,475
Investment securities	81,075	80,423	69,982
Total loans, net of unearned income	835,156	757,005	559,671
Total deposits	917,454	856,516	689,996
Subordinated Debenture	25,464	25,464	10,000
FHLB borrowings	40,000	29,000	10,000
Shareholders' equity	72,859	58,741	48,185
Asset Quality Ratios:
Net charge-off (recoveries) to average total loans for the quarter	0.00%	0.05%	(0.01)%
Nonperforming loans to total loans	0.44%	0.50%	0.73%
Nonperforming assets to total loans and other real estate owned	0.44%	0.54%	0.73%
Allowance for loan losses to total loans	1.14%	1.19%	1.26%
Allowance for loan losses to nonperforming loans	256%	240%	201%

(1)
Represents the ratio of noninterest expense to the sum of net interest income before provision for loan losses and noninterest income.

Executive Overview

Introduction

        We operate community banks in the general commercial banking business, with our primary market encompassing the multi-ethnic population of the Los Angeles County area. Our full-service offices are located primarily in areas where a majority of the businesses are owned by Korean-speaking immigrants, with many of the remaining businesses owned by Hispanic and other minority groups.

        At March 31, 2004, we had approximately $1.066 billion in assets, $835 million in total loans, and $917 million in deposits.

        Over the past few years, our network of branches and loan production offices has been expanded geographically. We currently maintain twelve full-service offices and three loan production offices. Most recently, on March 8, 2004, we opened another branch office in downtown Los Angeles. During 2003, we opened two full service branches located in the mid-Wilshire area of Los Angeles, and in the Irvine area (City of Tustin, California). We intend to continue our growth strategy in future years through the opening of additional branches and loan production offices as our needs and resources permit.

        In 2002 and 2003, we raised an aggregate of $25.5 million through the issuance of subordinated debentures. We believe that the supplemental capital raised in connection with the issuance of these debentures will allow us to achieve and maintain status as a well-capitalized institution and sustain our continued loan growth.

        We also have expanded and diversified our business growth by focusing on the continued development of our commercial and consumer lending divisions.

        As evidenced by our past three years of operations, we have experienced significant balance sheet growth. Since its installation in 1999, our new management team has implemented a strategy of building our core banking foundation by focusing on commercial loans and business transaction accounts. This strategic change significantly changed our portfolio profile and, among other things, increased fee income and our loan portfolio. Going forward, our management believes that this strategy should increase recurring revenue streams, reduce excessive reliance on one strategic product, and continue to build shareholder value.

First Quarter 2004 Key Performance Indicators

        We believe the following were key indicators of our performance for operations during the first quarter of 2004:

  •
  our total assets grew to $1.066 billion at the end of first quarter of 2004, or an increase of 8%, from $983.3 million at the end of 2003.

  •
  our total deposits grew to $917.5 million at the end of first quarter of 2004, or an increase of 7%, from $856.5 million at the end of 2003.

  •
  our total loans grew to $835 million at the end of first quarter of 2004, or an increase of 10%, from $757 million at the end of 2003.

  •
  our ratio of total non-performing loans to total loans dropped to 0.44% in the first quarter of 2004 from 0.73% in the same period of 2003.

  •
  total noninterest income increased to $5.1 million in the first quarter of 2004, or an increase of 48.3%, from $3.4 million in the same period of 2003. We primarily attribute this increase to our efforts to diversify and expand our non-interest revenue sources.

  •
  total noninterest expense increased from $4.6 million in the first quarter of 2003 to $6.1 million in the same period of 2004, reflecting the expanded personnel and premises associated with our business growth, including the recent opening of new branch offices and the recent formation of two new departments. Due to continuing efforts to minimize operating expenses, noninterest expenses as a percentage of average assets were lowered to 0.62% in the first quarter of 2004 from 0.64% in the same period of 2003. Management believes that its efforts in cost-cutting and revenue diversification have improved our operational efficiency, as evidenced by the decrease in our efficiency ratio (the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income) from 47.42% in the first quarter of 2003 to 43.04% in the same period of 2004.

        These items, as well as other factors, contributed to the increase in net income for the first quarter of 2004 to $4.3 million from $2.8 million for the same period in 2003, or $.30 per common share as compared to $.20 per common share for the same period in 2003—assuming dilution and are discussed in further detail throughout "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2004 Outlook

        As we look ahead to the remainder of 2004, we anticipate another year of good financial performance. We will continue to pursue opportunities for growth in our existing markets, as well as opportunities to expand into new markets through de novo branching. Specifically, we expect to complete an acquisition of a shell national bank charter in the second quarter of 2004 for the sole purpose of establishing a bank branch in the State of Texas. Further, we expect that our portfolio of unsecured business loans and consumer loans will experience additional growth in 2004 as a result of target marketing efforts in these areas.

        In 2004, we will continue to focus on loan and account growth and managing our net interest margin, while attempting to control expenses and credit losses and manage our business to achieve our net income and other objectives. We will continue to utilize strategies to control other operating expenses. These efforts are important for us to continue to attract new accounts and grow loans. However, we will continue to strive to be more efficient and focus on controlling the growth of these expenses so that they grow more slowly than the growth in loans.

        Although interest rates decreased in 2003, 2002 and 2001 compressing our interest margins, we have continued to exhibit growth in net interest income, and expect this growth to continue in 2004. In addition, if interest rates begin to rise, our interest margin will likely increase. Should interest rates increase in 2004, our yield on earnings assets are likely to increase and we could then determine to increase the interest rates we pay on our deposit accounts or change our promotional or other interest rates on new deposits in marketing activation programs to attempt to achieve a certain net interest margin. Any increases in the rates we charge on accounts could have an effect on our efforts to attract new customers and grow loans, particularly with the continuing competition in the commercial and consumer lending industry. The economies and real estate markets in our primary market areas will continue to be significant determinants of the quality of our assets in future periods and, thus, our results of operations, liquidity and financial condition. Current economic indicators suggest that the national economy and the economies in our primary market areas are improving from the downturn experienced in recent years.

        Finally, we intend to reorganize into a holding company structure during the first half of 2004. In the proposed reorganization, each of our outstanding shares of common stock would convert into an equal number of shares of common stock in a new holding company, which will own the Bank as its wholly-owned subsidiary. Management believes that operating the Bank within a holding company structure will, among other things:

  •
  allow us to include the proceeds from the issuance of the recently issued junior subordinated debentures as Tier 1 capital (within regulatory guidelines).

  •
  provide greater operating flexibility than is currently enjoyed by us.

  •
  facilitate the acquisition of related businesses as opportunities arise.

  •
  improve our ability to diversify.

  •
  enhance our ability to remain competitive in the future with other companies in the financial services industry that are organized in a holding company structure.

  •
  and enhance our ability to raise capital to support growth.

        Approval of the reorganization will require the affirmative vote of a majority of our common stock. Shareholders can expect to receive a proxy statement further detailing the reorganization in May 2004.

        For 2004, management will be focused on the above challenges and opportunities and other factors affecting the business similar to the factors driving 2003 results as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that effect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses

        Accounting for allowance for loan losses involves significant judgment and assumptions by management and is based on historical data and management's view of the current economic environment. At least on a quarterly basis, our management reviews the methodology and adequacy of allowance for loan losses and reports its assessment to the Board of Directors for its review and approval.

        We base our allowance for loan losses on an estimation of probable losses inherent in our loan portfolio. Our methodology for assessing loan loss allowances are intended to reduce the differences between estimated and actual losses and involves a detailed analysis of our loan portfolio in three phases:

  •
  the specific review of individual loans,

  •
  the segmenting and review of loan pools with similar characteristics in accordance with SFAS No. 5, "Accounting for Contingencies,", and

  •
  our judgmental estimate based on various subjective factors:

        The first phase of our methodology involves the specific review of individual loans to identify and measure impairment. We evaluate each loan by use of a risk rating system, except for homogeneous loans, such as automobile loans and home mortgages. Specific risk rated loans are deemed impaired for those which are determined that all amounts, including principal and interest, will likely not be collected in accordance with the contractual terms of the related loan agreement. Impairment for commercial and real estate loans is measured either based on the present value of the loan's expected future cash flows or, if collection on the loan is collateral dependent, the estimated fair value of the collateral, less selling and holding costs.

        The second phase involves the segmenting of the remainder of the risk rated loan portfolio into groups or pools of loans, together with loans with similar characteristics, for evaluation in accordance with SFAS No. 5. We determine the calculated loss ratio to each loan pool based on its historical net losses and benchmark it against the levels of other peer banks.

        In the third phase, we consider relevant internal and external factors that may affect the collectibility of loan portfolio and each group of loan pool. The factors considered are, but are not limited to:

  •
  concentration of credits,

  •
  nature and volume of the loan portfolio,

  •
  delinquency trends,

  •
  non-accrual loan trend,

  •
  problem loan trend,

  •
  loss and recovery trend,

  •
  quality of loan review,

  •
  lending and management staff,

  •
  lending policies and procedures,

  •
  economic and business conditions, and

  •
  other external factors.

        Our management estimates the probable effect of such conditions based on our judgment, experience and known or anticipated trends. Such estimation may be reflected as an additional allowance to each group of loans, if necessary. Management reviews these conditions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specific, identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the inherent loss related to such condition is reflected in the unallocated allowance

        Central to our credit risk management and our assessment of appropriate loss allowance is our loan risk rating system. Under this system, the originating credit officer assigns borrowers an initial risk rating based on a thorough analysis of each borrower's financial capacity in conjunction with industry and economic trends. Approvals are made based upon the amount of inherent credit risk specific to the transaction and are reviewed for appropriateness by senior line and credit administration personnel. Credits are monitored by line and credit administration personnel for deterioration in a borrower's financial condition which may impact the ability of the borrower to perform under the contract. Although management has allocated a portion of the allowance to specific loans, specific loan pools, including off-balance sheet credit exposures which is reported separately as part of other liability, the adequacy of the allowance is considered in its entirety.

SBA Loans

        Certain Small Business Administration ("SBA") loans that may be sold prior to maturity have been designated as held for sale at origination and are recorded at the lower of cost or market value, determined on an aggregate basis. A valuation allowance is established if the market value of such loans is lower than their cost, and operations are charged or credited for valuation adjustments.

A portion of the premium on sale of SBA loans is recognized as other noninterest income at the time of the sale. The remaining portion of the premium, presented as unearned income, is deferred and amortized over the remaining life of the loan as an adjustment to yield. Upon sales of such loans, we receive a fee for servicing the loans. The servicing asset is recorded based on the present value of the contractually specified servicing fee, net of servicing cost, over the estimated life of the loan, using a discount rate of 1.5% above the main note rate, with an average discount rate of 7.3% and a range of constant prepayment rates from 13% to 16% for the three months ended March 31, 2004. For the prior year's same period, the discount rate was also 1.5% above the main note rate, with an average discount rate of 7.5% and a range of constant prepayment rates from 14% to 17%. The servicing asset is amortized in proportion to and over the period of estimated servicing income. We have capitalized $451,054 and $365,822 of servicing assets and amortized $259,767 and $112,422 during the quarters ended March 31, 2004 and 2003, respectively. Management periodically evaluates the servicing asset for impairment. Impairment, if it occurs, is recognized in a valuation allowance in the period of impairment. For purposes of measuring impairment, the servicing assets are stratified by collateral type. No impairment existed at March 31, 2004 or December 31, 2003. An interest-only strip is recorded based on the present value of the excess of future interest income, over the contractually specified servicing fee, calculated using the same assumptions as noted above. Interest-only strips are accounted for at their estimated fair value, with unrealized gains or losses recorded as an adjustment in accumulated other comprehensive income in shareholders' equity.

Non-Accrual Loan Policy

        Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrual of interest is discontinued when a loan is over 90 days delinquent or if management believes that collection is highly uncertain. Generally, payments received on nonaccrual loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred that would warrant resumption of interest accruals.

Stock-Based Compensation

        Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under our stock option plan have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. We have elected to continue with the accounting methodology in APB No. 25 and, as a result, have provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995 (see Note 6 included herein.)

Other Real Estate Owned

        Other real estate owned, which represents real estate acquired through foreclosure, or deed in lieu of foreclosure in satisfaction of commercial and real estate loans, is carried at the lower of cost or estimated fair value less the estimated selling costs of the real estate. The fair value of the property is based upon a current appraisal. The difference between the fair value of the real estate collateral and the loan balance at the time of transfer is recorded as a loan charge off if fair value is lower. Subsequent to foreclosure, management periodically performs valuations and the OREO property is carried at the lower of carrying value or fair value, less cost to sell. The determination of a property's estimated fair value incorporates (1) revenues projected to be realized from disposal of the property, (2) construction and renovation costs, (3) marketing and transaction costs, and (4) holding costs (e.g., property taxes, insurance and homeowners' association dues). Any subsequent declines in the fair value of the OREO property after the date of transfer are recorded through a write-down of the asset. Any subsequent operating expenses or income, reduction in estimated fair values, and gains or losses on disposition of such properties are charged or credited to current operations.

Investment Securities

        Our investment policy seeks to provide and maintain liquidity, produce favorable returns on investments without incurring unnecessary interest rate or credit risk, while complementing our lending activities. Our investment securities portfolio is subject to interest rate risk. Fluctuations in interest rates may cause actual prepayments to vary from the estimated prepayments over the life of the security. This may result in adjustments to the amortization of premiums or accretion of discounts related to these instruments, consequently changing the net yield on such securities. Reinvestment risk is also associated with the cash flows from such securities. The unrealized gain/loss on such securities may also be adversely impacted by changes in interest rates.

        Under SFAS No. 115, investment securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity or trading, with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value. Purchase premiums and discounts are recognized in interest income using the interest method over the estimated lives of the securities.

        Currently, all of our investment securities are classified as either available-for-sale or held-to-maturity. The unrealized gains and losses for available-for-sale securities are excluded from earnings and reported in other comprehensive income, as part of shareholders' equity. We are obligated to assess, at each reporting date, whether there is "other than temporary" impairment to our investment securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date. As of March 31, 2004 and December 31, 2003, no investment securities were determined to have any other than temporary impairment.

Results of Operations

Net Interest Income and Net Interest Margin

        Our primary source of revenue is net interest income, which is the difference between interest and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Our net interest income is affected by changes in the level and mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Our net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on our loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond our control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, the governmental budgetary matters, and the actions of the Federal Reserve Board ("FRB").

        Average interest-earning assets increased by $239.9 million or 36.2% to $903.1 million in the first quarter of 2004, as compared with $663.2 million in the same period of 2003. Average net loans increased by $244.4 million or 45.9% to $777.5 million in the first quarter of 2004, compared to $533.1 million in the same period of 2003. Despite the FRB's additional interest rate-cut in June 2003, we increased the average yields on interest-earning assets to 5.60% in the first quarter of 2004 from 5.45% for the prior year's same period by increasing the loan portfolio composition which provided higher yields than other interest-earning assets. Due to the growth of interest-earning assets, especially the loan portfolio, in the first quarter of 2004, total interest income significantly increased by 40.1% to $12.7 million as compared to $9.0 million in the same period of 2003.

        Average interest-bearing liabilities increased by 42.6% to $684.8 million in the first quarter of 2004, compared to $480.3 million in the same period of 2003. Average interest bearing deposit portfolio also increased by 35.7% from $460.4 million in the first quarter of 2003 to $624.5 million at the first quarter of 2004. The increase of interest expenses was limited to $3.5 million in the first quarter of 2004, primarily due to the June 2003 interest rate-cut, representing a 29.5% increase from $2.7 million for the prior year's same period. The average interest rate we paid for interest-bearing deposits for the first quarter of 2004 was down to 2.04% from 2.25% in 2003. We increased other borrowings over the last twelve months (see "Deposits and Other Sources of Funds" below). The average other borrowings in the first quarter of 2004 increased to $60.2 million from $20 million for the prior year's same period and the average interest rate we paid on other borrowings for the first quarter of 2004 was also down to 2.44% from 2.98% for the prior year's same period.

        The combined result of management's efforts and the repricing of our deposit portfolio was an increase of net interest income by 44.7%, or $2.8 million, to $9.1 million in the first quarter of 2004 from $6.3 million in the same period of 2003. Despite the negative impact of the Federal Reserve Board's rate-cuts on our asset sensitive position, our net interest margin increased to 4.03% in the first quarter of 2004 from 3.80% in the same period of 2003. The net interest spread also increased to 3.53% in the first quarter of 2004 from 3.17% in the same period of 2003.

        In June 2003, the Federal Reserve Board lowered its overnight lending rate once again by a quarter percent to 1%. The Wall Street Prime Rate was lowered to 4.00% at the end of 2003 from 9.5% at the beginning of 2001. We are in an asset-sensitive position, meaning that these rate reductions negatively affect our net interest income, because more earning assets were immediately re-priced than interest-bearing deposits.

        Management has attempted to respond to anticipated adverse trends in interest rates. In early 2001, we formed our internal Efficiency Management Task Force (and currently known as our Senior Management Committee, or "SMC") in order to respond to the then anticipated interest rate cuts. The SMC consists of the heads of our various departments and is led by our Chief Financial Officer and, since its formation, has become a permanent administrative force. The goal of SMC has been to minimize the reduction of our interest spread and to make up such reduction by improvements in operating efficiency. The SMC has overviewed our deposit marketing for non-time deposits using our expanded branch network. Also, the SMC has focused on managing the non-interest components of the income statement for fee income increases and overhead control. The SMC also addresses risk management concerns in addition to assessing ways in which we can improve profitability by achieving interest spread optimization and operational efficiency improvements. By combining all these efforts together with the above-mentioned strategic change, we have been able to grow significantly and increase profitability, while keeping operating expenses down.

        The following table sets forth, for the periods indicated, our average balances of assets, liabilities and shareholders' equity, in addition to the major components of net interest income and net interest margin:

Distribution, Yield and Rate Analysis of Net Interest Income

	For the Quarter Ended March 31,
	2004			2003
	Average Balance	Interest Income/ Expense	Annualized Average Rate/Yield	Average Balance	Interest Income/ Expense	Annualized Average Rate/Yield
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Net loans(1)	$777,503	$11,848	6.10%	$533,068	$8,275	6.21%
Securities of U.S. government agencies	63,135	471	2.99%	51,090	371	2.91%
Other investment securities	15,906	205	5.17%	12,496	165	5.28%
Overnight Investments	42,744	115	1.07%	64,846	210	1.30%
Money Market Preferred Securities	3,648	13	1.39%	0	0	0.00%
Interest-earning deposits	146	1	2.56%	1,688	12	2.84%

Total interest-earning assets	903,082	12,653	5.60%	663,188	9,033	5.45%

Cash and due from banks	49,717			39,063
Other assets	34,969			16,792

Total assets	$987,768			$719,043

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Money market deposits	$148,885	$643	1.73%	$81,683	$326	1.60%
Super NOW deposits	19,582	37	0.75%	17,739	45	1.01%
Savings deposits	26,452	49	0.74%	19,529	35	0.72%
Time certificates of deposit in denominations of $100,000 or more	317,431	1,771	2.23%	231,126	1,411	2.44%
Other time deposits	112,203	681	2.43%	110,276	775	2.81%
Other borrowings	60,244	367	2.44%	20,000	149	2.98%

Total interest-bearing liabilities	684,797	3,548	2.07%	480,353	2,741	2.28%

Demand deposits	228,739			184,207
Other liabilities	10,972			7,224
Shareholders' equity	63,260			47,259

Total liabilities and shareholders' equity	$987,768			$719,043

Net interest income		$9,105			$6,292

Net interest spread(2)			3.53%			3.17%

Net interest margin(3)			4.03%			3.80%

(1)
Loan fees have been included in the calculation of interest income. Loan fees were approximately $847,000 and $421,000 for the quarter ended March 31, 2004 and 2003, respectively. Loans are net of the allowance for loan losses, unearned income and related direct costs.

(2)
Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(3)
Represents net interest income as a percentage of average interest-earning assets.

        The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in average daily interest rates (rate). All yields were calculated without the consideration of tax effects, if any, and the variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	For the Quarter Ended March 31, 2004 vs. 2003
	Increase (Decrease) Due to Change In
	Volume	Rate	Total
Interest income:
Net loans(1)	$3,726	$(155)	$3,571
Securities of U.S. government agencies	89	11	100
Other investment securities	45	(4)	41
Overnight Investments	(63)	(32)	(95)
Money Market Preferred Securities	13	0	13
Interest-earning deposits	(10)	(1)	(11)

Total interest income	3,800	(181)	3,619

Interest expense:
Money market deposits	$289	$28	$317
Super NOW deposits	4	(12)	(8)
Savings deposits	13	1	14
Time certificates of deposit in denominations of $100,000 or more	491	(131)	360
Other time deposits	13	(107)	(94)
Other borrowings	249	(31)	218

Total interest expense	1,059	(252)	807

Change in net interest income	$2,743	$71	$2,812

(1)
Loan fees have been included in the calculation of interest income. Loan fees were approximately $847,000 and $421,000 for the quarters ended March 31, 2004 and 2003, respectively. Loans are net of the allowance for loan losses, unearned income and related direct costs.

Provision for Loan Losses

        In anticipation of credit risk inherent in our lending business, we set aside allowances through charges to earnings. Such charges were not made only for outstanding loan portfolio, but also for off-balance sheet items, such as commitment to extend credits or letters of credit. The charges made for outstanding loan portfolio was credited to allowance for loan losses, whereas charges for off-balance sheet items were credited to reserve for off-balance sheet items, which is presented as a component of other liabilities.

        Since 2001, the recessionary economy has to some extent deteriorated the quality of our loan portfolio. We have made efforts to respond to this decline by identifying problem loans in a timely manner and taking immediate actions, including foreclosure, once these problem loans have been identified. This improved asset quality control initially increased the level of nonperforming loans and charge-offs, and as a result, we had to increase the provision for loan losses to $3.9 million in 2001. Although the Southern California economy remains slow, management's continued emphasis on asset quality control has successfully curbed the increase of the level of nonperforming assets and significantly reduced net charge-offs and provision for loan losses. As a result, the provisions for loan losses in 2003 decreased to $2.8 million.

        However, in the first quarter of 2004, the provision increased to $897,000 from $453,000 for the prior year's same period. Such increase was mainly caused by our decision to reserve for our off-balance sheet items, such as commitments to extend credit and letters of credit by applying the higher calculated loss ratio for off-balance sheet items. We provided $427,000 of off-balance sheet items in the first quarter of 2004, as compared with $3,000 for the prior years' same period. The procedures for monitoring the adequacy of the allowance for loan losses, as well as detailed information concerning the allowance itself, are described in the section entitled "Allowance for Loan Losses" below.

Noninterest Income

        Total noninterest income increased to $5.1 million in the first quarter of 2004, as compared with $3.4 million in the same period of 2003, representing an increase of 48.3% during the comparable periods. Noninterest income as a percentage of average assets increased to 0.51% in the first quarter of 2004 from 0.48% in the same period of 2003. These increases were primarily attributable to our efforts to diversify and expand our non-interest revenue sources. We currently earn non-interest income from various sources, including newly added sources last year (an income stream provided by the Bank Owned Life Insurance as a form of increase in cash surrender value and gain on sale of mortgage loans and unguaranteed portions of SBA loans).

        Our largest noninterest income source for the first quarter of 2004 is the gain on the sale of loans, representing 42.2% and 31.5% of the total noninterest income for the first quarter of 2004 and 2003, respectively. This income source increased to $2.1 million from $1.1 million in the first quarter of 2003 representing an increase of 98.7% in 2004 over the previous period of the prior year. This source of non-interest income was derived primarily from the sale of the guaranteed portion of SBA loans and the sale of residential mortgage loans and unguaranteed portion of SBA loans since the fourth quarter of 2003. We sell the guaranteed portion of SBA loans in government securities secondary markets and retain servicing rights. After the restructure of our SBA department into a marketing-oriented one, our SBA loan production level continued to increase. We have produced $23.8 million and $17.2 million in SBA loans in the first quarter of 2004 and 2003 respectively. The increased SBA loan production volume, combined with sales of other types of loans significantly increased this income source. In the first quarter of 2004, the gain on sale of unguaranteed portions of SBA loans and residential mortgage loans in the first quarter of 2004 was $596,000 as compared with no sales in the same period of 2003. Our second largest noninterest income source is service charge income on deposit accounts, representing 35.9% and 44.9% of total noninterest income in the first quarter of 2004 and 2003, respectively. This income source increased from $1.5 million in the first quarter of 2003 to $1.8 million in the first quarter of 2004. Such increases were due to primarily to an increase in our number of transactional accounts. We constantly review service charge rates to maximize service charge income while maintaining a competitive position.

        The third largest source of noninterest income is loan-related servicing income. This fee income consists of trade-financing fees and servicing fees on SBA loans sold, and has grown to $505,000 in the first quarter of 2004 from $470,000 for the prior year's same period. Such increase was mainly caused by the growth of our servicing loan portfolio ($191.0 million and $136.4 million at the end of first quarter of 2004 and 2003, respectively).

        Our loan referral fee income source includes income derived from our referring to other financial institutions loans that did not meet our lending requirements for various reasons, including size, availability of funds, credit criteria and others. Our referral fee income was $72,000 in the first quarter of 2004 and $33,000 in the same period of 2003, representing 1.4% and 1.0% of total noninterest income in the first quarter of 2004 and 2003, respectively. We cannot assure you that this source of revenue will not continue to decline, as we believe that it is not a stable source of revenue.

        Other income, representing income from miscellaneous sources, such as income from non-interest earning assets or gain on sale of fixed assets, increased to $411,000 in the first quarter of 2004 from $219,000 in the same period of 2003. This increase in the first quarter of 2004 was attributable primarily to approximately $143,000 fee income earned as a form of increase in cash surrender value on the $10.5 million Bank Owned Life Insurance purchased by the Bank in March of 2003.

        The following table sets forth the various components of our noninterest income for the periods indicated:

Noninterest Income (Dollars in thousands)

	2004		2003
For the Quarter Ended March 31,
	(Amount)	(%)	(Amount)	(%)
Gain on sale of loans	$2,138	42.2%	$1,076	31.5%
Service charges on deposit accounts	1,823	35.9%	1,536	44.9%
Loan related servicing income	505	10.0%	470	13.7%
Loan referral fee income	72	1.4%	33	1.0%
Loan packaging fee	122	2.4%	86	2.5%
Other income	411	8.1%	219	6.4%

Total	$5,071	100.0%	$3,420	100.0%

Average assets	$987,768		$719,043

Noninterest income as a % of average assets		0.51%		0.48%

Noninterest Expense

        Total noninterest expense increased from $4.6 million in the first quarter of 2003, to $6.1 million in the same period of 2004. This increase can be attributed to the expanded personnel and premises associated with our business growth, including the recent opening of three new branch offices (Fashion Town in 2004 and Mid-Wilshire and Irvine in 2003), and the formation of two new departments (Auto Loan Center and Home Loan Center in 2003). However, due to continuing efforts to minimize operating expenses, noninterest expenses as a percentage of average assets were slightly lowered to 0.62% in the first quarter of 2004 from 0.64% in the same period of 2003. Management believes that its efforts in cost-cutting and revenue diversification have improved our operational efficiency, as evidenced by the decrease in our efficiency ratio (the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income) from 47.42% in the first quarter of 2003 to 43.04% in the same period of 2004.

        The following table sets forth a summary of noninterest expenses for the periods indicated:

Noninterest Expense (Dollars in thousands)

	2004		2003
For the Quarter Ended March 31,
	(Amount)	(%)	(Amount)	(%)
Salaries and employee benefits	$3,661	60.0%	$2,904	63.0%
Occupancy and equipment	609	10.0%	488	10.6%
Data processing	369	6.1%	390	8.5%
Loan referral fee	290	4.7%	138	3.0%
Professional fees	244	4.0%	97	2.1%
Directors' fees	104	1.7%	102	2.2%
Office supplies	112	1.8%	63	1.4%
Other real estate owned	—	—	—	—
Advertising	124	2.0%	14	0.3%
Communications	82	1.3%	74	1.6%
Deposit insurance premium	30	0.5%	65	1.4%
Other	477	7.9%	270	5.9%

Total	$6,102	100.0%	$4,605	100.0%

Average assets	$987,768		$719,043

Noninterest expenses as a % of average assets		0.62%		0.64%

        Salaries and employee benefits totaled $3.7 million, and $2.9 million, or 60.0%, and 63.1% of total noninterest expenses, in the first quarter of 2004 and 2003, respectively. Despite the three branch openings and significant asset growth in the past twelve months, our efforts to promote efficient operations limited the increase of these expenses to 26.1%. The number of full-time equivalent employees was 224 as of March 31, 2004, compared with 186 as of March 31, 2003 and assets per employee increased to $4.4 million at March 31, 2004 from $3.9 million at March 31, 2003.

        Occupancy and equipment expenses totaled $609,000 and $488,000 or 10.0%, and 10.6% of total noninterest expenses, in the first quarter of 2004 and 2003, respectively. This increase was attributable primarily to the expansion of our branch network and new departments.

        Data processing expenses were $369,000 and $390,000 in the first quarters of 2004 and 2003, respectively, representing a decrease of 5.4% from the comparable period in 2003, and represent 6.0%, and 8.5% of total noninterest expenses, respectively.

        Loan referral fees generally are paid to brokers who refer loans (in most cases, SBA loans) to us. These referral fees have increased from $138,000 in the first quarter of 2003 to $290,000 in the same period of 2004. SBA loans are broker-driven loans and such increase was mainly the result of increases in our SBA loan production. Our SBA loan production increased from $17.2 million in the first quarter of 2003 to $23.8 million in the first quarter of 2004. We recently began paying fees for qualified commercial loan referrals.

        Professional fees were $244,000, and $97,000, or 4.0%, and 2.1% of total noninterest expenses, in the first quarter of 2004, and 2003, respectively. These increases were attributable to the legal expenses incurred in relation with the holding company formation and Texas charter acquisition, in addition to our efforts to comply with the additional legal and accounting requirements recently imposed on us by Federal Deposit Insurance Corporation Improvement Act and the Sarbanes-Oxley Act. We expect that expenditures in this area will continue to be significant, as we address recently released SEC regulations and the new Nasdaq corporate governance requirements.

        Advertising expense significantly increased from $14,000 in the first quarter of 2003, to $124,000 in the same period of 2004. This increase can be attributed to the expanded marketing activities, such as advertisements and promotion items for the newly opened branch offices and departments and new products like residential mortgage loans.

        Despite management's commitment to overhead control noninterest expenses other than the categories specifically addressed above, such as office supplies and communication expenses, increased by $234,000, or 40.8%, to $805,000 in the first quarter of 2004 from $574,000 in the first quarter of 2003. Such increase was due mainly to the normal increase following our business growth and new expenses incurred from new products in addition to the one-time charges like SEC filing fee for the proposed bank holding company ($40,000).

        Generally, noninterest expense has increased in recent years as a result of rapid asset growth and expansion of our network and products, all requiring substantial increases in staff, as well as additional occupancy and data processing costs. Management anticipates that noninterest expense will continue to increase as we continue to grow. However, management remains committed to cost-control and efficiency, and we expect to keep these increases to a minimum relative to growth.

Provision for Income Taxes

        For the first quarter ended March 31, 2004, we made a provision for income taxes of $2.8 million on pretax net income of $7.2 million, representing an effective tax rate of 39.5%, as compared with a provision for income taxes of $1.9 million on pretax net income of $4.7 million, representing an effective tax rate of 40.8%, for the same period of 2003.

        The effective tax rate for the first quarter of 2004 was slightly lower than that for the prior year's same period due to tax benefits derived from Bank Owned Life Insurance and Low Income Housing Tax Credit Funds purchased since March 2003 (see "Other Earning Assets" for further discussion). In addition, our effective tax rates were generally one to two percentage points lower than statutory rates due to state tax benefits derived from doing business in an Enterprise Zone ("EZ").

        Income tax expense is the sum of two components: current tax expense and deferred tax expense (benefit). Current tax expense is reached by applying current tax rate to taxable income. The deferred tax expense accounts for the change in deferred tax assets (liabilities) from year to year. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. Because we traditionally recognize substantially more expenses in our financial statements than we have been allowed to deduct for taxes, we generally have a net deferred tax asset. At March 31, 2004 and December 31, 2003, we had net deferred tax assets of $3.6 million, and $3.8 million, respectively.

Financial Condition

Loan Portfolio

        Total loans net of unearned income increased by $78.2 million, or 10.3%, to $835.2 million at March 31, 2004, as compared with $757.0 million at December 31, 2003. Total loans net of unearned income as a percentage of total assets as of March 31, 2004 and December 31, 2003 were 78.3% and 77.0%, respectively.

        Real estate secured loans consist primarily of commercial real estate loans and are extended to finance the purchase and/or improvement of commercial real estate and/or businesses thereon. The properties may be either user owned or for investment purposes. Our loan policy adheres to the real estate loan guidelines set forth by the FDIC in 1993. The policy provides guidelines including, among other things, fair review of appraisal value, limitation on loan-to-value ratio, and minimum cash flow requirements to service debt. Loans secured by real estate equaled $681.5 million and $607.6 million as of March 31, 2004 and December 31, 2003, respectively. Real estate secured loans as a percentage of total loans were 81.6% and 80.3% at March 31, 2004 and December 31, 2003, respectively. The heightened California real estate market in last few years, and our increased involvement in the residential mortgage loan market, have further increased the composition of real estate secured loans.

        Commercial and industrial loans include revolving lines of credit, as well as term business loans. This category also includes the retained portion of commercial SBA loans. With the success of our strategy to reduce reliance on SBA loans and place an increased emphasis on non-SBA commercial loans, SBA loans no longer represent the majority of our commercial and industrial loans. Commercial and industrial loans at March 31, 2004 slightly increased to $129.7 million, as compared with $126.6 million at December 31, 2003. Commercial and industrial loans as a percentage of total loans slightly decreased to 15.5% at March 31, 2004, from 16.7% at December 31, 2003.

        Consumer loans have historically represented less than 5% of our total loan portfolio. The majority of consumer loans are concentrated in automobile loans, which we formerly provided as a service only to existing customers. However, in 2003, we initiated a business plan to increase our consumer loan portfolio, and introduced an Auto Loan Center. Consumer loans increased from $15.0 million at December 31, 2003 to $16.5 million at March 31, 2004. Management anticipates further increases in consumer loans going forward, although no assurance can be given that this increase will occur.

        Construction loans generally represent 5% or less of our total loan portfolio. We do not actively pursue construction loans, but generally extend these loans as a temporary financing vehicle.

        Our loan terms vary according to loan type. Commercial term loans have typical maturities of three to five years and are extended to finance the purchase of business entities, business equipment, leasehold improvements or to provide permanent working capital. SBA guaranteed loans usually have longer maturities (8 to 25 years). We generally limit real estate loan maturities to five to eight years. Lines of credit, in general, are extended on an annual basis to businesses that need temporary working capital and/or import/export financing. We generally seek diversification in our loan portfolio, and our borrowers are diverse as to industry, location, and their current and target markets.

        The following table sets forth the amount of total loans outstanding (excluding unearned income) and the percentage distributions in each category, as of the dates indicated:

Distribution of Loans and Percentage Composition of Loan Portfolio

	Amount Outstanding
	March 31, 2004	December 31, 2003
	(Dollars in Thousands)
Construction	$7,420	$7,845
Real estate secured	681,486	607,561
Commercial and industrial	129,727	126,631
Consumer	16,523	14,969

Total loans, net of unearned income	$835,156	$757,006

Participation loans sold and serviced by the Bank	$191,040	$180,558

Construction	0.9%	1.0%
Real estate secured	81.6%	80.3%
Commercial and industrial	15.5%	16.7%
Consumer	2.0%	2.0%

Total loans, net of unearned income	100.0%	100.0%

        The following table shows the contractual maturity distribution and repricing intervals of the outstanding loans in our portfolio, as of March 31, 2004. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table excludes the gross amount of non-accrual loans of $7.2 million, and includes unearned income and deferred fees totaling $7.5 million at March 31, 2004.

Loan Maturities and Repricing Schedule

	At March 31, 2004,
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Construction	$7,420	$—	$—	$7,420
Real estate secured	614,693	16,940	46,740	678,373
Commercial and industrial	132,915	199	95	133,209
Consumer	7,835	8,652	—	16,487

Total loans, net of unearned income	$762,863	$25,791	$46,835	$835,489

Loans with variable (floating) interest rates	$738,993	$—	$—	$738,993
Loans with predetermined (fixed) interest rates	$23,870	$25,791	$46,835	$96,496

        The majority of the properties taken as collateral are located in Southern California. The loans generated by our loan production offices, which are located outside of our main geographical market, are generally collateralized by property in close proximity to those offices. We employ strict guidelines regarding the use of collateral located in less familiar market areas. Since a major real estate recession during the first part of the previous decade, property values in Southern California, where most of our loan collateral is located, have generally increased. However, no assurance can be given that this trend will continue or that property values will not significantly decrease.

Nonperforming Assets

        Nonperforming assets consist of loans on non-accrual status, loans 90 days or more past due and still accruing interest, loans restructured, where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned ("OREO").

        Loans are generally placed on non-accrual status when they become 90 days past due, unless management believes the loan is adequately collateralized and in the process of collection. The past due loans may or may not be adequately collateralized, but collection efforts are continuously pursued. Loans may be restructured by management when a borrower has experienced some changes in financial status, causing an inability to meet the original repayment terms, and where we believe the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of properties acquired by foreclosure or similar means and which management intends to offer for sale.

        Generally, our nonperforming loans have increased in connection with the growth of our loan portfolio. Despite the recent economic downturn and the significant growth of our loan portfolio, management's continued emphasis on asset quality control has limited increases in nonperforming loans, which remained at $3.7 million as of March 31, 2004 from the end of 2003, and represented a reduction of $351,000 or 8.6% from $4.1 million at March 31,2003. With the significant loan growth, the ratio of nonperforming loans over total loans improved to 0.44% at March 31, 2004, as compared with 0.50% at December 31, 2003 and 0.73% at March 31, 2003.

        At the end of 2003, we possessed one OREO, a $377,000 single-family residence, which subsequently sold in February 2004 at a negligible loss. We did not own any OREO at the first quarter-ends of 2004 or 2003. Together with our OREO, the ratio of nonperforming assets as a percentage of total loans and OREO improved to 0.44% at March 31, 2004, as compared with 0.54% at December 31, 2003 and 0.73% at March 31, 2003.

        Management believes that the reserve provided for nonperforming loans, together with the tangible collateral, were adequate as of March 31, 2004. See "Allowance for Loan Losses" below for further discussion. Except as disclosed above, as of March 31, 2004, management was not aware of any material credit problems of borrowers that would cause it to have serious doubts about the ability of a borrower to comply with the present loan payment terms. However, no assurance can be given that credit problems may exist that may not have been brought to the attention of management.

        The following table provides information with respect to the components of our nonperforming assets as of the dates indicated (The figures in the table are net of the portion guaranteed by the U.S. Government):

Nonperforming Assets

	March 31, 2004	December 31, 2003	March 31, 2003
	(Dollars in Thousands)
Nonaccrual loans:(1)
Real estate secured	$3,065	$3,086	$2,861
Commercial and industrial	480	543	407
Consumer	—	—	4

Total	3,545	3,629	3,272
Loans 90 days or more past due and still accruing (as to principal or interest):
Construction	—	—	—
Real estate secured	44	—	746
Commercial and industrial	55	29	14
Consumer	46	67	—

Total	145	96	760
Restructured loans:(2)(3)
Real estate secured	—	—	—
Commercial and industrial	21	23	30
Consumer	—	—	—

Total	21	23	30

Total nonperforming loans	3,711	3,748	4,062
Other real estate owned	—	377	—

Total nonperforming assets	$3,711	$4,125	$4,062

Nonperforming loans as a percentage of total loans	0.44%	0.50%	0.73%
Nonperforming assets as a percentage of total loans and other real estate owned	0.44%	0.54%	0.73%
Allowance for loan losses as a percentage of nonperforming loans	255.64%	240.45%	168.19%

(1)
During the three months ended March 31, 2004, none of interest income related to these loans was included in net income. Additional interest income of approximately $55,000 would have been recorded during the three months ended March 31, 2004, if these loans had been paid in accordance with their original terms and had been outstanding throughout the three months ended March 31, 2004 or, if not outstanding throughout the three months ended March 31, 2004, since origination.

(2)
A "restructured loan" is one the terms of which were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

(3)
During the three months ended March 31, 2004, approximately $2,000 of interest income related to this loan was included in net income. Additional interest income would be negligible during the three months ended March 31, 2004, if this loan had been paid in accordance with their original terms and had been outstanding throughout the three months ended March 31, 2004.

Allowance for Loan Losses

        In anticipation of credit risk inherent in our lending business, we set aside allowances through charges to earnings. Such charges were not only made for the outstanding loan portfolio, but also for off-balance sheet items, such as commitment to extend credits or letters of credit. The charges made for outstanding loan portfolio was credited to allowance for loan losses, whereas charges for off-balance sheet items were credited to reserve for off-balance sheet items, which is presented as a component of other liability. The provision for loan losses is discussed in the section entitled "Provision for Loan Losses" above.

        The rapid growth of our loan portfolio has required more reserves for possible loan losses. The allowance for loan losses slightly increased by 5.3%, or $476,000, to $9.5 million at March 31, 2004, as compared with $9.0 million at December 31, 2003, which was increased from $6.8 million at March 31, 2003. Despite the increases in loan loss allowances, the rapid growth of our loan portfolio has continued to decrease the ratio of allowance for loan losses over total loans from 1.22% at March 31, 2003 to 1.19% at December 31, 2003 and further to 1.14% at March 31, 2004. Management believes that the current ratio of 1.14% is adequate because no significant loss is anticipated from three SBA piggyback loans which represent more than two thirds of our total non-performing loans as of March 31, 2004. We have the first deeds of trust on these SBA piggyback loans which are secured by the underlying collateral with approximately 30% low loan to value ratios. Management's continued emphasis on asset quality control has resulted net loan recovery of $7,000 for the first quarter of 2004 and $39,000 for the same period of prior year.

        Although management believes the allowance, at March 31, 2004, was adequate to absorb losses from any known and inherent risks in the portfolio, no assurance can be given that economic conditions which may adversely affect our service areas or other variables will not result in increased losses in the loan portfolio in the future. As of March 31, 2004 and December 31, 2003, our allowance for loan losses consisted of amounts allocated to three phases of our methodology for assessing loan loss allowances, as follows (see details of methodology for assessing allowance for loan losses in the section entitled "Critical Accounting Policies"):

Phase of Methodology	As of: March 31, 2004	As of: December 31, 2003
Specific review of individual loans	$288,403	$288,399
Review of pools of loans with similar characteristics	7,817,779	7,442,313
Judgmental estimate based on various subjective factors	1,380,803	1,280,359

        The table below summarizes, for the periods indicated, loan balances at the end of each period, the daily averages during the period, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance and certain ratios related to the allowance for loan losses:

Allowance for Loan Losses

As of and for the quarter ended	March 31, 2004	December 31, 2003	March 31, 2003
	(Dollars in thousands)
Balances:
Average total loans outstanding during period	$786,937	$728,897	$539,642
Total loans (net of unearned income)	$835,156	$757,005	$559,671
Allowance for loan losses:
Balances at beginning of period	$9,011	$8,157	$6,343

Actual charge-offs:
Real estate secured	—	306	—
Commercial and industrial	7	309	12
Consumer	32	17	2

Total charge-offs	39	632	14
Recoveries on loans previously charged off:
Real estate secured	—	—	—
Commercial and industrial	39	266	51
Consumer	7	—	2

Total recoveries	46	266	53

Net loan charge-offs (recoveries)	(7)	366	(39)

Provision for loan losses	896	1,232	453
Less: Provision for losses in off-balance sheet items	427	12	3

Balances at end of period	$9,487	$9,011	$6,832

Ratios:
Net loan charge-offs to average total loans	0.00%	0.05%	0.01%
Allowance for loan losses to total loans at period-end	1.14%	1.19%	1.22%
Net loan charge-offs to allowance for loan losses	-0.07%	4.06%	-0.57%
Net loan charge-offs to provision for loan losses	-0.78%	30.00%	-8.61%

        The table below summarizes, for the periods indicated, the balance of allowance for loan losses and its percent of such loan balance for each type of loan at the end of each period:

	Balance as of
	March 31, 2004			December 31, 2003
	Reserve Amount	Total Loans	(%)	Reserve Amount	Total Loans	(%)
Applicable to:
Construction loans	$62	$7,420	0.84%	$80	$7,845	1.02%
Real estate secured	$7,578	$681,486	1.11%	$6,991	$607,561	1.15%
Commercial and industrial	$1,710	$129,727	1.32%	$1,853	$126,631	1.46%
Consumer	$137	$16,523	0.83%	$88	$14,969	0.59%

Total Allowance	$9,487	$835,156	1.14%	$9,011	$757,006	1.19%

Contractual Obligations

        The following table represents our aggregate contractual obligations to make future payments as of March 31, 2004:

	One Year or Less	Over One Year To Three Years	Over Three Years To Five Years	Over Five Years
	(Dollars in thousands)
FHLB borrowings	$29,000	$11,000	$—	$—
Junior subordinated debenture	—	—	—	25,464
Operating leases	1,342	1,131	395	58
Total	$30,342	$12,131	$395	$25,522

Off-Balance Sheet Arrangements

        During the ordinary course of business, we provide various forms of credit lines to meet the financing needs of our customers. These commitments, which represent a credit risk to us, are not represented in any form on our balance sheets.

        As of March 31, 2004 and December 31, 2003, we had commitments to extend credit of $46.0 million and $42.6 million, respectively. Obligations under standby letters of credit were $2.1 million and $1.9 million at March 31, 2004 and December 31, 2003, respectively, and the obligations under commercial letters of credit were $10.0 million and $7.7 million at such dates, respectively.

        The effect on our revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will be used. For more information regarding our off-balance sheet arrangements, see Note 7 to our financial statements located elsewhere in this Report.

Investment Activities

        Investments are one of our major sources of interest income and are acquired in accordance with a written comprehensive Investment Policy addressing strategies, types and levels of allowable investments. This Investment Policy is reviewed at least annually by the Board of Directors. Management of our investment portfolio is set in accordance with strategies developed and overseen by our Asset/Liability Committee. Investment balances, including cash equivalents and interest-bearing deposits in other financial institutions, are subject to change over time based on our asset/liability funding needs and interest rate risk management objectives. Our liquidity levels take into consideration anticipated future cash flows and all available sources of credits and are maintained at levels management believes are appropriate to assure future flexibility in meeting anticipated funding needs.

  Cash Equivalents and Interest-bearing Deposits in other Financial Institutions

        We sell federal funds, purchase securities under agreements to resell and high-quality money market instruments, and deposit interest-bearing accounts in other financial institutions to help meet liquidity requirements and provide temporary holdings until the funds can be otherwise deployed or invested. As of March 31, 2004 and December 31, 2003, we had $75 million and $50 million, respectively, in federal funds sold, and $103,000 and $201,000, respectively, in interest bearing deposits in other financial institutions. At December 31, 2003, we also had $8 million in money market preferred stock ("MMPS"), which were subsequently redeemed. No MMPS were owned by us at March 31, 2004. MMPS is a form of equity security having characteristics similar to money market investments, like commercial paper, and offers attractive tax-equivalent yields with a 70% dividend received deduction. MMPS are redeemed and re-auctioned every 49 or 90 days, and thus is treated as a cash equivalent.

  Real Estate Investment Trust

        On April 1, 2003, we established the Wilshire Capital Trust, a Maryland real estate investment trust, for the primary purpose of investing in our real estate related assets, and to enhance and strengthen our capital position, increase our earnings, and realize certain tax benefits. We initially funded the trust with the contribution of $180 million in real estate-secured loans. As of December 31, 2003, our trust had assets of approximately $185 million. The formation and capitalization of our real estate investment trust has had no substantial impact on our estimated tax accruals, since we determined not to recognize the proposed tax savings until realized.

        Subsequently in December 2003, the State of California Franchise Tax Board clarified its position and management believes that the proposed tax benefits through our subsidiary trust are no longer realizable in the future. Responding to this change, we dissolved the trust in March 2004. The dissolution of our trust did not or will not have a material impact on our existing or future operations.

  Investment Securities

        Management of our investment securities portfolio focuses on providing an adequate level of liquidity and establishing an interest rate-sensitive position, while earning an adequate level of investment income without taking undue risk. We classify our investment securities as "held-to-maturity" or "available-for-sale". Investment securities that we intend to hold until maturity are classified as held-to-maturity securities, and all other investment securities are classified as available-for-sale. The carrying values of available-for-sale investment securities are adjusted for unrealized gains or losses as a valuation allowance and any gain or loss is reported on an after-tax basis as a component of other comprehensive income.

        The following table summarizes the book value and market value and distribution of our investment securities as of the dates indicated:

Investment Securities Portfolio

(Dollars in Thousands)

	As of March 31, 2004		As of December 31, 2003
	Amortized Cost	Market Value	Amortized Cost	Market Value
Held to Maturity:
Securities of U.S. government agencies	$18,081	$18,112	$19,084	$19,002
Collateralized mortgage obligation.	600	606	694	692
Municipal securities	1,055	1,107	1,055	1,074
Corporate securities	1,091	1,095	2,594	2,623
Available-for-Sale:
Securities of U.S. government agencies	30,030	30,180	29,318	29,359
Mortgage backed securities	17,145	17,190	15,022	14,871
Corporate Securities	12,340	12,878	12,362	12,766

Total investment securities	$80,342	$81,168	$80,129	$80,387

        The following table summarizes the maturity and repricing schedule of our investment securities at their carrying values and their weighted average yields at March 31, 2004 (There were no securities to mature or reprice after 10 years):

Investment Maturities and Repricing Schedule

(Dollars in Thousands)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held to Maturity:
Securities of U.S. government agencies	$1,000	3.27%	$6,986	3.08%	$10,095	3.06%	—	—	$18,081	3.08%
Collateralized mortgage obligation.	—	—	600	3.75%	—	—	—	—	600	3.75%
Municipal securities	—	—	1,055	4.11%	—	—	—	—	1,055	4.11%
Corporate Securities	1,091	5.74%	—	—	—	—	—	—	1,091	5.74%
Available-for-sale:
Securities of U.S. government agencies	—	—	24,152	2.65%	6,028	4.43%	—	—	30,180	3.01%
Mortgage backed securities	6,753	3.57%	10,437	2.94%	—	—	—	—	17,190	3.19%
Corporate securities	—	—	11,878	5.21%	—	—	1,000	6.70%	12,878	5.33%

Total investment securities	$8,844	3.81%	$55,108	3.35%	$16,123	3.57%	$1,000	6.70%	$81,075	3.49%

        Our investment securities holdings slightly increased by $653,000, or 0.8%, to $81.1 million at March 31, 2004, compared to holdings of $80.4 million at December 31, 2003. Total investment securities as a percentage of total assets decreased to 7.6% from 8.2% at December 31, 2003. As of March 31, 2004, investment securities having a carrying value of $68.2 million were pledged to secure certain deposits.

        As of March 31, 2004, held-to-maturity securities, which are carried at their amortized costs, decreased to $20.8 million from $23.4 million at December 31, 2003. Available-for-sale securities, which are stated at their fair market values, increased to $60.2 million at March 31, 2004 from $57.0 million at December 31, 2003. These increases reflect a strategy of improving our liquidity level using available-for-sale securities, in addition to immediately available funds, the majority of which are maintained in the form of overnight investments.

        The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2004.

	Less than 12 months		12 months or longer		Total
DESCRIPTION OF SECURITIES	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities U.S. Government agencies	$3,948,616	$(51,384)	$—	$—	$3,948,616	$(51,384)
Collateralized mortgage obligations	3,564,353	(1,176)	—	—	3,564,353	(1,176)
Mortgage backed securities	4,294,274	(18,474)	—	—	4,294,274	(18,474)
Municipal securities	—	—	—	—	—	—
Corporate securities	1,000,000	(9,575)	—	—	1,000,000	(9,575)

	$12,807,243	$(80,609)	$—	$—	$12,807,243	$(80,609)

        The unrealized loss positions of our U.S. Government agency bonds, collateralized mortgage obligations, and mortgage-backed securities are a function of the volatility of interest rates during 2003, and are all rated AAA, are redeemed at maturity or call at par of 100, and have the implicit guarantee of the United States Treasury. As of March 31, 2004, we did not have any investment securities that constituted 10% or more of the stockholders' equity of any third party issuer.

Other Assets

        For various business purposes, we make investments in earning assets other than the interest-earning securities discussed above. Before 2003, the only other earning assets held by us were insignificant amounts of Federal Home Loan Bank stock and the cash surrender value on the Bank Owned Life Insurances ("BOLI").

        During 2003, in an effort to provide additional benefits aimed at retaining key employees, while generating a tax-exempt noninterest income stream, we purchased $10.5 million in BOLI from insurance carriers rated AA or above. We are the owner and the primary beneficiary of the life insurance policies and recognize the increase of the cash surrender value of the policies as tax-exempt other income.

        We also invested in two low-income housing tax credit funds ("LIHTCF") to promote our participation in CRA activities. We committed to invest, over the next two to three years, a total of $3 million to two different LIHTCF—$1 million in Apollo California Tax Credit Fund XXII, LP, and $2 million in Hudson Housing Los Angeles Revitalization Fund, LP. We anticipate receiving the return following this two to three year period in the form of tax credits and tax deductions over the next fifteen years.

        The balances of other earning assets as of March 31, 2004 and December 31, 2003 were as follows:

Type	Balance as of March 31, 2004	Balance as of December 31, 2003
BOLI	$11,227,000	$11,100,000
LIHTCF	$1,422,000	$1,227,000
Federal Home Loan Bank Stock	$2,015,000	$1,510,000

        Other assets also increased by $6.8 million to $9.8 million at March 31, 2004 from $3.0 million at December 31, 2003. Such increase was primarily caused by a $5.3 million prepaid income taxes at

March 31, 2004 (the excess of income taxes paid by us in excess of our income tax liabilities in 2004), which was significantly reduced by the tax benefits from the exercises of stock options.

Deposits and Other Sources of Funds

  Deposits

        Deposits are our primary source of funds. Total deposits at March 31, 2004 and December 31, 2003, were $917.5 million and $856.5 million, respectively, representing an increase of $61 million, or 7.1% in the first quarter of 2004.

        Due to strategic emphasis by management for core deposits, our time deposit reliance was lowered and the percentage of the average time deposit over the average total deposit in the first quarter of 2004 was reduced to 50.4% from 53.0% for the prior year's same quarter. The average time deposits for the quarter ended March 31, 2004 increased by $88.2 million or 25.8% to $429.6 million from $341.4 million a year ago, while the average total deposits for the quarter ended March 31, 2004 increased by $208.7 million or 32.4% to $853.3 million for the quarter ended March 31, 2004 from $644.6 million a year ago.

        The average rate paid on time deposits in denominations of $100,000 or more for first quarter of 2004 decreased to 2.23%, as compared with 2.35% of same period of prior year. See "Net Interest Income and Net Interest Margin" for further discussion.

        The following tables summarize the distribution of average daily deposits and the average daily rates paid for the quarters indicated:

Average Deposits

	For the quarters ended:
	March 31, 2004		December 31, 2003		March 31, 2003
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in Thousands)
Demand, noninterest-bearing	$228,739		$220,196		$184,207
Money market	148,885	1.73%	133,446	1.73%	81,683	1.73%
Super NOW	19,582	0.75%	18,542	0.75%	17,739	0.75%
Savings	26,452	0.74%	26,057	0.75%	19,529	0.75%
Time certificates of deposit in denominations of $100,000 or more	317,431	2.23%	293,259	2.35%	231,126	2.35%
Other time deposits	112,203	2.43%	120,070	2.50%	110,276	2.50%

Total deposits	$856,292	2.04%	$811,570	2.25%	$644,560	2.25%

        The scheduled maturities of our time deposits in denominations of $100,000 or greater at March 31, 2004 are, as follows:

Maturities of Time Deposits of $100,000 or More, at March 31, 2004

(Dollars in Thousands)

Three months or less	$149,184
Over three months through six months	109,365
Over six months through twelve months	75,035
Over twelve months	2,098

Total	$335,682

        Because our client base is comprised primarily of commercial and industrial accounts, individual account balances are generally higher than those of consumer-oriented banks. A number of clients carry deposit balances of more than 1% of our total deposits, but only two customers, including the California State Treasury, had a deposit balance of more than 3% of total deposits at March 31, 2004 and December 31, 2003.

        We also accepted brokered deposits on a selective basis at reasonable interest rates to augment deposit growth. In order to take advantage of historically low fund costs, we have increased brokered deposits since 2002. The broker deposits have grown to $55.1 million at December 31, 2003 from $4.2 million at the end of 2001, but we controlled their growth and reduced it to $49.3 million at March 31, 2004 in order to limit our reliance on non-core funding source. Most of the brokered deposits will mature within one year. Since brokered deposits are generally less stable forms of deposits, management closely monitors fund growth from this non-core funding source.

  FHLB Borrowings

        Although deposits are the primary source of funds for our lending and investment activities and for general business purposes, we may obtain advances from the Federal Home Loan Bank of San Francisco ("FHLB") as an alternative to retail deposit funds. Since 2002, we have increased borrowings from FHLB in order to take advantage of the flexibility of the program and its reasonably low cost. See "Liquidity Management" below for the details on the FHLB borrowings program.

        The following table is a summary of FHLB borrowings for the quarters indicated:

For the Quarter ended	March 31, 2004	December 31, 2003
Balance at quarter-end	$40,000,000	$29,000,000
Average balance during the quarter	$34,747,253	$29,010,870
Maximum amount outstanding at any month-end	$40,000,000	$29,000,000
Average interest rate during the quarter	1.23%	1.22%
Average interest rate at quarter-end	1.30%	1.23%

  Junior Subordinated Debentures

        In December 2002, we issued $10 million in 2002 Junior Subordinated Debentures. The interest rate payable on the 2002 Junior Subordinated Debentures was 4.21% at March 31, 2004, which rate adjusts quarterly to the three-month LIBOR plus 3.10%. The 2002 Junior Subordinated Debentures will mature on December 26, 2012. Interest on the 2002 Junior Subordinated Debentures is payable quarterly and no scheduled payments of principal are due prior to maturity. We may redeem the 2002 Junior Subordinated Debentures in whole or in part prior to maturity on or after December 26, 2007.

        In December 2003, we formed a wholly owned subsidiary, Wilshire Bancorp, Inc., in order to raise additional capital funds through the issuance of trust preferred securities. In turn, Wilshire Bancorp organized its wholly owned subsidiary, Wilshire Statutory Trust, which issued $15 million in trust preferred securities. Wilshire Bancorp then purchased all of the common interest in the Wilshire Statutory Trust (approximately $464,000) and issued 2003 Junior Subordinated Debentures in the amount of $15.464 million to the Wilshire Statutory Trust having terms substantially similar to the trust preferred securities in exchange for the proceeds from the issuance of the Wilshire Statutory Trust's trust preferred securities and common securities. Wilshire Bancorp subsequently deposited the proceeds from the Junior Subordinated Debentures in a depository account at our bank. Due to the effect of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" issued in December 2003, the Wilshire Statutory Trust was not consolidated on the Bank's balance sheet and the $15.5 million 2003 Junior Subordinated Debentures issued by Wilshire Bancorp to the Wilshire Statutory Trust remained on the consolidated balance sheet of the Bank as of December 31, 2003. The rate of interest on the 2003 Junior Subordinated Debentures and related trust preferred securities was 3.96% at March 31, 2004, which adjusts quarterly to the three-month LIBOR plus 2.85%. The 2003 Junior Subordinated Debentures and related trust preferred securities will mature on December 17, 2033. The interest on both the 2003 Junior Subordinated Debentures and trust preferred securities is payable quarterly and no scheduled payments of principal are due prior to maturity. Wilshire Bancorp may redeem the 2003 Junior Subordinated Debentures (and in turn the trust preferred securities) in whole or in part prior to maturity on or after December 17, 2008.

        Both the 2002 Junior Subordinated Debentures and the 2003 Junior Subordinated Debentures (arising from the trust preferred securities issuance) qualify as Tier 2 risk-based capital under capital adequacy guidelines and the regulatory framework for prompt corrective action for assessing regulatory capital. For the total risk-based capital ratio, the amount of these instruments qualifying as capital will be reduced as those notes approach maturity. At March 31, 2004, $25.5 million, which represents 100% of the total outstanding amount of the instruments, qualified as Tier 2 capital.

        Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by Wilshire Bancorp and us on a limited basis. The 2002 and 2003 Junior Subordinated Debentures are senior to our shares common stock. As a result, Wilshire Bancorp must make payments on the debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holder of the debentures must be satisfied before any distributions can be made to the holders of our common stock. Wilshire Bancorp has the right to defer distributions on the 2003 Junior Subordinated Debentures for up to five years, during which time no dividends may be paid to holders of our common stock. In the event that we are unable to make capital contributions to Wilshire Bancorp, then Wilshire Bancorp may be unable to pay the amounts due to the holder of the 2003 Junior Subordinated Debentures and, thus, we would be unable to declare and pay any dividends on our common stock.

        Pending our bank holding company formation, our Junior Subordinated Debt and trust preferred securities are currently included in the Tier 2 capital for regulatory capital purposes. The formation of our bank holding company may allow Wilshire Bancorp to take advantage of the current Federal Reserve Board's rules regarding the capital treatment of trust preferred securities which allow a bank holding company to count a portion of the proceeds of a trust preferred securities issuance as Tier 1 capital for up to 25% of its total Tier 1 capital. Under the current regulatory environment, we would be able to include the proceeds from the issuance of the trust preferred securities as Tier 1 capital following consummation of our bank holding company formation. We cannot assure you that we will consummate the reorganization into a bank holding company.

        However, in December 2003, the Financial Accounting Standards Board issued a revision to Financial Accounting Standards Board Interpretation No. 46 "Consolidation of Variable Interest Entities" that required the deconsolidation of certain "variable interest entities," such as the Wilshire

Statutory Trust, by March 31, 2004. As a result, the Wilshire Statutory Trust is not consolidated with Wilshire Bancorp or Wilshire State Bank. In July 2003, the Board of Governors of the Federal Reserve issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve Board intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further guidance. There can be no assurance that the Federal Reserve Board will continue to allow institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes, which could have an impact on our regulatory capital levels. As addressed above, failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the FDICIA. Prompt corrective action may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status may adversely affect the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could adversely affect our business relationships with our existing and prospective clients. The aforementioned regulatory consequences for failing to maintain adequate ratios of Tier 1 and Tier capital could have a material adverse effect on our financial condition and results of operations.

Asset/Liability Management

        Management seeks to ascertain optimum and stable utilization of available assets and liabilities as a vehicle to attain our overall business plans and objectives. In this regard, management focuses on measurement and control of liquidity risk, interest rate risk and market risk, capital adequacy, operation risk and credit risk. See the risk factors described in the "General" section of this "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion on these risks. Information concerning interest rate risk management is set forth under "Item 3—Quantitative and Qualitative Disclosures about Market Risk."

Liquidity Management

        Maintenance of adequate liquidity requires that sufficient resources be available at all time to meet our cash flow requirements. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. Liquidity management involves our ability to convert assets into cash or cash equivalents without incurring significant loss, and to raise cash or maintain funds without incurring excessive additional cost. For this purpose, we maintain a portion of our funds in cash and cash equivalents, deposits in other financial institutions and loans and securities available for sale. Our liquid assets at March 31, 2004 and December 31, 2003 totaled approximately $193.2 million and $195.8 million, respectively. Our liquidity level measured as the percentage of liquid assets to total assets was 18.1% and 19.9%, at March 31, 2004 and December 31, 2003, respectively.

        As a secondary source of liquidity, we rely on advances from the FHLB to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by our mortgage loans and stock issued by the FHLB. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB's assessment of the institution's creditworthiness. While this fund provides flexibility and low cost, we limit our use to 70% of borrowing capacity, as such borrowing does not qualify as core funds. As of March 31, 2004, our borrowing capacity from the FHLB was about $104 million and the outstanding balance was $40 million, or approximately 38% of our borrowing capacity. We also maintain a guideline to purchase up to $10 million in federal funds with Union Bank of California.

Capital Resources and Capital Adequacy Requirements

        In the past three years, our primary source of capital has been internally generated operating income through retained earnings. At December 31, 2003, total shareholders' equity increased to $58.7 million, representing an increase of $13.3 million, primarily from internally generated operating income and stock option exercises. In addition, during the past two years, we raised $25.5 million in supplemental capital (regulatory tier 2 capital) by issuing $10 million in Junior Subordinated Debentures in December 2002 and another $15.5 million in Junior Subordinated Debentures in December 2003 issued in relation with the trust preferred securities. See "Deposits and Other Sources of Funds" for further discussion for the subordinated debentures and trust preferred securities. As of March 31, 2004, we had no material commitments for capital expenditures.

        We are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can trigger regulatory actions that could have a material adverse effect on our financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that rely on quantitative measures of our assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. (See PART I, Item 1 "Description of Business—Regulation and Supervision—Capital Adequacy Requirements" in our Annual Report on Form 10-K for the year ended December 31 2003 for exact definitions and regulatory capital requirements.)

        As of March 31, 2004, we were qualified as a "well capitalized institution" under the regulatory framework for prompt corrective action. The following table presents the regulatory standards for well-capitalized institutions, compared to our capital ratios as of the dates specified:

		Actual ratios for the Bank as of:
	Regulatory Well- Capitalized Standards	March 31, 2004	December 31, 2003	March 31, 2003
Total capital to risk-weighted assets	10%	12.39%	11.59%	10.89%
Tier I capital to risk-weighted assets	6%	8.32%	7.29%	8.06%
Tier I capital to adjusted average assets	5%	7.33%	6.36%	6.70%

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest rate risk inherent in lending, investing and deposit taking activities. Management evaluates market risk pursuant to policies reviewed and approved annually by our Board of Directors. The Board delegates responsibility for market risk management to the Asset & Liability Management Committee ("ALCO"), which reports monthly to the Board on activities related to market risk management. As part of the management of our market risk, ALCO may direct changes in the mix of assets and liability and the use of derivatives. To that end, management actively monitors and manages its interest rate risk exposures.

        Interest rate risk management involves development, analysis, implementation and monitoring of earnings to provide stable earnings and capital levels during periods of changing interest rates. In the management of interest rate risk, we utilize monthly gap analysis and quarterly simulation modeling to determine the sensitivity of net interest income and economic value sensitivity of the balance sheet. These techniques are complementary and are used together to provide a more accurate measurement of interest rate risk.

        Gap analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. If repricing assets exceed repricing liabilities in any given time period, we would be deemed to be "asset-sensitive" for that period. Conversely, if repricing liabilities exceed repricing assets in a given time period, we would be deemed to be "liability-sensitive" for that period.

        We normally seek to maintain a balanced position over the period of one year to ensure net interest margin stability in times of volatile interest rates. This is accomplished by maintaining a similar level of loans and investment securities and deposits available to be repriced within one year. At March 31, 2004, we were asset-sensitive, with a positive cumulative one-year gap of $142.8 million or 13.40% of total assets. In general, based upon our mix of deposits, loans and investments, increases in interest rates would be expected to increase our net interest margin. Decreases in interest rates would be expected to have the opposite effect, which was the case in the past three years. At March 31, 2004, we intentionally maintained a significant three-month positive gap of $380.4 million or 35.68% of total assets. This positive gap is strategically planned to meet any unanticipated funding needs by maintaining a large portion of funds obtained from non-interest bearing deposits in overnight investments and other cash equivalents.

        The change in net interest income may not always follow the general expectations of an "asset-sensitive" or a "liability-sensitive" balance sheet during periods of changing interest rates. This possibility results from interest rates earned or paid changing by differing increments and at different time intervals for each type of interest-sensitive asset and liability. The interest rate gaps reported in the tables arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not reflect our interest rate sensitivity in subsequent periods. We attempt to balance longer-term economic views against prospects for short-term interest rate changes.

        Although the interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the ALCO also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. The NPV is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities and off-balance sheet financial instruments accounting for significant variables, that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates.

        Although the simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments, our main concern is the negative effect for the reasonably possible worst scenario. The ALCO policy prescribes that, for the worst possible rate drop scenario, the possible reduction of net interest income and NPV, not to exceed 20% of the base net interest income and 25% of the base NPV.

        The following table sets forth the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities as of March 31, 2004 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

Interest Rate Sensitivity Analysis

	At March 31, 2004
	Amounts Subject to Repricing Within
	0-3 months	3-12 months	1-5 years	After 5 years	Total
Interest-earning assets:
Gross loans(1)	$750,764	$12,098	$25,791	$46,835	$835,488
Investment securities	2,692	6,152	55,108	17,123	81,075
Federal funds sold and cash equivalents agreement to resell	75,000	—	—	—	75,000
Interest-earning deposits	3	100	—	—	103

Total	$828,459	$18,350	$80,899	$63,958	$991,666

Interest-bearing liabilities:
Savings deposits	27,175	—	—	—	27,175
Time deposits of $100,000 or more	149,184	184,400	2,098	—	335,682
Other time deposits	41,757	62,505	11,456	48	115,766
Other interest-bearing deposits	184,489	—	—	—	184,489
Other borrowings demand deposits	45,464	9,000	11,000	—	65,464

Total	$448,069	$255,905	$24,554	$48	$728,576

Interest rate sensitivity gap	$380,390	$(237,555)	$56,345	$63,910	$263,090
Cumulative interest rate sensitivity gap	$380,390	$142,835	$199,180	$263,090
Cumulative interest rate sensitivity gap ratio (based on total assets)	35.68%	13.40%	18.68%	24.67%

(1)
Excludes the gross amount of non-accrual loans of approximately $7.2 million at March 31, 2004.

        The following table sets forth our estimated net interest income over a twelve months period and NPV based on the indicated changes in market interest rates as of March 31, 2004. All assets presented in this table are held-to-maturity or available-for-sale. At March 31, 2004, we had no trading securities.

Change (in Basis Points)	Net Interest Income (next twelve months)	% Change	NPV	% Change
(Dollars in Thousands)
+200	$53,331	20.8%	$143,017	21.1%
+100	$48,639	10.2%	$131,717	11.5%
0	$44,131	—	$118,090	—
-100	$39,613	-10.2%	$101,953	-13.7%
-200	$32,239	-26.9%	$88,115	-25.4%

        As indicated above, the net interest income increases (decreases) as market interest rates rise (fall), since we are positively gapped by $142.8 million for a time horizon of one year. This is also due to the fact that a substantial portion of the interest earning assets reprice immediately after the rate change, that interest-bearing liabilities reprice slower than interest-earning assets and that interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The NPV increases (decreases) as the interest income increases (decreases) since the change in the cash flows has a greater impact on the change in the NPV than does the change in the discount rate.

        Management believes that the assumptions used by it to evaluate the vulnerability of our operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

        Our strategies in protecting both net interest income and economic value of equity from significant movements in interest rates involve restructuring our investment portfolio and using FHLB advances. We also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although we have not yet engaged in either of these activities, other than an interest rate swap agreement arranged in September 2003 on the notional amount of $3 million and subsequently terminated without any gain or loss recognized by mutual agreement between us and a brokerage company in January 2004.

Item 4.    Controls and Procedures

        Our Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rules 13a-14(c) and 15-d-14(c) as of a date within 90 days of the filing date of this report (the "Evaluation Date") have concluded that as of the Evaluation Date, our disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank and its consolidated subsidiaries would be made known to them by others within those entities, particularly during the period in which this annual report was being prepared. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

        There were no significant changes in our internal controls or in other factors that could significantly affect our internal controls subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such controls requiring corrective actions. As a result, we did not take any corrective actions.

PART II OTHER INFORMATION

Item 1    Legal Proceedings

        Reference is made to Item 3, Legal Proceedings, in our Annual Report on Form 10-K for the year ended December 31, 2003 for descriptions of our legal proceedings.

Item 2    Changes in Securities and Use of Proceeds

        During the quarter ended March 31, 2004, we issued 906,925 shares of common stock from the exercise of stock options, at an average exercise price of $1.34 per share. None of these shares have been registered. We believe that all of the foregoing issuances of securities were exempt from registration under the Securities Act.

Item 3    Defaults Upon Senior Securities

        Not applicable.

Item 4    Submission of Matters to a Vote of Security Holders

        None.

Item 5:    Other Information

        Not applicable.

Item 6    Exhibits and Reports on Form 8-K

  (a)
  Exhibits

Exhibit Table

Reference Number	Item
11	Statement Regarding Computation of Net Earnings per Share(1)
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(1)
The information required by this Exhibit is by reference from Note [3] of the Bank's Financial Statements included herein.

(b)
Reports on Form 8-K

        On January 21, 2004, we filed a Report on Form 8-K concerning an earnings release for the December 31, 2003 calendar quarter.

SIGNATURES

        Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WILSHIRE STATE BANK
Date: May 14, 2004
	By:	/s/ BRIAN E. CHO Brian E. Cho Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Table

Reference Number	Item
11	Statement Regarding Computation of Net Earnings per Share(1)
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(1)
The information required by this Exhibit is incorporated by reference from Note [3] of the Bank's Financial Statements included herein.

EXHIBIT 31.1

CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

        I, Soo Bong Min, Chief Executive Officer of Wilshire State Bank, certify that:

  1.
  I have reviewed this Quarterly Report on Form 10-Q of Wilshire State Bank;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  (a)
  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  (a)
  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

WILSHIRE STATE BANK
Date: May 14, 2004
	By:	/s/ SOO BONG MIN Soo Bong Min Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

        I, Brian E. Cho, Chief Financial Officer of Wilshire State Bank, certify that:

  1.
  I have reviewed this Quarterly Report on Form 10-Q of Wilshire State Bank;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  (a)
  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  (a)
  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

WILSHIRE STATE BANK
Date: May 14, 2004
	By:	/s/ BRIAN E. CHO Brian E. Cho Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF CEO AND CFO PURSUANT TO
18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Quarterly Report on Form 10-Q of Wilshire State Bank (the "Bank") for the quarterly period ended March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Soo Bong Min, as Chief Executive Officer of the Bank, and Brian E. Cho, as Chief Financial Officer of the Bank, each hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

  (1)
  The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  (2)
  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

WILSHIRE STATE BANK
Date: May 14, 2004
	By:	/s/ SOO BONG MIN Soo Bong Min Chief Executive Officer
Date: May 14, 2004
	By:	/s/ BRIAN E. CHO Brian E. Cho Chief Financial Officer

PART II

Information Not Required In Prospectus

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 317 of the California General Corporation Law (the "CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

        Section 204 of the CGCL provides that a corporation's articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors' liability for distributions, loans, and guarantees).

        Section 204 further provides that a corporation's articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation's shareholders for any violation of a director's fiduciary duty to the corporation or its shareholders.

        In accordance with Section 317, the Registrant's Articles of Incorporation (the "Articles") limit the liability of a director to the Registrant or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Registrant to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Registrants Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

        The indemnification provisions contained in Registrant's Bylaws are not exclusive of any other rights to which a person may be entitled under any statute, provision of the Articles, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. In addition, Registrant may maintain insurance on behalf of its directors and officers. The rights conferred to any person under the Bylaws with respect to indemnification continue as to a person who has ceased to be a director, officer, employee or other agent and inures to the benefit of such person's heirs, executors and administrators.

        The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, and the Bylaws and are qualified in their entirety by reference thereto.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits.

        The following is a complete list of exhibits filed as part of the Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the Registrant with the FDIC, as referenced below:

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger between the Registrant, Interim Wilshire Bancorp, Inc. and Wilshire State Bank (included as Annex A to the proxy statement/prospectus, which constitutes part of this Registration Statement)
3.1	Articles of Incorporation, as amended and restated
3.2	Bylaws, as amended and restated
4.1	Specimen of Common Stock Certificate *
4.2	Indenture of Subordinated Debentures(1)
4.3	Indenture by and between Wilshire Bancorp, Inc. and U.S. Bank National Association dated as of December 17, 2003(2)
5.1	Opinion of Jenkens & Gilchrist, P.C. regarding legality of shares being registered *
8.1	Form of Opinion of Jenkens & Gilchrist, P.C. regarding tax matters
10.1	Lease dated September 1, 1996 between the Bank and Wilmont, Inc. (Main Office—1st floor)(3)
10.2	Lease dated May 1, 1990 between the Bank and Western Properties Co., Ltd. (Western Branch)(3)
10.3	Lease dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(3)
10.4	Sublease dated June 20, 1997 between the Bank and Property Development Assoc. (Cerritos Branch)(3)
10.5	1997 Stock Option Plan of Wilshire State Bank(3)
10.6	Addendum to Downtown Branch Lease, dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(4)
10.7	Lease dated October 26, 1998 between the Bank and Union Square Limited Partnership. (Seattle Business Lending Office)(4)
10.8	Lease dated March 18, 1999 between the Bank and BGK Texas Property Management, Inc. (Dallas Business Lending Office)(5)
10.9	Lease dated February 4, 2000 between the Bank and Wilmont, Inc. (Commercial Loan Center and Corporate headquarter—14th floor)(6)
10.10	Lease dated July 18, 2000 between the Bank and 183 Townsend Corporation (San Jose Business Lending Office)(6)
10.11	Lease dated September 1, 2000 between the Bank and Joseph Hanasab (Gardena Office)(6)

10.12	Lease dated January 8, 2001 between the Bank and UNT Atia Co. II, a California general partnership (Rowland Heights Office)(6)
10.13	Sublease dated January 26, 2001 between the Bank and California Federal Bank, a federal savings bank (Valley Office)(6)
10.14	Employment Agreement for Soo Bong Min, Chief Executive Officer and President(2)
10.15	Sublease dated March 13, 2002 between the Bank and Assi Food International, Inc (Garden Grove Office)(7)
10.16	Lease dated October 3, 2002 between the Bank and Terok Management, Inc. (Mid-Wilshire Office)(7)
10.17	Survivor income plan and exhibit thereto (Split dollar agreement)(8)
10.18	Stock Purchase Agreement by and between Wilshire State Bank and Texas Bank dated January 29, 2004(2)
10.22	Form of Affiliate Agreement (included as Annex B to the proxy statement/prospectus which constitutes part of this Registration Statement)
11	Statement Regarding Computation of Net Earnings per Share(9)
21	Subsidiaries of the Registrant(2)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Jenkens & Gilchrist, P.C. (included in Exhibits 5.1 and 8.1 hereof)
24	Power of Attorney (included on the signature page of this Registration Statement) *
99	Form of proxy of Wilshire State Bank *

(1)
Filed as an Exhibit to the Bank's Form 10-Q, as filed with the FDIC on May 16, 2003.

(2)
Filed as an Exhibit to the Bank's Form 10-K, as filed with the FDIC on March 29, 2004.

(3)
Filed as an Exhibit to the Bank's Form 10-SB Registration Statement, as filed with the FDIC on August 7, 1998.

(4)
Filed as an Exhibit to the Bank's Form 10-KSB, as filed with the FDIC on March 30, 1999.

(5)
Filed as an Exhibit to the Bank's Form 10-KSB, as filed with the FDIC on April 5, 2000.

(6)
Filed as an Exhibit to the Bank's Form 10-KSB, as filed with the FDIC on March 29, 2001.

(7)
Filed as an Exhibit to the Bank's Form 10-K, as filed with the FDIC on March 31, 2003.

(8)
Filed as an Exhibit to the Bank's Form 10-Q, as filed with the FDIC on August 20, 2003.

(9)
The information required by this Exhibit is included in Note 2 to the financial statements of the Bank, as filed with the Bank's Form 10-K, as filed with the FDIC on March 29, 2004.

*
Previously filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger between the Registrant, Interim Wilshire Bancorp, Inc. and Wilshire State Bank (included as Annex A to the proxy statement/prospectus, which constitutes part of this Registration Statement)
3.1	Articles of Incorporation, as amended and restated
3.2	Bylaws, as amended and restated
4.1	Specimen of Common Stock Certificate *
4.2	Indenture of Subordinated Debentures(1)
4.3	Indenture by and between Wilshire Bancorp, Inc. and U.S. Bank National Association dated as of December 17, 2003(2)
5.1	Opinion of Jenkens & Gilchrist, P.C. regarding legality of shares being registered *
8.1	Form of Opinion of Jenkens & Gilchrist, P.C. regarding tax matters
10.1	Lease dated September 1, 1996 between the Bank and Wilmont, Inc. (Main Office—1st floor)(3)
10.2	Lease dated May 1, 1990 between the Bank and Western Properties Co., Ltd. (Western Branch)(3)
10.3	Lease dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(3)
10.4	Sublease dated June 20, 1997 between the Bank and Property Development Assoc. (Cerritos Branch)(3)
10.5	1997 Stock Option Plan of Wilshire State Bank(3)
10.6	Addendum to Downtown Branch Lease, dated February 3, 1997 between the Bank and Benlin Properties (Downtown Branch)(4)
10.7	Lease dated October 26, 1998 between the Bank and Union Square Limited Partnership. (Seattle Business Lending Office)(4)
10.8	Lease dated March 18, 1999 between the Bank and BGK Texas Property Management, Inc. (Dallas Business Lending Office)(5)
10.9	Lease dated February 4, 2000 between the Bank and Wilmont, Inc. (Commercial Loan Center and Corporate headquarter—14th floor)(6)
10.10	Lease dated July 18, 2000 between the Bank and 183 Townsend Corporation (San Jose Business Lending Office)(6)
10.11	Lease dated September 1, 2000 between the Bank and Joseph Hanasab (Gardena Office)(6)
10.12	Lease dated January 8, 2001 between the Bank and UNT Atia Co. II, a California general partnership (Rowland Heights Office)(6)
10.13	Sublease dated January 26, 2001 between the Bank and California Federal Bank, a federal savings bank (Valley Office)(6)
10.14	Employment Agreement for Soo Bong Min, Chief Executive Officer and President(2)

10.15	Sublease dated March 13, 2002 between the Bank and Assi Food International, Inc (Garden Grove Office)(7)
10.16	Lease dated October 3, 2002 between the Bank and Terok Management, Inc. (Mid-Wilshire Office)(7)
10.17	Survivor income plan and exhibit thereto (Split dollar agreement)(8)
10.18	Stock Purchase Agreement by and between Wilshire State Bank and Texas Bank dated January 29, 2004(2)
10.19	Form of Affiliate Agreement (included as Annex B to the proxy statement/prospectus which constitutes part of this Registration Statement)
11	Statement Regarding Computation of Net Earnings per Share(9)
21	Subsidiaries of the Registrant(2)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Jenkens & Gilchrist, P.C. (included in Exhibits 5.1 and 8.1 hereof)
24	Power of Attorney (included on the signature page of this Registration Statement) *
99	Form of proxy of Wilshire State Bank *

(1)
Filed as an Exhibit to the Bank's Form 10-Q, as filed with the FDIC on May 16, 2003.

(2)
Filed as an Exhibit to the Bank's Form 10-K, as filed with the FDIC on March 29, 2004.

(3)
Filed as an Exhibit to the Bank's Form 10-SB Registration Statement, as filed with the FDIC on August 7, 1998.

(4)
Filed as an Exhibit to the Bank's Form 10-KSB, as filed with the FDIC on March 30, 1999.

(5)
Filed as an Exhibit to the Bank's Form 10-KSB, as filed with the FDIC on April 5, 2000.

(6)
Filed as an Exhibit to the Bank's Form 10-KSB, as filed with the FDIC on March 29, 2001.

(7)
Filed as an Exhibit to the Bank's Form 10-K, as filed with the FDIC on March 31, 2003.

(8)
Filed as an Exhibit to the Bank's Form 10-Q, as filed with the FDIC on August 20, 2003.

(9)
The information required by this Exhibit is included in Note 2 to the financial statements of the Bank, as filed with the Bank's Form 10-K, as filed with the FDIC on March 29, 2004.

*
Previously filed as part of this Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on June 15, 2004.

WILSHIRE BANCORP, INC. a California corporation
By:	/s/ BRIAN E. CHO Brian E. Cho, Chief Financial Officer

        Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

* /s/ MEL ELLIOT Mel Elliot	Director	June 15, 2004
* /s/ LARRY D. GREENFIELD, M.D. Larry D. Greenfield, M.D.	Director	June 15, 2004
* /s/ SOO BONG MIN Soo Bong Min	President, Chief Executive Officer and Director	June 15, 2004
* /s/ KYU-HYUN KIM Kyu-Hyun Kim	Director	June 15, 2004
* /s/ STEVEN KOH Steven Koh	Chairman and Director	June 15, 2004
* /s/ RICHARD Y. LIM Richard Y. Lim	Director	June 15, 2004
* /s/ FRED F. MAUTNER Fred F. Mautner	Director	June 15, 2004

* /s/ YOUNG H. PAK Young H. Pak	Director	June 15, 2004
* /s/ HARRY SIAFARIS Harry Siafaris	Director	June 15, 2004
* /s/ FORREST I. STICHMAN Forrest I. Stichman	Director	June 15, 2004
* /s/ GAPSU KIM Gapsu Kim	Director	June 15, 2004
/s/ BRIAN E. CHO Brian E. Cho	Chief Financial Officer and Corporate Secretary	June 15, 2004
* /s/ BRIAN E. CHO By: Brian E. Cho Attorney-In-Fact		June 15, 2004

QuickLinks

Subject to completion, dated June 15, 2004 PROXY STATEMENT OF WILSHIRE STATE BANK
[WILSHIRE STATE BANK LOGO]
3200 Wilshire Blvd. Los Angeles, California 90010 (213) 387-3200
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON , 2004
Table of Contents
ANNEXES
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND REORGANIZATION
SUMMARY OF PROXY STATEMENT/PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE ANNUAL MEETING
PROPOSAL 1: PROPOSED REORGANIZATION INTO A BANK HOLDING COMPANY THE REORGANIZATION
THE AGREEMENT AND PLAN OF MERGER
INFORMATION ABOUT WILSHIRE STATE BANK
FISCAL 2003 OPTION VALUES
INFORMATION ABOUT WILSHIRE BANCORP, INC.
COMPARISON OF SHAREHOLDER RIGHTS
INFORMATION ABOUT INTERIM WILSHIRE BANCORP
PROPOSAL 2: ELECTION OF DIRECTORS
OTHER MATTERS
DEADLINE FOR RECEIPT OF SHAREHOLDER DIRECTOR NOMINATIONS AND OTHER PROPOSALS
NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FINANCIAL STATEMENTS
LEGAL MATTERS
EXPERTS
ANNEX A
AGREEMENT AND PLAN OF MERGER BY AND BETWEEN WILSHIRE STATE BANK Los Angeles, California and INTERIM WILSHIRE BANCORP, INC. Los Angeles, California AND JOINED IN BY WILSHIRE BANCORP, INC. Los Angeles, California Dated as of May 1, 2004
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
WITNESSETH
ANNEX B AFFILIATE AGREEMENT
ANNEX C WILSHIRE STATE BANK AUDIT COMMITTEE CHARTER
EXPLANATORY NOTE
PART I
  Item 1. Business
Risk Factors
  Item 2. Properties
  Item 3. Legal Proceedings
  Item 4. Submission of Matters to a Vote of Security Holders
PART II
  Item 5. Market for Registrant's Common Equity and Related Stockholder Matters
  Item 6. Selected Financial Data
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
Executive Overview
Critical Accounting Policies
Results of Operations
Distribution, Yield and Rate Analysis of Net Income
Rate/Volume Analysis of Net Interest Income
Noninterest Income (Dollars in thousands)
Noninterest Expense (Dollars in thousands)
Financial Condition
Distribution of Loans and Percentage Composition of Loan Portfolio
Loan Maturities and Repricing Schedule
Nonperforming Assets
Allowance for Loan Losses
Distribution and Percentage Composition of Allowance for Loan Losses
Investment Securities Portfolio
Investment Maturities and Repricing Schedule (Dollars in Thousands)
Average Deposits
Maturities of Time Deposits of $100,000 or More, at December 31, 2003 (Dollars in Thousands)
Interest Rate Sensitivity Analysis
  Item 8. Financial Statements and Supplementary Data
  Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
  Item 9A. Controls and Procedures
PART III
  Item 11. Executive Compensation
FISCAL 2003 OPTION VALUES
  Item 12. Security Ownership of Certain Beneficial Owners and Management
  Item 13. Certain Relationships and Related Transactions
  Item 14. Principal Accounting Fees and Services
PART IV
  Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K
Exhibit Table
SIGNATURES
EXHIBIT INDEX
  EXHIBIT 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO RULE 13A-14(A) OF THE EXCHANGE ACT
  EXHIBIT 31.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO RULE 13A-14(A) OF THE EXCHANGE ACT
  EXHIBIT 32.1
CERTIFICATION OF CEO AND CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
FORM 10-Q INDEX WILSHIRE STATE BANK
WILSHIRE STATE BANK Notes to Financial Statements (Unaudited)
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
Selected Financial Data
Executive Overview
Critical Accounting Policies
Results of Operations
Distribution, Yield and Rate Analysis of Net Interest Income
Rate/Volume Analysis of Net Interest Income
Noninterest Income (Dollars in thousands)
Noninterest Expense (Dollars in thousands)
Financial Condition
Distribution of Loans and Percentage Composition of Loan Portfolio
Loan Maturities and Repricing Schedule
Nonperforming Assets
Allowance for Loan Losses
Investment Securities Portfolio (Dollars in Thousands)
Investment Maturities and Repricing Schedule (Dollars in Thousands)
Average Deposits
Maturities of Time Deposits of $100,000 or More, at March 31, 2004 (Dollars in Thousands)
  Item 3. Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Sensitivity Analysis
  Item 4. Controls and Procedures
PART II OTHER INFORMATION
  Item 1 Legal Proceedings
  Item 2 Changes in Securities and Use of Proceeds
  Item 3 Defaults Upon Senior Securities
  Item 4 Submission of Matters to a Vote of Security Holders
  Item 5: Other Information
  Item 6 Exhibits and Reports on Form 8-K
Exhibit Table
SIGNATURES
INDEX TO EXHIBITS Exhibit Table
  EXHIBIT 31.1
CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
  EXHIBIT 31.2
CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
  EXHIBIT 32.1
CERTIFICATION OF CEO AND CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
PART II Information Not Required In Prospectus
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
EXHIBIT INDEX
  ITEM 22. UNDERTAKINGS
EXHIBIT INDEX
SIGNATURES